      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1997



                                                      REGISTRATION NO. 333-25513

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       to

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                          HCC INSURANCE HOLDINGS, INC.
             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

            DELAWARE                        76-0336636                          6331
(State or other jurisdiction of  (I.R.S. Employer Identification    (Primary Standard Industrial
 incorporation or organization)                No.)                 Classification Code Number)

                            13403 NORTHWEST FREEWAY
                           HOUSTON, TEXAS 77040-6094
                                 (713) 690-7300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 STEPHEN L. WAY
                            13403 NORTHWEST FREEWAY
                           HOUSTON, TEXAS 77040-6094
                                 (713) 690-7300
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   Copies to:

             ARTHUR S. BERNER, ESQ.                         ROBERT W. SMITH, JR., ESQ.
        WINSTEAD SECHREST & MINICK P.C.                       PIPER & MARBURY L.L.P.
             910 TRAVIS, SUITE 1700                            CHARLES CENTER SOUTH
              HOUSTON, TEXAS 77002                           36 SOUTH CHARLES STREET
                                                          BALTIMORE, MARYLAND 21201-3018

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective time of the Merger described in this Registration Statement.


     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                          HCC INSURANCE HOLDINGS, INC.

                                    FORM S-4

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                               LOCATION IN PROXY
                FORM S-4 ITEM NUMBER                         STATEMENT/PROSPECTUS
                --------------------                         --------------------
A.   INFORMATION ABOUT THE TRANSACTION
1.   Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus...  Forepart of Registration Statement; Outside
                                                    Front Cover Page
2.   Inside Front and Outside Back Cover Pages
       of Prospectus............................  Available Information; Documents
                                                  Incorporated by Reference; Table of
                                                    Contents
3.   Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information............  Summary; Risk Factors
4.   Terms of the Transaction...................  Summary; The Merger; Special Meetings of
                                                    Shareholders; Comparative Rights of
                                                    Shareholders
5.   Pro Forma Financial Information............  Summary; Unaudited Pro Forma Combined
                                                    Financial Information
6.   Material Contacts with the Company Being
       Acquired.................................  The Merger
7.   Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to Be Underwriters.......................  Inapplicable
8.   Interests of Named Experts and Counsel.....  Summary; Opinions of Financial Advisors
9.   Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................  Inapplicable
B.   INFORMATION ABOUT THE REGISTRANT
10.  Information with Respect to S-3
       Registrants..............................  Selected Business and Financial Information
                                                    With Respect to HCCH; HCCH Consolidated
                                                    Financial Data; HCCH Management's
                                                    Discussion and Analysis of Financial
                                                    Condition and Results of Operations
11.  Incorporation of Certain Information by
       Reference................................  Documents Incorporated by Reference
12.  Information with Respect to S-2 or S-3
       Registrants..............................  Inapplicable
13.  Incorporation of Certain Information by
       Reference................................  Inapplicable
14.  Information with Respect to Registrants
       Other Than S-3 or S-2 Registrants........  Inapplicable

                                                               LOCATION IN PROXY
                FORM S-4 ITEM NUMBER                         STATEMENT/PROSPECTUS
                --------------------                         --------------------
C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15.  Information with Respect to S-3
       Companies................................  Selected Business and Financial Information
                                                    With Respect to AVEMCO; AVEMCO Selected
                                                    Consolidated Financial Data; AVEMCO
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations
16.  Information with Respect to S-2 or S-3
       Companies................................  Inapplicable
17.  Information with Respect to Companies Other
       Than S-3 or S-2 Companies................  Inapplicable

D.   VOTING AND MANAGEMENT INFORMATION
18.  Information if Proxies, Consents or
       Authorization are to be Solicited........  Outside Front Cover Page; Documents
                                                    Incorporated by Reference; Summary;
                                                    Special Meetings of Shareholders; The
                                                    Merger; Security Ownership
19.  Information if Proxies, Consents or
       Authorizations are not to be Solicited,
       or in an Exchange Offer..................  Inapplicable

                          HCC INSURANCE HOLDINGS, INC.
                            13403 NORTHWEST FREEWAY
                           HOUSTON, TEXAS 77040-6094


                                  May 14, 1997


Dear Shareholder:


     A Special Meeting of Shareholders (the "HCCH Meeting") of HCC Insurance Holdings, Inc., a Delaware corporation ("HCCH"), will be held at 9:00 a.m., local time, on June 13, 1997 at HCCH's corporate headquarters, 13403 Northwest Freeway, Houston, Texas 77040-6094.


     At the HCCH Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of February 28, 1997 (the "Plan of Reorganization"), among HCCH, Merger Sub #4, Inc., a Delaware corporation and a wholly owned subsidiary of HCCH ("Merger Sub"), and AVEMCO Corporation, a Delaware corporation ("AVEMCO"). Under the Plan of Reorganization, Merger Sub will be merged with and into AVEMCO (the "Merger"), AVEMCO will be the surviving corporation of the Merger and continue as a wholly owned subsidiary of HCCH, and the shareholders of AVEMCO will receive shares of HCCH Common Stock in exchange for their shares of AVEMCO Common Stock on a one-for-one basis (the "Exchange Ratio").

     After careful consideration and the receipt of a written opinion from Smith Barney Inc., HCCH's financial advisor, dated February 17, 1997 (which opinion was subsequently confirmed by delivery of a written opinion dated the date of this Proxy Statement/Prospectus), to the effect that as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to HCCH, your Board of Directors has approved the Plan of Reorganization and the transactions provided for therein and has concluded that they are in the best interests of HCCH and its shareholders. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THAT THE SHAREHOLDERS OF HCCH APPROVE THE PLAN OF REORGANIZATION AND THE MERGER.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus relating to the actions to be taken by HCCH shareholders at the HCCH Meeting, and a proxy. The Proxy Statement/Prospectus more fully describes the Plan of Reorganization and the proposed Merger and includes information about HCCH and AVEMCO.

     All shareholders of HCCH are cordially invited to attend the HCCH Meeting in person. However, whether or not you plan to attend the HCCH Meeting, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. If you attend the HCCH Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the HCCH Meeting.

                                          Sincerely,

                                          /s/ Stephen L. Way

                                          --------------------------------------
                                          Stephen L. Way
                                          Chairman of the Board
                                          and Chief Executive Officer

                          HCC INSURANCE HOLDINGS, INC.
                            13403 NORTHWEST FREEWAY
                           HOUSTON, TEXAS 77040-6094
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 13, 1997

                            ------------------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "HCCH Meeting") of HCC Insurance Holdings, Inc., a Delaware corporation ("HCCH"), will be held at 9:00 a.m., local time, on June 13, 1997, at HCCH's corporate headquarters, 13403 Northwest Freeway, Houston, Texas 77040-6094 for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization dated as of February 28, 1997 (the "Plan of Reorganization") among HCCH, Merger Sub #4, Inc., a wholly owned subsidiary of HCCH ("Merger Sub"), and AVEMCO Corporation ("AVEMCO"). Under the Plan of Reorganization: (a) Merger Sub will be merged with and into AVEMCO with AVEMCO being the surviving corporation and a wholly owned subsidiary of HCCH (the "Merger"); (b) each outstanding share of Common Stock of AVEMCO, par value $.10 per share (the "AVEMCO Common Stock") outstanding immediately before the Merger, will be converted into one share of Common Stock of HCCH, par value $1.00 per share (the "HCCH Common Stock"); (c) the shareholders of AVEMCO will receive shares of HCCH Common Stock equal to the number of shares of AVEMCO Common Stock they hold and
     (d) each outstanding option to acquire shares of AVEMCO Common Stock will be converted into an option to acquire an equal number of shares of HCCH Common Stock. If at any time before the closing of the Merger the average closing price per share of the HCCH Common Stock, as calculated by dividing by ten the sum of the closing sale prices per share reported on the New York Stock Exchange for each of the ten consecutive trading days preceding the date of any such determination, is less than $23.00, AVEMCO has the right to terminate the Plan of Reorganization by notifying HCCH within 72 hours of the date on which any such average closing price is below $23.00. Failure to notify HCCH waives such right of termination with respect to any such ten-day period, but not with respect to any other ten-day period. Because each outstanding share of AVEMCO Common Stock will be exchanged for one share of HCCH Common Stock, and there are no fractional shares of AVEMCO Common Stock presently outstanding, no fractional shares of HCCH Common Stock will be issued pursuant to the Merger. Based on the 9,119,412 shares, excluding treasury shares but including outstanding options, of AVEMCO Common Stock outstanding as of April 24, 1997 (the "HCCH Record Date") and assuming all outstanding options are exercised, the holders of AVEMCO Common Stock would receive 9,119,412 shares of HCCH Common Stock, representing approximately 20.1% of the shares of HCCH Common Stock outstanding immediately after consummation of the Merger.

          2. To transact such other business as may properly come before the HCCH Meeting or any adjournments or postponements thereof.

     The Merger is more fully described in, and the Plan of Reorganization in its entirety is annexed to, the attached Proxy Statement/Prospectus.

     Only shareholders of record of HCCH Common Stock at the close of business on the HCCH Record Date are entitled to notice of, and to vote at, the HCCH Meeting or any adjournments or postponements thereof. Approval of the Plan of Reorganization and the Merger require the affirmative vote of the holders of a majority of the shares of HCCH Common Stock present in person or by proxy at the HCCH Meeting as long as at such HCCH Meeting holders of at least 50% of the outstanding shares entitled to vote with respect to the Merger are present in person or by proxy. The directors and executive officers of HCCH, who beneficially owned 11,141,466 shares of HCCH Common Stock on the HCCH Record Date or approximately 30.8% in the aggregate of all shares of HCCH Common Stock outstanding on the HCCH Record Date, have indicated that they intend to vote all of their shares in favor of such approval and adoption.

THE HCCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION AND THE MERGER.

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE HCCH MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE HCCH MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                                          By Order of The Board of Directors

                                          /s/ Frank J. Bramanti

                                          --------------------------------------
                                          Frank J. Bramanti
                                          Secretary

Houston, Texas

May 14, 1997

                               AVEMCO CORPORATION
                 FREDERICK MUNICIPAL AIRPORT, 411 AVIATION WAY
                           FREDERICK, MARYLAND 21701


                                  May 14, 1997


Dear Shareholder:


     A Special Meeting of Shareholders (the "AVEMCO Meeting") of AVEMCO Corporation, a Delaware corporation ("AVEMCO"), will be held at 10:00 a.m., local time, on June 13, 1997 at AVEMCO's corporate headquarters, Frederick Municipal Airport, 411 Aviation Way, Frederick, Maryland 21701.


     At the AVEMCO Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of February 28, 1997 (the "Plan of Reorganization"), among AVEMCO, HCC Insurance Holdings, Inc., a Delaware corporation ("HCCH"), and Merger Sub #4, Inc., a Delaware corporation and a wholly owned subsidiary of HCCH ("Merger Sub"). Under the Plan of Reorganization, Merger Sub will be merged with and into AVEMCO (the "Merger"), AVEMCO will be the surviving corporation of the Merger and continue as a wholly owned subsidiary of HCCH, and the shareholders of AVEMCO will receive shares of HCCH Common Stock in exchange for their shares of AVEMCO Common Stock on a one-for-one basis (the "Exchange Ratio").

     After careful consideration and the receipt of a written opinion from Alex. Brown & Sons Incorporated, AVEMCO's financial advisor dated February 24, 1997 (which opinion was subsequently confirmed by delivery of a written opinion dated the date of this Proxy Statement/Prospectus) to the effect that as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio is fair to the AVEMCO shareholders from a financial point of view, your Board of Directors has approved the Plan of Reorganization and the transactions provided for therein and has concluded that they are in the best interests of AVEMCO and its shareholders. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THAT THE SHAREHOLDERS OF AVEMCO APPROVE THE PLAN OF REORGANIZATION AND THE MERGER.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus relating to the actions to be taken by AVEMCO shareholders at the AVEMCO Meeting, and a proxy. The Proxy Statement/Prospectus more fully describes the Plan of Reorganization and the proposed Merger and includes information about AVEMCO and HCCH.

     All shareholders of AVEMCO are cordially invited to attend the AVEMCO Meeting in person. However, whether or not you plan to attend the AVEMCO Meeting, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. If you attend the AVEMCO Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the AVEMCO Meeting.

                                          Sincerely,

                                          /s/ William P. Condon

                                          --------------------------------------
                                          William P. Condon
                                          Chairman of the Board

                                          /s/ John F. Shettle, Jr.

                                          --------------------------------------
                                          John F. Shettle, Jr.
                                          President and Chief Executive Officer

                               AVEMCO CORPORATION
                 FREDERICK MUNICIPAL AIRPORT, 411 AVIATION WAY
                           FREDERICK, MARYLAND 21701
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 13, 1997

                            ------------------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "AVEMCO Meeting") of AVEMCO Corporation, a Delaware corporation ("AVEMCO"), will be held at 10:00 a.m., local time, on June 13, 1997, at AVEMCO's corporate headquarters, Frederick Municipal Airport, 411 Aviation Way, Frederick, Maryland 21701 for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization dated as of February 28, 1997 (the "Plan of Reorganization") among AVEMCO, HCC Insurance Holdings, Inc., a Delaware corporation ("HCCH"), and Merger Sub #4, Inc., a wholly owned subsidiary of HCCH ("Merger Sub"). Under the Plan of Reorganization: (a) Merger Sub will be merged with and into AVEMCO with AVEMCO being the surviving corporation and a wholly owned subsidiary of HCCH (the "Merger");
     (b) each outstanding share of Common Stock of AVEMCO, par value $.10 per share (the "AVEMCO Common Stock") outstanding immediately prior to the Merger, will be converted into one share of Common Stock of HCCH, par value $1.00 per share (the "HCCH Common Stock"); (c) the shareholders of AVEMCO will receive shares of HCCH Common Stock equal to the number of shares of AVEMCO Common Stock they hold and (d) each outstanding option to acquire shares of AVEMCO Common Stock will be converted into an option to acquire an equal number of shares of HCCH Common Stock. If at any time before the closing of the Merger the average closing price per share of the HCCH Common Stock, as calculated by dividing by ten the sum of the closing sales prices per share reported on the New York Stock Exchange for each of the ten consecutive trading days preceding the date of any such determination, is less than $23.00, AVEMCO has the right to terminate the Plan of Reorganization by notifying HCCH within 72 hours of the date on which any such average closing price is below $23.00. Failure to so notify HCCH waives such right of termination with respect to any such ten-day period, but not with respect to any other ten-day period. Because each outstanding share of AVEMCO Common Stock will be exchanged for one share of HCCH Common Stock and there are no fractional shares of AVEMCO Common Stock presently outstanding, no fractional shares of HCCH Common Stock will be issued pursuant to the Merger. Based on the 9,119,412 shares, excluding treasury shares but including outstanding options, of AVEMCO Common Stock outstanding as of April 28, 1997 (the "AVEMCO Record Date") and assuming all outstanding options are exercised, the holders of AVEMCO Common Stock would receive 9,119,412 shares of HCCH Common Stock, representing approximately 20.1% of the shares of HCCH Common Stock outstanding immediately after consummation of the Merger.

          2. To transact such other business as may properly come before the AVEMCO Meeting or any adjournments or postponements thereof.

     The Merger is more fully described in, and the Plan of Reorganization in its entirety is annexed to, the attached Proxy Statement/Prospectus.


     Only shareholders of record of AVEMCO Common Stock at the close of business on the AVEMCO Record Date are entitled to notice of, and to vote at, the AVEMCO Meeting or any adjournments or postponements thereof. Approval of the Plan of Reorganization and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of AVEMCO Common Stock. The directors and executive officers of AVEMCO, who beneficially owned 1,600,237 shares of AVEMCO Common Stock on the AVEMCO Record Date (which includes 255,250 shares subject to outstanding stock options exercisable within 60 days of the AVEMCO Record Date and 855,500 shares owned directly or indirectly by Markel

Corporation, a publicly held corporation, beneficial ownership of which shares is disclaimed by Steven A. Markel, a director of AVEMCO and Vice Chairman of Markel Corporation) or approximately 18.5% in the aggregate of all shares of AVEMCO Common Stock outstanding on the AVEMCO Record Date, have indicated that they intend to vote all of their shares in favor of such approval and adoption.

THE AVEMCO BOARD OF DIRECTORS BELIEVES THE MERGER IS IN THE BEST INTERESTS OF AVEMCO'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION AND THE MERGER.

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE AVEMCO MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE AVEMCO MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

     SHAREHOLDERS SHOULD NOT DELIVER ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Thomas H. Chero
                                          --------------------------------------
                                          Thomas H. Chero
                                          Secretary

Frederick, Maryland

May 14, 1997

           HCC INSURANCE HOLDINGS, INC.                             AVEMCO CORPORATION
             13403 NORTHWEST FREEWAY                           FREDERICK MUNICIPAL AIRPORT,
            HOUSTON, TEXAS 77040-6094                                411 AVIATION WAY
                                                                FREDERICK, MARYLAND 21701
             ------------------------                            ------------------------
            PROXY STATEMENT/PROSPECTUS                               PROXY STATEMENT
             ------------------------                            ------------------------
         9,119,412 SHARES OF COMMON STOCK
                                                             SPECIAL MEETING OF SHAREHOLDERS
         SPECIAL MEETING OF SHAREHOLDERS                              JUNE 13, 1997
                  JUNE 13, 1997


                            ------------------------

THE MATTERS SET FORTH BELOW ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY
STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING ON PAGE 22 HEREOF.
                            ------------------------

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
 HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


     This joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the shareholders of HCC Insurance Holdings, Inc., a Delaware corporation ("HCCH"), in connection with the solicitation of proxies by the HCCH Board of Directors (the "HCCH Board") for use at the Special Meeting of Shareholders of HCCH (the "HCCH Meeting") to be held at 9:00 a.m., local time, on June 13, 1997, at HCCH's corporate headquarters, 13403 Northwest Freeway, Houston, Texas 77040-6094 (and at any adjournments or postponements of the HCCH Meeting) and to the shareholders of AVEMCO Corporation, a Delaware corporation ("AVEMCO"), in connection with the solicitation of proxies by the AVEMCO Board of Directors (the "AVEMCO Board") for use at the Special Meeting of Shareholders of AVEMCO (the "AVEMCO Meeting") to be held at 10:00 a.m., local time, on June 13, 1997, at AVEMCO's corporate headquarters, Frederick Municipal Airport, 411 Aviation Way, Frederick, Maryland 21701 (and at any adjournments or postponements of the AVEMCO Meeting). At such meetings, the shareholders of HCCH and the shareholders of AVEMCO will be asked to approve the Plan of Reorganization, the Merger and the transactions to be consummated pursuant thereto.


     This Proxy Statement/Prospectus also constitutes the prospectus of HCCH for use in connection with the offer and issuance of shares of common stock of HCCH, par value $1.00 per share (the "HCCH Common Stock"), pursuant to the Agreement and Plan of Reorganization dated as of February 28, 1997 (the "Plan of Reorganization") among HCCH, Merger Sub #4, Inc., a Delaware corporation and a wholly owned subsidiary of HCCH ("Merger Sub"), and AVEMCO. A copy of the Plan of Reorganization is attached hereto as Annex A. As a result of the Merger, Merger Sub will disappear as a separate corporate entity, AVEMCO will continue as the surviving corporation and the business of AVEMCO will

                                                        (Continued on next page)


          The date of this Proxy Statement/Prospectus is May 14, 1997.

(Continued from previous page)

continue as part of HCCH in the form of a wholly owned subsidiary of HCCH, each then outstanding share of common stock, par value $1.00 per share, of Merger Sub will be converted into one share of common stock, par value $.10 per share, of AVEMCO (the "AVEMCO Common Stock"), each share, excluding treasury shares, of AVEMCO Common Stock outstanding immediately prior to the Merger will be converted into the right to receive one share of HCCH Common Stock and each outstanding option to acquire shares of AVEMCO Common Stock will be converted into an option to acquire an equal number of shares of HCCH Common Stock. If at any time before the closing of the Merger the average closing price per share of the HCCH Common Stock, as calculated by dividing by ten the sum of the closing sales prices per share reported on the New York Stock Exchange (the "NYSE") for each of the ten consecutive trading days preceding the date of any such determination is less than $23.00, AVEMCO has the right to terminate the Plan of Reorganization by notifying HCCH within 72 hours of the date on which any such average closing price is below $23.00. Failure to so notify HCCH waives such right of termination with respect to any such ten-day period, but not with respect to any other ten-day period. Because each outstanding share of AVEMCO Common Stock will be exchanged for one share of HCCH Common Stock and there are no fractional shares of AVEMCO Common Stock presently outstanding, no fractional shares of HCCH Common Stock will be issued pursuant to the Merger. Based on the 9,119,412 shares, excluding treasury shares but including outstanding options, of AVEMCO Common Stock outstanding on April 28, 1997 (the "AVEMCO Record Date") and assuming all outstanding options are exercised, holders of AVEMCO Common Stock would receive 9,119,412 shares of HCCH Common Stock, representing approximately 20.1% of the shares of HCCH Common Stock outstanding immediately after consummation of the Merger.


     On the AVEMCO Record Date, the closing sale price per share of HCCH Common Stock on the NYSE was $24.625 and the closing sale price per share of AVEMCO Common Stock on the NYSE was $23.375.



     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of HCCH and AVEMCO on or about May 14, 1997.

     NO PERSON HAS BEEN AUTHORIZED BY HCCH OR AVEMCO TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HCCH OR AVEMCO. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

     THE INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) HEREIN WITH RESPECT TO HCCH AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY HCCH. THE INFORMATION CONTAINED (OR INCORPORATED BY REFERENCE) HEREIN WITH RESPECT TO AVEMCO AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY AVEMCO.

     TO THE EXTENT THAT FORWARD-LOOKING STATEMENTS APPEAR OR ARE DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, ARE INCORPORATED BY REFERENCE HEREIN, OR ARE MADE IN CONNECTION WITH THE OPINION OF THE FINANCIAL ADVISOR TO THE HCCH BOARD OR THE FINANCIAL ADVISOR TO THE AVEMCO BOARD AND REFERRED TO HEREIN, THEY ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH
FORWARD - LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION, UNCERTAINTY AS TO HCCH'S AND AVEMCO'S FUTURE PROFITABILITY, RISKS RELATING TO DEPENDENCE UPON MATERIAL CONTRACTS, ABILITY TO CEDE REINSURANCE RISK, ADEQUACY OF LOSS RESERVES, DEPENDENCE UPON KEY PERSONNEL, ABILITY TO INTEGRATE THE OPERATIONS OF HCCH AND AVEMCO AND ACHIEVE EXPECTED SYNERGIES, REGULATORY AND LICENSING REQUIREMENTS, RISKS OF FOREIGN OPERATIONS, AS WELL AS GENERAL MARKET CONDITIONS AND COMPETITION. PLEASE REFER TO THE SECURITIES AND EXCHANGE COMMISSION FILINGS OF HCCH AND AVEMCO INCORPORATED BY REFERENCE HEREIN, COPIES OF WHICH ARE AVAILABLE FROM HCCH OR AVEMCO WITHOUT CHARGE, FOR FURTHER INFORMATION. SEE "RISK FACTORS."

                             AVAILABLE INFORMATION

     HCCH and AVEMCO are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). These materials may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web site that contains reports, proxy statements, and other information regarding companies (including HCCH and AVEMCO) that file electronically with the SEC (http://www.sec.gov).

The shares of HCCH Common Stock and AVEMCO Common Stock are listed on the NYSE and the periodic reports, proxy statements and other information filed by HCCH and AVEMCO with the SEC may therefore also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Under the rules and regulations of the SEC, the issuance of shares of HCCH Common Stock pursuant to the Plan of Reorganization and the Merger constitutes an offering of the HCCH Common Stock. Accordingly, HCCH has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering (the "Registration Statement"). This Proxy Statement/Prospectus constitutes the prospectus of HCCH that is filed as part of such Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO HCCH AND AVEMCO WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO HCCH OR AVEMCO, RESPECTIVELY (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF HCCH COMMON STOCK OR AVEMCO COMMON STOCK, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM, WITH RESPECT TO HCCH, HCC INSURANCE HOLDINGS, INC., 13403 NORTHWEST FREEWAY, HOUSTON, TEXAS 77040, ATTN: FRANK J. BRAMANTI, SECRETARY, TELEPHONE:
(713) 690-7300 OR, WITH RESPECT TO AVEMCO, AVEMCO CORPORATION, FREDERICK MUNICIPAL AIRPORT, 411 AVIATION WAY, FREDERICK, MARYLAND 21701, ATTN: THOMAS H. CHERO, SECRETARY, TELEPHONE: (301) 694-5700. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JUNE 7, 1997. Copies of documents that are requested will be sent by first-class mail, postage paid, within one business day after the receipt of such request.


     The following HCCH documents filed with the SEC are incorporated by reference herein:

     1. Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-13790) (the "HCCH 1996 10-K").

     2. The portions of the Proxy Statement for the annual meeting of shareholders to be held on May 22, 1997 that have been incorporated by reference in the HCCH 1996 10-K.

     3. Current reports on Form 8-K filed on January 21, 1997 and March 6, 1997.

     4. The description of the HCCH Common Stock contained in the Registration Statement on Form 8-A dated October 27, 1992.

     The following AVEMCO documents filed with the SEC are incorporated by reference herein:

     1. Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-6271) (the "AVEMCO 1996 10-K").

     2. Current reports on Form 8-K filed January 22, 1997 and March 6, 1997.

     All documents filed by HCCH and AVEMCO pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and before the date of the HCCH Meeting and the AVEMCO Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in this Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statements that are modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     This Proxy Statement/Prospectus does not contain all of the information contained in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information with respect to HCCH and the HCCH Common Stock, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected, at the addresses set forth above, at the NYSE or at the SEC's offices, without charge, or copies of which may be obtained from the SEC upon payment of the prescribed fees. Statements contained in this Proxy Statement/Prospectus as to the contents of any document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................     2
DOCUMENTS INCORPORATED BY REFERENCE.........................     4
SUMMARY.....................................................     7
  The Companies.............................................     7
  HCCH Summary Financial Data...............................     9
  AVEMCO Summary Financial Data.............................    10
  HCCH and AVEMCO Unaudited Selected Pro Forma Combined
     Financial Data.........................................    11
  The Special Meetings......................................    12
  Risk Factors..............................................    13
  The Merger................................................    13
  Reasons for the Merger....................................    17
  Recommendations of HCCH's and AVEMCO's Boards of
     Directors..............................................    17
  Opinions of Financial Advisors............................    17
  Certain Federal Income Tax Consequences...................    18
  Accounting Treatment......................................    18
  Resale of HCCH Common Stock...............................    18
  Appraisal and Dissenters' Rights..........................    18
  Regulatory Approvals......................................    18
  Related Agreements........................................    19
  Merger Expenses and Fees and Other Costs..................    19
  Comparative Market Prices.................................    19
RISK FACTORS................................................    22
  Uncertainties Relating to Effects of the Merger...........    22
  Risks Relating to HCCH and AVEMCO.........................    23
  Forward-Looking Statements................................    27
SPECIAL MEETINGS OF SHAREHOLDERS............................    29
  The HCCH Meeting..........................................    29
  The AVEMCO Meeting........................................    30
THE MERGER..................................................    31
  Background of the Merger..................................    31
  General...................................................    34
  Effects of the Merger; Conversion of Shares...............    34
  Exchange of Shares........................................    35
  Reasons for the Merger....................................    35
  Interests of Certain Persons in the Merger................    38
  Opinions of Financial Advisors............................    39
  Regulatory Approvals......................................    48
  Resale of HCCH Common Stock...............................    50
  Affiliates' Agreements....................................    50
  Stock Options.............................................    50
  Certain Terms of the Plan of Reorganization...............    50
  Certain Federal Income Tax Matters........................    53
  Accounting Treatment......................................    54
  Appraisal and Dissenters' Rights..........................    54
  Merger Expense and Fees and Other Costs...................    54
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........    55
  Unaudited Pro Forma Combined Balance Sheet................    56
  Unaudited Pro Forma Combined Statements of Earnings.......    57
  Notes to Unaudited Pro Forma Combined Financial
     Information............................................    59
SELECTED BUSINESS AND FINANCIAL INFORMATION WITH RESPECT TO
  HCCH......................................................    60
  Business of HCCH..........................................    60
  Management of HCCH........................................    61
HCCH SELECTED CONSOLIDATED FINANCIAL DATA...................    62
HCCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    64

                                                              PAGE
                                                              ----
SELECTED BUSINESS AND FINANCIAL INFORMATION WITH RESPECT TO
  AVEMCO....................................................    70
  Business of AVEMCO........................................    70
  Management of AVEMCO......................................    72
AVEMCO SELECTED CONSOLIDATED FINANCIAL DATA.................    73
AVEMCO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    74
SECURITY OWNERSHIP..........................................    81
  HCCH After the Merger.....................................    81
  Principal Shareholders of HCCH............................    81
  Principal Shareholders of AVEMCO..........................    82
DESCRIPTION OF HCCH CAPITAL STOCK...........................    83
  General...................................................    83
  Delaware's Anti-Takeover Law..............................    83
  Transfer Agent and Registrar..............................    83
  Listing...................................................    83
COMPARATIVE RIGHTS OF SHAREHOLDERS..........................    83
  Special Vote Required for Certain Combinations............    84
  Vote Required to Amend Certificate of Incorporation and
     Bylaws.................................................    85
  Removal of Directors......................................    85
  Shareholder Consent in Lieu of Meeting....................    85
  Director Qualification and Number.........................    85
  Power to Call Special Meetings of Shareholders............    86
  Classified Board of Directors.............................    86
LEGAL MATTERS...............................................    86
SHAREHOLDER PROPOSALS.......................................    86
INDEPENDENT ACCOUNTANTS.....................................    86
EXPERTS.....................................................    86
OTHER MATTERS...............................................    87
GLOSSARY OF SELECTED TERMS..................................    88
INDEX TO FINANCIAL STATEMENTS OF HCCH AND AVEMCO............   F-1
  HCCH Financial Statements.................................   F-2
  AVEMCO Financial Statements...............................  F-31
APPENDIX A: AGREEMENT AND PLAN OF REORGANIZATION............   A-1
APPENDIX B: OPINION OF SMITH BARNEY INC.....................   B-1
APPENDIX C: OPINION OF ALEX. BROWN & SONS INCORPORATED......   C-1
APPENDIX D: HCCH RESTATED CERTIFICATE OF INCORPORATION......   D-1
APPENDIX E: HCCH BYLAWS.....................................   E-1

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. The summary does not contain a complete description of the terms of the Plan of Reorganization or the Merger and is qualified in its entirety by reference to the full text of this Proxy Statement/Prospectus and the Appendices hereto. Shareholders of HCCH and shareholders of AVEMCO are urged to read this Proxy Statement/Prospectus and the Appendices in their entirety. All information contained in this Proxy Statement/Prospectus relating to HCCH and Merger Sub has been supplied by HCCH, and all information relating to AVEMCO has been supplied by AVEMCO. For definitions of certain terms used herein, see "Glossary of Selected Terms." All share and per share data relating to HCCH set forth in this Proxy Statement/Prospectus reflects the effect of a 3-for-2 split of HCCH Common Stock on March 31, 1994 and a further 5-for-2 split on April 30, 1996.

THE COMPANIES

     HCCH. HCC Insurance Holdings, Inc. and its subsidiaries (collectively, "HCCH") provide specialized property and casualty insurance to commercial customers, underwritten on both a direct and a reinsurance basis, and, to a lesser extent, insurance agency services. HCCH's principal insurance company subsidiary is Houston Casualty Company, which operates in both domestic and international markets. HCCH's principal insurance agency subsidiary is LDG Management Company Incorporated ("LDG"). HCCH's underwriting activities are focused on providing aviation, marine, offshore energy, property and accident and health insurance on a worldwide basis, as well as international reinsurance on these same lines of business. HCCH also specializes in marketing and servicing complicated, high value, structured insurance and reinsurance programs placed on behalf of domestic and foreign clients which cover large, ocean marine fleets; complex, multinational energy and industrial businesses; international aviation operations; large, international property accounts and a variety of accident and health related risks. HCCH derives substantially the same amount of its business from domestic as from international operations. HCCH operates primarily on a surplus lines or non-admitted basis and is licensed in Texas and Oklahoma.

     HCCH's operating philosophy is to maximize underwriting profit, both for itself and for the insurance and reinsurance companies for which it provides underwriting management, marketing and related services, while preserving the integrity of shareholders' equity. HCCH concentrates its underwriting in selected, narrowly defined lines of business in which it believes there is a substantial opportunity to achieve underwriting profits. In addition to acting as a reinsurance underwriting manager, HCCH purchases a substantial amount of reinsurance to limit its net loss from both individual and catastrophic risks. HCCH believes its operational flexibility, experienced underwriting personnel and access to, and expertise in, the reinsurance marketplace enable HCCH to implement its strategies of emphasizing more profitable lines of business during periods of increased premium rates, de-emphasizing less profitable lines of business during periods of severe competition and offering reinsurance capacity to meet market opportunities, together with providing quality underwriting, management decision-making and support and resources for the development of new reinsurance products.

     At December 31, 1996, HCCH had approximately 331 employees. HCCH's principal executive offices are located at 13403 Northwest Freeway, Houston, Texas 77040-6094, and its telephone number is (713) 690-7300.

     AVEMCO. AVEMCO Corporation ("AVEMCO") and its subsidiaries (collectively, the "AVEMCO Group") provide specialized property and casualty insurance products and services, principally involving aviation. Non-aviation specialty lines include lenders single interest, short-term health and pleasure marine. Insurance products are distributed on a direct basis nationally and in Canada (except Quebec) and through agency and brokerage networks nationwide. The AVEMCO Group's insurance services businesses offer AVEMCO opportunities to generate additional specialty insurance premiums by providing claims management and related subrogation and salvage services, short-term health and travel insurance programs, administration and availability of short-term health programs primarily for foreign students resident in the United States, worldwide multilingual emergency assistance services for individuals who become ill or are injured while travelling abroad and computer software and related products and services for property and casualty insurance companies in the United States.

     At December 31, 1996, the AVEMCO Group had approximately 482 employees. AVEMCO's principal executive offices are located at Frederick Municipal Airport, 411 Aviation Way, Frederick, Maryland 21701, and its telephone number is (301) 694-5700.

     Merger Sub. Merger Sub was incorporated in Delaware in 1996. Merger Sub has minimal assets and no business and has carried on no activities that are not directly related to its formation and its execution of the Plan of Reorganization. The mailing address of Merger Sub is 13403 Northwest Freeway, Houston, Texas 77040-6094 and its telephone number is (713) 690-7300.

                         HCCH SUMMARY FINANCIAL DATA(1)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                   Set forth below are summary historical financial data of HCCH. The information as of and for each of the years in the five-year period ended December 31, 1996 is derived from HCCH's historical audited consolidated financial statements. The following data should be read in conjunction with the Consolidated Financial Statements and Notes thereto of HCCH included elsewhere in this Proxy Statement/Prospectus.


                                                        FOR THE YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------------
                                            1996         1995        1994(2)       1993         1992
                                          ---------    ---------    ---------    ---------    --------
STATEMENT OF EARNINGS DATA:
  Gross written premium.................  $ 230,755    $ 238,958    $ 192,878    $ 123,650    $ 74,942
  Net written premium...................     96,776       98,786       59,694       38,556      25,102
  Net earned premium....................     93,314       80,011       46,834       32,663      24,483
  Fee and commission income.............     38,462       32,887       28,456       24,073      16,998
  Net investment income.................     15,372       13,250        9,533        5,454       2,814
  Total revenue.........................    152,245      127,209       85,505       63,139      44,312
  Loss and LAE..........................     51,242       49,769       29,588       21,210      16,834
  Net earnings..........................  $  29,298    $  24,337    $  15,268    $  12,688       5,290
                                          =========    =========    =========    =========
  Increase in redemption value of
    redeemable common stock(3)..........                                                        (1,124)
                                                                                              --------
  Net earnings applicable to
    nonredeemable common stock(3).......                                                      $  4,166
                                                                                              ========
  Primary earnings per share applicable
    to nonredeemable common stock(3)....  $    0.81    $    0.75    $    0.55    $    0.53    $   0.28
                                          =========    =========    =========    =========    ========
  Dividends per share...................  $    0.06
                                          =========
PRO FORMA INFORMATION:(4)
    Net earnings........................  $  41,505
                                          =========
    Earnings per share..................  $    1.15
                                          =========
OPERATING RATIOS:(5)
  Loss ratio............................       56.4%        63.4%        64.6%        66.7%       66.2%
  Expense ratio.........................       15.6         11.5         10.2         14.4        21.7
                                          ---------    ---------    ---------    ---------    --------
  Combined ratio........................       72.0%        74.9%        74.8%        81.1%       87.9%
                                          =========    =========    =========    =========    ========
  Industry average......................      105.9%       106.4%       108.4%       106.9%      115.7%


                                                                DECEMBER 31,
                                          --------------------------------------------------------
                                            1996        1995      1994(2)       1993        1992
                                          --------    --------    --------    --------    --------
BALANCE SHEET DATA:
  Total investments.....................  $320,260    $305,287    $211,881    $172,913    $ 78,755
  Reinsurance recoverables..............   123,181     103,408      99,462      73,057      62,089
  Total assets..........................   745,779     681,676     549,490     352,506     213,905
  Loss and LAE payable..................   185,822     158,451     129,755      98,399      81,997
  Total debt............................    16,500      16,661      44,908      28,944       3,673
  Total shareholders' equity............   240,690     195,459     114,374      93,451      43,168
  Net tangible book value per
    share(6)............................  $   6.41    $   5.33    $   3.50    $   3.50    $   2.01
  Book value per share(6)...............  $   6.71    $   5.65    $   3.89    $   3.50    $   2.01

---------------
(1) On May 24, 1996, HCCH acquired 100% of the outstanding common stock of LDG. This business combination has been accounted for as a pooling-of-interests and, accordingly, the consolidated financial data shown in this table has been restated to include the accounts and operations of LDG for all periods presented. On November 27, 1996, HCCH acquired 100% of the outstanding shares of NASRA. This combination has been accounted for as a pooling-of-interests. However, HCCH's consolidated financial statements have not been restated due to immateriality.

(2) Effective October 1, 1994, HCCH acquired 100% of the stock of IMG and MEIB. Both acquisitions were accounted for using the purchase method. Therefore, the results of operations from both companies are included in the consolidated statements of earnings beginning October 1, 1994 and assets and liabilities of IMG and MEIB have been included in the consolidated balance sheets beginning October 1, 1994.

(3) In a 1987 private placement, HCCH sold shares of redeemable common stock, which incorporated a redemption obligation requiring HCCH to repurchase such shares at a specified multiple of the then current book value. Prior to its October, 1992 initial public offering, HCCH executed an agreement with the holders of the redeemable common stock, whereby the redemption obligation would terminate upon the effective date of an initial public offering. During the period in which the redemption obligation was in force, HCCH was required to reduce its earnings by an amount equal to the increase in the redemption value of the redeemable common stock and concurrently increase the book value of the redeemable common stock by a like amount. On October 28, 1992, the effective date of HCCH's initial public offering, the redemption obligation terminated.


(4) Prior to its combination with HCCH, LDG was an S Corporation, and thus exempt from Federal income tax. The pro forma amounts shown include the following adjustments relating to the merger of HCCH and LDG: a) to eliminate the non-recurring compensatory stock grant, and b) to reflect appropriate federal income tax expense on LDG's earnings for the period LDG was an S Corporation. See Note (2) to HCCH's consolidated financial statements.



(5) Calculated for HCCH's insurance company subsidiaries and the property and casualty insurance industry on a SAP basis. The source of the "industry average" is A.M. Best Company ("A.M. Best"). The SAP basis ratio data is not intended to be a substitute for GAAP basis results of operations. The difference between SAP and GAAP is summarized in the Glossary of Insurance Terms included herein. Including this information on a SAP basis is meaningful and useful to allow a comparison of HCCH's operating results with those of the insurance industry. A.M. Best reports on insurer performance on a SAP basis to provide for more standardized comparisons among individual companies, as well as industry performance.


(6) Book value per share is calculated by dividing shares outstanding into total shareholders' equity. Net tangible book value per share uses total shareholders' equity less goodwill as the numerator.

                         AVEMCO SUMMARY FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Set forth below are summary historical financial data of AVEMCO. The information as of and for each of the years in the five-year period ended December 31, 1996 is derived from AVEMCO's audited consolidated financial statements. The following data should be read in conjunction with the Consolidated Financial Statements and Notes thereto of AVEMCO included elsewhere in, or incorporated by reference into, this Proxy Statement/Prospectus.

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                          --------------------------------------------------------
                                            1996        1995        1994        1993        1992
                                          --------    --------    --------    --------    --------
STATEMENT OF EARNINGS DATA:
  Gross written premium.................  $106,965    $100,148    $ 90,652    $ 82,255    $ 79,460
  Net written premium...................    92,246      85,540      73,450      62,456      57,560
  Net earned premium....................    86,170      80,458      75,518      62,702      57,385
  Net investment income.................     8,223       8,498       8,245       9,004       9,218
  Fee and commission income.............     8,819       7,046       6,418       5,909       6,145
  Total revenue.........................   127,890     113,204     104,590     103,901      86,923
  Loss and LAE..........................    62,866      55,605      46,310      41,502      36,783
  Net earnings(1).......................  $ 12,288    $  7,918    $ 10,833    $ 15,572    $  9,603
                                          ========    ========    ========    ========    ========
  Primary earnings per share............  $   1.45    $   0.90    $   1.20    $   1.41    $   0.82
                                          ========    ========    ========    ========    ========
OPERATING RATIOS:(2)
  Loss ratio............................      73.1%       69.4%       61.2%       66.2%       64.6%
  Expense ratio.........................      23.0        25.5        28.6        29.4        30.8
                                          --------    --------    --------    --------    --------
  Combined ratio........................      96.1%       94.9%       89.8%       95.6%       95.4%
                                          ========    ========    ========    ========    ========
  Industry average......................     105.9%      106.4%      108.4%      106.9%      115.7%

                                                                DECEMBER 31,
                                          --------------------------------------------------------
                                            1996        1995        1994        1993        1992
                                          --------    --------    --------    --------    --------
BALANCE SHEET DATA:
  Total investments(3)..................  $149,238    $149,544    $136,378    $139,384    $151,013
  Reinsurance recoverables..............     9,503      14,292      16,903      23,887      33,818
  Total assets(3).......................   217,666     213,802     201,350     210,693     231,621
  Loss and LAE payable..................    43,227      42,305      41,202      45,779      47,506
  Total debt............................    56,667      54,967      54,600      54,500      39,000
  Total liabilities.....................   157,094     152,043     145,740     156,763     142,406
  Total shareholders' equity............    60,572      61,759      55,610      53,930      89,215
  Net tangible book value per
    share(3)(4).........................      7.09        6.87        5.99        5.81        7.67
  Book value per share(3)(4)............  $   7.33    $   7.14    $   6.28    $   5.92    $   7.76

---------------
(1) 1993 includes cumulative effect of the adoption of SFAS No. 109, "Accounting for Income Taxes."


(2) Calculated for AVEMCO insurance company subsidiaries and the property and casualty industry on a SAP basis. The source of the "industry average" is A.M. Best. The SAP basis ratio data is not intended to be a substitute for GAAP basis results of operations. The difference between SAP and GAAP is summarized in the Glossary of Insurance Terms included herein. Including this information on a SAP basis is meaningful and useful to allow a comparison of AVEMCO's operating results with those of the insurance industry. A.M. Best reports on insurer performance on a SAP basis to provide for more standardized comparisons among individual companies, as well as industry performance.


(3) Certain investments since January 1, 1994 are presented on a different basis from December 31, 1993 and prior to the January, 1994 adoption of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 prohibits restatement of prior years' financial statements.

(4) Book value per share is calculated by dividing shares outstanding into total shareholders' equity. Net tangible book value per share uses total shareholders' equity less intangible assets from acquisitions as the numerator.

      HCCH AND AVEMCO UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table is based on the assumption that all issued and outstanding shares, excluding treasury shares, of AVEMCO are converted into shares of HCCH Common Stock on a one-for-one basis. The Merger is reflected under the pooling-of-interests method of accounting and pro forma information is derived accordingly. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of operating results or financial position that would have occurred if the Merger had been consummated, nor is it necessarily indicative of future operating results or financial position. See "Unaudited Pro Forma Combined Financial Information."


                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------   --------   --------
PRO FORMA COMBINED STATEMENT OF EARNINGS DATA:

Revenue
  Net earned premium........................................  $179,484   $160,469   $122,352
  Fee and commission income.................................    43,312     36,347     30,250
  Net investment income.....................................    23,595     21,748     17,778
  Computer products and services............................     9,913     10,188      9,185
  Net realized investment gain..............................     8,341      1,636        434
  Realized gain on subsidiary sale..........................     3,307         --         --
  Other income..............................................     8,214      6,439      5,472
                                                              --------   --------   --------
        Total revenue.......................................   276,166    236,827    185,471
Expense
  Loss and LAE..............................................   114,108    105,374     75,898
  Operating expense:
    Policy acquisition costs................................    48,024     42,488     35,234
    Compensation expense....................................    37,102     43,110     38,142
    Other operating expense.................................    25,985     25,843     20,897
    Compensatory stock grant and merger related
     expenses(1)............................................    26,160         --         --
    Cost of computer hardware sold..........................     1,442      1,961      1,032
    Ceding commissions......................................   (34,237)   (30,814)   (24,834)
                                                              --------   --------   --------
        Net operating expense...............................   104,476     82,588     70,471
  Interest expense..........................................     4,993      6,471      5,697
                                                              --------   --------   --------
        Total expense.......................................   223,577    194,433    152,066
                                                              --------   --------   --------
        Earnings before income tax provision................    52,589     42,394     33,405
  Income tax provision......................................    11,003     10,139      7,304
                                                              --------   --------   --------
        Net earnings........................................  $ 41,586   $ 32,255   $ 26,101
                                                              ========   ========   ========
PRO FORMA EARNINGS PER SHARE DATA:
Earnings per share..........................................  $   0.94   $   0.78   $   0.71
                                                              ========   ========   ========
Weighted average shares outstanding.........................    44,443     41,513     36,929
                                                              ========   ========   ========
ADDITIONAL PRO FORMA INFORMATION(3)
  Net earnings..............................................  $ 53,793
                                                              ========
  Earnings per share........................................  $   1.21
                                                              ========


                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
PRO FORMA COMBINED BALANCE SHEET DATA:
  Total investments.........................................    $469,498
  Reinsurance recoverables..................................     132,684
  Premium and other receivables.............................     168,717
  Ceded unearned premium....................................      71,758
  Total assets..............................................     964,044
  Loss and LAE payable......................................     229,049
  Reinsurance balances payable..............................      45,449
  Unearned premium..........................................     151,959
  Premium and claims payable................................     123,118
  Total debt................................................      73,167
  Total shareholders' equity................................     294,262
  Net tangible book value per share(2)......................    $   6.38
  Book value per share(2)...................................    $   6.67

---------------
(1) In connection with LDG's reorganization and merger with a subsidiary of HCCH, certain nonrecurring expenses were incurred during the first six months of 1996. Of the nonrecurring expenses, $24.0 million was related to the compensatory grant of LDG stock to certain key employees by LDG's majority shareholder immediately prior to the combination.
(2) Book value per share is calculated by dividing pro forma shares outstanding, which excludes treasury shares, into pro forma total shareholders' equity. Net tangible book value per share uses total shareholders' equity less goodwill and intangible assets from acquisitions as the numerator.

(3) On May 24, 1996, HCCH issued 6,250,000 shares of its common stock to acquire all of the outstanding common stock of LDG. This business combination has been accounted for as a pooling-of-interests and, accordingly, HCCH's financial statements have been restated to include the accounts and operations of LDG for all periods presented. Prior to the combination, LDG had been an S Corporation, and thus exempt from federal income tax. The pro forma amounts shown include the following adjustments relating to HCCH's acquisition of LDG: a) to eliminate the non-recurring compensatory stock grant, and b) to reflect appropriate federal income tax expense on LDG's earnings for the period LDG was an S Corporation. See Note (2) to HCCH's consolidated financial statements.

THE SPECIAL MEETINGS


     HCCH Meeting. The HCCH Meeting will be held on June 13, 1997, at 9:00 a.m., local time, at HCCH's corporate headquarters, 13403 Northwest Freeway, Houston, Texas 77040-6094.



     AVEMCO Meeting. The AVEMCO Meeting will be held on June 13, 1997 at 10:00 a.m., local time, at AVEMCO's corporate headquarters, Frederick Municipal Airport, 411 Aviation Way, Frederick, Maryland 21701.


     Purposes of HCCH Meeting and AVEMCO Meeting. Shareholders of record of HCCH as of the close of business on April 24, 1997 (the "HCCH Record Date") with respect to the HCCH Meeting and shareholders of record of AVEMCO as of the close of business on April 28, 1997 (the "AVEMCO Record Date") with respect to the AVEMCO Meeting will be asked to consider and vote upon a proposal to approve and adopt the Plan of Reorganization and the Merger. Under the Plan of Reorganization, (i) Merger Sub will be merged with and into AVEMCO; (ii) AVEMCO will be the surviving corporation of such Merger and become a wholly owned subsidiary of HCCH; (iii) the shareholders of AVEMCO will receive shares of HCCH Common Stock on a one-for-one basis in exchange for their shares of AVEMCO Common Stock and (iv) each outstanding option to acquire shares of AVEMCO Common Stock will be converted into an option to acquire an equal number of shares of HCCH Common Stock. A copy of the Plan of Reorganization is attached hereto as Appendix "A" and is incorporated by reference herein.

     Record Date; Shares Entitled to Vote. Only shareholders of record of each of HCCH Common Stock and AVEMCO Common Stock on the HCCH Record Date and the AVEMCO Record Date, respectively, are entitled to notice of and to vote at the HCCH Meeting and the AVEMCO Meeting, respectively. At the close of business on the HCCH Record Date, there were outstanding and entitled to vote 36,169,185 shares of HCCH Common Stock, each of which will be entitled to one vote, and on the AVEMCO Record Date there were outstanding and entitled to vote 8,403,787 shares of AVEMCO Common Stock, each of which will be entitled to one vote.

     HCCH Votes Required. Delaware law does not require the shareholders of HCCH to vote with respect to the Plan of Reorganization or the Merger. Pursuant to the rules and regulations of the NYSE, however, approval and adoption of the Plan of Reorganization and the Merger require the affirmative vote of the holders of a majority of the shares of HCCH Common Stock present in person or by proxy at a meeting at which holders of at least 50% of the outstanding shares entitled to vote with respect to the Merger are present in person or by proxy. The directors and executive officers of HCCH have indicated that they intend to vote all shares of HCCH Common Stock owned or controlled by them in favor of such approval and adoption. On the HCCH Record Date, such directors and executive officers owned or controlled 11,141,466 shares or approximately 30.8% in the aggregate of the outstanding shares of HCCH Common Stock. See "The
Merger -- Affiliates' Agreements."

     AVEMCO Votes Required. Pursuant to the requirements of Delaware law, approval and adoption of the Plan of Reorganization and the Merger requires the affirmative vote of the holders of a majority of the shares of AVEMCO Common Stock outstanding and entitled to vote. The directors and executive officers of AVEMCO have indicated that they intend to vote all shares of AVEMCO Common Stock owned or controlled by them in favor of such approval and adoption. On the AVEMCO Record Date, such directors and executive officers owned or controlled 1,600,237 shares or approximately 18.5% in the aggregate of the outstanding shares of AVEMCO Common Stock (including 855,500 shares of AVEMCO Common Stock owned directly or indirectly by Markel Corporation, a publicly held corporation, beneficial ownership of which shares is disclaimed by Steven A. Markel, a director of AVEMCO and Vice Chairman of Markel Corporation). See "The
Merger -- Affiliates' Agreements" and "-- Interests of Certain Persons in the Merger."

     Quorum; Abstentions; Broker Non-Votes. With respect to both HCCH and AVEMCO, a majority of the outstanding shares thereof, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to the approval of the Plan of Reorganization and the Merger. This may occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. The shares subject to any such proxy which are not being voted with respect to the Merger (the "Nonvoted Shares") will count for purposes of determining the presence of a quorum. Shares voted to abstain on the approval of the Plan of Reorganization and the Merger ("Abstentions") will not be considered Nonvoted Shares. Because, with respect to HCCH, approval of the Plan of Reorganization and the Merger requires only the affirmative vote of holders of a majority of the shares of HCCH Common Stock present in person or by proxy at the HCCH Meeting as long as there is present in person or by proxy at such meeting holders of at least 50% of the outstanding shares entitled to vote with respect to the Plan of Reorganization and the Merger, Nonvoted Shares will not affect approval thereof by the shareholders of HCCH. Because, with respect to AVEMCO, approval of the Plan of Reorganization and the Merger requires the affirmative vote of a majority of the outstanding shares, Nonvoted Shares will have the same effect as a vote AGAINST the proposal. With respect to both HCCH and AVEMCO, Abstentions will have the same effect as a vote AGAINST the proposal.

RISK FACTORS

     A number of factors, including without limitation the effects of integration of the operation of HCCH and AVEMCO, natural disasters, volatility of the insurance industry, inflation, competition and governmental regulation, may have an impact on the Merger and the performance of HCCH and the surviving corporation after the Merger has been consummated. See "Risk Factors."

THE MERGER

     Effects of the Merger; Conversion of Shares. The Merger will be consummated promptly after shareholder approval by the HCCH and AVEMCO shareholders, receipt of required insurance regulatory and other governmental approvals and the satisfaction or waiver of the other conditions to consummation of the Merger. The Merger will become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Time"). The date on which the Effective Time occurs is referred to herein as the "Effective Date." As a result of the Merger, Merger Sub will disappear as a separate corporate entity, the business of AVEMCO will continue as part of HCCH in the form of a wholly owned subsidiary of HCCH, the outstanding shares of Common Stock of Merger Sub will be converted into an equal number of shares of AVEMCO Common Stock, each share of AVEMCO Common Stock, excluding treasury shares, outstanding immediately prior to the Merger will be converted into the right to receive one share of HCCH Common Stock and each outstanding option to acquire shares of AVEMCO Common Stock will be converted into an option to acquire an equal number of shares of HCCH Common Stock. If at any time before the closing of the Merger the average closing price per share of the HCCH Common Stock, as calculated by dividing by ten the sum of the closing sales prices per share reported on the NYSE for each of the ten consecutive trading days preceding the date of any such determination, is less than $23.00, AVEMCO has the right to terminate the Plan of Reorganization by notifying HCCH within 72 hours of the date on which any average closing price is below $23.00. Failure to so notify HCCH waives such right of termination with respect to any such ten-day period, but not with respect to any other ten-day period. Because each outstanding share of AVEMCO Common Stock will be exchanged for one share of HCCH Common Stock and there are no fractional shares of AVEMCO Common Stock presently outstanding, no fractional shares of HCCH Common Stock will be issued pursuant to the Merger. Based on the 9,119,412 shares, excluding treasury shares but including outstanding options, of AVEMCO Common Stock outstanding on the AVEMCO Record Date and assuming all outstanding options are exercised, holders of AVEMCO Common Stock would receive 9,119,412 shares of HCCH Common Stock, representing approximately 20.1% of the shares of HCCH Common Stock outstanding immediately after consummation of the Merger. See "The Merger -- Interests of Certain Persons in the Merger." Under Delaware law, holders of HCCH Common Stock and AVEMCO Common Stock are not entitled to appraisal or dissenters' rights with respect to the Merger. See "The Merger -- Appraisal and Dissenters' Rights."

     Representations and Covenants. Under the Plan of Reorganization, HCCH and Merger Sub on the one hand and AVEMCO on the other hand have made a number of representations and warranties regarding their respective capital structures, material agreements, governmental authorizations, corporate existence, disclosed materials, operations, insurance regulatory matters, non-contravention with existing obligations or agreements, properties, financial conditions and other matters, including their authority to enter into the Plan of Reorganization and to consummate the Merger. In addition, HCCH and AVEMCO have each agreed that it will maintain its business and not take certain actions outside the ordinary course without the other party's consent. HCCH and AVEMCO have also each covenanted, among other things, that they will provide the other party access to certain financial and operational information, maintain the confidentiality of certain information, and cooperate with respect to required governmental and other filings. AVEMCO also has agreed that it will not solicit, initiate or, except under certain circumstances, discuss any acquisition proposal received from any party other than HCCH concerning a merger or other business combination involving AVEMCO or any of its subsidiaries. See "The Merger -- No Solicitations; Termination Fee" and "-- Certain Terms of the Plan of Reorganization."

     Conditions to the Merger. Consummation of the transactions contemplated by the Plan of Reorganization is subject to the fulfillment or satisfaction, and/or waiver by the parties, on and as of the Effective Date, of a number of conditions (each of which are fully described in the Plan of Reorganization) including without limitation: (i) the representations and warranties of each of the parties contained in the Plan of Reorganization being true and accurate in all material respects; (ii) each of the parties having performed and complied in all material respects with all of the covenants, agreements and obligations of such party contained in the Plan of Reorganization; (iii) except as otherwise disclosed, there having occurred no event or circumstance resulting in a Material Adverse Effect (as defined in the Plan of Reorganization) with respect to AVEMCO or HCCH since the date of the Plan of Reorganization; (iv) HCCH having received all required Affiliates' Agreements (as defined in the Plan of Reorganization) (see "-- Related Agreements" below); (v) all necessary governmental and third party consents having been received; (vi) HCCH and AVEMCO having each filed its annual report on Form 10-K, including financial statements for the fiscal year ended December 31, 1996 containing an unqualified opinion from its independent auditors; (vii) HCCH and AVEMCO having each received a written opinion of its counsel that the Merger will constitute a tax-free reorganization; (viii) each party having received a written opinion from counsel to the other party, in an agreed upon form; (ix) Smith Barney Inc. ("Smith Barney") not having withdrawn its opinion that the Exchange Ratio is fair to HCCH from a financial point of view; (x) Alex. Brown & Sons Incorporated ("Alex. Brown") not having withdrawn its opinion that the Exchange Ratio is fair to the shareholders of AVEMCO from a financial point of view; (xi) each party's shareholders having duly approved the transactions contemplated under the Plan of Reorganization; (xii) the Registration Statement having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order; (xiii) HCCH and AVEMCO having received letters from KPMG Peat Marwick LLP that AVEMCO qualifies as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available; (xiv) HCCH and AVEMCO having received letters from Coopers & Lybrand L.L.P. stating that the business combination to be effected by the Merger will qualify as a pooling-of-interests transaction; (xv) any and all Governmental Authorizations or waivers or exemptions therefrom having been obtained; (xvi) receipt by HCCH of all regulatory approvals of insurance regulatory authorities with respect to acquisition of control of the insurer subsidiaries of AVEMCO; (xvii) the shares of HCCH Common Stock to be issued in the Merger having been approved for listing on the NYSE; (xviii) no action having been commenced or threatened seeking to prevent or to question the legality or validity of the Merger; (xix) the Plan of Reorganization not having been terminated pursuant to the terms thereof; and (xx) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See "The
Merger -- Certain Terms of the Plan of Reorganization."

     Amendment or Waiver. At any time before or after approval of the Plan of Reorganization and Merger by the shareholders of AVEMCO and HCCH, the respective Boards of Directors of HCCH and AVEMCO may amend the Plan of Reorganization; provided, however, that after approval by the shareholders of AVEMCO of the matters presented to them in connection with the Merger, the Board of Directors of

AVEMCO may not agree to any amendment which (1) alters or changes the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for, or on conversion of, all or any of the shares of any class or series of stock of AVEMCO or (2) alters or changes any of the terms and conditions of the Plan of Reorganization if such alteration or change would adversely affect the holders of any class or series of stock of AVEMCO. Delaware law does not require the shareholders of HCCH to vote with respect to the Plan of Reorganization and the Merger. Therefore, the Board of Directors of HCCH may agree to amend the Plan of Reorganization at any time without any action on the part of the shareholders of HCCH, subject to the rules and regulations of the NYSE.


     HCCH and AVEMCO, by action taken or authorized by their respective Boards of Directors, may (1) extend the time for performance of the obligations or other acts of other parties under the Plan of Reorganization, (2) waive inaccuracies in the representations or warranties contained in the Plan of Reorganization, and (3) waive compliance with any agreements or conditions contained in the Plan of Reorganization (other than the effectiveness of the Registration Statement, the mailing of the Joint Proxy Statement to the shareholders of HCCH and AVEMCO, the approval of the shares of HCCH Common Stock to be issued pursuant to the Merger and the shares issuable under the AVEMCO Option Plans for listing on the NYSE, the required approval by the shareholders of HCCH and AVEMCO, the receipt of required insurance regulatory approvals, and the expiration of the waiting period under the HSR Act). With respect to any waiver of a material condition or a condition which by law requires the approval of the shareholders of HCCH or AVEMCO, the affected shareholders would be resolicited in accordance with the rules promulgated under the Exchange Act governing the solicitation of proxies in compliance with such rules.


     Indemnification. The Plan of Reorganization provides that HCCH will indemnify and hold harmless each person who was an officer or director of AVEMCO or was serving as an officer or director of any member of the AVEMCO Group (as defined in the Plan of Reorganization) from and against all damages, liabilities, judgments and claims or arising from his or her capacity as such officer or director, including any such damages, liabilities, judgments or claims arising out of or relating to the Plan of Reorganization, in each case to the full extent permitted by law. In addition, HCCH has agreed to keep in effect and to guarantee performance of the indemnification provisions contained in the Certificate of Incorporation or bylaws of AVEMCO (or the respective member of the AVEMCO Group) as they were in effect on the date of execution of the Plan of Reorganization so as not to adversely affect the rights of such persons with respect to service in such capacity before the Effective Time. Further, HCCH has agreed to maintain insurance with respect to such indemnification in an amount of $10,000,000 for a period of six years following the Effective Time. Such persons who remain as officers and directors of the surviving corporation after the Effective Time shall be indemnified for actions or omissions after the Effective Time to the same extent as officers and directors of the HCCH Group are indemnified. See "The Merger -- Certain Terms of the Plan of Reorganization."

     No Solicitation; Termination Fee. The Plan of Reorganization prohibits AVEMCO and any other member of the AVEMCO Group from, directly or indirectly, soliciting or encouraging the initiation or submission of any inquiries, proposals or other offers regarding any acquisition, merger, takeover bid, sale of all or substantially all of its assets or 20% or more of the capital stock of AVEMCO. The Plan of Reorganization provides that if the AVEMCO Board decides after considering the advice of outside counsel and financial advisors that it would be inconsistent with its fiduciary responsibilities to not approve or recommend another transaction (a "Superior Proposal") in lieu of the Merger and therefore withdraws or modifies its recommendation that the Plan of Reorganization be adopted, AVEMCO may not enter into any agreement for such other transaction until it has notified HCCH of the terms of such other transaction and HCCH does not within five days propose additional terms (which, if equal to the terms of such other transaction, must be accepted by AVEMCO), and then may enter into such other agreement only if the Plan of Reorganization is terminated and a termination fee of $7.5 million (the "Termination Fee"), plus reasonable expenses, is paid to HCCH. If either party terminates the Plan of Reorganization because such party's shareholders did not approve the Plan of Reorganization at its meeting of shareholders, such party is obligated to pay $3.75 million plus reasonable expenses to the other party. See "The
Merger -- Certain Terms of the Plan of Reorganization."

     Termination. In addition to AVEMCO's termination rights if the average closing price per share of the HCCH Common Stock for ten consecutive trading days at any time before the closing date is less than $23.00 (as calculated pursuant to the Plan of Reorganization), the Plan of Reorganization may be terminated at any time prior to the Effective Time whether before or after the approval by the shareholders of AVEMCO or HCCH: (i) by mutual consent of the Boards of Directors of HCCH, Merger Sub and AVEMCO; (ii) by HCCH or AVEMCO if the other party has materially breached a representation, warranty or covenant contained in the Plan of Reorganization and such breach has not been cured within 15 days after written notice thereof; (iii) by HCCH or AVEMCO if the conditions to Closing set forth in the Plan of Reorganization have not been met or waived by August 31, 1997 or the Merger shall not have occurred on or before August 31, 1997; provided that the right to terminate the Plan of Reorganization pursuant to this clause (iii) would not be available to any party who is in willful and material violation of any of its representations, warranties or covenants under the Plan of Reorganization; (iv) by HCCH or AVEMCO, if, at the HCCH Meeting or the AVEMCO Meeting (including any adjournment or postponement thereof), the requisite vote of shareholders of HCCH or AVEMCO, as applicable, has not been obtained; (v) by AVEMCO, if the AVEMCO Board has received and accepts a Superior Proposal; and (vi) by either party, if any governmental authority shall have issued any order, decree or ruling or taken any action permanently enjoining or otherwise prohibiting the Merger and such order, decree, ruling or action shall have become final and non-appealable. If the Plan of Reorganization is terminated, for a period of two years no member of the HCCH Group or the AVEMCO Group is permitted, except as set forth below, to acquire shares of or exercise influence over any member of the other group. If AVEMCO terminates the Plan of Reorganization in connection with the receipt of a Superior Proposal, no member of the HCCH Group is subject to such restrictions. If either party terminates the Plan of Reorganization because the other party has willfully and intentionally failed to satisfy conditions to the Merger within its control to satisfy, the party terminating the Plan of Reorganization is not subject to any restrictions on its ability or the ability of members of its group or affiliates thereof to acquire shares of the other party or any member of its group or affiliates thereof. See "The Merger -- Certain Terms of the Plan of Reorganization."

     Interests of Certain Persons in the Merger. Certain officers and directors of AVEMCO have an interest in the transaction contemplated by the Plan of Reorganization arising from options held by them to purchase AVEMCO Common Stock. At the Effective Time, each outstanding option to acquire shares of AVEMCO Common Stock will be converted into an option to acquire an equal number of shares of HCCH Common Stock. Under the terms of existing AVEMCO stock option plans, each of such options will, in connection with the Merger, become immediately exercisable without any further vesting requirement. In addition, certain executive officers of AVEMCO have entered into consulting arrangements and/or will receive other payments or grants of options to acquire HCCH Common Stock in connection with the consummation of the Merger and/or their continuing employment with HCCH and AVEMCO. In connection with obligations under his existing employment agreement, William P. Condon, Chairman of the Board of AVEMCO, will receive a maximum of $800,000, representing payments of or for pro rata salary from April 1, 1997 through December 31, 1997, an agreed-upon bonus for his services to AVEMCO in 1997 and a two-year agreement not to compete, which two year period terminates as of January 1, 2000. In addition, Mr. Condon will receive $120,000 in connection with a two year consulting agreement. AVEMCO has also agreed to transfer certain association-based marine and travel related credit card programs and related items to Mr. Condon. Because such programs are in the concept stage and AVEMCO has incurred minimal expenses relating to the development of the programs to date, AVEMCO believes that the programs have only nominal value, if any, at this time. Mr. John F. Shettle will continue as President and Chief Executive Officer of AVEMCO after the Merger and will receive a grant of options to purchase 30,000 shares of HCCH Common Stock, the exercise price of which will be at the fair market value on the date of grant, vesting in three equal installments over a three year period. If Mr. Shettle's employment is terminated by either party on or before January 1, 1998, Mr. Shettle may, upon termination of his employment and at his option, serve for two years as a consultant to HCCH and AVEMCO for a consideration of $200,000 per annum, subject to an agreement not to compete with HCCH or AVEMCO for such two year period. Mr. John R. Yuska, Senior Vice President and Chief Financial Officer of AVEMCO, and Mr. Thomas H. Chero, Senior Vice President-Legal of AVEMCO, will, at their option, each continue to serve as a consultant to HCCH and AVEMCO for a two year period following the Merger for a consideration of $169,000 and $112,000 per annum, respectively, and have each agreed not to compete with HCCH or AVEMCO during such period. See "The Merger -- Interests of Certain Persons in the Merger."

REASONS FOR THE MERGER

     The HCCH Board and the AVEMCO Board have identified potential benefits of the Merger that they believe will lead to a more successful company after the Merger. These benefits include greater potential growth from the synergistic effects of the Merger, increased operating efficiency from consolidation of certain operations and opportunities for economies of scale and enhanced liquidity from greater market capitalization, among others. See "The
Merger -- Reasons for the Merger."

RECOMMENDATIONS OF HCCH'S AND AVEMCO'S BOARDS OF DIRECTORS

     HCCH Board. The HCCH Board has unanimously approved the Plan of Reorganization and has unanimously determined that the Merger is in the best interests of HCCH and its shareholders. The primary factors considered and relied upon by the HCCH Board in reaching its recommendation are described in "The Merger -- Reasons for the Merger." THE HCCH BOARD HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION BY THE HCCH SHAREHOLDERS.

     AVEMCO Board. The AVEMCO Board believes the Merger is in the best interests of AVEMCO and its shareholders and has unanimously approved the Plan of Reorganization. The primary factors considered and relied upon by the AVEMCO Board in reaching its recommendation are described in "The Merger -- Reasons for the Merger." For a description of interests of certain persons in the Merger, including certain officers and members of the AVEMCO Board, see "The
Merger -- Interests of Certain Persons in the Merger." THE AVEMCO BOARD HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION BY THE SHAREHOLDERS OF AVEMCO.

OPINIONS OF FINANCIAL ADVISORS

     Smith Barney. Smith Barney, financial advisor to HCCH, has delivered to the Board of Directors of HCCH a written opinion dated February 17, 1997 (which opinion was subsequently confirmed by delivery of a written opinion dated the date of this Proxy Statement/Prospectus to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to HCCH. The full text of the written opinion of Smith Barney dated the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix "B" to this Proxy Statement/Prospectus and should be read carefully in its entirety. Smith Barney's opinion is directed to the Board of Directors of HCCH and relates only to the fairness of the Exchange Ratio from a financial point of view to HCCH, does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the HCCH Special Meeting. See "The Merger -- Opinions of Financial Advisors."

     Alex. Brown. Alex. Brown, financial advisor to AVEMCO in connection with the Merger, delivered to the Board of Directors of AVEMCO its written opinion, dated February 24, 1997 (which opinion was subsequently confirmed by delivery of a written opinion dated the date of this Proxy Statement/Prospectus), to the effect that, as of the dates thereof, the Exchange Ratio is fair to the shareholders of AVEMCO from a financial point of view. The full text of Alex. Brown's written opinion dated the date of this Proxy Statement/Prospectus, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix "C". AVEMCO shareholders are urged to read the Alex. Brown opinion in its entirety. Alex. Brown's opinion was prepared for the use of the Board of Directors of AVEMCO and does not constitute a recommendation to any shareholder as to how such shareholder should vote. See "The Merger -- Opinions of Financial Advisors."

     As is customary with respect to the compensation payable to financial advisors in transactions similar to the Merger, a significant portion of the fees payable to Smith Barney and Alex. Brown in connection with the Merger will be payable only upon consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to be treated as a tax-free reorganization for federal income tax purposes, so that no gain or loss will be recognized by the shareholders of AVEMCO on the exchange of AVEMCO Common Stock for HCCH Common Stock. The Plan of Reorganization does not require the parties to obtain a ruling from the Internal Revenue Service as to the tax consequences of the Merger. As a condition to the closing of the Merger, each party will receive an opinion from its legal counsel to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Shareholders of AVEMCO are urged to consult their own tax advisors regarding the tax consequences to individuals of the Merger and any related transaction. See "The Merger -- Certain Federal Income Tax Matters."

ACCOUNTING TREATMENT

     The Merger will be treated as a pooling-of-interests for accounting and financial reporting purposes. The consummation of the Merger is conditioned upon the receipt by each of HCCH and AVEMCO of a letter from KPMG Peat Marwick LLP, stating that AVEMCO qualifies as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available and of a letter from Coopers & Lybrand L.L.P. stating that the business combination to be effected by the Merger will qualify as a pooling-of-interests transaction. See "The Merger -- Accounting Treatment" and
" -- Certain Terms of the Plan of Reorganization -- Conditions."

RESALE OF HCCH COMMON STOCK

     The shares of Common Stock of HCCH offered to AVEMCO shareholders by this Proxy Statement/ Prospectus have been registered under the Securities Act. AVEMCO shareholders who are not also "affiliates" of AVEMCO or HCCH may therefore trade them freely and without restriction. Certain restrictions apply to the resale of shares of HCCH Common Stock offered hereby which are received by "affiliates" of AVEMCO or HCCH. See "The Merger -- Resale of HCCH Common Stock."

APPRAISAL AND DISSENTERS' RIGHTS

     Under Delaware law, HCCH shareholders and AVEMCO shareholders are not entitled to appraisal or dissenters' rights with respect to the proposed Merger. See "The Merger -- Appraisal and Dissenters' Rights."

REGULATORY APPROVALS

     Antitrust. Under the HSR Act, the Merger cannot be consummated until notifications and certain information have been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. In March, 1997, HCCH and AVEMCO each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. Each company requested early termination of the waiting period by the FTC. On March 17, 1997, the FTC granted early termination of the waiting period. In addition, certain states in which HCCH and AVEMCO operate may investigate the competitive impact of the Merger in such states. See "The Merger -- Regulatory
Approvals -- Antitrust" and "-- Insurance Regulatory Approvals."


     Insurance Regulatory Approvals. Before the Merger may be consummated, HCCH is required to obtain approval of the Merger from the insurance regulatory authorities of California, Maryland and Missouri. On April 16, 1997 the Missouri Director of Insurance approved the acquisition of control of the Missouri reciprocal affiliated with AVEMCO and on April 25, 1997 the Maryland Commissioner of Insurance approved the acquisition of control of the Maryland insurance subsidiaries of AVEMCO. See "The Merger -- Regulatory
Approvals -- Insurance Regulatory Approvals."

RELATED AGREEMENTS

     Affiliates' Agreements. To help ensure that the Merger will be accounted for as a pooling-of-interests, persons deemed to be affiliates of AVEMCO (the "AVEMCO Affiliates") and persons deemed to be affiliates of HCCH (the "HCCH Affiliates") have agreed not to dispose of their shares of AVEMCO or HCCH Common Stock during the 30-day period prior to the Effective Date of the Merger and any shares of HCCH Common Stock held subsequent to the Merger until HCCH publicly releases its first report of financial information that includes the combined financial statements of AVEMCO and HCCH for a period of at least 30 days of combined operations. See "The Merger -- Certain Federal Income Tax Matters" and "The Merger -- Accounting Treatment."

MERGER EXPENSES AND FEES AND OTHER COSTS

     Whether or not the Merger is consummated, each party will bear its own costs and expense in connection with the Plan of Reorganization and the transactions provided for therein. HCCH's expenses in connection with the Plan of Reorganization are expected to be approximately $2.5 million and AVEMCO's expenses in connection therewith are expected to be approximately $2.7 million. These expenses include fees for financial advisors, legal counsel, independent auditors and printing charges.

COMPARATIVE MARKET PRICES

     The HCCH Common Stock commenced trading on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq-NMS") concurrently with its initial public offering on October 28, 1992 under the symbol "HCCH." Prior to October 28, 1992, there was no public market for the HCCH Common Stock. In June, 1995, the HCCH Common Stock was approved for listing on the NYSE under the symbol "HCC." Trading on the NYSE commenced on June 20, 1995, at which time trading on the Nasdaq-NMS ceased. As of the HCCH Record Date, there were 130 shareholders of record of the HCCH Common Stock. HCCH estimates there are in excess of 5,000 beneficial owners of shares of HCCH Common Stock as of the HCCH Record Date.

     AVEMCO Common Stock is traded on the NYSE under the symbol "AVE." As of the AVEMCO Record Date, there were 1,744 shareholders of record of the AVEMCO Common Stock. AVEMCO estimates that there are in excess of 3,500 beneficial owners of shares of AVEMCO Common Stock as of the AVEMCO Record Date.

     The following table sets forth the range of high and low bid information reported on the Nasdaq-NMS for HCCH Common Stock for the periods indicated below prior to listing on the NYSE, and the high and low closing prices on the NYSE since such listing, the high and low closing sale prices of the AVEMCO Common Stock as reported on the NYSE and the amount of cash dividends per share declared on the outstanding HCCH Common Stock and the AVEMCO Common Stock for the periods indicated.


                                                      HCCH                      AVEMCO
                                             -----------------------    -----------------------
                                             HIGH    LOW    DIVIDEND    HIGH    LOW    DIVIDEND
                                             ----    ---    --------    ----    ---    --------
1994
First Quarter..............................  $  81/8 $ 61/4    --       $ 201/4 $141/2   $.11
Second Quarter.............................     83/8   6       --         161/2  137/8    .11
Third Quarter..............................     87/8   71/2    --         163/8  133/4    .11
Fourth Quarter.............................     81/2   73/8    --         173/8  133/8    .11
1995
First Quarter..............................  $ 101/4 $ 77/8    --       $ 175/8 $145/8   $.11
Second Quarter.............................    11      83/4    --         181/4  161/2    .11
Third Quarter..............................    133/4  101/8    --         18     155/8    .12
Fourth Quarter.............................    151/4  121/4    --         171/2  153/4    .12
1996
First Quarter..............................  $ 231/4 $141/2    --       $ 16    $145/8   $.12
Second Quarter.............................    251/2  191/8   .02         16     113/4    .12
Third Quarter..............................    323/4  221/8   .02         161/2  135/8    .12
Fourth Quarter.............................    291/4  231/8   .02         161/8  15       .12
1997
First Quarter..............................  $ 291/2 $221/2   .03       $ 263/4 $157/8     --
Second Quarter (through May 13, 1997)......    273/8  211/2    --         263/4  203/4     --


     HCCH began paying dividends in the second quarter of 1996. The HCCH Board may review HCCH's dividend policy from time to time, and any determination with respect thereto will be made in light of regulatory and other conditions then existing, including HCCH's earnings, financial condition, capital requirements, loan covenants, and other related factors.

     AVEMCO paid cash dividends to its shareholders of $.44 per share in 1994, $.46 per share in 1995 and $.48 per share in 1996. In the past, the payment of cash dividends was dependent on AVEMCO's earnings levels, capital requirements, financial condition and other factors deemed relevant by the AVEMCO Board. AVEMCO has covenanted in the Plan of Reorganization not to declare another dividend with a record date before June 1, 1997 and not to declare any such dividend with a record date after such date if this Proxy Statement/Prospectus has been distributed to its shareholders before June 1, 1997.

     On January 16, 1997, the last trading day before the date that HCCH and AVEMCO announced the proposed Merger, the closing sale price for a share of HCCH Common Stock on the NYSE was $28.625 and the closing sale price for a share of AVEMCO Common Stock on the NYSE was $19.375. No assurance can be given as to the market price of HCCH Common Stock or AVEMCO Common Stock at the Effective Time.

     Comparative Per Share Data. Set forth below are earnings from continuing operations, cash dividends declared and book value per common share data of HCCH and AVEMCO on both historical and pro forma combined bases. Pro forma combined earnings from continuing operations per share and book value per share are derived from the pro forma combined information presented elsewhere herein, which gives effect to the Merger under the pooling-of-interests accounting method and after certain adjustments necessary to conform the basis of presentation of the HCCH and AVEMCO information. Pro forma combined cash dividends declared per share reflects HCCH's cash dividends declared in the periods indicated. The per share data for the pro forma combined basis is calculated using the outstanding shares of HCCH Common Stock adjusted to include the shares of AVEMCO Common Stock outstanding as of the end of the periods presented. The information set forth below should be read in conjunction with the respective audited consolidated financial statements and unaudited condensed consolidated financial statements of HCCH and AVEMCO included elsewhere in this Proxy Statement/Prospectus.


                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1995      1994
                                                              ------    ------    ------
HCCH -- Historical:
  Earnings from continuing operations(2)....................   $ .81     $ .75     $ .55
  Cash dividends declared...................................     .06        --        --
  Book value(2).............................................    6.71      5.65      3.89


                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1995      1994
                                                              ------    ------    ------
AVEMCO -- Historical:
  Earnings from continuing operations.......................   $1.45     $ .90     $1.20
  Cash dividends declared...................................     .48       .46       .44
  Book value................................................    7.33      7.14      6.28

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1995      1994
                                                              ------    ------    ------
Pro Forma Combined(1):
  Earnings from continuing operations.......................   $ .94     $ .78     $ .71
  Cash dividends declared...................................     .06        --        --
  Book value................................................    6.67      5.95      4.44

---------------
(1) Equivalent pro forma combined data per share of AVEMCO Common Stock equals the pro forma combined numbers for the shares of HCCH Common Stock, based on the Exchange Ratio of one-for-one.

(2) In April, 1996, HCCH's Board of Directors declared a five-for-two stock split in the form of a 150% stock dividend on HCCH's Common Stock. Adjustments have been made to 1995 and 1994 amounts to present them on a consistent basis.

COMPARATIVE RIGHTS OF SHAREHOLDERS

     As a result of the Merger, shares of AVEMCO Common Stock will be converted into the right to receive shares of HCCH Common Stock. There are differences between the rights of AVEMCO shareholders and the rights of HCCH shareholders resulting from differences between the governing instruments of AVEMCO and HCCH. For a discussion of certain differences between the rights of AVEMCO shareholders and the rights of HCCH shareholders, see "Comparative Rights of Shareholders."

                                  RISK FACTORS

     Each HCCH and AVEMCO shareholder should carefully consider and evaluate the following factors before voting on the proposed Plan of Reorganization and Merger.

UNCERTAINTIES RELATING TO EFFECTS OF THE MERGER

     Integration of Operations. The managements of HCCH and AVEMCO have entered into the Plan of Reorganization with the expectation that the Merger will result in beneficial synergistic effects for the combined company. See "The
Merger -- Reasons for the Merger." Achieving the anticipated benefits of the Merger will depend in significant part upon whether the integration of the two companies' businesses is achieved in a timely, efficient and effective manner, and there can be no assurance that this will occur. The integration of the two organizations will require the dedication of management resources which may temporarily distract them from attention to the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations and integrating personnel with disparate business backgrounds. The process of combining the companies may cause an interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses and may materially adversely affect the revenue and results of operations of the combined company, at least in the near term. Furthermore, the process of combining the companies could have a material adverse effect on employee morale and on the ability of the combined company to retain key management and customers, underwriting, and sales and marketing personnel who are critical to the combined company's future operations. On the date the Plan of Reorganization was signed, William P. Condon announced his resignation as Chief Executive Officer of AVEMCO and, pursuant to agreements with HCCH, he, together with John Yuska, Chief Financial Officer of AVEMCO and Thomas H. Chero, Secretary and Senior Vice President of AVEMCO, respectively, have entered into agreements whereby they will each cease to be full-time employees of AVEMCO shortly after the Merger is consummated. Although each of these individuals is expected to be available to consult for HCCH after consummation of the Merger, the loss of these, and possibly other, key employees could result in a material loss of business to the combined companies. HCCH has acquired a number of companies within the last year and a half, and each additional acquisition may intensify the impact of the foregoing factors.

     Non-Recurring Charges. HCCH estimates that it will incur direct transaction costs of approximately $2.5 million associated with the Merger. These amounts are preliminary estimates only and therefore subject to change. In addition, AVEMCO will record transaction costs of approximately $2.7 million associated with the Merger, which will be reflected in HCCH's financial statements as a result of the pooling-of-interests accounting treatment if the Merger is consummated. These expenses include fees for financial advisors, legal counsel, independent auditors and printing charges. There can be no assurance that HCCH will not incur additional charges in subsequent quarters to reflect costs associated with the Merger. See "The Merger -- Merger Expense and Fees and Other Costs" and "Unaudited Pro Forma Combined Financial Information."

     Additional Shares to be Issued by HCCH; Shares Eligible for Future
Sale. Based on the 9,119,412 shares, excluding treasury shares but including outstanding options, of AVEMCO Common Stock outstanding as of AVEMCO Record Date and assuming all outstanding options are exercised, HCCH would issue 9,119,412 shares of HCCH Common Stock in the Merger. On the AVEMCO Record Date there were 8,403,787 shares outstanding and options to acquire 715,625 shares of AVEMCO Common Stock. In general, the shares issued for outstanding shares of AVEMCO Common Stock will be freely tradeable upon the issuance of certain financial information regarding the combined companies following the Merger. At the time of the Merger, substantially all shares of outstanding HCCH Common Stock will be eligible for sale in the public market subject in certain cases to volume and other limitations. An additional 3,945,417 shares subject to outstanding options and shares reserved for issuance under HCCH's stock option plans have been registered for sale with the Commission. The sale of any of the foregoing shares may cause substantial fluctuations in the price of HCCH Common Stock over short periods of time. Moreover, sales of substantial amounts of HCCH Common Stock (including shares issued upon the exercise of outstanding options) in the public market could materially adversely affect the market price of the HCCH Common Stock, thereby making it more difficult for HCCH to sell equity securities or equity-related securities in the future at a time and price that HCCH deems advantageous. Furthermore, HCCH may increase its capital base and repay debt through a future equity offering.

RISKS RELATING TO HCCH AND AVEMCO

     Natural Disasters. A significant portion of HCCH's and AVEMCO's business is providing property and casualty insurance and reinsurance and acting as underwriting manager for medical and accident and health insurance and reinsurance facilities. Their profitability is, therefore, susceptible to losses caused by earthquakes, windstorms, floods and other severe weather conditions or natural disasters. In recent years, natural disasters such as Hurricane Andrew, earthquakes in California and Japan, and windstorms in Europe have resulted in significant losses to the property and casualty insurance industry. HCCH's results of operations and cash flows have not been significantly adversely affected by such natural disasters but there can be no assurances that future natural disasters will not have a material adverse effect on HCCH's or AVEMCO's results of operations.

     Cyclical Nature of the Industry. A significant portion of HCCH's and AVEMCO's gross written premium ("GWP") is derived from the property and casualty insurance industry, which has historically been cyclical. These cycles are characterized by periods of excess capital and significant competition in policy pricing, terms and conditions, followed by periods of capital shortages, typically resulting from adverse loss experience, which leads to decreased competition, higher premium rates and stricter underwriting standards. The unpredictability of the property and casualty insurance industry may contribute to significant fluctuations in underwriting results and net earnings from quarter to quarter and from year to year. HCCH's and AVEMCO's business is also affected by industry conditions in the insurance and reinsurance areas, which historically have been subject to significant volatility in demand, supply and price. Insurance companies generally purchase reinsurance in order, among other things, to manage their exposures on insured risks, maintain acceptable financial ratios and protect their underwriting results from the effects of catastrophic events. The propensity of insurers to purchase, as well as the propensity of reinsurers to supply, reinsurance is affected by a variety of factors, including the level of surplus capacity in the insurance and reinsurance markets, prevailing premium rates for insurance and reinsurance, underwriting experience, regulatory considerations, changes in the investment environment and general economic conditions and business trends. Because HCCH both purchases reinsurance and manages reinsurance arrangements for others, it can be significantly affected by these factors. To the extent that these factors influence the need for and availability and price of reinsurance, they may also affect the amount of reinsurance underwriting management and intermediary revenue received by HCCH. When reinsurance premium rates rise, the revenue associated with a particular amount of coverage placed may increase. HCCH's ability to earn increased revenue in such a situation may, however, be limited if insurers purchase less reinsurance or if the supply of certain reinsurance coverage is curtailed. Conversely, declining prices for reinsurance would generally reduce such revenue, but could also reduce HCCH's cost of reinsurance to the extent it purchases reinsurance. In any event, changes in the reinsurance market could adversely affect HCCH or AVEMCO.

     Volatility of Aviation Insurance. AVEMCO's business as a direct writer of aviation insurance has historically been subject to significant volatility in demand, supply and price. In the agency distribution of aviation insurance, market share is highly fragmented, and AVEMCO competes against numerous managing general agencies, independent agencies, pools, syndicates and insurance companies. In addition, the substantial decline in production in new general aviation aircraft provides AVEMCO fewer units for which it can compete to insure. Because of delays in learning of and settling claims, insurance may be sold at inadequate rates for a period of time, exacerbating price competition for those units which are available to insure. AVEMCO's other specialty insurance lines, including lenders' single interest, short-term health and pleasure marine lines, are highly competitive, and in those areas AVEMCO competes with many specialty insurance companies, as well as multi-line insurance companies, many of which have more experience, larger volumes of business and greater financial resources than the resources of AVEMCO.

     Reinsurance Considerations. HCCH's property and casualty insurance business is partially dependent upon its ability to cede significant amounts of the risk insured by HCCH. HCCH also provides reinsurance and retrocessions for certain underwriting facilities with various reinsurers. The operation of such underwriting facilities of HCCH is dependent, in part, on obtaining sufficient reinsurance or retrocessional protection for the insurers and reinsurers participating in the various facilities. The amount, availability and cost of reinsurance or retrocessional protection are subject to prevailing market conditions beyond the control of HCCH, and may affect the level of business and profitability of HCCH, as well as the level of business assumed by the facilities and the profitability thereof. HCCH and the facilities it manages are also subject to credit risk with respect to the reinsurers to which business has been ceded, since the ceding of risk to reinsurers does not relieve the participating insurers or reinsurers under the facilities of their liability to their insureds or reinsureds. No assurances can be given as to HCCH's ability to maintain its current reinsurance or retrocessional protection facilities, which generally are subject to annual renewal. If HCCH were unable to maintain such facilities upon their expiration, either its net exposures would increase, or, if it were unwilling to bear such increase in net exposures, HCCH would be required to reduce the level of its underwriting commitments. HCCH's management agreements for the reinsurance facilities for which it serves as a reinsurance underwriting manager generally provide for termination without cause upon written notice periods, usually 90 to 120 days, or under certain circumstances, immediately; if certain of these agreements were terminated, HCCH could be materially adversely affected.

     Adequacy of Loss Reserves. Applicable insurance laws require HCCH and AVEMCO to maintain reserves to cover their estimated ultimate liability for loss and loss adjustment expense ("LAE") with respect to reported and incurred but not reported claims as of the end of each accounting period. At any given time, these reserves are based on estimates of what HCCH or AVEMCO expects the ultimate settlement and administration of claims will cost, assuming the facts and circumstances then known, predictions of future events, estimates of future trends in claims severity and other variable, subjective factors. The profit commission revenue of HCCH on its underwriting management activities is partially paid in advance of final settlement of all claims and, accordingly, is based upon similar estimates. No assurances can be given that such estimates will accurately reflect actual losses incurred by HCCH and AVEMCO or actual profit commissions earned by HCCH, and any deviation from such estimates and loss reserves or adjustment to such estimates and reserves may materially adversely affect their respective results of operations reported in any given period.

     Medical Stop-Loss Business. HCCH's medical stop-loss business is highly competitive and involves a diversified field of participants from small start-up operations to large, well-established organizations. While the medical stop-loss business has been historically competitive, during the past several years there has been significant growth in the number of medical stop-loss insurance underwriters. HCCH faces intense and growing pressure from fully-insured plans, HMOs, Point of Service plans, large well established direct insurers and competing underwriting managers providing medical stop-loss products similar to those offered by HCCH to employer sponsored self-insured health plans. Historically, most employer sponsored self-insured health plans indemnify healthcare providers on a fee-for-service basis with little or no managed-care elements. The current trend toward managed-care plan designs and, more specifically, fully-insured plans, HMOs and Point of Service plans, has had an adverse impact on the number of self-insured plans which has in turn reduced the sales opportunities for the medical stop-loss products that HCCH underwrites. HCCH's insurance underwriting management with respect to medical stop-loss insurance products (and, to a much lesser extent, group life insurance products) is accomplished in its capacity as an insurance underwriting manager of First Allmerica Financial Life Insurance Company ("First Allmerica"). The management fees and profit commissions from these areas, together with related HCCH revenue generated by such programs for HCCH's reinsurance intermediary operations and for affiliated reinsurance facilities under HCCH underwriting management, represents 12% of HCCH's total revenue for 1996. The agreement with First Allmerica may be terminated by either party on December 31 of any year by giving at least twelve months prior written notice and can also be terminated immediately upon notice in the event of breach of the agreement or certain other stated events or transfer of control. Any such termination could have a material adverse effect on HCCH, and there can, therefore, be no assurance that current levels of revenue will be maintained in the future. HCCH's medical stop-loss business is also subject to regulatory and legislative changes. Many states are seeking to implement their own healthcare legislation. Many of these state initiatives have focused on small group health plans (50 employees or less), which HCCH believes currently account for over 10% of HCCH's medical stop-loss premiums. Other state efforts include attempts to regulate self-insured plans directly or indirectly by regulating companies providing stop-loss coverage. In September, 1995, the National Association of Insurance Commissioners (the "NAIC") passed a draft model law that seeks indirectly to regulate self-insured plans by imposing conditions on medical stop-loss policies issued to employer-sponsored self-insured health plans that could limit the ability of employers to self-insure their health plans. Furthermore, some states have applied to the federal government to be exempt from the preemptive provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Such exemption would permit states to regulate self-insured plans. Regulation of self-insured plans, whether directly or indirectly, could make self-insurance significantly less attractive to employers. No assurances can be given that any such reduced medical stop-loss opportunities and the other factors described herein will not have a material adverse effect on HCCH.

     Impact of Inflation and Changes in Interest Rates. A significant portion of HCCH's revenue is related to healthcare insurance and reinsurance products which are subject to the effects of the underlying inflation of medical costs. Such inflation in the costs of healthcare tends to generate increases in premiums for medical stop-loss coverage, resulting in greater revenue, but also higher claim payments. Inflation may have a negative impact on insurance and reinsurance operations by causing higher claim settlements than may originally have been estimated without an immediate increase in premiums to a level necessary to maintain profit margins being possible. No express provision for inflation is made, although trends are considered when setting underwriting terms and claim reserves for purposes of determining revenue from underwriting profit commissions. Such reserves are subject to a continuing review process to assess their adequacy and are adjusted as deemed appropriate. In addition, the market value of the investments held by HCCH and AVEMCO varies depending on economic and market conditions and interest rates, which are highly sensitive to the policies of governmental and regulatory authorities. Any significant change in interest rates could therefore have a material effect on the market value of the companies' investments.

     ERISA. ERISA governs the relationships between certain benefit plans and the "fiduciaries" of those plans. In general, ERISA is designed to protect the ultimate beneficiaries of the plans from wrongdoing by the fiduciaries. ERISA provides that a person is a "fiduciary" of a plan to the extent that such person has discretionary authority in the administration of the plan or with respect to the plan's assets. The employers who are the customers of HCCH in the medical stop-loss area are fiduciaries of the plans that they sponsor, but there can also be other fiduciaries of a plan. ERISA imposes various express obligations on fiduciaries. These include avoiding transactions in which the fiduciary would have a conflict of interest with the plan and certain transactions between the plan and parties in interest to the plan. Generally, a "party in interest" with respect to a plan includes a fiduciary of the plan and persons that provide services to the plan. Violations of ERISA by fiduciaries can result in the rescission of any affected agreements and the imposition of substantial civil penalties on fiduciaries and parties in interest. The application of ERISA to the operations of HCCH and its customers is an evolving area of law and is subject to ongoing regulatory and judicial interpretations of ERISA. HCCH attempts to minimize the applicability of ERISA to its business and further attempts to ensure both that its practices are not inconsistent with ERISA and that it will not be deemed to be a "fiduciary." There can, however, be no assurance that courts, the Department of Labor, or other regulatory bodies will not take positions contrary to the present or future interpretations or practices of HCCH. Any such contrary positions could require changes to the business practices of HCCH or result in HCCH incurring the risk of liabilities as described above and could have a material adverse effect on HCCH. Similarly, there can be no assurances that future statutory changes to ERISA will not materially adversely affect the business of HCCH.

     Competition. The insurance business is generally highly competitive and the aviation insurance industry, in which AVEMCO is primarily involved, is even more intensely competitive. HCCH and AVEMCO face competition from domestic and foreign insurers, some of whom are larger and have greater financial, marketing and management resources than HCCH and AVEMCO. HCCH's and AVEMCO's profitability is affected by many other factors, including rate competition, severity and frequency of claims, interest rates, state regulations, court decisions, the judicial climate and general business conditions, all of which are outside the control of HCCH and AVEMCO. HCCH's medical stop-loss business involves a diversified field of participants from small start-up operations to large, well-established organizations. While the medical stop-loss business has been historically competitive, during the past several years there has been significant growth in the number of medical stop-loss insurance underwriters. HCCH also faces intense and growing pressure from alternatives to employer sponsored self-insured health plans, such as fully-insured plans, HMOs and Point of Service plans, as well as from large well established direct insurers and competing underwriting managers providing similar medical stop-loss products to those offered by HCCH to employer sponsored self-insured health plans. Competition in the reinsurance marketplace is primarily due to an increase in the number of reinsurers participating in the market as well as a tendency by reinsureds to retain a greater percentage of their own risk. HCCH competes with other reinsurance underwriting managers and domestic and international reinsurance companies. HCCH's results of operations may also be affected by the competition for reinsurance business between broker reinsurance markets and direct reinsurance writers. HCCH also competes with many reinsurance intermediaries in the broker reinsurance market, some of which are affiliated with primary insurance brokers with substantial financial resources. In each of the above business areas, a significant number of HCCH's and AVEMCO's competitors have financial resources, employees, facilities, market recognition, marketing, management, experience, and other resources substantially greater than those of HCCH and AVEMCO.

     Regulation and Licensing. HCCH and AVEMCO are subject to governmental regulation in each of the states in which they conduct business. Such regulation is vested in state agencies, which have broad supervisory, regulatory and administrative powers to deal with all aspects of the business of HCCH and AVEMCO, including licenses, rates, policy forms, capital adequacy, payment of dividends, security deposits, methods of accounting, investments, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, standards of solvency, periodic examinations and annual and other report filings. A change in such laws and regulations may adversely affect the revenues and expenses of HCCH and AVEMCO. In general, state agencies are primarily concerned with the protection of policyholders rather than shareholders. In addition, legislation is pending or being contemplated which could have a material adverse effect on HCCH and AVEMCO. In recent years state legislatures have considered or enacted laws that alter and, in many cases, increase state authority to regulate insurance companies and insurance holding company systems. In addition, the NAIC and state insurance regulators, as part of the NAIC's state insurance department accreditation program, have re-examined existing laws and regulations, specifically focusing on insurance company investments, issues relating to the solvency of insurance companies, licensing and market conduct issues, interpretations of existing laws, the development of new laws, and the definition of extraordinary dividends. In addition, Congress and certain federal agencies have conducted investigations of the current condition of the insurance industry in the United States to determine whether to impose federal regulation of insurers and reinsurers. From time to time, Congress and certain states have considered various legislative proposals which would provide for governmental earthquake insurance coverage. Legislation has also from time to time been introduced in Congress that could result in the federal government's assuming some role in the regulation of the insurance industry, but none is currently pending. Neither HCCH nor AVEMCO knows at this time the extent to which such federal or state legislative or regulatory initiatives will be adopted, and no assurance can be given that they would not have a material adverse effect on HCCH's or AVEMCO's business. The operations of HCCH, AVEMCO and their respective affiliates are also subject to state insurance laws and regulations requiring the licensing of insurance agents, brokers, reinsurance intermediaries, reinsurance underwriting managers, and managing general agents and regulating certain aspects of their business. These laws and regulations are intended primarily for the protection of policyholders, rather than shareholders of the licensed entities, and may include requirements for certain provisions in contracts entered into between HCCH, AVEMCO and various insurers or reinsurers, certain record keeping and reporting requirements, advertising and business practice rules, and other matters. The businesses of HCCH and AVEMCO depend on obtaining and maintaining licenses and approvals pursuant to which they operate, as well as compliance with pertinent regulations. There can be no assurance given that HCCH or AVEMCO has all such required licenses, approvals or complying contracts or that such licenses, approvals or complying contracts can always be obtained or continued. In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities, and the possibility exists that HCCH or AVEMCO may be precluded or temporarily suspended from carrying on some or all of its activities in a given jurisdiction. Such preclusion or suspension could have a materially adverse effect on the business and results of operations of HCCH and AVEMCO.

     Holding Company Structure and Dividends. Both AVEMCO and HCCH are defined, for purposes of state laws, as "insurance holding companies" and they are dependent upon the ability of their insurer subsidiaries to pay dividends to them (or to the intermediate parents within the holding company structure of which they are a part) to meet their obligations and cover their expenses. Insurance companies are limited by law to the payment of dividends out of surplus earnings above a specified level, generally the greater of ten percent of the insurer's surplus as regards its policyholders or the prior year's investment income (Texas) or, under certain conditions, the prior year's statutory net income (Maryland). Dividends in excess of those thresholds are "extraordinary dividends" and subject to prior regulatory approval. In the past, the NAIC has encouraged various state insurance regulatory authorities and legislatures to promote the adoption of standards for approval of dividends that would exceed the lesser of the surplus/earnings (investment income) tests, which would reduce the "extraordinary dividend" threshold and increase the frequency of regulatory approval for the payment of dividends by insurers.

     Foreign Operations. Approximately 59% of HCCH's 1996 GWP was for insureds located outside the United States. As such, it is subject to regulations in the countries in which it operates, as well as United States restrictions on doing business in certain countries, and other regulations relating to foreign operations. International operations are subject to various risks not present in domestic operations such as fluctuations in currency exchange rates, nationalization or expropriation of assets, import/export controls, political instability, limitations on foreign investment, restrictions on the ability to convert currency, and the additional expense and risks inherent in conducting operations in geographically distant locations, with customers speaking different languages and having different cultural approaches to the conduct of business. There can be no assurance that the business of HCCH will not be materially adversely affected by these factors in the future.

     Factors Affecting Market Price of HCCH Common Stock and AVEMCO Common Stock; Fixed Exchange Ratio. Since the market prices of HCCH Common Stock and AVEMCO Common Stock are subject to fluctuation, the market value of the shares of HCCH Common Stock that the holders of AVEMCO Common Stock will receive in the Merger may increase or decrease before and after the Merger. The Exchange Ratio in the Merger is fixed at one-for-one and will not be adjusted in the event of any increase or decrease in the price of either HCCH Common Stock or AVEMCO Common Stock. There can be no assurance that before or after the Effective Time, such shares of HCCH Common Stock will maintain or equal the prices at which such shares have traded in the past. The prices at which HCCH Common Stock trades after the Merger may be influenced by many factors including, among others, the liquidity of the market for HCCH Common Stock, investor and market analyst perceptions of HCCH and the industry in which it operates, the combined operating results of HCCH and AVEMCO, HCCH's dividend policy, and general economic and market conditions.

FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are subject to the safe harbors created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives relating to the development of HCCH's business in the domestic and international property and casualty markets and as an insurance underwriting manager and a reinsurance underwriting manager and intermediary and the future operation of AVEMCO's business as a provider of specialty property and casualty insurance products and services, principally involving aviation. All forward-looking statements involve risks and uncertainty, including, without limitation, risks relating to dependence on material contracts, ability to cede reinsurance risk, adequacy of loss reserves, dependence upon key personnel, ability to integrate the operations of HCCH and AVEMCO and achieve expected synergies, regulatory and licensing requirements, risks of foreign operations and general market conditions and competition. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties as set forth herein, the failure of any one of which could materially adversely affect the operations of HCCH and AVEMCO. HCCH's and AVEMCO's plans and objectives are also based on the assumptions that competitive conditions within the property and casualty, accident and health and aviation insurance business, and market conditions and competitive conditions within AVEMCO's business areas, will not change materially or adversely and that there will be no material adverse change in HCCH's and AVEMCO's operations or business. Assumptions relating to the foregoing involve judgments with respect, among other things, to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of HCCH and AVEMCO. Although HCCH and AVEMCO believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and there can, therefore, be no assurance that the forward-looking statements included in this Proxy Statement/Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by HCCH, AVEMCO or any other person that the objectives and plans of HCCH and AVEMCO will be achieved.

                        SPECIAL MEETINGS OF SHAREHOLDERS

THE HCCH MEETING


     Date, Time and Place of Meeting. The HCCH Meeting will be held at 9:00 a.m., local time, on June 13, 1997 at HCCH's corporate headquarters, 13403 Northwest Freeway, Houston, Texas 77040-6094.


     Record Date and Outstanding Shares. Only shareholders of record of HCCH Common Stock at the close of business on the HCCH Record Date are entitled to notice of and to vote at the HCCH Meeting. As of the close of business on the HCCH Record Date, there were 36,169,185 shares of HCCH Common Stock outstanding and entitled to vote, held of record by 130 shareholders. Each HCCH shareholder is entitled to one vote for each share of HCCH Common Stock held as of the HCCH Record Date.

     Voting and Revocation of Proxies. The HCCH proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the HCCH Board for use at the HCCH Meeting. Shareholders of HCCH are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to HCCH. All properly executed proxies received by HCCH before the vote at the HCCH Meeting that are not revoked will be voted at the HCCH Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the Plan of Reorganization and the Merger. The persons designated in the proxy will have discretion to vote with respect to procedural matters. An HCCH shareholder who has given a proxy may revoke it at any time before it is voted at the HCCH Meeting, by (i) delivering to the Secretary of HCCH (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date, or (iii) attending the HCCH Meeting and voting in person (although attendance at the HCCH Meeting will not, by itself, revoke a proxy). Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the HCCH Meeting, the shareholder must bring to the HCCH Meeting a letter from the broker, bank or other nominee confirming such shareholder's beneficial ownership of the shares.

     Vote Required. Delaware law does not require the shareholders of HCCH to vote with respect to the Plan of Reorganization or the Merger. Pursuant to the rules and regulations of the NYSE, however, which require shareholders' approval of any transaction which will result in the issuance of HCCH Common Stock equal to or in excess of 20% of the number of shares of HCCH Common Stock outstanding before the issuance of such stock, approval and adoption of the Plan of Reorganization and the Merger require the affirmative vote of the holders of a majority of the outstanding shares of HCCH Common Stock present in person or by proxy at a meeting at which votes are cast by holders of at least 50% of the outstanding shares entitled to vote with respect to the Merger are present in person or by proxy. The directors and executive officers of HCCH have indicated that they intend to vote all shares of HCCH Common Stock owned or controlled by them for approval of the Plan of Reorganization and the Merger. On the HCCH Record Date, such directors and executive officers owned or controlled approximately 11,141,466 shares or 30.8 in the aggregate of the then outstanding shares of HCCH Common Stock.

     Quorum; Abstentions; Broker Non-Votes. The presence at the HCCH Meeting, in person or by properly executed proxy, of holders of record of a majority of the shares of the HCCH Common Stock outstanding as of the HCCH Record Date will constitute a quorum for the transaction of business at the HCCH Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy that are not being voted (the "Nonvoted Shares") will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Nonvoted Shares will count for purposes of determining the presence of a quorum, but, because approval of the Plan of Reorganization by the HCCH shareholders requires only the affirmative vote of holders of a majority of the shares of HCCH Common Stock present in person or by proxy at the HCCH

Meeting as long as at such meeting holders of at least 50% of the outstanding shares entitled to vote with respect to the Merger are present in person or by proxy, Nonvoted Shares will not have the effect of a vote against the Merger. Abstentions will not be considered Nonvoted Shares and will have the same effect as a vote AGAINST the Plan of Reorganization and the Merger. It is not expected that matters other than the Plan of Reorganization will come before the HCCH Meeting; however, if other matters are properly presented, the persons named as proxies will have authority to vote in accordance with their judgment on any other such matter, including, without limitation, any proposal to adjourn or postpone the HCCH Meeting. If a proxy is returned which specifies a vote against the Plan of Reorganization, such discretionary authority will not be used to adjourn the HCCH Meeting in order to solicit additional votes in favor of the Plan of Reorganization.

     Solicitation of Proxies and Expense. The cost of soliciting proxies from holders of the HCCH Common Stock will be borne by HCCH. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of HCCH Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by officers and other management employees of HCCH, who will receive no additional compensation for their services.

THE AVEMCO MEETING


     Date, Time and Place of Meeting. The AVEMCO Meeting will be held at 10:00 a.m., local time, on June 13, 1997 at AVEMCO's corporate headquarters, Frederick Municipal Airport, 411 Aviation Way, Frederick, Maryland 21701.


     Record Date and Outstanding Shares. Only shareholders of record of AVEMCO Common Stock at the close of business on the AVEMCO Record Date are entitled to notice of and to vote at the AVEMCO Meeting. As of the close of business on the AVEMCO Record Date, there were 8,403,787 shares, excluding treasury shares, of AVEMCO Common Stock outstanding and entitled to vote, held of record by 1,744 shareholders. Each AVEMCO shareholder is entitled to one vote for each share of AVEMCO Common Stock held as of the AVEMCO Record Date.

     Voting of Proxies. The AVEMCO proxy accompanying this Proxy Statement/Prospectus is solicited on behalf of the AVEMCO Board for use at the AVEMCO Meeting. Shareholders of AVEMCO are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to AVEMCO. All properly executed proxies received by AVEMCO before the vote at the AVEMCO Meeting that are not revoked will be voted at the AVEMCO Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the Plan of Reorganization and the Merger. An AVEMCO shareholder who has given a proxy may revoke it at any time before it is voted at the AVEMCO Meeting, by (i) delivering to the Secretary of AVEMCO (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date, or (iii) attending the AVEMCO Meeting and voting in person (although attendance at the AVEMCO Meeting will not, by itself, revoke a proxy). Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the AVEMCO Meeting, the shareholder must bring to the AVEMCO Meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of the shares.


     Vote Required. Pursuant to Delaware law, approval and adoption of the Plan of Reorganization and the Merger require the affirmative vote of the holders of a majority of the shares of AVEMCO Common Stock outstanding and entitled to vote. The directors and executive officers of AVEMCO have indicated that they intend to vote all shares of AVEMCO Common Stock owned or controlled by them for approval and adoption of the Plan of Reorganization and the Merger. On the AVEMCO Record Date, such directors and executive officers owned 1,600,237 shares of AVEMCO Common Stock (which includes 255,250 shares subject to outstanding stock options exercisable within 60 days of the AVEMCO Record Date and 855,500 shares owned directly or indirectly by Markel Corporation, a publicly held corporation, beneficial ownership of which shares is disclaimed by Steven A. Markel, a director of AVEMCO and Vice Chairman of Markel Corporation) or 18.5% in the aggregate of the then outstanding shares of AVEMCO Common Stock. In addition, there are approximately 297,500 shares of AVEMCO Common Stock in the AVEMCO Profit Sharing Plan. Members of management serve as the trustees of the Profit Sharing Plan. Such trustees have indicated that they intend to vote all shares held in the Profit Sharing Plan for approval and adoption of the Plan of Reorganization and the Merger.


     Quorum; Abstentions; Broker Non-Votes. The presence at the AVEMCO Meeting, in person or by properly executed proxy, of holders of record of a majority of the shares of the AVEMCO Common Stock outstanding as of the AVEMCO Record Date will constitute a quorum for the transaction of business at the AVEMCO Meeting. Approval of the proposal to adopt the Plan of Reorganization and the Merger requires the affirmative vote of a majority of the votes which the holders of the outstanding AVEMCO Common Stock are entitled to cast. Thus, Nonvoted Shares as well as Abstentions with respect to the proposal to adopt the Plan of Reorganization and the Merger have the same effect as votes AGAINST such proposal. It is not expected that matters other than the Plan of Reorganization will come before the AVEMCO Meeting; however, if other matters are properly presented, the persons named as proxies will have authority to vote in accordance with their judgment or any other such matter, including, without limitation, any proposal to adjourn or postpone the AVEMCO Meeting. If a proxy is returned which specifies a vote against the Plan of Reorganization, such discretionary authority will not be used to adjourn the AVEMCO Meeting in order to solicit additional votes in favor of the Plan of Reorganization.

     Solicitation of Proxies and Expense. The cost of soliciting proxies from holders of the AVEMCO Common Stock will be borne by AVEMCO. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of AVEMCO Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by officers and other management employees of AVEMCO, who will receive no additional compensation for their services.

                                   THE MERGER
BACKGROUND OF THE MERGER

     During the past several years, HCCH developed the view that its continued success would be enhanced by its ability to offer additional services and products in the property and casualty and related insurance businesses and to offer such products and services on a wider geographical basis. In June 1996 Mr. Stephen L. Way, Chairman of the Board and Chief Executive Officer of HCCH, contacted Smith Barney to discuss HCCH's interest in a potential combination of HCCH and AVEMCO. HCCH spent several days in late July 1996 evaluating certain publicly available financial and operational information regarding AVEMCO for purposes of confirming its interest, during which time HCCH also had several discussions with Smith Barney concerning, among other things, the general terms of an offer and strategy for approaching AVEMCO.

     Smith Barney arranged for a meeting between Mr. Way and William P. Condon, Chairman of the Board and Chief Executive Officer of AVEMCO, on August 6, 1996 at which Messrs. Way and Condon discussed the general benefits of a potential business combination. Subsequently, HCCH's financial advisors participated in the discussions with HCCH and AVEMCO. It was determined that a business combination would only be feasible if it qualified as a tax-free reorganization and HCCH concluded that the transaction could go forward only if it could be accounted for as a pooling-of-interests.


     On October 1, 1996, Mr. Way sent Mr. Condon a letter outlining the basis of a possible transaction and describing the potential benefits to AVEMCO's shareholders of a combination with HCCH. The letter proposed that HCCH issue its common stock in a pooling-of-interests transaction for 100% of AVEMCO's outstanding shares (based upon 8.3 million outstanding shares) that would have assured AVEMCO shareholders of receiving value in the range of $20.00 to $22.00 per share, based on the average closing price of HCCH Common Stock during the twenty consecutive days ending five business days before AVEMCO's shareholder vote to approve the transaction. The closing sales prices of HCCH Common Stock and AVEMCO Common Stock on October 1, 1996 were $28.125 and $15.875, respectively. Based on the trading prices of AVEMCO and HCCH at the time of the initial offer letter, the offer from HCCH represented an exchange ratio of approximately .8 shares of HCCH stock for each share of AVEMCO.

     Mr. Condon advised the directors of AVEMCO of the letter and a meeting of an ad hoc committee of AVEMCO directors consisting of William Condon, H. Lowell Davis, Paul J. Hanna, Arnold H. Johnson, Thomas J. Schwab and John F. Shettle, Jr. was held on October 7, 1996 to discuss information obtained to date on HCCH. This information included HCCH's history, a summary of its operations and detail on the proposed transaction.

     On October 23, 1996, Messrs. Condon and Way met in Boston, MA. Discussions included AVEMCO's and HCCH's operational and product overlaps, the general aviation insurance market, AVEMCO's existing stock repurchase program and the need for the parties to enter into a confidentiality agreement if Merger discussions were to proceed.

     On October 31, 1996, the Board of Directors of AVEMCO at a regular meeting discussed the proposal from HCCH. AVEMCO's outside legal counsel reviewed with the AVEMCO Board its fiduciary duties with respect to the proposal made by HCCH. The Board designated a committee consisting of Messrs. Condon and Davis and Steven A. Markel and Rachel B. Trinder to address the proposal from HCCH and authorized the designated committee to proceed with discussions with HCCH and to retain an investment banker to represent AVEMCO.

     On November 13, 1996, the designated committee met to discuss the hiring of an investment banker, the involvement of the Company's independent auditors with respect to the pooling-of-interests issues and to review the terms set forth in HCCH's October 1, 1996 preliminary proposal. Based on its review of available information, the committee preliminarily concluded that the $20.00 to $22.00 price was on the low side of what it felt could be the value of AVEMCO's stock. The committee was advised that a meeting of HCCH and AVEMCO had been scheduled for November 18, 1996. Based primarily on the relatively high price-to-book and price-to-earnings multiples of the HCCH stock, the volatility of HCCH's stock, the committee authorized AVEMCO's representatives to propose a transaction with a fixed exchange ratio in the range of 1.0 to 1.1 shares of HCCH stock to 1.0 share of AVEMCO stock. The committee also considered it appropriate that AVEMCO obtain downside protection against an HCCH stock price decline prior to consummation of any transaction.

     On November 14, 1996, HCCH and AVEMCO signed a joint Confidentiality Agreement permitting the further exchange of information between the parties, restricting the purchase of stock of the other party and limiting certain other activities.


     On November 18, 1996, Mr. Way and Mr. Frank J. Bramanti, Executive Vice President and Chief Financial Officer of HCCH arranged a meeting in Frederick, Maryland (site of AVEMCO's home office) to discuss possible terms under which a business combination would be attractive to both sides particularly with regard to pricing. AVEMCO was represented at this meeting by Mr. Condon and Mr. Steven
A. Markel, a director of AVEMCO. John Shettle, Jr. and John Yuska, AVEMCO's President and Chief Financial Officer, respectively, also attended a portion of the meeting. AVEMCO representatives explored the concept of a fixed exchange ratio of 1.0 to 1.1 shares of HCCH stock to 1.0 shares of AVEMCO stock. The closing sales prices of HCCH Common Stock and AVEMCO Common Stock on November 18, 1996 were $27.00 and $15.375, respectively. No agreement was reached at this meeting as to the economic terms of the proposed merger.


     On November 19, 1996, a meeting of the AVEMCO Board was held to update the Board on the prior day's meeting. The Board determined that an investment banker should be engaged by the Board to assist the Board with developing the terms of any transaction with HCCH and consideration of alternative transactions. Following extensive consideration of three investment banking candidates, on December 2, 1996, the committee met to approve the selection of Alex. Brown as the investment banker to the Company. On December 6, 1996, an agreement was entered into between AVEMCO and Alex. Brown.

     On December 19, 1996, AVEMCO's position as set forth at the November 18, 1996 meeting was presented to the HCCH Board. Mr. Way advised the HCCH Board of the preliminary discussions held with AVEMCO as of such date, and sought the HCCH Board's authority for Mr. Way, as Chief Executive Officer of HCCH, to make a proposal to AVEMCO to acquire AVEMCO in a stock for stock merger that would qualify as a tax free reorganization as well as qualifying for pooling-of-interests accounting treatment. The HCCH Board authorized HCCH's management to proceed with the proposed merger and seek to negotiate agreeable terms for a proposed merger with AVEMCO, including one at a fixed exchange ratio and with downside protection against an HCCH price decline prior to consummation of a merger.

     Additionally, during the months of November and December, numerous telephone conversations were held between Messrs. Condon, Way, Markel and representatives of Smith Barney to further discuss the economic terms of a proposed transaction. These conversations primarily addressed tax and accounting issues relating to a pooling-of-interests and the negotiation of an acceptable exchange ratio between what was initially offered by HCCH on October 1, 1996 and what AVEMCO had presented to HCCH in the meeting of November 18, 1996.


     On January 6, 1997, the AVEMCO Board held a special meeting to review and discuss the possible merger between AVEMCO and HCCH. The closing sales prices of HCCH Common Stock and AVEMCO Common Stock on January 6, 1997 were $25.375 and $15.875, respectively. Outside legal counsel for AVEMCO again reviewed with the AVEMCO Board its fiduciary duties with respect to the proposed transaction. In addition, Alex. Brown, having been retained on December 6, 1996 as AVEMCO's financial advisor with respect to the proposed transaction, provided a presentation to the AVEMCO Board including an overview of AVEMCO and HCCH, alternative approaches to valuing AVEMCO, a review of HCCH's proposal and various alternatives to the HCCH offer. Alternatives reviewed by Alex. Brown and the Board included remaining independent, entering into negotiations with HCCH and exploring potential business combinations with other parties. The Board did not instruct management to pursue any business combinations with parties other than HCCH. The Board, after reviewing the alternatives in conjunction with AVEMCO's five-year business projection, which had been presented to the Board, determined that achieving the level of shareholder value potentially available in a merger with HCCH as an independent entity in the near term would be difficult. Accordingly, the Board instructed the designated committee headed by Messrs. Condon and Markel to enter into merger discussions with HCCH based upon a fixed exchange ratio greater than .9 shares of HCCH stock to 1.0 shares of AVEMCO stock. Among other factors, the Board viewed a potential combination with HCCH as the best opportunity for enhancing AVEMCO's strategic position within the aviation and health insurance markets. Benefits from the transaction included the opportunity for cost savings, the potential to combine operations with other divisions of HCCH, the enhanced ability of the combined entity to acquire additional strategic partners and the potential to expand internationally based on HCCH's strength in international operations.


     Immediately thereafter, Mr. Condon contacted Mr. Way, who also spoke with Mr. Markel, to apprise him of the AVEMCO Board's January 6, 1997 decision and to schedule a meeting between representatives of the two companies.

     On January 8, 1997, AVEMCO's designated committee met to discuss Mr. Condon's and Mr. Markel's update to Mr. Way and to schedule a meeting the following week between the parties.


     On January 13 and 14, 1997, representatives of HCCH (Messrs. Way and Bramanti), representatives of AVEMCO (Messrs. Condon and Markel), and certain of HCCH's and AVEMCO's advisors met in Baltimore, Maryland to review certain issues associated with the proposed business combination and related agreements. Negotiations continued for several days as the parties attempted to reach agreement on an acceptable exchange ratio and certain other material terms for the transaction. Although Alex. Brown advised AVEMCO's Board of Directors regarding the fairness of the Exchange Ratio to AVEMCO's shareholders from a financial point of view, Alex. Brown did not participate in the negotiations over the Exchange Ratio. On January 17, 1997, the parties reached an agreement in principle with respect to certain key issues, including with respect to the Exchange Ratio, that had not previously been resolved. As a result, HCCH and AVEMCO issued a joint press release announcing the agreement in principle and the determination to proceed with drafting definitive agreements and resolving other conditions relating to the proposed business combination. Subsequent to the announcement, AVEMCO did not receive any inquiries from any third parties concerning a possible business combination. The parties agreed that consideration of employment and/or severance arrangements for AVEMCO officers and employees would be deferred. The closing sales prices of HCCH Common Stock and AVEMCO Common Stock on January 16, 1997 were $28.625 and $19.375, respectively.


     Further detailed due diligence investigations were conducted by HCCH and AVEMCO and their respective accounting, legal and financial advisors during the weeks following the January 17, 1997 announcement as the parties met to draft and negotiate a final definitive agreement. The final terms and conditions contained in the definitive agreement were also negotiated during this period.

     On February 17, 1997, the HCCH Board held a special meeting to consider the proposed Plan of Reorganization and the Merger. At such meeting, Mr. Way, together with HCCH's financial and legal advisors, reviewed with the HCCH Board the results of their due diligence investigations and the terms of the proposed Plan of Reorganization and the Merger. Legal counsel for HCCH also reviewed with the HCCH Board its fiduciary duties with respect to the proposed transaction. In addition, Smith Barney delivered to the HCCH Board its oral opinion (which opinion was subsequently confirmed by delivery of written opinions dated February 17, 1997 and the date of this Proxy Statement/Prospectus) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the proposed Exchange Ratio was fair, from a financial point of view, to HCCH, and reviewed for the HCCH Board the financial analyses performed by Smith Barney in connection with such opinion. See " -- Opinions of Financial Advisors -- HCCH." After discussions, the HCCH Board unanimously approved the Plan of Reorganization and the Merger with such changes as management might deem necessary and authorized HCCH to enter into the Plan of Reorganization, to call a special meeting of shareholders, and to recommend the Plan of Reorganization and the Merger to the HCCH shareholders.

     On February 24, 1997, the AVEMCO Board held a special meeting to consider the proposed Plan of Reorganization and the Merger. At such meeting, Mr. Condon, together with AVEMCO's financial and legal advisors, reviewed with the AVEMCO Board the results of their due diligence investigations and the terms of the proposed Plan of Reorganization and the Merger. In addition, Alex. Brown delivered to the AVEMCO Board its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated February 24, 1997) that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to the shareholders of AVEMCO. See "-- Opinion of Financial Advisors." After discussions, the AVEMCO Board unanimously approved the Plan of Reorganization and the Merger with such changes as management might deem necessary and authorized AVEMCO to enter into the Plan of Reorganization.

     Following further negotiations on certain terms of the Plan of Reorganization, on February 28, 1997, Mr. Way on behalf of HCCH and the Merger Sub and Mr. Condon, on behalf of AVEMCO, executed the Plan of Reorganization.

GENERAL

     The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Plan of Reorganization are subject to and qualified in their entirety by reference to the Plan of Reorganization, a copy of which is attached to this Proxy Statement/Prospectus as Appendix "A," and is incorporated herein by reference.

EFFECTS OF THE MERGER; CONVERSION OF SHARES

     The Merger will be consummated promptly after shareholder approval by the shareholders of HCCH and AVEMCO, the receipt of required regulatory approvals and the satisfaction or waiver of the other conditions to consummation of the Merger. Under the Plan of Reorganization, Merger Sub will be merged with and into AVEMCO, AVEMCO will be the surviving corporation of such Merger, the shareholders of AVEMCO will receive shares of HCCH Common Stock in exchange for their shares of AVEMCO Common Stock and, as a result, AVEMCO will become a wholly owned subsidiary of HCCH. Merger Sub will disappear as a separate corporate entity, the business of AVEMCO will continue as part of HCCH, the outstanding shares of Common Stock of Merger Sub will be converted into an equal number of shares of AVEMCO Common Stock and each share of AVEMCO Common Stock outstanding just before the consummation of the Merger will be converted into the right to receive a share of HCCH Common Stock. Each outstanding option to acquire shares of AVEMCO Common Stock will be converted into an option to acquire an equal number of shares of HCCH Common Stock. Because each outstanding share of AVEMCO Common Stock will be exchanged for one share of HCCH Common Stock and there are no fractional shares of AVEMCO Common Stock presently outstanding, no fractional shares of HCCH Common Stock will be issued pursuant to the Merger. Under Delaware law, holders of AVEMCO Common Stock and HCCH Common Stock are not entitled to appraisal or dissenters' rights with respect to the Merger. See "The Merger -- Appraisal and Dissenters' Rights."

     Upon consummation of the Merger, all the executive officers and directors of HCCH will remain in their current positions. All of the shareholders of AVEMCO will become shareholders of HCCH (as described below), and their rights will be governed by HCCH's Certificate of Incorporation and Bylaws, attached hereto as Appendix "D" and Appendix "E," respectively.

EXCHANGE OF SHARES


     After the Effective Time, each record holder at the Effective Time of a certificate or certificates theretofore representing shares of issued and outstanding AVEMCO Common Stock will be entitled, upon the surrender of such certificate or certificates to HCCH's stock transfer agent (the "Exchange Agent"), promptly to receive in exchange therefor a certificate or certificates representing the number of whole shares of HCCH Common Stock into which the shares of AVEMCO Common Stock previously represented by the certificate or certificates so surrendered shall have been automatically converted. From and after the Effective Time, until surrendered, each certificate theretofore representing shares of AVEMCO Common Stock will be deemed for all corporate purposes, other than payment of dividends, to evidence the ownership of the number of whole shares of HCCH Common Stock into which such shares of AVEMCO Common Stock shall have been converted. Unless and until such certificates shall be so surrendered, the holder of such certificates will not be entitled to receive payment of any dividends on such shares of HCCH Common Stock payable to the holders thereof after the Effective Time. Upon the surrender of certificates previously representing shares of AVEMCO Common Stock, the holder thereof will receive certificates representing the number of whole shares of HCCH Common Stock to which such holder shall be entitled and the amount of any dividends or other distributions that shall have been payable to holders of record of HCCH Common Stock on or after the Effective Time with respect to such shares of HCCH Common Stock, without interest. Any dividends payable to holders of record of HCCH Common Stock as of any record date prior to the Effective Time will not be payable to holders of certificates previously representing AVEMCO Common Stock.


     Because each share of AVEMCO Common Stock will be exchanged for one share of HCCH Common Stock, and there are no fractional shares of AVEMCO Common Stock presently outstanding, no fractional shares of HCCH Common Stock will be issued pursuant to the Merger.

     SHAREHOLDERS SHOULD NOT DELIVER ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. YOU WILL BE NOTIFIED BY THE TRANSFER AGENT WHEN TO SUBMIT YOUR CERTIFICATES, IF THE TRANSACTION IS CLOSED.

REASONS FOR THE MERGER

     Joint Reasons for the Merger. Each of the HCCH Board and the AVEMCO Board unanimously recommends that the shareholders of the respective companies vote FOR the approval and adoption of the Plan of Reorganization and the Merger, for the reasons set forth below.

     The HCCH Board and the AVEMCO Board have identified a number of potential mutual benefits of the Merger that they believe will contribute to the success of the combined company. The Board of Directors of each Company was able to review the reasons for the Merger in order to determine that the Merger was in the best interests of its respective company and shareholders, without quantifying the bases for the Merger. These potential benefits include: (i) the principal businesses of each company are complementary, and synergistic effects of the Merger are expected by each Board of Directors to result in a positive impact on the potential for growth of each company's business in the long term;
(ii) the HCCH Board and the AVEMCO Board believe that increased operating efficiency can be expected from the consolidation of certain operations in the combined company, with opportunities for economies of scale, particularly in terms of the integration of office facilities, information systems and support functions and the combined purchasing power of the two companies; and (iii) the Merger is expected to benefit both companies' expansion efforts and (iv) market capitalization of the combined company will be larger than either company's prior market capitalization, providing the HCCH and AVEMCO shareholders with enhanced liquidity. The respective Boards of Directors believe that the synergies of the Merger include the ability of a larger and more geographically diverse organization to appeal to a larger and more geographically dispersed customer base, to more easily attract and retain highly qualified management and employees because larger and more diverse and complex operations result in a larger number and greater variety of management positions, thus affording more opportunity for employee advancement, and to strengthen the management and operations of each company by taking advantage of skills and experience of each company that are not shared by the other. In addition, the Boards of Directors believe that over time the combined organization will be able to consolidate certain accounting, procurement and management functions and as a significantly larger organization will be able to obtain economies of scale in purchasing, marketing and capital formation. Because these factors do not operate independently of each other and in fact may have a significant beneficial impact as a group rather than independently and were thus considered together for their anticipated beneficial impact on the combined operations over a period of time following consummation of the Merger, the respective Boards of Directors did not quantify or assign a relative weight to each factor independently. Moreover, a discussion of the risks that such factors may not have the anticipated beneficial impact may be found in "Risk Factors -- Integration of Operations."

     HCCH's Reasons for the Merger. The HCCH Board believes that the following are additional reasons for shareholders of HCCH to vote FOR approval and adoption of the Plan of Reorganization and the Merger: (i) synergism between the businesses of the two companies is expected to result in increased underwriting capabilities and expansion opportunities for HCCH, particularly in the aviation arena; (ii) the Merger provides HCCH with a direct line of business that management believes fits well with HCCH's operating philosophies; (iii) AVEMCO has a history of operating profitability; (iv) the complementary geographic locations of the HCCH and AVEMCO operations should provide opportunity for profitable growth due to synergies, and HCCH would acquire a strong market position in new markets; (v) the Merger would better position HCCH to deal with uncertainties which may face the industry in the competitive property and casualty business; (vi) based on the relative revenue of both companies and the Exchange Ratio and assuming certain synergies are achieved,the Merger should be anti-dilutive to current shareholders of HCCH and (vii) the oral opinion of Smith Barney delivered to the HCCH Board on February 17, 1997, the date of the HCCH Board meeting held to evaluate the proposed transaction (which opinion was subsequently confirmed by delivery of written opinions dated February 17, 1997 and the date of this Proxy Statement/Prospectus), to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to HCCH.

     In reaching its decision to approve the Plan of Reorganization, the HCCH Board considered the following material factors: (i) an analysis of the financial performance, operations, assets, business condition and business prospects of AVEMCO, including its projected performance through 1998, (ii) a review of pro forma projections of the combined entity, (iii) the recent and historical performance of the HCCH Common Stock and the AVEMCO Common Stock,
(iv) certain historical and prospective financial information of AVEMCO, (v) an analysis of recent acquisitions in the insurance industry, (vi) a review of the background and experience of the AVEMCO management team and (vii) the terms of the Plan of Reorganization. Before taking action on the Plan of Reorganization, the HCCH Board received presentations from, and reviewed the terms and conditions of the Plan of Reorganization with, HCCH's management, legal, financial and tax advisors.

     The HCCH Board also considered the following potentially negative factors in its deliberations concerning the Merger: (i) the charges typically expected to be incurred in connection with the Merger, primarily in the quarter during which consummation of the Merger occurs, (ii) the risk that the market price of the HCCH Common Stock might be adversely affected by the public announcement of the Merger, (iii) the risks involved in the integration of the two companies,
(iv) the risk that the anticipated benefits of the Merger might not be fully realized, (v) the risks associated with the possibility of material adverse changes to

AVEMCO's business and (vi) the possibility that the Merger might not be consummated and the corresponding potential adverse effect of such a result on the market price of the HCCH Common Stock. In the view of the HCCH Board these considerations were not sufficient, either individually or collectively, to outweigh the potential advantages of the Merger.

     In view of the wide variety of factors, both positive and negative, considered by the HCCH Board and the different weight attributed by individual members of the HCCH Board to different factors, the HCCH Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. Moreover, individual members of the HCCH Board may have given different weight to different factors. The HCCH Board viewed its position and recommendations as being based upon the totality of information presented to and considered by it.

     AVEMCO's Reasons for the Merger. The AVEMCO Board believes that the following are additional reasons for the shareholders of AVEMCO to vote FOR approval and adoption of the Plan of Reorganization and the Merger: (i) the AVEMCO Board believes that AVEMCO's business could substantially benefit from combined operations with HCCH, particularly with respect to international expansion; (ii) the belief that the Merger offers the opportunity to create a combined company with greater financial resources and flexibility, competitive strengths, and business opportunities than would be possible for AVEMCO alone;
(iii) the enhanced position of the combined company to succeed in the changing property and casualty insurance business; (iv) the ability of the combined company to compete more effectively amid the ongoing consolidation of property and casualty insurance companies; (v) recent trading prices for HCCH Common Stock; and (vi) the Merger provides a strategic alternative to remaining an independent company or effecting a business combination with one or more other parties.

     In evaluating the fairness of the proposed merger consideration to the AVEMCO shareholders, the AVEMCO Board consulted with management and Alex. Brown regarding HCCH's business and with management, legal counsel, tax advisors and Alex. Brown regarding the terms and provisions of the Plan of Reorganization. The AVEMCO Board considered a number of factors, many of the detailed analyses of which were prepared by Alex. Brown, in reaching its conclusions, including:
(i) an analysis of the financial performance, operations, assets, business condition and business prospects of HCCH and AVEMCO, including each of HCCH's and AVEMCO's projected performance through 1998 and 2001, respectively, (ii) a review of pro forma projections of the combined entity, (iii) HCCH's history over the past several years of increases in financial performance, including earnings per share, (iv) the premium offered with respect to the AVEMCO Common Stock in the proposed Merger in comparison to comparable transactions, (v) the benefits of a proposed tax-free reorganization structure, (vi) the greater liquidity provided by a larger combined entity, (vii) the historical performance of the HCCH Common Stock and the AVEMCO Common Stock and various current and historical valuation multiples of the two companies, (viii) an analysis of the background and experience of HCCH's management team; (ix) the failure of any alternative proposals or inquiries to be presented after the announcement of the agreement in principle with HCCH on January 17, 1997, (x) the ability of the Merger to qualify as a tax-free reorganization; and (xi) the opinion of Alex. Brown, as financial advisor to AVEMCO, that the Exchange Ratio was fair from a financial point of view to the holders of AVEMCO Common Stock.

     The AVEMCO Board also considered the following potentially negative factors in its deliberations concerning the Merger: (i) the loss of control over the future operations of AVEMCO following consummation of the Merger, (ii) the risks associated with the possibility of material adverse changes to HCCH's business,
(iii) the risk, before or following consummation of the Merger, that the trading price of the HCCH Common Stock could drop below its level at the time the Merger was negotiated, (iv) the potential repercussions on the trading price of the AVEMCO Common Stock if the Merger were not consummated, (v) the effect on employees and management of the transaction and the change of control, and (vi) the volatility of the HCCH stock. In the view of the AVEMCO Board these considerations were not sufficient, either individually or collectively, to outweigh the potential advantages of the Merger.

     The AVEMCO Board also considered the terms of the Plan of Reorganization, including provisions that permit the AVEMCO Board, consistent with the exercise of its fiduciary duties and subject to certain conditions, to respond to inquiries regarding other potential business combination transactions, to provide information to, and negotiate with, third parties making an unsolicited proposal to acquire AVEMCO in such a transaction and to terminate the Plan of Reorganization if the AVEMCO Board determines to recommend as alternative business combination as a Superior Proposal (as defined in "-- No Solicitation of Transactions; Termination Fee" below). In that regard, the AVEMCO Board noted that the Plan of Reorganization provides that if the Plan of Reorganization is terminated as a result of a Superior Proposal, AVEMCO will be obligated to pay HCCH a Termination Fee in the amount of $7.5 million plus its reasonable expenses. The AVEMCO Board did not view the Termination Fee provision of the Plan of Reorganization as unreasonably impeding any interested third party from proposing a Superior Proposal. The Board was advised that certain directors and officers of AVEMCO had interests in the Merger that may be deemed to be in addition to their interests solely as shareholders of AVEMCO. Full disclosure of these interests was made in connection with the Board's consideration of the transaction. The consulting agreements between HCCH and Messrs. Condon, Shettle, Yuska and Chero were negotiated after the letter of intent was announced and the exchange ratio was negotiated and were negotiated directly with HCCH and not with AVEMCO. Accordingly, in making the decision to recommend the Merger, the Board did not consider it necessary to adopt any other mechanisms to resolve any potential conflicts of interest. See "The
Merger -- Interests of Certain Persons in the Merger."


     In view of the wide variety of factors, both positive and negative, considered by the AVEMCO Board and the different weight attributed by individual members of the AVEMCO Board to different factors, the AVEMCO Board did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered. The AVEMCO Board viewed its position and recommendations as being based upon the totality of the information presented to and considered by it.

     The AVEMCO Board believes that the terms of the Plan of Reorganization are fair to and in the best interests of AVEMCO and its shareholders. While the foregoing discussion of the information and factors considered by the AVEMCO Board is not intended to be exhaustive all material information and factors considered by the AVEMCO Board have been described.

     Board Recommendations. THE HCCH BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF HCCH AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION AND THE MERGER.

     THE AVEMCO BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF AVEMCO AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF REORGANIZATION AND THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Certain directors and officers of AVEMCO have interests in the Merger that may be deemed to be in addition to their interests solely as stockholders of AVEMCO. These interests are described in detail in the following paragraph. Full disclosure of these interests was made in connection with the Board's consideration of the transaction. The consulting agreements between HCCH and Messrs. Condon, Shettle, Yuska and Chero were negotiated after the letter of intent was announced and the exchange ratio was negotiated and were negotiated directly with HCCH and not with AVEMCO. Accordingly, in making the decision to recommend the Merger, the Board did not consider it necessary to adopt any other mechanisms to resolve any potential conflicts of interest. At the time of execution of the Plan of Reorganization, there were approximately 743,698 shares of AVEMCO Common Stock subject to unexercised stock options previously granted to officers, directors and employees of AVEMCO. Each outstanding option to acquire shares of AVEMCO Common Stock will be converted into an option to acquire an equal number of shares of HCCH Common Stock. Under the terms of AVEMCO existing stock option plans, each of such options will, in connection with the Merger, become immediately exercisable without any further vesting requirement. In connection with the Merger, William P. Condon, Chairman of the Board of AVEMCO, will remain an employee at nominal compensation as of the Effective Time and will continue as such until the later of the date the AVEMCO pension plan is terminated or five days following the time that HCCH has reported on thirty days of joint operation of HCCH and AVEMCO. At the Effective Time of the Merger, Mr. Condon will retire as Chairman of the AVEMCO Board, but will remain a director of AVEMCO Insurance Company. In connection with obligations under Mr. Condon's existing employment contract, Mr. Condon will receive a maximum of $800,000, representing payments of or for pro rata salary from April 1, 1997 through December 31, 1997, an agreed-upon bonus for his services to AVEMCO in 1997 and a two-year agreement not to compete, which two year period terminates as of January 1, 2000. In addition, Mr. Condon will receive $120,000 in connection with a two year consulting agreement. AVEMCO has also agreed to transfer certain programs currently in the concept stage, which do not involve any of AVEMCO's current business activities, and related items to Mr. Condon, subject to the agreement not to compete and a first right of refusal with respect to insurance products related to such programs. Such programs relate to association-based marine and travel related credit card programs and related items. Because such programs are in the concept stage and AVEMCO has incurred minimal expenses relating to the development of the programs to date, AVEMCO believes that such programs have only nominal value, if any, at this time. Mr. John F. Shettle, Jr. will continue as President and Chief Executive Officer of AVEMCO and will become Chairman of the Board and Chief Executive Officer of AVEMCO Insurance Company. In connection with such employment, Mr. Shettle will receive a grant of options to purchase 30,000 shares of HCCH Common Stock, the exercise price of which will be at the fair market value on the date of grant, vesting in three equal installments over a three-year period. If Mr. Shettle's employment is terminated by either party on or before January 1, 1998, Mr. Shettle may, upon termination of his employment and at his option, serve for two years as a consultant to HCCH and AVEMCO for a consideration of $200,000 per annum, subject to an agreement not to compete with HCCH or AVEMCO for such two-year period. As of the Effective Time of the Merger, Mr. John R. Yuska will remain an employee at nominal compensation and will continue as such until the later of the date the AVEMCO pension plan is terminated or five days following the time that HCCH has reported on thirty days of joint operation of HCCH and AVEMCO. Mr. Yuska may, upon termination of his employment and at his option, serve for two years as a consultant to HCCH and AVEMCO for a consideration of $169,000 per annum, subject to an agreement not to compete with HCCH or AVEMCO for such two-year period. Mr. Thomas H. Chero will remain an employee at nominal compensation as of the Effective Time and will continue as such until the later of the date the AVEMCO pension plan is terminated or five days following the time that HCCH has reported on thirty days of joint operation of HCCH and AVEMCO. Mr. Chero may, upon termination of his employment and at his option, serve for two years as a consultant to HCCH and AVEMCO for a consideration of $112,000 per annum, subject to an agreement not to compete with HCCH or AVEMCO for such two-year period. If Messrs. Shettle, Yuska or Chero elect not to serve as a consultant, such individual will not be subject to an agreement not to compete. The termination of employment of each Messrs. Condon, Yuska, Chero and Shettle will be considered to be by mutual agreement of the parties.


OPINIONS OF FINANCIAL ADVISORS

     Smith Barney. Smith Barney was retained by HCCH to act as its financial advisor in connection with the Merger. In connection with such engagement, HCCH requested that Smith Barney evaluate the fairness, from a financial point of view, to HCCH of the Exchange Ratio. On February 17, 1997, at a meeting of the Board of Directors of HCCH held to evaluate the proposed Merger, Smith Barney delivered an oral opinion (subsequently confirmed by delivery of a written opinion dated February 17, 1997) to the Board of Directors of HCCH to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to HCCH. Smith Barney has confirmed its opinion dated February 17, 1997 by delivery of a written opinion dated the date of this Proxy Statement/Prospectus. In connection with its opinion dated the date of this Proxy Statement/Prospectus, Smith Barney updated certain of the analyses performed in connection with its opinion delivered on February 17, 1997 and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     In arriving at its opinion, Smith Barney reviewed the Plan of Reorganization and, in connection with its opinion dated the date of this Proxy Statement/Prospectus, reviewed this Proxy Statement/Prospectus, and held discussions with certain senior officers, directors and other representatives and advisors of HCCH and certain senior officers and other representatives and advisors of AVEMCO concerning the businesses, operations and prospects of HCCH and AVEMCO. Smith Barney examined certain publicly available business and financial information relating to HCCH and AVEMCO as well as certain financial forecasts and

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

other information and data for HCCH and AVEMCO which were provided to, or otherwise discussed with, Smith Barney by the respective managements of HCCH and AVEMCO, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Plan of Reorganization in relation to, among other things: current and historical market prices and trading volumes of HCCH Common Stock and AVEMCO Common Stock; the historical and projected earnings and other operating data of HCCH and AVEMCO; and the capitalization and financial condition of HCCH and AVEMCO. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of HCCH and AVEMCO. Smith Barney also evaluated the potential pro forma financial impact of the Merger on HCCH. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data furnished to or otherwise reviewed by or discussed with Smith Barney, the managements of HCCH and AVEMCO advised Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of HCCH and AVEMCO as to the future financial performance of HCCH and AVEMCO and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney assumed, with the consent of the Board of Directors of HCCH, that the Merger will be treated as a pooling-of-interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion, as set forth therein, relates to the relative values of HCCH and AVEMCO. Smith Barney did not express any opinion as to what the value of the HCCH Common Stock actually will be when issued pursuant to the Merger or the price at which the HCCH Common Stock will trade subsequent to the Merger. Smith Barney did not make and, with the exception of certain reserve reports relating to AVEMCO, was not provided with an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of HCCH or AVEMCO nor did Smith Barney make any physical inspection of the properties or assets of HCCH or AVEMCO. Smith Barney was not requested to consider, and Smith Barney's opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for HCCH or the effect of any other transaction in which HCCH might engage. Although Smith Barney evaluated the Exchange Ratio from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiation between HCCH and AVEMCO. No other limitations were imposed by HCCH on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX "B" AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF HCCH COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF HCCH AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO HCCH, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE HCCH SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion to the Board of Directors of HCCH, Smith Barney performed a variety of financial and comparative analyses, including those described below performed by Smith Barney in connection with its opinion dated February 17, 1997. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to HCCH, AVEMCO, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of HCCH and AVEMCO. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and financial analyses were only one of many factors considered by the HCCH Board in its evaluation of the Merger and should not be viewed as determinative of the views of the HCCH Board or management with respect to the Exchange Ratio or the proposed Merger.

     The following is a summary of the material financial analyses performed by Smith Barney in connection with its written opinion dated February 17, 1997:

     Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of HCCH, AVEMCO and five selected publicly traded companies in the insurance industry, consisting of: The Allstate Corporation, The Hartford Steam Boiler Inspection and Insurance Company, Mercury General Corporation, Progressive Corporation, and 20th Century Industries (collectively, the "Selected Companies"). Smith Barney compared, among other things, market values of the Selected Companies as multiples of, among other things, estimated calendar 1997 and estimated calendar 1998 net operating income computed in accordance with generally accepted accounting principles ("GAAP"), and estimated GAAP book value as of December 31, 1996, and adjusted market values (equity market value, plus total debt and the book value of preferred stock) as a multiple of, among other things, calendar year 1995 statutory surplus. Smith Barney also compared the relationship between the price to book value multiples and projected return on average equity ("ROE") of the Selected Companies with that of AVEMCO. Net income projections for the Selected Companies were based on estimates of selected investment banking firms and net income projections for HCCH and AVEMCO were based on internal estimates of the managements of HCCH and AVEMCO. All multiples were based on closing stock prices as of February 14, 1997. Applying a range of selected multiples for the Selected Companies of estimated calendar 1997 and 1998 GAAP net operating income, estimated GAAP book value as of December 31, 1996, and calendar year 1995 statutory surplus of 13.9x to 15.3x, 12.5x to 13.4x, 2.61x to 3.22x and 3.36x to 4.39x, respectively, to corresponding financial data of AVEMCO resulted in equity reference ranges for AVEMCO of approximately $20.24 to $24.16 per share (on a primary basis and without taking into account an equity control premium) and approximately $24.44 to $28.87 per share (on a fully diluted basis, after applying a 25% equity control premium). Based on the relationship of the price to book value multiples and projected ROE of the Selected Companies and after applying an equity control premium of 25%, the implied equity value for AVEMCO was approximately $27.28 per share on a fully diluted basis. Based on a closing stock price of HCCH Common Stock on February 14, 1997, the Exchange Ratio equated to an implied equity value for AVEMCO of approximately $27.25 per share.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction multiples paid in eight selected transactions in the insurance industry, consisting of (acquiror/target): Berkshire Hathaway Inc./GEICO Corporation, USF&G Corporation/Victoria Financial Corporation, American Premier Underwriters, Inc./American Financial Corporation, Integon Corporation/Bankers and Shippers Insurance Company, Guardian Royal Exchange plc/ America Ambassador Casualty Company (Allianz Holding A.G.), Capsure Holdings Corporation/Surewest

Financial Corp., Jupiter Industries, Inc./Integon Corporation, and B.A.T. Industries plc/Farmers Group, Inc. (collectively, the "Selected Transactions"). Smith Barney compared the purchase prices in such transactions as multiples of, among other things, one-year forward GAAP net income and latest reported GAAP book value, and transaction values as a multiple of latest year-end statutory surplus. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Applying a range of selected multiples for the Selected Transactions of one-year forward GAAP net income, latest reported GAAP book value and latest year-end statutory surplus of 14.7x to 18.5x, 2.2x to 3.4x and 2.2x to 4.2x, respectively, to corresponding financial data for AVEMCO resulted in an average equity reference range for AVEMCO of approximately $19.14 to $28.95 per share on a fully diluted basis, as compared to the equity value implied by the Exchange Ratio of approximately $27.25 per share based on a closing stock price of HCCH Common Stock on February 14, 1997.

     No company, transaction or business used as a comparison in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" is identical to HCCH, AVEMCO or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Contribution Analysis. Smith Barney analyzed the respective contributions of HCCH and AVEMCO to the estimated net earned premiums and net operating income of the combined company for fiscal years 1996 and 1997, and to the estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") of the combined company for fiscal 1996, based on internal estimates of the managements of HCCH and AVEMCO. This analysis indicated that (i) in fiscal year 1996, HCCH would contribute approximately 52.3% of net earned premiums, 75.9% of EBITDA and 83.0% of net operating income, and AVEMCO would contribute approximately 47.7% of net earned premiums, 24.1% of EBITDA and 17.0% of net operating income, of the combined company and (ii) in fiscal year 1997, HCCH would contribute approximately 46.9% of net earned premiums and 80.1% of net operating income, and AVEMCO would contribute approximately 53.1% of net earned premiums and 19.9% of net operating income, of the combined company. Immediately following consummation of the Merger, shareholders of HCCH and AVEMCO would own approximately 80.9% and 19.1%, respectively, of the combined company.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of AVEMCO for fiscal years 1997 through 2001, based on internal estimates of the management of AVEMCO, as adjusted by the management of HCCH. The range of the estimated terminal value for AVEMCO at the end of the five-year period was calculated by applying terminal multiples ranging from 13.0x to 15.0x to AVEMCO's projected 2002 net income, representing AVEMCO's estimated value beyond the year 2001. The net income terminal value of AVEMCO was discounted to present value using discount rates ranging from 10% to 14%, with particular focus on a discount rate of 12%. Utilizing a discount rate of 12%, this analysis resulted in an equity reference range for AVEMCO of approximately $29.23 to $33.49 per share, as compared to the equity value implied by the Exchange Ratio of approximately $27.25 per share based on a closing stock price of HCCH Common Stock on February 14, 1997.

     Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of HCCH for the fiscal years ending 1997 and 1998, based on internal estimates of the management of HCCH and internal estimates of the management of AVEMCO, as adjusted by the management of HCCH. The results of the pro forma merger analysis suggested that the Merger could be accretive to HCCH's EPS in each of the fiscal years analyzed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) the historical and projected financial results of HCCH and AVEMCO; (ii) the history of trading prices and volume for HCCH Common Stock and AVEMCO Common Stock and the relationship between movements of such common stock; (iii) premiums paid in selected stock-for-stock transactions in the insurance industry; and (iv) the pro forma ownership of the combined company.

     Pursuant to the terms of Smith Barney's engagement, HCCH has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of $1.75 million, a substantial portion of which is payable only if the Merger is consummated. HCCH has also agreed to reimburse Smith Barney for reasonable travel and other reasonable out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised HCCH that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of HCCH and AVEMCO for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Smith Barney has in the past provided certain investment banking services to HCCH unrelated to the proposed Merger, for which services Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with HCCH and AVEMCO.

     Smith Barney is a nationally recognized investment banking firm and was selected by HCCH based on Smith Barney's experience, expertise and familiarity with HCCH and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Alex. Brown.

     AVEMCO retained Alex. Brown on December 6, 1996 to act as AVEMCO's financial advisor in connection with the Merger, including rendering its opinion to the Board of Directors of AVEMCO as to the fairness, from a financial point of view, of the Exchange Ratio to AVEMCO's common shareholders.

     At the February 24, 1997 meeting of the AVEMCO Board of Directors, representatives of Alex. Brown made a presentation with respect to the Merger and rendered to the Board its oral opinion (subsequently confirmed in writing as of the same date), that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the Exchange Ratio was fair, from a financial point of view, to AVEMCO's shareholders. No limitations were imposed by the Board upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

     THE FULL TEXT OF ALEX. BROWN'S WRITTEN OPINION DATED THE DATE OF THIS PROXY STATEMENT/PROSPECTUS (THE "ALEX. BROWN OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX "C" AND IS INCORPORATED HEREIN BY REFERENCE. AVEMCO COMMON SHAREHOLDERS ARE URGED TO READ THE ALEX. BROWN OPINION IN ITS ENTIRETY. THE ALEX. BROWN OPINION IS DIRECTED TO THE BOARD, ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO AVEMCO'S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY AVEMCO SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE AVEMCO MEETING. THE ALEX. BROWN OPINION WAS RENDERED TO THE AVEMCO BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE PLAN OF REORGANIZATION. THE DISCUSSION OF THE ALEX. BROWN OPINION IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ALEX. BROWN OPINION.

     In connection with the Alex. Brown Opinion, Alex. Brown reviewed certain publicly available financial information and other information concerning AVEMCO and HCCH and certain internal analyses and other information furnished to it by AVEMCO and HCCH. Alex. Brown also held discussions with the members of the senior management of AVEMCO and HCCH regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Alex. Brown (i) reviewed the reported prices and trading activity for the common stock of both AVEMCO and HCCH, (ii) compared certain financial and stock market information for AVEMCO and HCCH with similar information for selected companies whose securities are publicly traded, (iii) reviewed the financial terms of selected recent business combinations which it deemed relevant in whole or in part, (iv) reviewed the terms of the Plan of Reorganization, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In conducting its review and arriving at its opinion, Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. With respect to the financial projections of AVEMCO and HCCH and other information relating to the prospects of AVEMCO and HCCH provided to Alex. Brown by each company, Alex. Brown assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of the respective managements of the AVEMCO and HCCH as to the likely future financial performances of their respective companies. The financial projections of AVEMCO and HCCH that were provided to Alex. Brown were utilized and relied upon by Alex. Brown in the Contribution Analysis, Discounted Cash Flow Analysis and the Pro Forma Earnings Analysis summarized below. Alex. Brown assumes no responsibility for the accuracy of such financial projections. Alex. Brown assumed, with the consent of AVEMCO, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax-free transaction for federal income tax purposes. With respect to all legal matters relating to AVEMCO and HCCH, Alex. Brown relied on the advice of legal counsel to AVEMCO. Alex. Brown did not make and it was not provided with an independent evaluation or appraisal of the assets of AVEMCO and HCCH, nor has Alex. Brown been furnished with any such evaluations or appraisals, except for certain reserve reports relating to AVEMCO. Alex. Brown assumes no responsibility for the accuracy of such reports. The Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter.

     In arriving at its opinion, Alex. Brown was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of AVEMCO or any of its assets.

     The following is a summary of the analyses performed and factors considered by Alex. Brown in connection with the rendering the Alex. Brown Opinion.

     Historical Financial Position. In rendering its opinion, Alex. Brown reviewed and analyzed the historical and current financial condition of AVEMCO and HCCH which included (i) an assessment of AVEMCO's and HCCH's recent GAAP and statutory financial statements; (ii) an analysis of AVEMCO's and HCCH's revenue and operating earnings growth trends; and (iii) an assessment of AVEMCO's and HCCH's capitalization, insurance underwriting performance and return on equity.

     Historical Stock Price Performance. Alex. Brown's analysis of the price performance of AVEMCO and HCCH consisted of an historical analysis of closing prices and trading volumes for January 1, 1994 to February 21, 1997. Additionally, Alex. Brown reviewed an historical analysis of AVEMCO and HCCH's indexed price performance relative to the Standard & Poor's Composite Index of 500 stocks (the "S&P 500") and to selected companies. For AVEMCO, the selected companies included Frontier Insurance Group, Inc., GAINSCO, Inc., Markel Corporation, The Navigators Group, Inc., NYMAGIC Inc., RLI Corporation and Vesta Insurance Group, Inc. (the "Selected Insurers"). For HCCH, the selected companies included the Selected Insurers and The Hartford Steam Boiler Inspection and Insurance Company, Meadowbrook Insurance Group, Inc., Mutual Risk Management Ltd, and W.R. Berkley Corporation (collectively, the "Selected Companies"). For the period January 1, 1994 through January 16, 1997, this analysis indicated an average closing price per share for the AVEMCO common stock of $15.90 per share, a high closing price per share of $20.00, a low closing price per share of $12.13 and an average daily trading volume of 9,353 shares. Alex. Brown noted that, on a relative basis, AVEMCO underperformed the S&P 500 and the Selected Insurers over this period. This analysis reflects the period prior to the issuance, prior to the opening of the market on January 17, 1997, of a joint press release by AVEMCO and HCCH stating that they had signed a letter of intent to merge in a stock for stock transaction (the "Press Release"). Alex. Brown also noted that 30 days prior and one day prior to the Press Release, the closing prices per share for AVEMCO's common stock were $15.00 and $19.375, respectively. For the period subsequent to the Press Release, this analysis indicated an average closing price per share for the AVEMCO common stock of $25.43 per share, a high closing price per share of $26.75, a low closing price per share of $24.50 and an average daily trading volume of 87,888

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

shares. For the period January 1, 1994 through February 21, 1997, this analysis indicated an average closing price per share for the HCCH common stock of $14.83 per share, a high closing price per share of $32.25, a low closing price per share of $6.50 and an average daily trading volume of 74,320 shares. Alex. Brown noted that, on a relative basis, HCCH outperformed the S&P 500 and the Selected Companies over this period. Alex. Brown also noted that for the period prior to the Press Release the HCCH common stock significantly outperformed the AVEMCO common stock. This information was presented to give the AVEMCO Board background information regarding the respective stock prices of AVEMCO and HCCH over the periods indicated.

     Analysis of Selected Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below) relating to AVEMCO and HCCH to certain corresponding information from the Selected Insurers and Selected Companies, respectively. Such financial information included, among other things, (i) common equity market valuation; (ii) capitalization ratios; (iii) operating performance; (iv) ratios of common equity market prices per share ("Equity Value") to operating earnings (defined as income from continuing operations minus realized investment gains, tax effected at 35%) per share ("EPS") and (v) ratios of Equity Value to book value per share. The financial information used in connection with the multiples provided below with respect to AVEMCO, HCCH, the Selected Insurers and the Selected Companies was based on the latest reported twelve month period as derived from publicly available information and on estimated EPS for calendar years 1996 (to the extent actual 1996 data was not available) and 1997 (as reported by the Institutional Brokers Estimate System ("I/B/E/S")). Alex. Brown reviewed valuation measurements for AVEMCO based on the closing price on January 16, 1997 prior to the Press Release of $19.375 per share (the "Announcement Price") and the closing price on February 21, 1997 of $24.625 per share (the "Recent Price"). Alex. Brown noted that the multiple of Equity Value to 1996 EPS was 20.5x for AVEMCO based on the Announcement Price and 26.0x for AVEMCO based on the Recent Price compared to a range of 9.4x to 22.8x, with a mean of 14.4x, for the Selected Insurers; the multiple of Equity Value to 1997 EPS was 12.6x for AVEMCO based on the Announcement Price and 16.0x for AVEMCO based on the Recent Price compared to a range of 8.6x to 15.9x, with a mean of 12.0x, for the Selected Insurers; and the multiple of Equity Value to book value per share was 2.6x for AVEMCO based on the Announcement Price and 3.4x for AVEMCO based on the Recent Price compared to a range of 1.1x to 2.4x, with a mean of 1.8x, for the Selected Insurers. As a result of the foregoing procedures, Alex. Brown noted that the multiples for AVEMCO based on the Announcement Price were within the range of the multiples for the Selected Insurers, except for Equity Value to book value which was above the range, and that the multiples for AVEMCO based on the Recent Price were higher than the range of multiples for the Selected Insurers. The 1996 EPS for AVEMCO was $0.95 and the I/B/E/S EPS estimates, as of February 23, 1997, for the calendar year 1997 for AVEMCO was $1.54. Alex. Brown reviewed valuation measurements for HCCH based on the closing price on February 21, 1997 of $26.375 per share. Alex. Brown noted that the multiple of Equity Value to 1996 EPS was 23.5x for HCCH compared to a range of 9.4x to 22.8x, with a mean of 15.3x, for the Selected Companies; the multiple of Equity Value to 1997 EPS was 19.0x for HCCH compared to a range of 8.6x to 15.9x, with a mean of 12.6x, for the Selected Companies; and the multiple of Equity Value to book value per share was 3.9x for HCCH compared to a range of 1.1x to 3.2x, with a mean of 2.0x, for the Selected Companies. Additionally Alex. Brown noted that the estimated five year EPS growth rate, based on I/B/E/S, for HCCH was 22.5% compared to a range of 11.0% to 18.8% and a mean of 15.2% for the Selected Companies. As a result of the foregoing procedures, Alex. Brown noted that the multiples and estimated growth rate for HCCH were higher than the range of the multiples for the Selected Companies. The 1996 EPS for HCCH was $1.12 and the I/B/E/S EPS estimates, as of February 23, 1997, for the calendar year 1997 for HCCH was $1.39.

     Analysis of Selected Precedent Transactions. Alex. Brown reviewed the financial terms, to the extent publicly available, of 14 proposed, pending or completed mergers and acquisitions since January 1992 in the property-casualty insurance and reinsurance industry (the "Selected Transactions"). Alex. Brown calculated various financial multiples and the premiums over market value based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples and the premiums over market for the Merger, based on the Exchange Ratio. The 14 transactions reviewed, in reverse chronological order of public announcement, were (acquiree/acquiror/announcement date): National Re Corporation/General Re Corporation/June 1996, Homestead Insurance Company/Castle Harlan, Inc./October 1995, Milwaukee Insurance Group/Unitrin, Inc./June 1995, Viking Insurance Holdings/Guaranty National Corp./April 1995, Re Capital Reinsurance Corp/Zurich Reinsurance Centre Holdings/January 1995, Victoria Financial Corporation/USF&G Corporation/December 1994, Constitution Re Corporation/Exor Group/December 1994, Bankers & Shippers Insurance Co./Integon Corporation/July 1994, Armco Inc./Vik Brothers Insurance Inc/January 1994, Federal Kemper Insurance Company/Anthem Property & Casualty Holdings, Inc./November 1993, American Ambassador Casualty Co./Guardian Royal Exchange plc/November 1993, Economy Fire & Casualty Co./St Paul Companies/July 1993, Underwriters Reinsurance Co./Alleghany Corporation/July 1993, and Chartwell Re Corp./Wand Partners/January 1992. These transactions involved the acquisition of property-casualty insurance and reinsurance companies. Alex. Brown noted that the multiple of the equity purchase price (defined as fully diluted shares outstanding times the HCCH per share stock price times the Exchange Ratio) to latest twelve months GAAP operating income was 27.8x for the Merger versus a range of 11.0x to 30.6x, with a mean of 18.5x, for the Selected Transactions, that the multiple of the equity purchase price to December 31, 1996 GAAP book value was 3.6x for the Merger versus a range of 1.1x to 2.5x, with a mean of 1.5x for the Selected Transactions. Alex. Brown further noted that the multiple of equity purchase price to 1996 statutory operating income was 30.0x for the Merger versus a range of 8.9x to 24.4x, with a mean of 16.5x, for the Selected Transactions, that the multiple of equity purchase price to December 31, 1996 statutory book value was 3.0x for the Merger versus a range of 0.8x to 2.5x, with a mean of 1.6x for the Selected Transactions. Additionally, Alex. Brown noted that the multiple of the equity purchase price plus outstanding debt to statutory operating earnings was 37.5x for the Merger compared to a range of 10.1x to 24.5x , with a mean of 17.6x for the Selected Transactions. Alex. Brown also noted that the Selected Transactions were effected at a range of the premium to their per share market price one month prior to announcement and to the market price one day prior to announcement of 48% to 82%, with a mean of 67%, and 45% to 63%, with a mean of 52%, respectively. Only four transactions included in the Selected Transaction were publicly traded companies prior to the announcement of their respective transactions. These premiums compare to one month and one day transaction premiums of 76% and 36%, respectively, for the Merger (based on the per share market price $15.00 one month prior to and $19.375 one day prior to the January 17, 1997 announcement of the proposed AVEMCO and HCCH transaction). All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the five-year period during which the Selected Transactions occurred. The per share value used in the calculation of the transaction multiples for the Merger was based on the per share value of HCCH on February 21, 1997 ($26.375 per share) multiplied by the Exchange Ratio.

     Historical Exchange Ratio Analysis. Alex. Brown reviewed and analyzed the historical ratio of the daily per share market closing prices of AVEMCO Common Stock divided by the corresponding prices of the HCCH Common Stock over the one-year, 180-day, 90-day and 30-day periods prior to and as of January 16, 1997 (the last business day prior to announcement of the transaction). Such average exchange ratios for the aforementioned time periods and as of such date were 0.65, 0.59, 0.59, 0.62 and 0.68, respectively. Alex. Brown then calculated the respective premiums over such average daily exchange ratios represented by the Exchange Ratio, which for the same time periods and as of such date were 55.4%, 70.4%, 70.3%, 60.9% and 47.7%, respectively.

     Contribution Analysis. Alex. Brown analyzed the relative contributions of AVEMCO and HCCH, as compared to AVEMCO's relative ownership of approximately 19% of the outstanding stock of the combined company, to the pro forma income statement of the combined company, based on managements' projections for their respective companies. This analysis showed that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Merger, and (ii) non-recurring expenses relating to the Merger), based on the twelve-month period ended December 31, 1996 for AVEMCO and for HCCH, AVEMCO and HCCH would account for approximately 45.7% and 54.3% respectively, of the combined company's pro forma revenue, approximately 48.0% and 52.0%, respectively, of the combined company's pro forma premiums, approximately 22.0% and 78.0%, respectively, of the combined company's pro forma net

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

income, approximately 16.7% and 83.3% respectively, of the combined company's pro forma operating income and approximately 20.1% and 79.9% respectively, of the combined company's pro forma shareholders' equity. Based on management projections for 1997, AVEMCO and HCCH would account for approximately 19.9% and 80.1% respectively of the combined company's 1997 operating income.

     Discounted Cash Flow Analysis. Alex. Brown performed a discounted cash flow analysis for AVEMCO. The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate plus the estimated value of the business at some future date. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Alex. Brown used estimates of projected financial performance for AVEMCO for the years 1997 through 2001 prepared by management of AVEMCO (the "Base Case") and three variations based on combinations of lower 1997 operating earnings and slower operating earnings growth than the Base Case. Alex. Brown aggregated the present value of the cash flows through the year 2001 with the present value of a range of terminal values. Alex. Brown discounted these cash flows at discount rates ranging from 14% to 15%. The terminal value was computed based on projected operating earnings in calendar year 2001 and a range of terminal multiples of 16x and 19x. Alex. Brown arrived at such discount rates based on its judgment of the estimated weighted average cost of equity of AVEMCO and arrived at such terminal values based on its review of the trading characteristics of the common stock of the Selected Insurers and the transaction multiples for the Selected Transactions. This analysis indicated a range of values of $28.68 to $35.01 per share using the Base Case. A variation of the Base Case which assumed AVEMCO achieved its 1997 operating earnings projection and subsequent operating earnings growth of 10% per year through the year 2001 resulted in a range of values of $20.39 to $24.80 per share. A second variation of the Base Case which assumed AVEMCO achieved its 1997 operating earnings projection and subsequent operating earnings growth of 15% per year through the year 2001 resulted in a range of values of $24.12 to $29.38 per share. A third variation of the Base Case which assumed 1997 operating earnings were 20% less than the Base Case and subsequent operating earnings growth of 15% per year through the year 2001 resulted in a value range of $19.39 to $23.61 per share. Alex. Brown noted that the operating earnings growth rate in the Base Case exceeded the historical operating earnings growth rate achieved by AVEMCO over the last five years. Additionally, Alex. Brown noted that in recent years AVEMCO's operating earnings were less than internal financial projections prepared at the time and were less than initial estimates for earnings as reported by I/B/E/S.

     Pro Forma Combined Earnings Analysis. Alex. Brown analyzed certain pro forma effects of the Merger. Based on such analysis, Alex. Brown computed the resulting accretion to HCCH's EPS estimate for 1997, pursuant to the Merger before taking into account any potential cost savings and other synergies that AVEMCO and HCCH could achieve if the Merger were consummated and before non-recurring costs relating to the Merger. Alex. Brown noted that before taking into account any potential cost savings and other synergies and before certain non-recurring costs relating to the Merger, the Merger would be approximately 3% accretive to HCCH's estimated EPS for 1997. Alex. Brown also computed the pro forma book value per share as of December 31, 1996. Alex. Brown noted that before taking into account any potential cost savings and other synergies and before certain non-recurring costs relating to the Merger, the Merger would be approximately 1% accretive to the HCCH's book value per share as of December 31, 1996. Alex. Brown noted that potential synergies and costs savings which may be realized by the combined company could increase the accretion to earnings. Discussions with the management of each company suggested that some synergies would be available. There can be no assurance that the combined company will be able to realize savings and synergies following the Merger.

     Relevant Market and Economic Factors. In rendering its opinion, Alex. Brown considered, among other factors, the condition of the U.S. stock markets, particularly in the insurance sector, and the current level of economic activity.

     No company used in the analysis of selected publicly traded companies nor any transaction used in the analysis of selected precedent transactions summarized above is identical to AVEMCO, HCCH or the Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Insurers, the Selected Companies and the Selected Transactions and other factors that would affect the public trading value and acquisition value of the Selected Insurers, the Selected Companies and the Selected Transactions, respectively.

     While the foregoing summary describes the analyses and factors that Alex. Brown deemed material in its presentation to the AVEMCO Board of Directors, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Alex. Brown Opinion. In performing its analyses, Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of AVEMCO and HCCH. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of HCCH Common Stock may trade at any future time.

     Pursuant to a letter agreement dated December 6, 1996 between AVEMCO and Alex. Brown, Alex. Brown received a retainer fee of $100,000, a fee of $350,000 payable at the time of delivering its opinion and will, but only if the Merger is consummated, receive an additional fee of approximately $1.43 million upon consummation of the Merger. In addition, AVEMCO has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. AVEMCO has agreed to indemnify Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities, including those under the federal securities laws, related to or arising out of its rendering of services under its engagement as financial advisor.

     The Board of Directors of AVEMCO retained Alex. Brown to act as its advisor based upon Alex. Brown's qualifications, reputation, experience and expertise. Alex. Brown, as customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, private placements and valuations for estate, corporate and other purposes. Alex. Brown regularly publishes research reports regarding the insurance industry and the businesses and securities of publicly traded companies in the insurance industry. Alex. Brown may actively trade the securities of both AVEMCO and HCCH for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

REGULATORY APPROVALS

     Antitrust. Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. HCCH and AVEMCO have each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division in March, 1997. HCCH and AVEMCO each requested early termination of the waiting period. On March 17, 1997, the FTC granted HCCH's and AVEMCO's request for early termination of the waiting period. Despite such early termination and expiration of the respective waiting periods, at any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of HCCH or AVEMCO. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of AVEMCO or businesses of HCCH or AVEMCO by HCCH. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Insurance Regulatory Approvals. The insurance holding company acts adopted in various states generally provide that no person may acquire "control" of an "insurer" domiciled in that state unless the change of control is first approved by the insurance regulatory authority in that state. "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a person, whether by the ownership of voting securities, or through management contracts. "Control" is presumed to exist if, after the acquisition, the acquiring person will own, with power to vote, directly or indirectly, ten percent or more of the voting securities of an insurer. An insurance "holding company" is any person who directly or indirectly controls an insurer; a "controlled insurer" is an insurer controlled directly or indirectly by a holding company.

     Some states, such as California, have adopted standards for subjecting insurers that are not legally domiciled in those states to these approval requirements if the foreign insurer is "commercially domiciled" in the state by reason of the fact that it has written more business in that state than in the state of its legal domicile over a three-year period, and the amount of business written in the "commercial domicile" state exceeds a certain percentage of its business written throughout the United States.


     AVEMCO is an insurance holding company that controls insurers domiciled in Maryland and Missouri, one of which is also "commercially domiciled" in California. The Merger will constitute a change in "control" of the controlled insurers that are part of the AVEMCO holding company system. Therefore, before the Merger may be consummated, HCCH and AVEMCO are required to obtain the approval of the change of control of these controlled insurers from the insurance regulatory authorities in Maryland, Missouri and California. Approval is obtained by filing an information statement with the insurance regulatory authorities in each state, which includes information about the proposed transaction by which control is intended to be acquired; financial information about the acquiring person; the background, experience and reputation of the management of the acquiring person; and the plans the acquiring person has for the controlled insurers being acquired. Required information statements (Form A) were filed with insurance regulatory authorities in Maryland, Missouri and California on or about March 7, 1997. On April 16, 1997 the Missouri Director of Insurance approved the acquisition of control of the Missouri reciprocal affiliated with AVEMCO and on April 25, 1997 the Maryland Commissioner of Insurance approved the acquisition of control of the Maryland insurance subsidiaries of AVEMCO. Approval is still required from California. Generally, insurance regulatory authorities must act within 60 days of receipt of a complete information statement, or the change of control may be deemed approved. If additional information is required, the 60-day period may be extended. With respect to California, no assurance can be given that additional information will not be required, that the period to act with respect to such information will not be extended or that such change in control will be approved. The insurance holding company regulatory approval process in California could delay or prevent consummation of the Merger.


     Some state insurance holding company acts also require pre-acquisition notification of the acquisition of insurers which, while not domiciled in such states, are authorized to do business in such states. The acquisition cannot be completed until the expiration of a 30-day waiting period, unless terminated earlier by the insurance regulatory authority in such state. The pre-acquisition notification is required to contain market share information demonstrating the competitive impact of the acquisition of control on the insurance markets in such state. There are a number of exemptions from the pre-acquisition notification requirement if the acquisition would not result in an increase in market share in any lines of business. Because AVEMCO and HCCH do not directly compete in any lines of business in the United States, it does not appear that the filing of pre-acquisition notifications will be required in any states other than Maryland.

     New York Stock Exchange. The HCCH Common Stock and the AVEMCO Common Stock are listed on the NYSE. The obligations of HCCH and AVEMCO to consummate the Merger are subject to the condition that the HCCH Common Stock to be issued to AVEMCO shareholders in connection with the Merger, including shares issuable upon exercise of outstanding and unexercised options to acquire AVEMCO Common Stock, shall have been approved for listing on the NYSE, subject only to official notice of issuance.

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

RESALE OF HCCH COMMON STOCK

     The shares of Common Stock of HCCH offered by this Proxy Statement/Prospectus have been registered under the Securities Act, thereby allowing AVEMCO shareholders who are not "affiliates" of AVEMCO or HCCH (as defined under the Securities Act, but generally including directors, certain executive officers and 10% or more shareholders of AVEMCO or HCCH) to trade them freely and without restriction.

AFFILIATES' AGREEMENTS

     To help ensure that the Merger will be accounted for as a pooling-of-interests, the AVEMCO Affiliates, as well as the HCCH Affiliates, have agreed not to dispose of their shares of AVEMCO Common Stock during the 30-day period before the Effective Date of the Merger and of their shares of HCCH Common Stock received in the Merger, and the HCCH Affiliates have similarly agreed not to dispose of their shares of HCCH Common Stock, until HCCH publicly releases its first report of financial statements that include the combined financial statements of AVEMCO and HCCH for a period of at least 30 days of combined operations. See " -- Certain Federal Income Tax Matters" and
" -- Accounting Treatment."

STOCK OPTIONS

     Under the terms of the AVEMCO stock option plan, all outstanding and unexercised options to purchase shares of the Common Stock of AVEMCO (each, an "Outstanding Option") become immediately exercisable in connection with the consummation of the Merger without any further vesting requirement, and shall be converted into an option (each, an "Exchange Option") to purchase an equal number of shares of Common Stock of HCCH at the same exercise price. The Exchange Option shall otherwise have the same duration and other terms as the Outstanding Option. Adjustments to any Outstanding Options which are "incentive stock options" under Section 422 of the Code shall be effected in a manner consistent with Section 424(a) of the Code.

CERTAIN TERMS OF THE PLAN OF REORGANIZATION

     Indemnification Obligations. The Plan of Reorganization provides that HCCH will indemnify and hold harmless each person who was an officer or director of AVEMCO or was serving as an officer or director of any member of the AVEMCO Group (as defined in the Plan of Reorganization) from and against all damages, liabilities, judgments and claims or arising from his or her capacity as such officer or director, including any such damages, liabilities, judgments or claims arising out of or relating to the Plan of Reorganization, in each case to the full extent permitted by law. In addition, HCCH has agreed to keep in effect and to guarantee performance of the indemnification provisions contained in the Certificate of Incorporation or bylaws of AVEMCO (or the respective member of the AVEMCO Group) as they were in effect on the date of execution of the Plan of Reorganization so as not to adversely affect the rights of such persons with respect to service in such capacity before the Effective Time. Further, HCCH has agreed to maintain insurance with respect to such indemnification in an amount of $10,000,000 for a period of six years following the Effective Time. Such persons who remain as officers and directors of the surviving corporation after the Effective Time shall be indemnified for actions or omissions after the Effective Time to the same extent as officers and directors of the HCCH Group are indemnified.

     Representations and Covenants. Under the Plan of Reorganization, HCCH and Merger Sub, on the one hand, and AVEMCO, on the other hand, have made a number of representations and warranties regarding their respective capital structures, material agreements, governmental authorizations, corporate existence, disclosed materials, operations, insurance regulatory matters, non-contravention with existing obligations or agreements, properties, financial conditions and other matters, including their authority to enter into the Plan of Reorganization and to consummate the Merger. In addition, HCCH and AVEMCO have each agreed to maintain its business and that it will not take certain actions outside the ordinary course without the other party's consent. HCCH and AVEMCO have also each covenanted, among other things, that they will provide the other party access to certain financial and operational information, maintain the confidentiality of certain information, cooperate with respect to required governmental and other filings, refrain from acquiring stock of

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

the other party upon termination of the Plan of Reorganization in certain circumstances, and obtain letters from independent public accountants with respect to the accounting treatment of the Merger. AVEMCO also has agreed that it will not solicit, initiate or, except under certain circumstances, discuss any acquisition proposal received from any party other than HCCH, concerning a merger or other business combination involving AVEMCO or any other member of the AVEMCO Group.

     Conditions to the Merger. Consummation of the transactions contemplated by the Plan of Reorganization is subject to the fulfillment or satisfaction, and/or waiver, by the parties, on and as of the Effective Date, of a number of conditions (each of which are fully described in the Plan of Reorganization), including without limitation: (i) the representations and warranties of each of the parties contained in the Plan of Reorganization being true and accurate in all material respects; (ii) each of the parties having performed and complied in all material respects with all of the covenants, agreements and obligations of such party contained in the Plan of Reorganization; (iii) except as otherwise disclosed, there not having occurred any event or circumstance resulting in a Material Adverse Effect (as defined in the Plan of Reorganization) with respect to AVEMCO or HCCH since the date of the Plan of Reorganization; (iv) HCCH having received all required Affiliates' Agreements (as defined in the Plan of Reorganization); (v) all necessary governmental and third party consents having been received; (vi) the Average Market Price of the HCCH Common Stock not having fallen below the Minimum Acceptable Price (as defined in the Plan of Reorganization); (vii) HCCH and AVEMCO having each filed its annual report on Form 10-K including financial statements for the fiscal year ended December 31, 1996 containing an unqualified opinion from its independent auditors; (viii) HCCH and AVEMCO having each received a written opinion of its counsel that the Merger will constitute a tax-free reorganization; (ix) each party having received a written opinion from counsel to the other party, in an agreed upon form; (x) Smith Barney not having withdrawn its opinion that the Exchange Ratio is fair to HCCH from a financial point of view; (xi) Alex. Brown not having withdrawn its opinion that the Exchange Ratio is fair to the shareholders of AVEMCO from a financial point of view; (xii) each party's shareholders having duly approved the transactions contemplated under the Plan of Reorganization;
(xiii) the Registration Statement having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order; (xiv) HCCH and AVEMCO having received letters from KPMG Peat Marwick LLP stating that AVEMCO qualifies as an entity that may be party to a business combination for which the pooling-of-interests method of accounting would be available; (xv) HCCH and AVEMCO having received letters from Coopers & Lybrand L.L.P. stating that the business combination to be effected by the Merger will qualify as a pooling-of-interests transaction; (xvi) receipt of all regulatory approvals of insurance regulatory authorities with respect to acquisition of control of AVEMCO; (xvii) the absence of any pending or threatened suit, action or proceeding seeking to restrain, prevent or change the transactions contemplated in the Plan of Reorganization; (xviii) any and all Governmental Authorizations or waivers or exemptions therefrom having been obtained; (xix) the expiration or early termination of applicable waiting periods under the HSR Act; and (xx) neither party having taken any action to prevent or materially delay the Merger.


     Amendment or Waiver. At any time before or after approval of the Plan of Reorganization and the Merger by the shareholders of HCCH and AVEMCO, to the extent legally allowed, HCCH or AVEMCO, without approval of such shareholders, may waive compliance with any of the agreements or conditions (other than the effectiveness of the Registration Statement, receipt of required insurance regulatory approvals, or the expiration or termination of any waiting period under the HSR Act, which cannot be waived) contained in the Plan of Reorganization or amend the Plan of Reorganization in any respect except that following approval by the shareholders of HCCH and/or AVEMCO there shall be no amendment or changes to the terms without the further approval by the shareholders of HCCH and/or AVEMCO, as applicable, if such amendment or change would by law require resolicitation of one or both such shareholder groups or if such resolicitation would otherwise be deemed appropriate by HCCH or AVEMCO after consultation with their respective legal counsel. Delaware law does not require HCCH to resolicit its shareholders upon any amendment or change to the Plan or Reorganization, although HCCH intends to resolicit if the financial terms of the Merger are materially changed or if a material condition is waived.


     No Solicitation; Termination Fee. The Plan of Reorganization prohibits AVEMCO and any other member of the AVEMCO Group from, directly or indirectly, through any officer, directors, employee,

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

representative or agent, soliciting or encouraging the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, takeover bid, sale of all or substantially all of the assets of or 20% or more of the capital stock of AVEMCO.

     If the AVEMCO Board, after duly considering advice of outside counsel and financial advisors, determines in good faith that it would be inconsistent with its fiduciary responsibilities to not approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of the Plan of Reorganization and the transaction contemplated thereby) a Superior Proposal (as defined below), then, notwithstanding any such approval or recommendation (i) AVEMCO may not enter into any agreement with respect to the Superior Proposal and (ii) any other obligation of AVEMCO under the Plan of Reorganization shall not be affected until it has notified HCCH of the terms of such other transaction and HCCH does not within five days propose additional terms (which, if equal to the Superior Proposal, must be accepted by AVEMCO), and then may enter into such other agreement only if the Plan of Reorganization is terminated in accordance with its terms before or simultaneously with the grant of such approval or the making of such recommendation and AVEMCO, within six business days following such termination, pays HCCH the Termination Fee of $7.5 million, plus reasonable expenses. If either party terminates the Plan of Reorganization because such party has not obtained approval thereof by such party's shareholders, such party is obligated to pay a Termination Fee to the other party of $3.75 million, plus reasonable expenses. A "Superior Proposal" is defined to mean an unsolicited bona fide proposal made by a third party to acquire AVEMCO pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of its assets or other proposal that the AVEMCO Board determines in its good faith judgment to be more favorable to the holders of AVEMCO Common Stock than the transactions contemplated by the Plan of Reorganization, after considering advice of its professional advisors.

     Termination. AVEMCO is entitled to terminate the Plan of Reorganization if at any time before the closing of the Merger the average closing price per share of the HCCH Common Stock, as calculated by dividing by ten the sum of the closing sale prices per share reported on the NYSE for each of the ten consecutive trading days preceding the date of any such determination, is less than $23.00 by notifying HCCH of such termination within 72 hours of the date on which any such average closing price is below $23.00. Failure to so notify HCCH waives such right of termination with respect to any such ten-day period, but not with respect to any other ten-day period (which may include days from the prior ten-day period). In addition, the Plan of Reorganization may be terminated at any time before the Effective Time whether before or after the approval by the shareholders of AVEMCO or HCCH: (i) by mutual consent of the Boards of Directors of HCCH and AVEMCO; (ii) by either party if the other party has materially breached a representation, warranty or covenant contained in the Plan of Reorganization and such breach has not been cured within 15 days after written notice thereof; (iii) by HCCH or AVEMCO if the conditions to Closing set forth in the Plan of Reorganization have not been met or waived by August 31, 1997 or the Merger shall not have occurred on or before August 31, 1997; provided that the right to terminate the Plan of Reorganization pursuant to this clause (iii) would not be available to any party who has willfully and materially breached its representations, warranties or covenants; (iv) by HCCH or AVEMCO, if, at the HCCH Meeting or the AVEMCO Meeting (including any adjournment or postponement thereof), the requisite vote of shareholders of HCCH or AVEMCO has not been obtained; and (v) by either party, if any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable. If the Plan of Reorganization is terminated, no member of the HCCH Group or the AVEMCO Group is for a period of two years permitted, except as set forth below, to acquire shares of or influence over any member of the other group. If AVEMCO terminates the Plan of Reorganization in connection with the receipt of a Superior Proposal, no member of the HCCH Group is subject to such restrictions. If either party terminates the Plan of Reorganization because the other party has willfully and intentionally failed to satisfy conditions to the Merger within its control to satisfy, the party terminating the Plan of Reorganization for such reason is not subject to any restrictions on its ability or the ability of members of its group or affiliates thereof to acquire shares of the other party or any member of its group or affiliates thereof.

     If the Plan of Reorganization is terminated by either HCCH or AVEMCO as permitted therein, the Plan of Reorganization will become void and there will be no liability on the part of HCCH or AVEMCO or their respective officers or directors, other than the obligation to pay the Termination Fee and reasonable expenses in the circumstances described above, the liability of any party for any willful and intentional breach of its obligations under the Plan of Reorganization and the obligation to maintain confidentiality, and, subject to certain exceptions, restrictions on the right of a party to acquire stock of the other party. See "The Merger -- No Solicitation; Termination Fee."

     Employee Matters. HCCH has agreed that all employees of AVEMCO who remain employed after the Effective Date shall, immediately following the Effective Date and subject to eligibility and other employee benefit plan requirements, be entitled to receive the same benefits which other employees of HCCH are entitled to receive and shall be entitled to participate in HCCH's employee benefit plans.

CERTAIN FEDERAL INCOME TAX MATTERS

     The following discussion summarizes certain material Federal income tax considerations of the Merger that are generally applicable to holders of AVEMCO Common Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations promulgated thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to HCCH, AVEMCO, or the shareholders of AVEMCO as described herein and adversely impact HCCH, AVEMCO, or the shareholders of AVEMCO.

     The shareholders of AVEMCO should be aware that this discussion does not deal with all Federal income tax considerations that may be relevant to particular shareholders of AVEMCO in light of their particular circumstances, such as shareholders who are dealers in securities, shareholders who are subject to the alternative minimum tax provisions of the Code, foreign persons, tax-exempt entities, insurance companies, financial institutions and shareholders who acquired their shares in compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state, or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, transactions in which shares of AVEMCO Common Stock are acquired or in which shares of HCCH Common Stock are disposed. Accordingly, SHAREHOLDERS OF AVEMCO ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER AND ANY RELATED TRANSACTIONS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER AND ANY RELATED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.


     The Merger has been structured with the intent that it be treated as a reorganization for Federal income tax purposes so that no gain or loss will be recognized by the AVEMCO shareholders upon consummation of the Merger. Consummation of the Merger is conditioned upon, among other things, the receipt by HCCH of a written tax opinion of Winstead Sechrest & Minick P.C., HCCH's counsel and receipt by AVEMCO of a written tax opinion of Piper & Marbury L.L.P., AVEMCO's counsel. The opinions, each of which are dated as of the date of this Proxy Statement/Prospectus indicate that, on the basis of facts and assumptions set forth in the opinions and on certain representations made by the managements of HCCH and AVEMCO, respectively:


          (a) The Merger will constitute a reorganization in accordance with
     Section 368(a) of the Code;

          (b) No gain or loss will be recognized by the AVEMCO shareholders upon their receipt of HCCH Common Stock in exchange for their AVEMCO Common Stock;

          (c) The tax basis of the HCCH Common Stock to be received (and fractional share interests deemed received) by the AVEMCO shareholders in the Merger will be the same as the tax basis of such shareholders in the AVEMCO Common Stock exchanged for such HCCH Common Stock;

          (d) The holding period for purposes of establishing short or long-term gain or loss of the HCCH Common Stock to be received by the AVEMCO shareholders in the Merger will include the period during which the recipient held the AVEMCO Common Stock exchanged for the HCCH Common Stock, if such AVEMCO Common Stock was held as a capital asset as of the Effective Time; and

          (e) Neither HCCH nor AVEMCO will recognize income, gain, or loss as a result of the Merger.

Each opinion will be confirmed at the effective time of the Merger.


     As indicated above, each opinion is based on certain assumptions and on representations by the managements of HCCH and AVEMCO. Such assumptions and representations include, among others, (1) that all of the warranties, representations and statements made in the Agreement and in certificates of officers of HCCH and AVEMCO are complete and accurate and will be complete and accurate as of the Effective Date of the Merger, (2) that the Merger will be effective under all applicable state law, (3) that the Agreement correctly and completely embodies the terms of the Merger and the Merger will be effected as provided in the Agreement and as described in this Proxy Statement/Prospectus, and (4) that all documents reviewed in support of the opinions are authentic and duly authorized, executed and delivered. Neither opinion can be relied upon if any such assumption or representation is, or later becomes, inaccurate.


     No ruling from the Internal Revenue Service concerning the tax consequences of the Merger has been requested, and this opinion will not be binding upon the Internal Revenue Service or the courts. If the Merger is consummated, and it is later determined that the Merger did not qualify as a reorganization under the Code, the AVEMCO shareholders would recognize taxable gain or loss in the Merger equal to the difference between the fair market value of the HCCH Common Stock they received and their tax basis in the AVEMCO Common Stock.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting purposes. Under this method of accounting, the assets and liabilities of HCCH and AVEMCO will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of the combined company will include income of HCCH and AVEMCO for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined company.

     Consummation of the Merger is conditioned upon the receipt by HCCH of a letter from Coopers & Lybrand L.L.P., to the effect that the Merger will be treated as a pooling-of-interests for accounting purposes. See "The
Merger -- Certain Terms of the Plan of Reorganization -- Conditions." Certain events, including certain transactions with respect to HCCH Common Stock or AVEMCO Common Stock by affiliates of HCCH or AVEMCO, respectively, may prevent the Merger from qualifying as a pooling-of-interests for accounting and financial reporting purposes. To support the treatment of the Merger as a pooling-of-interests, the executive officers and directors of AVEMCO along with certain of its shareholders and the executive officers and directors of HCCH have entered into agreements imposing certain resale limitations on their stock. See "The Merger -- Affiliates' Agreements."

APPRAISAL AND DISSENTERS' RIGHTS

     Under Delaware law, appraisal rights are not available to HCCH shareholders or AVEMCO shareholders with respect to the Merger or other transactions contemplated by the Plan of Reorganization.

MERGER EXPENSE AND FEES AND OTHER COSTS

     Under the Plan of Reorganization, whether or not the Merger is consummated, each party will bear its own costs and expense in connection with the Merger and the transactions provided for therein. HCCH expense in connection with the Merger is expected to be approximately $2.5 million. AVEMCO expense in connection with the Merger is expected to be approximately $2.7 million. These expenses include fees for financial advisors, legal counsel, independent auditors and printing charges.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information (the "Unaudited Pro Forma Information") is presented to reflect the estimated impact on the historical Consolidated Financial Statements of HCCH of the Merger and the issuance of 8,403,787 shares of HCCH Common Stock in connection therewith. The Merger will be accounted for as a pooling-of-interests.

     The Unaudited Pro Forma Combined Statements of Earnings for each of the three years in the period ended December 31, 1996 assume that the Merger had been consummated at the beginning of the earliest period presented. The Unaudited Pro Forma Combined Balance Sheet as of December 31, 1996 assumes that the Merger had been consummated on December 31, 1996.

     The Unaudited Pro Forma Information gives effect only to the reclassifications and adjustments set forth in the accompanying Notes to Unaudited Pro Forma Combined Financial Information. The Unaudited Pro Forma Information is not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of HCCH's future results of operations or financial position.

     These statements have been prepared from the Consolidated Financial Statements of HCCH and AVEMCO and should be read in conjunction with the related notes. Such statements and related notes are located herein beginning at page F-1. See "HCC Insurance Holdings, Inc. and Subsidiaries' Consolidated Financial Statements" and "AVEMCO and Subsidiaries' Consolidated Financial Statements."

                                      HCCH

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)


                                                  HISTORICAL                  PRO FORMA
                                             --------------------    ---------------------------
                                               HCCH       AVEMCO     ADJUSTMENTS        COMBINED
                                             --------    --------    -----------        --------
ASSETS
Investments:
  Securities available for sale:
     Fixed income securities, at market....  $264,727    $112,828     $                 $377,555
     Marketable equity securities, at
       market..............................     2,433      10,817                         13,250
  Short-term investments, at cost..........    53,100      25,593                         78,693
                                             --------    --------     --------          --------
          Total investments................   320,260     149,238                        469,498
Cash.......................................     3,212       5,959                          9,171
Restricted cash and cash investments.......    44,363          --                         44,363
Reinsurance recoverables...................   123,181       9,503                        132,684
Premium, claims and other receivables......   139,109      29,608                        168,717
Ceded unearned premium.....................    65,845       5,913                         71,758
Deferred policy acquisition costs..........    16,843       6,071        1,252(3)         24,166
Property and equipment, net................     9,135       7,886                         17,021
Deferred income tax........................    11,524          --         (653)(8)        10,871
Other assets, net..........................    12,307       3,488                         15,795
                                             --------    --------     --------          --------
          Total assets.....................  $745,779    $217,666     $    599          $964,044
                                             ========    ========     ========          ========
LIABILITIES
Loss and loss adjustment expense payable...  $185,822    $ 43,227     $                 $229,049
Reinsurance balances payable...............    43,900       1,549                         45,449
Unearned premium...........................   114,758      37,201                        151,959
Deferred ceding commissions................    15,418          --        1,252(3)         16,670
Premium and claims payable.................   119,524          --        3,594(7)        123,118
Notes payable..............................    16,500      56,667                         73,167
Accounts payable and accrued liabilities...     9,167      18,450        7,000(5)         30,370
                                                                        (3,594)(7)
                                                                          (653)(8)
                                             --------    --------     --------          --------
          Total liabilities................   505,089     157,094        7,599           669,782

SHAREHOLDERS' EQUITY
Common stock...............................    35,851       1,157       10,409(4)         44,115
                                                                        (3,302)(6)
Additional paid-in capital.................   131,240      19,140      (10,409)(4)       137,478
                                                                        (2,493)(6)
Retained earnings..........................    72,169      94,843       (7,000)(5)       109,137
                                                                       (50,875)(6)
Unrealized investment gain, net............     1,303       2,320                          3,623
Foreign currency translation adjustment....       127        (218)                           (91)
Common stock in treasury...................        --     (56,670)      56,670(6)             --
                                             --------    --------     --------          --------
          Total shareholders' equity.......   240,690      60,572       (7,000)          294,262
                                             --------    --------     --------          --------
          Total liabilities and
            shareholders' equity...........  $745,779    $217,666     $    599          $964,044
                                             ========    ========     ========          ========


The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                                      HCCH

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      YEAR ENDED                                      YEAR ENDED
                                                   DECEMBER 31, 1996                              DECEMBER 31, 1995
                                     ---------------------------------------------   --------------------------------------------
                                         HISTORICAL               PRO FORMA              HISTORICAL              PRO FORMA
                                     -------------------   -----------------------   ------------------   -----------------------
                                       HCCH      AVEMCO    ADJUSTMENTS    COMBINED     HCCH     AVEMCO    ADJUSTMENTS    COMBINED
                                     --------   --------   -----------    --------   --------   -------   -----------    --------
REVENUE
Net earned premium.................  $ 93,314   $86,170     $             $179,484   $ 80,011   $80,458    $             $160,469
Fee and commission income..........    38,462     8,819       (3,969)(2)   43,312      32,887    7,046       (3,586)(2)    36,347
Net investment income..............    15,372     8,223                    23,595      13,250    8,498                     21,748
Computer products and services.....        --     9,913                     9,913          --   10,188                     10,188
Net realized investment gain.......     5,097     3,244                     8,341       1,061      575                      1,636
Realized gain on subsidiary sale...        --     3,307                     3,307          --       --                         --
Other revenue......................        --     8,214                     8,214          --    6,439                      6,439
                                     --------   --------    --------      --------   --------   -------    --------      --------
    Total revenue..................   152,245   127,890       (3,969)     276,166     127,209   113,204      (3,586)      236,827
EXPENSE
Loss and loss adjustment expense...    51,242    62,866                   114,108      49,769   55,605                    105,374
Operating expense:
  Selling, general and
    administrative expenses........        --    36,701      (36,701)(1)       --          --   35,799      (35,799)(1)        --
  Policy acquisition costs.........    34,110     7,092        6,822(1)    48,024      29,748    6,513        6,227(1)     42,488
  Compensation expense.............    20,353        --       16,749(1)    37,102      26,790       --       16,320(1)     43,110
  Other operating expense..........    12,855        --       13,130(1)    25,985      12,591       --       13,252(1)     25,843
  Compensatory stock grant and
    merger related expenses........    26,160        --                    26,160          --       --                         --
  Cost of computer hardware sold...        --     1,442                     1,442          --    1,961                      1,961
  Ceding commissions...............   (30,268)       --       (3,969)(2)  (34,237)    (27,228)      --       (3,586)(2)   (30,814)
                                     --------   --------    --------      --------   --------   -------    --------      --------
    Net operating expense..........    63,210    45,235       (3,969)     104,476      41,901   44,273       (3,586)       82,588
Interest expense...................     1,166     3,827                     4,993       2,247    4,224                      6,471
                                     --------   --------    --------      --------   --------   -------    --------      --------
    Total expense..................   115,618   111,928       (3,969)     223,577      93,917   104,102      (3,586)      194,433
                                     --------   --------    --------      --------   --------   -------    --------      --------
    Earnings before income tax
      provision....................    36,627    15,962                    52,589      33,292    9,102                     42,394
Income tax provision...............     7,329     3,674                    11,003       8,955    1,184                     10,139
                                     --------   --------    --------      --------   --------   -------    --------      --------
    Net earnings...................  $ 29,298   $12,288     $     --      $41,586    $ 24,337   $7,918     $     --      $ 32,255
                                     ========   ========    ========      ========   ========   =======    ========      ========
EARNINGS PER SHARE DATA
Earnings per share.................  $   0.81   $  1.45                   $  0.94    $   0.75   $ 0.90                   $   0.78
                                     ========   ========                  ========   ========   =======                  ========
Weighted average shares
  outstanding......................    35,965     8,478                    44,443      32,667    8,846                     41,513
                                     ========   ========                  ========   ========   =======                  ========
Additional pro forma information(9)
  Net earnings.....................  $ 41,505   $12,288                   $53,793
                                     ========   ========                  ========
  Earnings per share...............  $   1.15   $  1.45                   $  1.21
                                     ========   ========                  ========


The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                                      HCCH

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS
               (IN THOUSANDS, EXCEPT PER SHARE DATA) -- CONTINUED

                                                                      YEAR ENDED
                                                                  DECEMBER 31, 1994
                                                     --------------------------------------------
                                                         HISTORICAL              PRO FORMA
                                                     ------------------   -----------------------
                                                       HCCH     AVEMCO    ADJUSTMENTS    COMBINED
                                                     --------   -------   -----------    --------
REVENUE
Net earned premium.................................  $ 46,834   $75,518    $             $122,352
Fee and commission income..........................    28,456    6,418       (4,624)(2)    30,250
Net investment income..............................     9,533    8,245                     17,778
Computer products and services.....................        --    9,185                      9,185
Net realized investment gain (loss)................       682     (248)                       434
Other revenue......................................        --    5,472                      5,472
                                                     --------   -------    --------      --------
     Total revenue.................................    85,505   104,590      (4,624)      185,471
EXPENSE
Loss and loss adjustment expense...................    29,588   46,310                     75,898
Operating expense:
  Selling, general and administrative expenses.....        --   32,825      (32,825)(1)        --
  Policy acquisition costs.........................    21,729    7,159        6,346(1)     35,234
  Compensation expense.............................    23,900       --       14,242(1)     38,142
  Other operating expense..........................     8,660       --       12,237(1)     20,897
  Cost of computer hardware sold...................        --    1,032                      1,032
  Ceding commissions...............................   (20,210)      --       (4,624)(2)   (24,834)
                                                     --------   -------    --------      --------
     Net operating expense.........................    34,079   41,016       (4,624)       70,471
Interest expense...................................     1,972    3,725                      5,697
                                                     --------   -------    --------      --------
     Total expense.................................    65,639   91,051       (4,624)      152,066
                                                     --------   -------    --------      --------
     Earnings before income tax provision..........    19,866   13,539                     33,405
Income tax provision...............................     4,598    2,706                      7,304
                                                     --------   -------    --------      --------
     Net Earnings..................................  $ 15,268   $10,833    $     --      $ 26,101
                                                     ========   =======    ========      ========
EARNINGS PER SHARE DATA
Earnings per share.................................  $   0.55   $ 1.20                   $   0.71
                                                     ========   =======                  ========
Weighted average shares outstanding................    27,910    9,019                     36,929
                                                     ========   =======                  ========

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                                      HCCH

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Statements of Earnings reflect HCCH's results of operations for each of the three years in the period ended December 31, 1996 on a pro forma basis assuming the Merger had been consummated at the beginning of the earliest period presented. The Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1996 assumes that the Merger had been consummated on that date.

     HCCH's management believes that the assumptions used in preparing the Unaudited Pro Forma Information provide a reasonable basis for presenting all of the significant effects of the Merger, that the pro forma adjustments give appropriate effect to those assumptions and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Information.

     The unaudited pro forma combined statements of earnings exclude the non-recurring items discussed in note (5) below which will be recorded by HCCH and AVEMCO in connection with the Merger.

PRO FORMA ADJUSTMENTS

     Statements of Earnings:

          (1) To reclassify AVEMCO's compensation, other operating and policy acquisition costs from selling, general and administrative expense to conform to HCCH's accounting classification.

          (2) To reclassify AVEMCO's ceding commission from commission income to conform to HCCH's accounting classification.

     Balance Sheet:

          (3) To reclassify AVEMCO's deferred ceding commissions from deferred policy acquisition costs to conform to HCCH's accounting classification.

          (4) To adjust AVEMCO's Common Stock at $.10 par value to be consistent with HCCH's Common Stock at $1.00 par value.

          (5) To record a one-time charge covering the costs of the Merger. Such charge, which is currently estimated to be approximately $7.0 million, represents the direct costs of the Merger and includes the fees of the financial advisors, legal counsel, independent auditors, printing charges and other non-recurring items. As this is a non-recurring item, the adjustment has been charged directly to shareholders' equity in the Unaudited Pro Forma Combined Balance Sheet.

          (6) To record retirement of AVEMCO's treasury stock.

          (7) To reclassify AVEMCO's premium and claims payable from accounts payable to conform to HCCH's accounting classification.

          (8) To reclassify AVEMCO's deferred Federal income tax from accounts payable to conform to HCCH's accounting classification.

ADDITIONAL PRO FORMA INFORMATION


          (9) On May 24, 1996, HCCH issued 6,250,000 shares of its common stock to acquire all of the outstanding common stock of LDG. This business combination has been accounted for as a pooling-of-interests and, accordingly, HCCH's financial statements have been restated to include the accounts and operations of LDG for all periods presented. Prior to the combination, LDG had been an S Corporation, and thus exempt from federal income tax. The pro forma amounts shown include the following adjustments relating to HCCH's acquisition of LDG: a) to eliminate the non-recurring compensatory stock grant, and b) to reflect appropriate federal income tax expense on LDG's earnings for the period LDG was an S Corporation. See Note
     (2) to HCCH's consolidated financial statements.

                  SELECTED BUSINESS AND FINANCIAL INFORMATION
                              WITH RESPECT TO HCCH

BUSINESS OF HCCH

     Overview.

     HCCH, through its subsidiaries, provides specialized property and casualty insurance to commercial customers, underwritten on both a direct and reinsurance basis, and, to a lesser extent, insurance agency services. HCCH's principal insurance company subsidiaries are Houston Casualty Company ("HCC") and Trafalgar Insurance Company ("TIC") in Houston, Texas and IMG Insurance Company Ltd. ("IMG") in Amman, Jordan. HCCH's principal agency subsidiaries are LDG Management Company, Incorporated ("LDG") in Wakefield, Massachusetts; HCC Underwriters, A Texas Corporation ("HCCU") in Houston, Texas; North American Special Risk Associates, Inc. ("NASRA") in Northbrook, Illinois and Middle East Insurance Brokers, Ltd. ("MEIB") in Amman, Jordan.

     HCCH's underwriting activities are focused on providing aviation, marine, offshore energy, property and accident and health insurance on a worldwide basis and international reinsurance on these same lines of business. HCCH also specializes in marketing and servicing complicated, high value, structured insurance and reinsurance programs placed on behalf of domestic and foreign clients which cover large, ocean marine fleets; complex, multinational, energy and industrial businesses; international aviation operations; large international property accounts; and a variety of accident and health related risks. HCCH derives substantially the same amount of its business domestically and internationally. HCCH operates primarily on a surplus lines or a non-admitted basis and is licensed in Texas and Oklahoma.

     Since its founding in 1974, HCCH and its predecessor companies have been consistently profitable, generally reporting annual increases in gross written premium ("GWP"), net written premium ("NWP") and total revenue. During the period 1992 through 1996, HCCH had an average combined ratio of 78.1% versus the less favorable 108.7% recorded by the U.S. property and casualty insurance industry overall. During the same period, HCCH's GWP increased from $75.1 million to $230.8 million, an increase of 207% and net earnings increased from $5.3 million to $29.3 million, an increase of 454%.

     HCC and TIC are rated "A"(Excellent) by A.M. Best and HCC is rated "Aq" by S&P. An A.M. Best or S&P rating is intended to provide an independent opinion of an insurer's ability to meet its obligations to policyholders and should not be considered an investment recommendation.

     Strategy. HCCH's operating philosophy is to maximize underwriting profit while preserving the integrity of shareholders' equity. HCCH concentrates its underwriting in selected, narrowly defined lines of business in which it believes there is a substantial opportunity to achieve underwriting profits. HCCH primarily underwrites first party, physical damage coverages and lines of business which have relatively short lead times between the occurrence of an insured event and the reporting of claims to HCCH. With respect to the underwriting management, marketing and related services, HCCH seeks to offer quality underwriting, decision-making support and reinsurance capacity and financial and other resources to take advantage of market opportunities for the development of new products.

     The property and casualty insurance underwriting business has historically been cyclical (though not seasonal). Within the overall cycle of the industry, particular lines of business experience their own cycles. These cycles are characterized by periods of excess capital and significant competition in policy pricing, terms and conditions, followed by periods of capital shortages, typically resulting from adverse loss experience, which leads to decreased competition, higher premium rates, and stricter underwriting standards.

     The position of a particular line of business in its respective underwriting cycle depends on prevailing premium rates, availability and cost of reinsurance, and other market conditions. HCCH considers each of these factors in determining when to increase or decrease premium volume in each line. With this approach, HCCH focuses on increasing net earnings rather than premium volume or market share.

     HCCH purchases a substantial amount of reinsurance to limit its net loss from both individual and catastrophic risks. The degree to which HCCH reinsures varies by, among other things, the particular risks inherent in the policies underwritten.

     HCCH believes its operational flexibility, experienced underwriting personnel and access to, and expertise in, the reinsurance marketplace enables HCCH to implement its strategy of emphasizing more profitable lines of business during periods of increased premium rates, and de-emphasizing less profitable lines of business during periods of severe competition.

     For a more detailed description of the business of HCCH, reference is made to "Item 1. Business" in the HCCH 1996 10-K, which is incorporated herein by reference.

     For information with respect to the impact of competition on activities conducted by HCCH, see "Risk Factors -- Cyclical Nature of the Industry,"
" -- Reinsurance Considerations," " -- Medical Stop-Loss Business" and
" -- Competition."


     Recent Acquisitions. On January 24, 1997, HCCH acquired all of the occupational accident business of TRM International, Inc. and its subsidiaries. On April 30, 1997, HCCH acquired Interworld, Inc. group which specializes in underwriting general aviation risks throughout the United States, with special emphasis on private and corporate aircraft and small to medium-size airports and commercial operators. Each of these acquisitions will expand and strengthen HCCH's existing lines of business.


     Properties of HCCH. For a detailed description of the properties of HCCH, reference is made to "Item 2. Properties" in the HCCH 1996 10-K, which is incorporated herein by reference.

     Government Regulation. The operations of HCCH and its affiliates are subject to state insurance laws and regulations requiring the licensing of insurance agents, brokers, reinsurance intermediaries, reinsurance underwriting managers, and managing general agents and regulating certain aspects of their business. These laws and regulations are intended primarily for the protection of policyholders, rather than shareholders of the licensed entities, and may include requirements for certain provisions in contracts entered into between HCCH and various insurers or reinsurers, certain record keeping and reporting requirements, advertising and business practice rules, and other matters. HCCH's business depends on obtaining and maintaining licenses and approvals pursuant to which it operates, as well as compliance with pertinent regulations. In addition to the regulatory supervision of the insurance subsidiaries of HCCH, HCCH is subject to regulation under the Texas Insurance Holding Company System Regulatory Act, which contains certain reporting requirements including registration and the filing of annual reports. In such registration and annual reports HCCH is required to provide current information regarding its capital structure, general financial condition, ownership, management and the identity of each member of its insurance holding company system. HCCH is also required in such registration and annual reports to disclose certain agreements and transactions between HCCH and its affiliates, which must satisfy certain standards set forth in the Texas Insurance Code. There can be no assurance given that HCCH has all such required licenses, approvals or complying contracts or that such licenses, approvals or complying contracts can always be obtained or continued. In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals, and to implement regulations, and licenses may be denied or revoked for various reasons, including the violation of such regulations, conviction of crimes and the like. In some instances, HCCH follows practices based on its interpretations, or those that it believes may be generally followed by the industry, which may be different from the requirements or interpretations of regulatory authorities. Accordingly, the possibility exists that HCCH may be precluded or temporarily suspended from carrying on some or all of its activities or otherwise penalized in a given jurisdiction. Such preclusion or suspension could have a materially adverse effect on the business and results of operations of HCCH.

MANAGEMENT OF HCCH

     For information regarding the names, ages, positions and business backgrounds of the executive officers and directors of HCCH as well as information regarding executive compensation, security ownership of management and certain relationships and related transactions, reference is made to Items 10, 11, 12 and 13 of the 1996 10-K (which incorporates by reference portions of HCCH's Proxy Statement relating to its Annual Meeting of Shareholders), which are incorporated herein by reference.

                  HCCH SELECTED CONSOLIDATED FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected consolidated financial data set forth below have been derived from the Consolidated Financial Statements of HCCH. All information contained herein should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "HCCH Management's Discussion and Analysis" included elsewhere in this Proxy Statement/Prospectus.


                                                              DECEMBER 31,
                                           ---------------------------------------------------
                                             1996       1995     1994(2)      1993      1992
                                           --------   --------   --------   --------   -------
STATEMENT OF EARNINGS DATA:
Revenue
  Net earned premium.....................  $ 93,314   $ 80,011   $ 46,834   $ 32,663   $24,483
  Fee and commission income..............    38,462     32,887     28,456     24,073    16,998
  Net investment income..................    15,372     13,250      9,533      5,454     2,814
  Net realized investment gain...........     5,097      1,061        682        949        17
                                           --------   --------   --------   --------   -------
       Total revenue.....................   152,245    127,209     85,505     63,139    44,312
Expense
  Loss and LAE...........................    51,242     49,769     29,588     21,210    16,834
  Operating expense
     Policy acquisition costs............    34,110     29,748     21,729     12,747     9,238
     Compensation expense................    20,353     26,790     23,900     16,258    13,330
     Other operating expense.............    12,855     12,591      8,660      7,261     4,191
     Compensatory stock grant and merger
       related expenses..................    26,160         --         --         --        --
     Ceding commissions..................   (30,268)   (27,228)   (20,210)   (11,166)   (6,276)
                                           --------   --------   --------   --------   -------
       Net operating expense.............    63,210     41,901     34,079     25,100    20,483
  Interest expense                            1,166      2,247      1,972      1,175       607
                                           --------   --------   --------   --------   -------
       Total expense.....................   115,618     93,917     65,639     47,485    37,924
                                           --------   --------   --------   --------   -------
     Earnings before income tax
       provision.........................    36,627     33,292     19,866     15,654     6,388
  Income tax provision...................     7,329      8,955      4,598      2,966     1,098
                                           --------   --------   --------   --------   -------
     Net earnings........................  $ 29,298   $ 24,337   $ 15,268   $ 12,688     5,290
                                           ========   ========   ========   ========
Increase in redemption value of
  redeemable common stock(3).............                                               (1,124)
                                                                                       -------
  Net earnings applicable to
     nonredeemable common stock..........                                              $ 4,166
                                                                                       =======
EARNINGS PER SHARE DATA:
  PRIMARY:
  Earnings per share applicable to
     nonredeemable common stock(4).......  $   0.81   $   0.75   $   0.55   $   0.53   $  0.28
                                           ========   ========   ========   ========   =======
  Weighted average shares
     outstanding(4)......................    35,965     32,667     27,910     23,999    14,863
                                           ========   ========   ========   ========   =======
  FULLY DILUTED:
     Earnings per share applicable to
       nonredeemable common stock(4).....  $   0.81   $   0.74   $   0.55   $   0.52   $  0.27
                                           ========   ========   ========   ========   =======
     Weighted average shares
       outstanding(4)....................    35,986     32,804     27,998     24,199    15,260
                                           ========   ========   ========   ========   =======
     Cash dividends declared per share...  $   0.06
                                           ========
PRO FORMA INFORMATION:(5)
     Net earnings........................  $ 41,505
                                           ========
     Earnings per share..................  $   1.15
                                           ========

                                                              DECEMBER 31,
                                           ---------------------------------------------------
                                             1996       1995     1994(2)      1993      1992
                                           --------   --------   --------   --------   -------
BALANCE SHEET DATA(5):
     Total investments...................  $320,260   $305,287   $211,881   $172,913   $78,755
     Reinsurance recoverables............   123,181    103,408     99,462     73,057    62,089
     Premium, claims and other
       receivables.......................   139,109    130,384    113,704     54,781    46,517
     Ceded unearned premium..............    65,845     73,282     60,671     26,177     9,830
     Total assets........................   745,779    681,676    549,490    352,506   213,905
     Loss and LAE payable................   185,822    158,451    129,755     98,399    81,997
     Unearned premium....................   114,758    118,732     87,346     37,382    15,142
     Total debt..........................    16,500     16,661     44,908     28,944     3,673
     Shareholders' equity................   240,690    195,459    114,374     93,451    43,168
     Net tangible book value per
       share(4)(6).......................  $   6.41   $   5.33   $   3.50   $   3.50   $  2.01
     Book value per share(4)(6)..........  $   6.71   $   5.65   $   3.89   $   3.50   $  2.01

---------------

 (1) On May 24, 1996, HCCH acquired 100% of the outstanding common stock of LDG. This business combination has been accounted for as a pooling-of-interests and, accordingly, the consolidated financial data shown in this table has been restated to include the accounts and operations of LDG for all periods presented. On November 27, 1996, HCCH acquired 100% of the outstanding shares of NASRA. This combination has been accounted for as a pooling-of-interests. However, HCCH's consolidated financial statements have not been restated due to immateriality.

 (2) Effective October 1, 1994, HCCH acquired 100% of the stock of IMG and MEIB. Both acquisitions were accounted for using the purchase method. Therefore, the results of operations from both companies are included in the consolidated statements of earnings beginning October 1, 1994 and assets and liabilities of IMG and MEIB have been included in the consolidated balance sheets beginning October 1, 1994.

 (3) In a 1987 private placement, HCCH sold shares of redeemable common stock, which incorporated a redemption obligation requiring HCCH to repurchase such shares at a specified multiple of the then current book value. Prior to its October 28, 1992 initial public offering, HCCH executed an agreement with the holders of the redeemable common stock whereby the redemption obligation would terminate upon the effective date of the initial public offering. During the period in which the redemption obligation was in force, HCCH was required to reduce its earnings by an amount equal to the increase in the redemption value of the redeemable common stock and concurrently increase the book value of the redeemable common stock by a like amount. On October 28, 1992, the effective date of HCCH's initial public offering, the redemption obligation terminated.

 (4) These amounts have been adjusted to reflect the effects of the three-for-two stock split payable as a 50% stock dividend to shareholders of record March 15, 1994, and the five-for-two stock split payable as a 150% stock dividend to shareholders of record April 30, 1996.


 (5) Prior to its combination with HCCH, LDG was an S Corporation, and thus exempt from federal income tax. The pro forma amounts shown include the following adjustments relating to the merger of HCCH and LDG: a) to eliminate the non-recurring compensatory stock grant, and b) to reflect appropriate federal income tax expense on LDG's earnings for the period LDG was an S Corporation. See Note (2) to HCCH's consolidated financial statements.


 (6) Book value per share is calculated by dividing shares outstanding into total shareholders' equity. Net tangible book value per share uses total shareholders' equity less goodwill as the numerator.

                                      HCCH
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     HCCH's primary sources of revenue are earned premium and investment income derived from its insurance operations, and fee and commission income from its insurance agency operations. HCCH's core underwriting activities involve providing aviation, marine, offshore energy, property, and accident and health insurance, which is underwritten on both a direct and a reinsurance basis. HCCH concentrates on first party, physical damage coverages and lines of business which have relatively short lead times between the occurrence of an insured event and the reporting of claims to HCCH. HCCH also selectively underwrites a small amount of excess treaty reinsurance. HCCH's agencies market and service medical stop-loss, occupational accident and excess coverage insurance products plus large complicated insurance and reinsurance programs on behalf of multinational clients. They also place reinsurance for HCCH's insurance operations and other insurance companies.

     During recent years, HCCH has substantially increased its capital and surplus through the issuance of equity securities, incurrence of debt, and earnings, thereby enabling it to increase its underwriting capacity. HCCH has utilized this additional capital by increasing underwriting activity across many of its core lines of business, emphasizing lines of business and individual opportunities with the most favorable underwriting characteristics at a particular point in time. In each line of business, HCCH also cedes premiums through the purchase of reinsurance in types and amounts appropriate to the line of business, market conditions and HCCH's desired net risk retention profile. Accordingly, HCCH has substantially increased both its GWP and NWP, although with different relative increases in each line of business. In addition, because HCCH's operating expense and loss and LAE have not increased as quickly as its premium volume, HCCH has been able to substantially expand its operating margins.


RESULTS OF OPERATIONS


     The following table sets forth certain premium revenue information for the periods indicated (dollars in thousands):

                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                  -----------------------------------
                                                    1996         1995         1994
                                                  ---------    ---------    ---------
Direct..........................................  $  84,166    $ 111,466    $  97,585
Reinsurance assumed.............................    146,589      127,492       95,293
                                                  ---------    ---------    ---------
  Gross written premium.........................    230,755      238,958      192,878
Reinsurance ceded...............................   (133,979)    (140,172)    (133,184)
                                                  ---------    ---------    ---------
  Net written premium...........................     96,776       98,786       59,694
Increase in unearned premium....................     (3,462)     (18,775)     (12,860)
                                                  ---------    ---------    ---------
  Net earned premium............................  $  93,314    $  80,011    $  46,834
                                                  =========    =========    =========

     The following table sets forth the relationships of certain income statement items as a percent of total revenue for the periods indicated:


                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                          ---------------------------------
                                                           1996         1995         1994
                                                          -------      -------      -------
Net earned premium......................................     61.3%        62.9%        54.8%
Fee and commission income...............................     25.3         25.9         33.3
All other income........................................     13.4         11.2         11.9
                                                            -----        -----        -----
  Total revenue.........................................    100.0        100.0        100.0
Loss and LAE............................................     33.7         39.1         34.6
Net operating expense...................................     41.5         32.9         39.9
All other expense.......................................      0.7          1.8          2.3
                                                            -----        -----        -----
  Earnings before taxes.................................     24.1         26.2         23.2
Income taxes............................................      4.9          7.1          5.3
                                                            -----        -----        -----
  Net earnings..........................................     19.2%        19.1%        17.9%
                                                            =====        =====        =====


  Year ended December 31, 1996 versus year ended December 31, 1995

     Total revenue during 1996 increased 20% to $152.2 million from $127.2 million in 1995. 1996 GWP decreased to $230.8 million from $239.0 million in 1995, while 1996 NWP decreased from $98.8 million to $96.8 million. The decrease in written premium was a result of increased competition in the offshore energy business that has driven rates below acceptable levels, as well as the softening in marine rates and, more recently, property rates. Net earned premium in 1996 increased from $80.0 million to $93.3 million, reflecting the large increase in written premium during 1995.

     Fee and commission (non-risk bearing) income in 1996 increased 17% to $38.5 million from $32.9 million in 1995, reflecting increased agency activities. Net investment income increased 16% to $15.4 million in 1996 from $13.3 million in 1995 reflecting a higher level of investment assets.

     Realized investment gains from sales of marketable equity securities were $5.3 million during 1996 compared to $1.1 million during 1995. Realized investment losses from dispositions of fixed income securities were $201,000 during 1996, compared to losses of $11,000 during 1995. During 1996, HCCH liquidated most of its equity security portfolio and redeployed those investment assets into fixed income securities.

     Loss and LAE increased $1.5 million in 1996, to $51.2 million, reflecting the overall increase in business. During 1996, HCCH had net loss and LAE redundancy of $3.8 million relating to prior year losses compared to a redundancy of $1.6 million in 1995. However, during 1996, HCCH had gross loss and LAE deficiency of $45.8 million. The gross deficiency comes from two primary sources. The first source is the development of claims on individual policies, several of which were large, which were substantially reinsured. These losses were either reported late or reserves were increased as subsequent information became available. Although the gross development on these losses is large, approximately $34.5 million, because these policies were substantially reinsured, there is no material effect on a net basis. The second source is the run-off of the London market excess of loss ("spiral") business which HCCH ceased writing in 1991. This development, which amounted to $11.3 million in 1996, is due to the delay in reporting of catastrophe losses by the London market, coupled with the unprecedented number of catastrophes and subsequent insurance company insolvencies. As HCCH did not have enough representative years' underwriting experience upon which to base a more accurate estimate, significant gross development has been experienced. However, this business is substantially reinsured, so there is no material effect on a net basis. HCCH believes that additional developments would be contained within the substantial reinsurance protection available, thereby not having a material effect on HCCH's current operations or shareholders' equity. HCCH continues to believe it has materially provided for all net incurred losses.

     Compensation expense decreased $6.4 million or 24% in 1996, to $20.4 million due primarily to a $7.6 million reduction in compensation to LDG's previous principal shareholders. HCCH does not expect this downward trend to continue.

     Interest expense during 1996 decreased 48% to $1.2 million from $2.2 million during 1995 due to the reduced level of indebtedness as a portion of the proceeds of a June, 1995, public offering of Common Stock which was used to retire debt.

     Income tax expense decreased to $7.3 million in 1996, compared to $9.0 million in 1995. The decrease in income tax expense was a result of a deferred tax benefit of $9.6 million which was recorded in connection with the compensatory stock grant to certain LDG employees. Also, as an S corporation, LDG was exempt from Federal income taxes through May 21, 1996. Had LDG been subject to Federal income taxes for both years, additional income tax expense of $2.3 million and $722,000 would have been recorded during the years ended December 31, 1996 and 1995, respectively.

     Net earnings increased 20% to $29.3 million in 1996 from $24.3 million in 1995. Included in these amounts were merger related expenses of $2.1 million and a non-recurring compensation expense of $14.4 million (net of a $9.6 million tax benefit) recorded by LDG in connection with a compensatory stock grant from LDG's majority shareholder to certain key employees prior to HCCH's May, 1996, acquisition of LDG. The compensation expense was a non-cash item however, $9.6 million of actual cash tax savings will be recognized. Earnings per share increased 8% to $0.81 in 1996 from $0.75 in 1995. Excluding the non-recurring compensation charge and the merger related expenses, net earnings in 1996 would have been $43.7 million, an increase of 56% over comparable 1995 amounts and earnings per share would have been $1.21, a 41% increase over comparable 1995 amounts. The non-recurring compensation expense also caused the net loss for the agency segment during 1996.

     HCCH's insurance company subsidiaries' statutory combined ratio was 72.0% for 1996 compared to 74.9% in 1995. HCCH's combined ratio remains significantly better than the industry average.

  Year Ended December 31, 1995 Versus Year Ended December 31, 1994

     Total revenue during 1995 increased 49% to $127.2 million from $85.5 million in 1994. GWP increased 24% to $239.0 million from $192.9 million in 1994, while 1995 NWP increased 65% from $59.7 million to $98.8 million. Accordingly, net earned premium in 1995 increased 71% from $46.8 million to $80.0 million. These increases were due to substantial new business, rate increases on some renewals, particularly property and aviation, and increased retentions.

     Fee and commission (non-risk bearing) income in 1995 increased 16% to $32.9 million from $28.5 million in 1994, reflecting increased agency activities. Net investment income increased 39% to $13.3 million in 1995 from $9.5 million in 1994 reflecting a substantially higher level of investment assets due to increased operating cash flow and the deployment of the proceeds from a public offering of HCCH's Common Stock.

     Realized investment gains from sales of marketable equity securities were $1.1 million during 1995 compared to $775,000 during 1994. Realized investment losses from sales of fixed income securities were $11,000 during 1995, compared to losses of $89,000 during 1994.

     Loss and LAE increased $20.2 million in 1995, to $49.8 million, reflecting the overall increase in business written. During 1995, HCCH had net loss and LAE redundancy of $1.6 million relating to prior year losses compared to a deficiency of $717,000 in 1994. However, during 1995, HCCH had gross loss and LAE deficiency of $18.4 million. The gross deficiency comes from two primary sources. The first source is the development of claims on individual policies, some of which were large, which were substantially reinsured. These losses were either reported late or reserves were increased as subsequent information became available. Although the gross development on these losses was approximately $8.6 million, because these policies were substantially reinsured, there is no material effect on a net basis. The second source is the run-off of the London market excess of loss ("spiral") business HCCH ceased writing in 1991. This development, which amounted to $9.8 million in 1995, is due to the delay in reporting of catastrophe losses by the London market, coupled with the unprecedented number of catastrophes and subsequent insurance company insolvencies. As

HCCH did not have enough representative years' underwriting experience to base a more accurate estimate on, significant gross development has been experienced. However, this business is substantially reinsured, so there is no material effect on a net basis. HCCH believes that additional developments would be contained within the substantial reinsurance protection available, thereby not having a material effect on HCCH's current operations or shareholders' equity. HCCH continues to believe it has materially provided for all net incurred losses.

     Interest expense during 1995 increased 14% to $2.2 million from $2.0 million during 1994 due to the increased level of indebtedness during the first six months of 1995, which was incurred during late 1994 to fund the acquisitions of IMG and MEIB.

     Net earnings increased 59% to $24.3 million from $15.3 million in 1994. This increase was principally a result of more efficient and continued profitable underwriting plus higher investment income and fee and commission income.

     Earnings per share in 1995 increased 36% to $0.75 from $0.55 in 1994. This reflects the 59% increase in net earnings partially offset by the 17% increase in weighted average shares outstanding as a result of HCCH's 1994 acquisitions and 1995 public stock offering.

     HCCH's insurance company subsidiaries' statutory combined ratio was 74.9% for 1995 compared to 74.8% in 1994. HCCH's combined ratio remains significantly better than the industry average.

LIQUIDITY AND CAPITAL RESOURCES

     HCCH completed an initial public offering of 1,437,500 shares (pre-splits) of Common Stock during October, 1992 and secondary public offerings of 1,254,200 shares (pre-splits) of Common Stock in September, 1993 and 2,012,500 shares (pre-split) of Common Stock in June, 1995. The offerings dramatically improved the capital resources of HCCH. The net proceeds of the offerings have been used to reduce HCCH's indebtedness and to contribute capital to the insurance company subsidiaries. HCC now has more than $150 million in policyholders' surplus and IMG has more than $59 million. This additional capital enables both HCC and IMG to write significantly more premium income. The initial public offering also resulted in the termination of all redemption rights previously held by certain shareholders.

     HCCH receives substantial cash from premiums and reinsurance recoverables, and, to a lesser extent, investment income, proceeds from sales and redemptions of investment assets and fee and commission income. The principal cash outflows are for the payment of claims, payment of premiums to reinsurers, purchase of investments, debt service, LAE, policy acquisition costs, operating expense, income and other taxes and dividends.

     During 1996, HCC renewed its existing credit facility which provides for a $12 million bank line of credit for the issuance of letters of credit and for short-term borrowings at the prime rate of interest. This line is collateralized by securities with a market value equal to 125% of the total sum of the letters of credit issued and cash advances outstanding. This facility matures on April 30, 1997. As of December 31, 1996, letters of credit in the amount of $4.6 million were issued on behalf of the HCC to collateralize certain reinsurance obligations, however no cash advances were outstanding under this line and, therefore, $7.4 million is available for short-term borrowings under this facility.

     In January, 1997, HCCH obtained an additional bank line of credit for $10.0 million. This credit facility provides for short-term borrowings and matures April 30, 1998. Interest is payable quarterly at either (i) variable at the banks prime rate; or (ii) fixed at the London Interbank Offering Rate ("LIBOR") plus 1 1/2%, at the option of HCCH. The line of credit is collateralized by a pledge of all capital stock of HCC. This new line of credit improves HCCH's short-term liquidity.

     On September 14, 1993, HCCH borrowed $29.25 million from a bank. HCCH used the proceeds to retire previous indebtedness and make a $10.0 million capital contribution to HCC. The principal terms of the note, which matures on October 1, 1998 are (i) quarterly principal repayments of $1.5 million, increasing to $1.75 million; (ii) interest at the prime lending rate; (iii) collateralization by a pledge of all capital stock of

HCC and substantially all of the common stock of IMG; and (iv) certain restrictive terms and conditions including restrictions on certain transactions in HCCH's Common Stock or the capital stock of HCC and IMG and the maintenance of required financial ratios. During February, 1994, the note was amended by fixing the interest rate at 6.5% until February 7, 1997. Thereafter, the rate reverts to the prime lending rate or LIBOR plus 2.25%, at HCCH's option. Additionally, the loan agreement prohibits the payment of dividends by HCCH without the bank's approval. During 1995, HCCH prepaid the first two installments of $1.5 million due in 1996. The bank deferred the second two installments due in 1996 until maturity. HCCH paid the first 1997 quarterly payment of $1.5 million in January, 1997.

     HCCH maintains a substantial level of cash and liquid short-term investments which are used to meet anticipated payment obligations. As of December 31, 1996, HCCH had cash and short-term investments of approximately $56.3 million. HCCH's consolidated investment portfolio of $320.3 million as of December 31, 1996, is available to provide additional liquidity and cash for operations.

     Property and casualty insurance companies domiciled in the State of Texas are limited in the payment of dividends to its shareholders in any 12 month period, without the prior written consent of the Commissioner of Insurance, to the greater of net investment income or 10% of statutory policyholders' surplus. HCC paid no dividends in 1996 to HCCH. During 1997, HCC's ordinary dividend capacity will be approximately $15.1 million.

     HCCH believes that its operating cash flows, short-term investments and the bank lines of credit will provide sufficient sources of liquidity to meet its anticipated needs for at least the next twelve months.

     At December 31, 1996, HCCH had a net deferred tax asset of $11.5 million. Due to HCCH's history of consistent earnings, strong operating cash flows, expectations for the future and the ability to hold investments to maturity, it is more likely than not that HCCH will be able to realize the benefit of its deferred tax asset.

     As of December 31, 1996, HCC's total adjusted capital was $150.7 million, which is 1,332% of the NAIC authorized control level risk-based capital while TIC's total adjusted capital was $27.6 million, which is 17,928% of the NAIC authorized control level risk-based capital.

     Industry and regulatory guidelines suggest that a property and casualty insurer's annual statutory GWP should not exceed 900% of its statutory policyholders' surplus and NWP should not exceed 300% of its statutory policyholders' surplus. HCCH maintains a premium to surplus ratio significantly lower than such guidelines, and for the year ended December 31, 1996, its annual statutory GWP was 108.8% of its statutory policyholders' surplus and NWP was 45.6% of its statutory policyholders' surplus.

EFFECTS OF PENDING ACQUISITIONS

     If and when the proposed Merger with AVEMCO is consummated, it is expected that future results of operations will benefit from the addition of another profitable member of the HCCH Group and that the combined company would have greater access to the capital markets. Offsetting those benefits would be the increased debt service requirements of AVEMCO's current indebtedness. If the Merger is not consummated, certain fees to HCCH's investment advisor will not have to be paid and under certain conditions either AVEMCO or HCCH could owe the counterparty a termination fee. Assuming no termination fee, HCCH would expense approximately $1.0 million in merger-related expenses if the Merger were not consummated.


     HCCH incurred approximately $200,000 in merger-related expenses in connection with the acquisition of the Interworld, Inc. group.


IMPACT OF INFLATION

     HCCH's operations, like those of other property and casualty insurers, are susceptible to the effects of inflation, as premiums are established before the ultimate amounts of loss and LAE are known. Although management considers the potential effects of inflation when setting premiums, for competitive reasons, such premiums may not adequately compensate HCCH for the effects of inflation. However, as the majority of HCCH's business is comprised of lines which have short lead times between the occurrence of an insured event, reporting of the claims to HCCH and the final settlement of the claims, the effects of inflation are minimized.

     A significant portion of HCCH's revenue is related to healthcare insurance and reinsurance products which are subject to the effects of the underlying inflation of medical costs. Such inflation in the costs of healthcare tends to generate increases in premiums for medical stop-loss coverage, resulting in greater revenue, but also higher claim payments. Inflation may have a negative impact on insurance and reinsurance operations by causing higher claim settlements than may originally have been estimated without an immediate increase in premiums to a level necessary to maintain profit margins being possible. No express provision for inflation is made, although trends are considered when setting underwriting terms and claim reserves for purposes of determining revenue from underwriting profit commission. Such reserves are subject to a continuing review process to assess their adequacy and are adjusted as deemed appropriate. In addition, the market value of the investments held by HCCH varies depending on economic and market conditions and interest rates, which are highly sensitive to the policies of governmental and regulatory authorities. Any significant change in interest rates could therefore have a material adverse effect on the market value of HCCH's investments.

EXCHANGE RATE FLUCTUATIONS

     HCCH underwrites risks which are denominated in a number of foreign currencies. It establishes and maintains loss reserves with respect to these policies in their respective currencies. These reserves are subject to exchange rate fluctuations which can have an effect on HCCH's net earnings. HCCH's principal area of exposure is with respect to fluctuation in the exchange rate between the British Pound Sterling and the United States Dollar. For the years ended December 31, 1996, 1995 and 1994, the gain (loss) from currency conversion was ($181,000), ($209,000) and $203,000, respectively.

     From time to time HCCH enters into foreign currency forward contracts as a hedge against foreign currency fluctuations, primarily British Pound Sterling. HCCH's balances denominated in foreign currency fluctuate as transactions are recorded and settled. During 1996, the average Sterling liability, for subsidiaries whose functional currency was the United States Dollar, was approximately L907,000 ($1.6 million at the December 31, 1996, rate of exchange) which was hedged by an average open forward contract balance of approximately L460,000 ($785,000 at the December 31, 1996, rate of exchange). There was one open foreign currency forward contract as of December 31, 1996, to purchase L500,000 ($856,000 at the December 31, 1996, rate of exchange) with a maturity of January, 1997. During January, 1997, HCCH entered into a foreign currency forward contract totaling L500,000 ($856,000 at the December 31, 1996, rate of exchange). HCCH expects to continue to limit its exposure to currency fluctuations through the use of foreign currency forward contracts.

     HCCH utilizes these foreign currency forward contracts strictly as a hedge against existing exposure to foreign currency fluctuations and it does not do so as any form of speculative or trading investment.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

     In February, 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share". SFAS No. 128 is effective for fiscal years ending after December 15, 1997. Early application is not permitted. SFAS No. 128 modifies the denominator to be used in the earnings per share calculations, and requires additional disclosures of the calculations. However, the statement will have no effect on HCCH's net earnings, shareholders' equity or cash flows.

                  SELECTED BUSINESS AND FINANCIAL INFORMATION
                             WITH RESPECT TO AVEMCO

BUSINESS OF AVEMCO

     General. AVEMCO is an insurance holding company organized in 1959, that coordinates the activities of its subsidiaries and provides them with management, business planning, investment, human resource, marketing, and financial services. The subsidiaries of AVEMCO are engaged in the business of providing specialty property and casualty insurance products and services, principally involving aviation. Non-aviation specialty lines include lenders single interest, short-term health, and pleasure marine. Insurance products are distributed on a direct basis nationally and in Canada (except Quebec), and through agency and brokerage networks nationwide. AVEMCO and its subsidiaries operate together as the AVEMCO Group. AVEMCO's principal executive offices are located at Frederick Municipal Airport, 411 Aviation Way, Frederick, Maryland 21701, and its telephone number is (301) 694-5700.

     Since its organization, AVEMCO and its predecessor companies have generally achieved an underwriting profit (33 out of 36 years). AIC is rated "A+" (Superior) by A.M. Best, and its policyholders' surplus position substantially exceeded the minimum requirements as stipulated by insurance industry risk-based capital regulations.

     AVEMCO's principal insurance subsidiary is AVEMCO Insurance Company ("AIC"), a direct writer of aviation and pleasure marine business. AIC underwrites various types of aviation insurance for owners and pilots of general aviation aircraft, including commercial coverages for fixed base operators. General aviation encompasses private business aircraft, air taxi services, recreational flying, fixed-based operations and similar activities. It excludes military and commercial airline operations. Other aviation-related commercial insurance coverages are written for lending institutions and leasing companies on both general aviation and commercial aviation equipment. AIC also serves as the reinsurer for most of the business produced and managed by other members of the AVEMCO Group. Other insurance company members of the AVEMCO Group include U.S. Specialty Insurance Company, a wholly owned subsidiary of AIC, underwriter of aviation, pleasure marine, and lenders single interest insurance through independent agents and brokers, whose business is also reinsured by AIC. The AVEMCO Group also controls National Insurance Underwriters ("NIU"), a reciprocal insurance exchange through AVEMCO's ownership of Specialty Insurance Underwriters, Inc. ("SIUI"), the attorney-in-fact for the exchange. NIU is currently writing a limited amount of aviation and automobile insurance in a few states. AIC also owned National Assurance Underwriters, Inc. ("NAUI"), an insurer that was sold in August 1996, but whose business (aviation insurance) was retained by AIC as part of the sale transaction.

     Other insurance producers (non-insurers)in the AVEMCO Group include: (i) Matterhorn Bank Programs, Inc., a wholly owned subsidiary of AVEMCO and its wholly owned subsidiary, KFA, Inc., which are general agencies that market blanket lenders single interest coverage for banks and other financial institutions covering risks of physical loss or damage to the property securing their installment loans (primarily automobiles) and other insurance products to financial institutions, through independent agents and brokers. Matterhorn's business is primarily written by U.S. Specialty Insurance Company; and (ii) Brooks-Shettle Company, a wholly owned subsidiary of AVEMCO which is an insurance and reinsurance broker specializing in short term health and travel insurance programs on an international basis, as well as marine insurance within the United States. The business and operations of Hinchcliff International, Inc. ("Hinchcliff"), acquired by AVEMCO in January 1996, and International Group Services, Inc. ("IGS"), acquired by AVEMCO in December 1994, were merged into Brooks-Shettle Company under which names Brooks-Shettle Company also continues to do business. The business of both Hinchcliff and IGS includes short term student health insurance. Much of Brooks-Shettle Company's business is reinsured by AIC.

     The AVEMCO Group's insurance operations are complemented by its insurance service group operations which are largely focused in areas that offer AVEMCO opportunities to generate additional specialty insurance premiums. Currently, the Group's service operations are conducted by the following companies and concentrated in the following areas: (i) Loss Management Services, Inc., a wholly owned subsidiary of

AVEMCO, provides claims management and related subrogation and salvage services for the Group's insurers, as well as other insurance companies and financial institutions; (ii) MEDEX Assistance Corporation, a wholly owned subsidiary of AVEMCO, provides worldwide, multilingual emergency assistance services on a 24-hour basis for individuals who become sick or injured primarily while traveling outside their home countries; and (iii) The Wheatley Group, Ltd., a wholly owned subsidiary of AVEMCO, which provides computer products, software, and related services for property and casualty insurance companies in the United States.

     Regulation. AVEMCO's insurance company subsidiaries are subject to regulation and supervision of their operations in each of the jurisdictions where they conduct business. Regulations vary from jurisdiction to jurisdiction, but generally, they provide regulatory authorities with broad supervisory, regulatory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid losses and loss adjustment expenses, reinsurance, minimum capital and surplus requirements, dividends and other distributions, periodic examinations and annual and other report filings. In general, regulations exist for the protection of policyholders rather than the shareholders. Congress has been considering whether it is appropriate to modify or repeal the McCarran-Ferguson Act, which grants to the states the responsibility for regulating the insurance industry and provides limited exemption to the "business of insurance" from federal anti-trust laws. Bills have been introduced in Congress from time to time, but whether any changes in the current statute will be made, or the effect of such changes, if any, cannot presently be determined.

     In 1988, California voters passed an initiative known as Proposition 103. The Proposition provides, among other things, that rates for most insurance policies issued or renewed between November 8, 1988, and November 8, 1989, be rolled back to the levels of November 8, 1987, and then reduced an additional 20%. In addition, rates for most California insurance policies issued or renewed after November 8, 1989, are subject to prior approval by the California Department of Insurance (the Department). The implementation of Proposition 103 by the Registrant's insurance subsidiaries, as well as other California licensed insurers, was complicated by numerous legal challenges and uncertainties since its passage. AVEMCO's insurance subsidiaries settled their outstanding Proposition 103 matters with the California Department of Insurance during 1995. AVEMCO and its affected subsidiaries had previously provided for a potential rollback impact in prior years. Refund payments were made in 1996.

     Competition. The property/casualty insurance industry is highly competitive and many insurance companies offer the same specialty lines of business as AVEMCO's subsidiaries. Insurance products are distributed on a direct basis to policyholders and also through the agent/broker community. In the direct writing of aviation insurance, historically, there have been few insurers which act as direct writers. AVEMCO's principal subsidiary, AIC, is currently the largest if measured by the number of insurance policies issued. In the agency distribution of aviation insurance, market share is highly fragmented, and AVEMCO competes against numerous managing general agencies, independent agencies, and pools and syndicates. In recognition that the aviation insurance sector has been engaged in an extremely competitive price environment, AVEMCO has continued to emphasize rate discipline and has been unwilling to write aviation business at what it considers inadequate rates. It also attempts to compete on the basis of policy provisions, quality and timely service, including accessible personnel, application turnaround, and expeditious claims settlement. AVEMCO's other specialty insurance lines, including the lenders single interest, short-term health and pleasure marine lines, are highly competitive as its subsidiaries compete with many specialty insurers, as well as multi-line insurance companies, many of which have more experience, larger volumes of business, and greater financial resources than the resources of AVEMCO and its subsidiaries. They compete primarily on the basis of both price and service. For further information regarding the impact of competition on the various businesses of AVEMCO, see "Risk Factors -- Risks Relating to HCCH and AVEMCO -- Cyclical Nature of Industry," "-- Volatility of Aviation Insurance" and "-- Competition."

     Properties. AVEMCO's activities are carried out from its 40,000 square foot headquarters, owned by AVEMCO and located adjacent to the Frederick Municipal Airport in Frederick, Maryland. AVEMCO also owns and occupies a 48,200 square foot office building and storage complex in St. Peters, Missouri, and a one-story building in Fort Worth, Texas, containing approximately 2,500 square feet. AVEMCO leases approximately 64,000 square feet of office space at 20 other locations throughout the United States, Canada, and the United Kingdom.

MANAGEMENT OF AVEMCO

     For information regarding the names, ages, positions and business backgrounds of the executive officers and directors of AVEMCO and information regarding executive compensation, management's ownership of AVEMCO securities and certain relationships and related transactions, reference is made to Items 10, 11, 12 and 13 of the AVEMCO 1996 10-K, which are incorporated herein by reference.

                  AVEMCO SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

     Set forth below are summary historical financial data of AVEMCO. The information as of and for each of the years in the five-year period ended December 31, 1996 is derived from AVEMCO's Consolidated Financial Statements. The following data should be read in conjunction with the Consolidated Financial Statements and Notes thereto of AVEMCO included elsewhere in, or incorporated by reference into, this Proxy Statement/Prospectus.

                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                           --------------------------------------------------------
                                                             1996        1995        1994        1993        1992
                                                           --------    --------    --------    --------    --------
SUMMARY OF OPERATIONS
REVENUES:
  Premiums earned........................................  $ 86,170    $ 80,458    $ 75,518    $ 62,702    $ 57,385
  Commissions............................................     8,819       7,046       6,418       5,909       6,145
  Net investment income..................................     8,223       8,498       8,245       9,004       9,218
  Computer products and services.........................     9,913      10,188       9,185      11,129       4,836
  Realized gain (loss) on sale of investments............     3,244         575        (248)      9,634       2,742
  Realized gain on sale of subsidiary....................     3,307          --          --          --          --
  Other revenues.........................................     8,214       6,439       5,472       5,523       6,597
                                                           --------    --------    --------    --------    --------
         Total revenues..................................   127,890     113,204     104,590     103,901      86,923
                                                           --------    --------    --------    --------    --------
EXPENSES:
  Losses and loss adjustment expenses....................    62,866      55,605      46,310      41,502      36,783
  Commissions............................................     7,092       6,513       7,159       5,716       6,966
  Other expenses.........................................    41,970      41,984      37,582      37,830      32,387
                                                           --------    --------    --------    --------    --------
         Total expenses..................................   111,928     104,102      91,051      85,048      76,136
                                                           --------    --------    --------    --------    --------
  Earnings before income taxes...........................    15,962       9,102      13,539      18,853      10,787
                                                           --------    --------    --------    --------    --------
Net earnings(1)..........................................  $ 12,288    $  7,918    $ 10,833    $ 15,572    $  9,603
                                                           ========    ========    ========    ========    ========
PER SHARE DATA:
  Net earnings(1)(2).....................................  $   1.45    $    .90    $   1.20    $   1.41    $    .82
  Dividends declared.....................................  $    .48    $    .46    $    .44    $    .42    $    .40
  Shareholders' equity per share(3)......................  $   7.33    $   7.14    $   6.28    $   5.92    $   7.76
Weighted average number of common and common equivalent
  shares.................................................     8,478       8,846       9,019      11,041      11,734
                                                           --------    --------    --------    --------    --------
OTHER FINANCIAL DATA:
  Investments............................................  $149,238    $149,544    $136,378    $139,384    $151,013
  Total Assets...........................................   217,666    $213,802    $201,350    $210,693    $231,621
  Debt...................................................    56,667    $ 54,967    $ 54,600    $ 54,500    $ 39,000
  Shareholders' equity...................................    60,572    $ 61,759    $ 55,610    $ 53,930    $ 89,215
                                                           --------    --------    --------    --------    --------
STATUTORY INSURANCE INDICATORS:(4)
  Loss ratio.............................................      73.1%       69.4%       61.2%       66.2%       64.6%
  Expense ratio..........................................      23.0%       25.5%       28.6%       29.4%       30.8%
                                                           --------    --------    --------    --------    --------
         Underwriting ratio..............................      96.1%       94.9%       89.8%       95.6%       95.4%
                                                           --------    --------    --------    --------    --------
Ratio of net premiums written to surplus.................    1.19/1      1.15/1      1.00/1       .86/1       .74/1
Ratio of loss reserves to surplus........................     .46/1       .45/1       .43/1       .41/1       .35/1
Policyholders' surplus...................................  $ 76,669    $ 73,808    $ 72,133    $ 72,833    $ 77,662
                                                           ========    ========    ========    ========    ========

---------------

(1) 1993 includes cumulative effect of the adoption of FASB Statement No. 109, "Accounting for Income Taxes" (see notes 1 and 6 to AVEMCO's Consolidated Financial Statements included elsewhere herein).

(2) Based on weighted average number of common and common equivalent shares.

(3) Based on common shares outstanding.

(4) Includes AVEMCO Insurance Company and its subsidiaries.

                                     AVEMCO
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  Year ended December 31, 1996 versus year ended December 31, 1995

     1996 marks the sixth consecutive year that AVEMCO has grown its gross premiums writing base. Gross premiums written for 1996 increased over 1995 as follows:

                      LINE OF BUSINESS                          1996          1995
                      ----------------                        --------      --------
                                                                  (IN THOUSANDS)
Aviation....................................................  $ 69,474      $ 69,076
Non-aviation................................................    37,491        31,072
                                                              --------      --------
Gross Premiums Written......................................  $106,965      $100,148
                                                              ========      ========

     Gross premiums written for the aviation line were $69.5 million in 1996 compared to $69.1 million in 1995. Included in 1995 gross premiums written, however, were $4 million of non-recurring premiums associated with the January 1995 acquisition of the aviation business from Aviation Underwriting Specialists. Excluding those non-recurring premiums, gross aviation premiums written increased 7% over 1995 due to a combination of rate improvement and unit growth.

     Gross premiums written on the non-aviation insurance lines increased 21% over 1995 to $37.5 million. Particularly noteworthy was the lenders single interest production. This particular insurance product, managed by Matterhorn Bank Programs, Inc., a consolidated subsidiary, protects a lender's retail installment portfolio primarily against risk of physical loss of or damage to property securing its installment loans should the borrower fail to maintain the required insurance. Strong new business growth pushed 1996 lenders single interest gross premiums written 38% to $22.9 million as compared to $16.6 million in 1995.

     Gross premiums written for short-term health insurance programs were $10.2 million in 1996 compared to $10.9 million in 1995. The decline was principally impacted by AVEMCO's decision to discontinue as a reinsurer of a trip-travel program that represented $6.3 million of gross premiums written in 1995, when it was unable to negotiate satisfactory renewal terms. That decline was largely offset with increased participation in short-term health programs managed and underwritten by AVEMCO's International Group Services division of Brooks-Shettle Company, a consolidated subsidiary, and participation late in 1996 on short-term programs managed and underwritten by its Hinchcliff International division.

     Pleasure marine gross premiums written increased to $4.4 million in 1996 versus $3.5 million in 1995 through improved new business production by AVEMCO's independent agency insurer, U.S. Specialty Insurance Company. AVEMCO is continuing to develop this product gradually by stressing conservative underwriting guidelines. In addition, AVEMCO continues to retain 100% of the pleasure marine risks it writes, with the exception of reinsurance coverage for catastrophic marine losses.

     Net premiums written for all lines of business reflect the business retained by AVEMCO after its reinsurance arrangements are considered. Net premiums written increased over 1995 primarily because of the growth in the lenders single interest business. 1996 earned premium revenues of $86.2 million increased over 1995's $80.5 million, consistent with the increase in net premiums written.

     Commission revenues, consisting primarily of commissions received on reinsurance ceded and commissions produced by agency operations, net of amounts paid to their agents, increased to $8.8 million in 1996 as compared to $7.0 million in 1995. The increase is mainly attributed to commissions generated by the Hinchcliff International division of Brooks-Shettle Company.

     Net investment income in 1996 was $8.2 million compared to $8.5 million in 1995. The slight decrease is principally attributed to a lower average invested asset base during 1996. AVEMCO sold its common equity securities in 1996.

     Computer product and service revenues generated by The Wheatley Group, Ltd., a consolidated subsidiary, was $9.9 million in 1996, slightly behind 1995's $10.2 million. Hardware equipment sales declined by $800,000, while Wheatley's core software revenues increased by $500,000. Hardware sales can vary significantly from period to period.

     Realized gains on the sale of investments were $3.2 million in 1996 as compared to $600,000 in 1995. The majority of the 1996 gains arose from AVEMCO's decision to sell its common equities.

     AVEMCO sold a subsidiary, National Assurance Underwriters, Inc., during 1996, while retaining all that subsidiary's insurance business. The sale generated a realized gain of $3.3 million.

     Other revenues increased to $8.2 million in 1996 as compared to $6.4 million in 1995. $1.0 million of the increase is directly attributed to MEDEX Assistance Corporation, a consolidated subsidiary that improved its revenue performance by 30% over 1995.

     From a claims perspective, the net loss ratio for 1996 was 73.0% compared to 69.1% in 1995.

                                                              NET LOSS RATIOS
                                                              ----------------
                      LINE OF BUSINESS                         1996      1995
                      ----------------                        ------    ------
Aviation....................................................   76.1%     68.7%
Non-aviation................................................   67.9%     70.0%
All Lines...................................................   73.0%     69.1%

     Net incurred losses and loss adjustment expenses were as follows:

                      LINE OF BUSINESS                         1996       1995
                      ----------------                        -------    -------
                                                                (IN THOUSANDS)
Aviation....................................................  $40,387    $36,575
Non-aviation................................................   22,479     19,030
                                                              -------    -------
Net Incurred Losses.........................................  $62,866    $55,605
                                                              =======    =======

     Net aviation incurred losses in 1996 increased over 1995, principally due to increased physical damage claims activity on higher-valued aircraft. In addition, earlier in 1996 there was a higher than usual increase in reported small claims activity. Non-aviation losses in 1996 were $22.4 million compared to $19.0 million in 1995 as an increase in lenders single interest insurance claims commensurate with their new business growth was partially offset by improved loss performance by the short-term health programs.

     Incurred losses in 1996 were also affected by Hurricane Fran which struck the eastern portion of the United States in September. This storm resulted in an after-tax earnings reduction of $548,000 or $.07 per share. There were no significant weather-related losses in 1995.

     Commission expense, representing costs incurred to generate insurance business through the assumed reinsurance and independent agency markets increased to $7.1 million in 1996 as compared to $6.5 million in 1995. This increase is consistent with the upward trend in reinsurance assumed production.

     Lower variable interest rates combined with a lower level of bank borrowings during 1996 decreased interest expense to $3.8 million in 1996 from $4.2 million in 1995.

     Selling, general, and administrative costs increased a modest 2.5% in 1996 as AVEMCO incurred additional operating costs from the recently acquired Hinchcliff International, Inc. subsidiary while supporting increased revenue activities in its other business units without a significant increase in operating costs.

     Income tax expense increased in 1996 to $3.7 million as compared to $1.2 million in 1995, mainly as the result of the increased realized investment gains and the realized gain on the sale of National Assurance Underwriters, Inc. Both of these items were fully taxable.

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-based Compensation." This Statement establishes an alternative fair value-based method of accounting for all employee stock compensation plans in addition to the intrinsic value-based method. AVEMCO has elected to continue to use the intrinsic value method as permitted by the Statement. AVEMCO has made the necessary disclosures as required by the Statement in its Notes to Consolidated Statements.

  Year ended December 31, 1995 versus year ended December 31, 1994

     Gross premiums written for 1995 increased over 1994 as follows:

                    LINE OF BUSINESS                        1995       1994
                    ----------------                        ----       ----
                                                            (IN THOUSANDS)
Aviation................................................  $ 69,076    $56,812
Non-Aviation............................................    31,072     33,840
                                                          --------    -------
Gross premiums written..................................  $100,148    $90,652
                                                          ========    =======
Net premiums written....................................  $ 85,540    $73,450
                                                          ========    =======

     Gross premiums written for aviation during 1995 increased by 22% over 1994. That increase resulted principally from the purchase of the aviation business of Aviation Underwriting Specialists (AUS) during the 1995 first quarter. In addition, there was new business growth. While the rate situation in the aviation insurance sector remained competitive, there was some improvement. Market rates continued to rise during 1995, with more significant increases in the areas of high-valued aircraft hulls and with pilots who are transitioning to larger or more complex aircraft.

     Gross premiums written on non-aviation lines were $31.1 million compared to $33.8 million in 1994. The drop in premium was principally attributable to the short-term health business, where there was a reduced level of participation in one profitable short-term health program, along with the discontinuance of another program that was not meeting AVEMCO's underwriting objectives. These actions had the effect of reducing earned premium revenues when compared to 1994. AVEMCO plans to continue to build its participation in certain short-term health programs managed by IGS, which it acquired in December of 1994. AVEMCO also expects to begin participating late in 1996 on short-term health programs managed by Hinchcliff International (Hinchcliff), a subsidiary acquired in January 1996. IGS and Hinchcliff are third-party administrators and producers of short-term health insurance programs, primarily covering foreign students who temporarily reside in the United States while attending colleges and universities.

     Lenders single interest gross premium writings were $16.6 million for 1995 compared to $16.3 million written in 1994. This business principally covers automobile loans and is thereby closely linked to automobile sales, which had a downturn in 1995. Additionally, Matterhorn emphasizes rate discipline and will not write business at what it believes to be an inadequate rate.

     Pleasure marine gross premiums written for 1995 were $3.5 million, similar to that of 1994. AVEMCO continues to emphasize movement away from coastal exposures, given the frequency of weather-related events over the last several years. AVEMCO continues to retain 100% of the pleasure marine business it writes with the exception of reinsurance for catastrophic marine losses.

     Net premiums written for all lines of business reflect the business retained by AVEMCO after its reinsurance arrangements are considered. Net premiums written increased over 1994 because of the growth in the aviation business. Earned premium revenues of $80.5 million increased over 1994's $75.5 million, consistent with the increase in net premiums written.

     Commission revenues increased to $7.0 million in 1995 as compared to $6.4 million in 1994, primarily as a result of the IGS acquisition.

     Net investment income of $8.5 million was slightly above 1994's $8.2 million, principally due to an increase in average invested assets.

     Computer product and service revenues generated by The Wheatley Group, Ltd., a consolidated subsidiary, amounted to $10.2 million compared to $9.2 million for 1994. The revenue increase is principally attributable to an increase in hardware equipment sales.

     Realized investment gains and/or losses for 1995 and 1994 were nominal.

     From a claims standpoint, the net loss ratio for 1995 was 69.1% compared to 61.3% for 1994.

                                                              NET LOSS RATIO
                                                              --------------
                      LINE OF BUSINESS                        1995     1994
                      ----------------                        -----    -----
Aviation....................................................   68.7%    62.8%
Non-Aviation................................................   70.0%    59.2%
All lines...................................................   69.1%    61.3%

     Net incurred losses and loss adjustment expenses were as follows:

                    LINE OF BUSINESS                        1995       1994
                    ----------------                       -------    -------
                                                             (IN THOUSANDS)
Aviation.................................................  $36,575    $27,460
Non-Aviation.............................................   19,030     18,850
                                                           -------    -------
Net Incurred Losses......................................  $55,605    $46,310
                                                           =======    =======

     Net incurred losses on aviation claims increased compared to 1994. Claim activity on the growing book of higher-valued aircraft was a principal reason for the increase. AVEMCO experienced a difficult third quarter from a claims perspective. Historically, that quarter can be volatile since it is the peak season for aircraft and watercraft use. AVEMCO incurred several large hull claims during that period. AVEMCO did not experience an increase in claims frequency or severity on the liability side. Another reason for the increase in net incurred losses was due to the additional claim activity on the aviation book of business acquired from AUS during the first quarter of 1995.

     There were no significant weather-related losses during 1995 or 1994. Additionally, AVEMCO did not incur significant losses associated with the "Blizzard of 1996," which occurred shortly after the end of the year.

     Commission expense, representing costs incurred to generate business through the assumed reinsurance and agency markets, declined to $6.5 million in 1995, as compared to $7.2 million in 1994. This decrease is principally attributable to the decline in premiums related to the short-term health plans.

     Higher variable interest rates and a slightly higher level of bank borrowings increased interest expense to $4.2 million in 1995 from $3.7 million in 1994.

     Selling, general, and administrative expenses for 1995 increased over the prior year, primarily due to the acquisition of the AUS book of aviation business, the acquisition of the IGS business and additional costs incurred with the software business.

     Income tax expense decreased to $1.2 million in 1995 from $2.7 million in 1994 as pre-tax earnings were predominantly comprised of non-taxable investment income in relation to income from fully taxable sources, such as underwriting and realized investment gains.

     AVEMCO's two California-licensed insurers settled their outstanding Proposition 103 matters with the California Department of Insurance during 1995. AVEMCO had previously provided for a potential rollback impact in prior years. Refund payments are expected to be made in 1996. See "Selected Business and Financial Information With Respect to AVEMCO -- Business of
AVEMCO -- Regulation."

     In summary, increased claims activity in the aviation business and a reduced level of participation in two short-term health programs were the principal factors for the reduced level of earnings when compared to 1994.


     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation." This Statement establishes a fair value-based method of accounting for all employee stock compensation plans. AVEMCO has elected to continue to use the intrinsic value-based method of accounting, as permitted by the Statement. AVEMCO has made the necessary disclosures as required by the Statement in its Notes to Consolidated Financial Statements.


LIQUIDITY AND CAPITAL RESOURCES

  Liquidity

     AVEMCO's primary sources of operating funds are insurance premiums, commissions, service fees and investment revenues. Primary uses of operating funds are for claim payments to insureds, commissions, and other operating expenses. Operating activities provided $5.8 million, $11.1 million, and $11.8 million of net cash flow in 1996, 1995, and 1994, respectively. Since the level of operating cash flow is principally affected by premium production, paid loss activity, the sale of investment securities, and reinsurance recoveries received, operating cash flow could vary significantly from period to period.

     Net operating cash flow of $5.8 million for 1996 was below that of 1995. 1996 operating cash flow was affected by the realized gains on the sale of investments and the realized gain on the sale of a subsidiary, which were excluded from operating activities and included in cash flow from investment activities. In addition, 1996 operating cash flow was further impacted by one-time refund payments of $2.4 million related to the settlement of California Proposition 103 matters. AVEMCO's insurance subsidiaries had fully provided for such refund amounts in prior years. Net operating cash flow for 1995 decreased from that of 1994 primarily because of increased paid claims activity in 1995 and the effect of reinsurance recoverables received in 1994.

     Capital expenditures for property and equipment additions were $700,000, $1.9 million, and $700,000, in 1996, 1995, and 1994, respectively. 1996 additions were mainly computer equipment upgrades. 1995 expenditures consisted primarily of costs associated with two subsidiary office relocations and assets acquired through two acquisitions. 1994 additions were primarily comprised of computer hardware upgrades. AVEMCO does not anticipate a significant level of property and equipment capital expenditures during 1997. Other expenditures include the 1994 $2.0 million acquisition of assets from International Group Services, Inc., a third party administrator that specializes in short-term health insurance programs. All expenditures were financed principally by internally-generated funds.

     At December 31, 1996, AVEMCO had $31.6 million in cash and short-term investments. Additionally, $3.3 million of its fixed income portfolio is scheduled to mature in 1997. A further source of short-term liquidity includes a credit facility with a bank. $7.0 million is available under that commitment to address short-term cash needs. AVEMCO's investment portfolio is highly liquid, consisting principally of readily marketable securities. In developing its investment strategy, AVEMCO establishes a level of cash and highly liquid short- and intermediate-term securities which, combined with expected cash flow, is believed adequate to meet anticipated payment obligations. While short-term liquidity is considered adequate, long-term liquidity will be primarily dependent upon premium production and paid loss activity.

  Investments

     AVEMCO's investment portfolio represents 69% of its total assets. AVEMCO follows investment guidelines which, in addition to providing for an acceptable after-tax return on its investments, are structured to preserve capital, maintain sufficient liquidity to meet obligations, and maintain what is considered an ample margin of capital and surplus to sustain planned writings of insurance. At December 31, 1996, 76% of AVEMCO's investments were in fixed income securities, 7% in equities, and 17% in short-term investments. AVEMCO's only real estate investments are in its operating facilities. Fixed income securities consist principally of high investment grade securities with an average maturity of about eight years. AVEMCO does not use derivative instruments, such as mortgage derivatives, options and structured notes, to leverage its investment portfolio.

     At December 31, 1996, AVEMCO's $149.2 million investment portfolio reflected after-tax appreciation of $2.3 million above its cost basis.

     AVEMCO has classified its investments as available for sale. While AVEMCO has the ability to hold its investments until maturity, these securities may be sold prior to maturity in response to changing market and economic conditions or to maximize after-tax returns.

     AVEMCO had $3.2 million of realized investment gains in 1996 compared to a nominal realized investment gain of $575,000 in 1995. Decisions to sell securities are governed by considerations such as surplus exposure, tax consequences and investment opportunities. As a result, realized investment gains or losses can vary significantly from period to period. The majority of the 1996 realized investment gains arose from AVEMCO's decision to liquidate its common equity portfolio. Additional information regarding AVEMCO's investment portfolio is detailed on pages F-33 and pages F-39 through F-41.

  Loss Reserves

     Historical experience, judgmental factors, adherence to a strategy of targeting rate adequacy, continual monitoring of reserve levels, and paying claims in a prompt fashion have all contributed to a favorable development of loss reserves during the past several years. A historical perspective of AVEMCO's loss reserve developments is included in Note 4 to the consolidated financial statements on pages F-42 and F-43, and is incorporated herein.

     The development of unpaid loss and loss adjustment expense refers to the difference between original estimates for unpaid losses and loss adjustment expenses and the re-evaluation of those estimates in subsequent years as loss payments are made and open claims adjusted to reflect current information. Redundant or favorable development occurs when original estimates are higher than subsequently paid or adjusted.

     During 1996, AVEMCO experienced overall favorable development of $3.3 million on gross unpaid losses and loss adjustment expenses. The 1996 favorable development compares with favorable development of $2.5 million and $3.2 million in 1995 and 1994, respectively.

     AVEMCO experienced overall favorable development of $1.1 million on net unpaid loss and loss adjustment expenses after deducting reinsurance protections. This compares with favorable development of $1.1 million for 1995 and $2.9 million for 1994. The gross loss reserve development and net loss reserve development can vary significantly, as the level of reinsurance carried on any one risk is dependent upon several factors.

     AVEMCO's insurance specialty businesses are mostly short-tail in nature, meaning that claims are paid or settled in a relatively short time frame from the time reported. Nonetheless, the nature of AVEMCO's principal insurance specialty line, aviation, consists of low frequency, high severity claims, which can result in significant changes in the development of unpaid losses and loss adjustment expenses from period to period. The timing of salvage and subrogation recoveries could likewise affect the loss reserve development.

     AVEMCO did not experience any significant environmental claim activity during 1996, 1995 or 1994, and currently anticipates that activity in the future should not have a material adverse effect on the overall consolidated financial position of AVEMCO.

  Reinsurance

     AVEMCO's specialty lines of business, particularly aviation and pleasure marine, are volatile from both a rate and a claims perspective, leading to potentially wide swings in underwriting results. Accordingly, AVEMCO is a party to several reinsurance arrangements. These reinsurance arrangements are utilized to assist in limiting maximum loss, provide greater diversification of risk, reduce exposures on larger risks, and provide a level of protection from catastrophic events. AVEMCO routinely reviews and adjusts its reinsurance strategy, taking into account the anticipated future direction of its business, underwriting considerations such as rate and risk levels, conditions in the reinsurance marketplace and the cost-benefit relationship expected to be derived from such reinsurance arrangements. Most of the aviation business is covered under a quota share/surplus share reinsurance arrangement. Facultative reinsurance placements are also used, primarily on policies with limits larger than are covered by treaty reinsurance. AVEMCO's retention on its aviation business varies according to policy limits. The largest net aggregate amount retained in any one risk is $1.6 million. AVEMCO currently retains all of the pleasure marine business that it writes, subject to catastrophic reinsurance protections. Under its catastrophe reinsurance, which also covers the aviation business line, AVEMCO absorbs the first $2.5 million in losses, with catastrophe reinsurance protection to $10.5 million. The lenders single interest and short-term health business participate in proportional treaty reinsurance. For 1996, AVEMCO retained 86% of its premium production and ceded 14% to reinsurers under its various reinsurance arrangements. Approximately 63% of the net amounts recoverable from reinsurers at December 31, 1996, are attributable to reinsurance arrangements with three reinsurers. No significant amounts recoverable from reinsurers have been written off as uncollectible in the past three years. Additional information regarding reinsurance is detailed in Note 9 to the consolidated financial statements on page F-47 and is incorporated herein by reference.

  Capital Resources

     The annual dividends for 1996 and 1995 were $.48 per share and $.46 per share, respectively, marking the twenty-first and twentieth years in which AVEMCO has paid an increased dividend.

     AVEMCO's common stock repurchase program reflects continued efforts to effectively manage its capital base and enhance shareholder value. Its capital needs vary from period to period recognizing the volatility in the underwriting of its specialty insurance products. The aviation insurance industry continues in the longest competitive cycle in its history. AVEMCO acquired 520,000 of its common shares during 1996. Since inception of its stock repurchase program in the 1987 fourth quarter through the end of 1996, AVEMCO has repurchased 6,727,380 shares of its stock at prices ranging from $9.75 to $22.00 per share.

     AVEMCO utilized a combination of its revolving credit facility, a portion of the proceeds from the sale of investments, and funds generated by its subsidiaries operating activities to finance its capital management program. Funds provided by AVEMCO's principal subsidiary, AVEMCO Insurance Company, were paid through dividends. Regulatory restrictions on such dividends are detailed in Note 10 of AVEMCO's consolidated financial statements.

     AVEMCO's ability to support substantial future growth is reflected in its insurance subsidiary's ratio of net premiums written to statutory policyholders' surplus, a measure used by insurance regulators and analysts to evaluate liquidity and capital resources. The insurance subsidiary's ratio is currently
1.19 to 1; a general maximum regulatory guideline is 3 to 1. The ratio of unpaid losses and expenses to surplus was .46 to 1. 1996 marked the 22nd consecutive year and the 33rd in 36 years in business where an underwriting profit was achieved. AVEMCO currently is adequately capitalized to support future planned activities. The insurance subsidiary continues its "A+" (Superior) rating from A.M. Best. In addition, the insurance subsidiary's December 31, 1996, policyholders' surplus position substantially exceeded the minimum requirements as stipulated by insurance industry risk-based capital regulations.

                               SECURITY OWNERSHIP
HCCH AFTER THE MERGER

     At and after the Effective Time, by reason of the conversion of AVEMCO Common Stock into HCCH Common Stock, the equity ownership of HCCH will be shared by the persons who were holders of HCCH Common Stock and AVEMCO Common Stock just before the Effective Time. Accordingly, the equity interest which each holder of HCCH Common Stock or HCCH Common Stock holds in HCCH or AVEMCO, as the case may be, just before the Effective Time will be converted into a smaller percentage ownership interest in a larger company.

     As a result of the Merger, immediately after the Effective Time the current holders of HCCH Common Stock will hold 80.2% of the then outstanding shares of HCCH Common Stock, and the current holders of AVEMCO Common Stock will hold 19.8% of the then outstanding shares of HCCH Common Stock, assuming the exercise of all outstanding AVEMCO options and the exercise of all options to acquire HCCH Common Stock that are currently exercisable or that become exercisable within 60 days. The percentage of outstanding shares of HCCH Common Stock to be beneficially owned by the current officers and directors of HCCH as a group will be 26.0%, and the percentage of outstanding shares of HCCH Common Stock to be beneficially owned by the current officers and directors of AVEMCO as a group will be 3.6%, assuming the exercise of all outstanding options to acquire AVEMCO Common Stock held by the AVEMCO officers and directors as a group and the exercise of all options to acquire HCCH Common Stock currently exercisable or exercisable within 60 days and in each case assuming that no other such options, including options held by the other officer and director group, are exercised and assuming an exchange ratio of one to one.

PRINCIPAL SHAREHOLDERS OF HCCH

     The following table sets forth certain information regarding the beneficial ownership of the HCCH Common Stock as of the Record Date by each person known by HCCH to be the beneficial owner of more than five percent of the HCCH Common Stock.

                                                               AMOUNT AND
                                                               NATURE OF       PERCENT OF
                                                               BENEFICIAL     COMMON STOCK
                      NAME AND ADDRESS                         OWNERSHIP      OUTSTANDING
                      ----------------                        ------------    ------------
Stephen L. Way..............................................   3,917,079(1)      10.79%
13403 Northwest Freeway
Houston, Texas 77040-6094
Stephen J. Lockwood.........................................   3,993,790(2)      11.04%
401 Edgewater Place, Suite 400
Wakefield, Massachusetts 01880
Putnam Investments, Inc.....................................   3,436,651(3)        9.6%
One Post Office Square
Boston, Massachusetts 02109
Pilgrim Baxter & Associates, Ltd............................   2,624,900(4)        7.3%
11255 Drummers Lane, Suite 300
Wayne, Pennsylvania 19087

---------------
(1) For Mr. Way, the amount includes options to acquire 131,767 shares which are exercisable within 60 days of the HCCH Record Date, but does not include options to acquire 643,233 shares which are not so exercisable.

(2) For Mr. Lockwood, the amount includes options to acquire 5,000 shares which are exercisable within 60 days of the HCCH Record Date, but does not include options to acquire 145,000 shares which are not so exercisable. The amount also includes 93,200 shares owned of record by Lockwood, L.P., a family limited partnership of which Mr. Lockwood is a general partner.

(3) Putnam Investments, Inc., a wholly owned subsidiary of Marsh & McLennan Companies, Inc., is a holding company which wholly owns two registered investment advisers. Both subsidiaries have dispositive power over the shares of HCCH Common Stock, with shared voting power over 532,578 shares of HCCH Common Stock. Putnam Investments, Inc. disclaims beneficial ownership of these shares. The foregoing information was obtained from a Schedule 13G dated January 27, 1997, filed with the SEC by Putnam Investments, Inc.

(4) Pilgrim Baxter & Associates, Ltd. reported that it is an investment advisor with sole dispositive power over 2,624,900 shares of HCCH Common Stock with shared voting power over such shares. The foregoing information was obtained from a Schedule 13G dated February 14, 1997, filed with the SEC by Pilgrim Baxter & Associates, Ltd.

PRINCIPAL SHAREHOLDERS OF AVEMCO

     The following table sets forth information based upon the records of AVEMCO and filings with the Securities and Exchange Commission with respect to each beneficial owner of more than 5% of AVEMCO's outstanding voting stock as of the AVEMCO Record Date, 1997:


                                                                   AMOUNT AND
                      NAME AND ADDRESS                             NATURE OF          PERCENT
                    OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP    OF CLASS
                    -------------------                       --------------------    --------
Markel Corporation and Subsidiaries.........................        855,500(1)          10.2%
4551 Cox Road
Glen Allen, VA 23060
Vanguard/PRIMECAP Fund, Inc.................................        650,000(2)           7.8%
P.O. Box 2600
Valley Forge, PA 19482
David L. Babson & Co., Inc..................................        580,650(3)           6.9%
One Memorial Drive
Cambridge, MA 02142


---------------


(1) Markel Corporation reported that it has sole voting power and sole dispositive power over 855,500 shares of Common Stock of AVEMCO through its ownership and control of various subsidiaries of Markel Corporation which hold the stock directly. Steven A. Markel, a director of AVEMCO, is Vice Chairman of Markel Corporation. Mr. Markel disclaims beneficial ownership of shares beneficially owned by Markel Corporation.



(2) Vanguard/PRIMECAP Fund, Inc. reported that it has sole voting power and shared dispositive power over 650,000 shares of Common Stock of AVEMCO.


(3) David L. Babson & Co., Inc. reported that it is an investment advisor with sole dispositive power over 580,650 shares of Common Stock of AVEMCO with sole voting power over 385,350 of those shares and shared voting power over the remaining 195,300 shares.

                       DESCRIPTION OF HCCH CAPITAL STOCK

GENERAL

     The authorized capital stock of HCCH consists of 100,000,000 shares of Common Stock. As of the Record Date, there were issued and outstanding 36,169,185 shares of HCCH Common Stock, and options to purchase 3,260,142 shares of HCCH Common Stock were outstanding.

     The holders of outstanding shares of HCCH Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the HCCH Board may from time to time determine. Each shareholder is entitled to one vote for each share of HCCH Common Stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in the HCCH Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The HCCH Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of HCCH, the assets legally available for distribution to shareholders are distributable ratably among the holders of the HCCH Common Stock outstanding at that time after payment of other claims of creditors. Each outstanding share of HCCH Common Stock is, and all shares of HCCH Common Stock to be issued in the Merger will be, fully paid and nonassessable.

DELAWARE'S ANTI-TAKEOVER LAW

     HCCH is subject to the provisions of Section 203 of the Delaware GCL ("Section 203") regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are traded on the NYSE, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested shareholder" (a shareholder who owns 15% or more of the corporation's outstanding voting shares) for three years following the date that such shareholder became an "interested shareholder." See "Comparative Rights of Shareholders -- Special Vote Required for Certain Combinations." A Delaware corporation may "opt out" of the Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders' amendment approved by at least a majority of the outstanding voting shares. HCCH has not "opted out" of the provisions of Section 203.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for HCCH Common Stock is KeyCorp Shareholder Services, Inc.

LISTING

     HCCH Common Stock is listed on the NYSE under the trading symbol "HCC." The obligations of HCCH and AVEMCO to consummate the Merger are subject to the condition that the HCCH Common Stock to be issued to AVEMCO shareholders in connection with the Merger, including shares issuable upon exercise of outstanding and unexercised options to acquire AVEMCO Common Stock, shall have been approved for listing on the NYSE, subject only to official notice of issuance.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     The rights of holders of AVEMCO Common Stock are currently governed by Delaware law, AVEMCO's Certificate of Incorporation, as amended, and AVEMCO's Bylaws, as amended. Upon consummation of the Merger, holders of AVEMCO Common Stock will become holders of HCCH Common Stock, and their rights as holders of HCCH Common Stock will still be governed by Delaware law, but will then be governed by HCCH's Restated Certificate of Incorporation, as amended, and HCCH's Bylaws. Set forth below are the principal differences that could materially affect the rights of the holders of AVEMCO Common Stock.

SPECIAL VOTE REQUIRED FOR CERTAIN COMBINATIONS

     Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits a corporation from engaging in a "business combination" (as hereinafter defined) with an "interested shareholder" (defined generally to mean a person who, together with his affiliates, owns, or if the person is an affiliate of the corporation did own within the last three years, 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date of the transaction in which the person became an interested shareholder, unless (i) prior to the date of the business combination, the board of directors of the corporation approved the business combination or the transaction in which the shareholder became an interested shareholder, (ii) as a result of the business combination, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced or (iii) on or subsequent to the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder approve the business combination. The DGCL defines a "business combination" generally as: (i) a merger or consolidation with the interested shareholder or with any other corporation if the merger or consolidation is caused by the interested shareholder, (ii) a sale or other disposition to or with an interested shareholder of assets with an aggregate market value greater than or equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation; (iii) with certain exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or such subsidiary to the interested shareholder; (iv) any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or any such subsidiary owned by the interested shareholder; or (v) any receipt by the interested shareholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.

     Both HCCH and AVEMCO are governed by Section 203, but AVEMCO's Certificate of Incorporation, as amended, contains provisions that establish more stringent requirements than Section 203. Pursuant to these provisions, (a) any merger or consolidation of AVEMCO or of any subsidiary thereof with or into any other corporation; (b) any sale, lease, exchange or other disposition of all or any substantial part of the assets of AVEMCO or of any subsidiary thereof to or with any other corporation, person or other entity in a single transaction or a series of related transactions; (c) any issuance or transfer by AVEMCO or by any subsidiary thereof of any of its securities to any other corporation, person or other entity in exchange for assets or securities or a combination thereof (except assets or securities or a combination thereof so acquired in a single transaction or a series of related transactions having an aggregate fair market value of less than five percent of the total assets of AVEMCO); or (d) any issuance or transfer by AVEMCO or by any subsidiary thereof of any of its securities to any other corporation, person or other entity for cash, except pursuant to an offering, or a distribution, made pro rata or substantially pro rata to all of the holders of any class or classes of securities of AVEMCO or of a subsidiary (a "Business Combination") requires the affirmative approval of holders of shares of capital stock of AVEMCO entitled to cast

     i) at least 75% of the votes at the time entitled to be cast generally in the election of directors by all of the outstanding shares of all classes of capital stock of AVEMCO, considered as one class, and

     ii) at least a majority of the votes at the time entitled to be cast generally in the election of directors by all of the outstanding shares of all classes of capital stock of AVEMCO, considered as one class, which are not beneficially owned by such other corporation, person or other entity, if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or other entity is the beneficial owner, directly or indirectly, of shares of capital stock of AVEMCO entitled to cast 10% or more of the votes at the time entitled to be cast generally in the election of directors by all of the outstanding shares of all classes of capital stock of AVEMCO, considered as one class. These provisions do not apply to any such transaction if the AVEMCO Board has approved a memorandum of understanding with such other corporation, person or entity with respect to and substantially consistent with such transaction before the time such other corporation, person or other entity became a holder of shares entitled to cast 10% or more of the votes entitled to be cast in the election of directors or approved at any time before its consummation by resolution adopted by more than two-thirds of all of the directors of AVEMCO not representing or being an affiliate or associate of the entity.

VOTE REQUIRED TO AMEND CERTIFICATE OF INCORPORATION AND BYLAWS

     Under the DGCL, an amendment to a corporation's certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class, unless the corporation's certificate of incorporation provides for a higher percentage. The DGCL also provides that the holders of a majority of the outstanding stock of the corporation entitled to vote thereon may approve an agreement of merger or consolidation or the dissolution of a corporation.

     AVEMCO's Certificate of Incorporation, as amended, provides that the affirmative vote of the holders of at least 75% of the outstanding stock entitled to vote generally in the election of directors is required for amendments to such Certificate of Incorporation relating to written consents of shareholders and relating to the number, election and removal of directors. Certain business combinations of AVEMCO require the affirmative vote of (a) at least 75% of the outstanding stock entitled to vote generally in the election of directors and (b) at least a majority of the outstanding stock entitled to vote generally in the election of directors that are not held by such other corporation, person or entity. See "-- Special Vote Required for Certain Combinations." AVEMCO's Bylaws require the vote of holders of at least 75% of the outstanding stock entitled to vote generally in the election of directors to amend AVEMCO's Bylaws relating to the classification of the AVEMCO Board, the number, terms, increase in the number and vacancy of directors.

     HCCH's Bylaws provide that the affirmative vote or written consent of holders of not less than 80% of the outstanding shares of common stock is required for (a) certain conveyances of the corporation's assets, any merger or consolidation, any dissolution or liquidation of the corporation or certain issuances of stock or (b) the amendment or repeal of the bylaws relating to (1) the items listed in (a), above, (2) outside directors and (3) amendments of the Bylaws.

REMOVAL OF DIRECTORS

     The DGCL and HCCH's Bylaws provide that directors of HCCH may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. AVEMCO's Certificate of Incorporation, as amended, provides that, subject to the rights of the holders of any outstanding shares of preferred stock, a director may be removed from office for cause upon the affirmative vote of the holders of a majority of the outstanding stock entitled to vote for the election of directors and without cause upon the affirmative vote of the holders of at least 75% of the outstanding stock entitled to vote for the election of directors.

SHAREHOLDER CONSENT IN LIEU OF MEETING

     HCCH's Bylaws, as amended, reflect Section 228 of the DGCL providing that any action that may be taken at an annual or special meeting may be taken without a meeting by written consent of the holders of the minimum stock otherwise required to take such action at a meeting of shareholders. AVEMCO's Certificate of Incorporation, as amended, provides that any action required or permitted to be taken by the shareholders must be taken at a duly called annual or special meeting of the shareholders and may not be taken by written consent.

DIRECTOR QUALIFICATION AND NUMBER

     The DGCL provides that the number of directors of a Delaware corporation shall be fixed by, or in the manner provided in, the bylaws, unless such number is changed by action of the majority of the directors. Under the DGCL, a director need not be a shareholder to be qualified unless so required by the charter or bylaws. AVEMCO's Certificate of Incorporation, as amended, provides for the number of directors to be not less than three and HCCH's Bylaws provide for the number of directors to be not less than seven nor more than 15. The HCCH Board is currently set at nine. AVEMCO's Certificate of Incorporation, as amended, and HCCH's Bylaws provide that directors need not be shareholders.

POWER TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

     Under the DGCL, special meetings of shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. AVEMCO's Bylaws provide that special meetings of shareholders may be called by the president and shall be called by the president or secretary upon the written request of shareholders owning a majority of the stock that is issued and outstanding and entitled to vote. HCCH's Bylaws also permit special meetings of shareholders to be called by the holders of a majority of the shares of HCCH Common Stock entitled to vote at the meeting.

CLASSIFIED BOARD OF DIRECTORS

     The AVEMCO Bylaws provide that directors are elected for three-year terms, with approximately one-third of the AVEMCO Board standing for election each year. The HCCH Bylaws do not provide for staggered terms of directors.

                                 LEGAL MATTERS

     The validity of the HCCH Common Stock to be issued in the Merger and certain other matters will be passed upon for HCCH by Winstead Sechrest & Minick P.C., Houston, Texas. Piper & Marbury L.L.P., Baltimore, Maryland, is acting as counsel for AVEMCO in connection with certain legal matters relating to the Plan of Reorganization, the Merger, and the transactions contemplated thereby. Certain other matters will be passed upon for AVEMCO by Thomas H. Chero, Senior Vice President of AVEMCO.

                             SHAREHOLDER PROPOSALS

     HCCH currently anticipates holding its next annual meeting of shareholders on May 22, 1997. Shareholder proposals intended to be presented at that meeting had to have been received by HCCH by December 23, 1996 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. No such shareholder proposals were received. If the Merger is not consummated, AVEMCO anticipates holding its next annual meeting of the shareholders on or after May 29, 1997. Any shareholder proposal intended to have been presented at the 1997 Annual Meeting of Shareholders and to be included in AVEMCO's proxy statement and form of proxy relating to that meeting was required to have been received by AVEMCO on or before November 12, 1996. No such proposals were received.

                            INDEPENDENT ACCOUNTANTS

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the HCCH Meeting and representatives of KPMG Peat Marwick LLP are expected to be present at the AVEMCO Meeting to respond to appropriate questions.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996 of HCCH included in or incorporated by reference in this Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports. In their reports, that firm states that with respect to HCCH, its opinion is based, in part, on the report of Tonneson & Company C.P.A.'s P.C., independent certified public accountants, with respect to their audit of the combined financial statements of LDG for the year ended December 31, 1994. The financial statements and financial statement schedules referred to above have been included herein or incorporated by reference herein in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

     The consolidated balance sheets of AVEMCO as of December 31, 1996 and 1995, and the consolidated statements of earnings, changes in shareholders' equity and cash flows and related schedules for each of the three years in the period ended December 31, 1996, have been included in or incorporated by reference in this Proxy Statement/Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. Such report refers to a change in the method of accounting for investments in fixed maturities.

                                 OTHER MATTERS

     The HCCH Board and the AVEMCO Board know of no other matters other than those discussed in this Proxy Statement/Prospectus which will be presented at the respective Special Meetings; however, if any other matters are properly brought before the respective Special Meetings, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the management of HCCH and the management of AVEMCO, including without limitation, any proposal to adjourn or postpone the respective Special Meetings. If a proxy is returned which specifies a vote against the Plan of Reorganization, such discretionary authority will not be used to adjourn a Special Meeting in order to solicit additional votes in favor of the Plan of Reorganization.

                           GLOSSARY OF SELECTED TERMS

Assume..........................   To accept from the primary insurer or
                                   reinsurer all or a portion of the liability underwritten by such primary insurer or reinsurer.

Cede............................   To transfer to a reinsurer all or a portion
                                   of the liability originally underwritten by the primary insurer.

Combined ratio..................   A combination of the loss ratio and the
                                   expense ratio, determined in accordance with either SAP or GAAP.

Commission......................   Insurance and reinsurance agents and brokers
                                   are usually compensated by being allowed to retain a certain percentage of the premium they produce. This allowance is known as commission. In reinsurance, a ceding commission is the allowance to a ceding company by the reinsurer of a commission large enough to reimburse the ceding company for the commission paid to its agents, plus taxes and its overhead. The amount of such allowance frequently determines profit or loss to the reinsurer.

Excess of loss reinsurance......   Reinsurance whereby the primary insurer cedes
                                   liability, premium and loss on a
                                   nonproportional basis above the primary
                                   insurer's net retention of risk, which is usually a dollar amount of loss, a loss ratio, or a percentage.

Expense ratio...................   Under SAP, the ratio of policy acquisition
                                   costs and other underwriting expense, net of miscellaneous income or loss, including equity in earnings (loss) of subsidiaries, to NWP. Net earned premium is used as the denominator under GAAP because policy acquisition costs are deferred and amortized over the period of the policy.

Facultative reinsurance.........   The separately negotiated reinsurance of all
                                   or a portion of the coverage provided by a single policy.

Generally accepted accounting
principles ("GAAP").............   Generally Accepted Accounting Principles as
                                   defined by the American Institute of
                                   Certified Public Accountants, the Financial
                                   Accounting Standards Board, and other
                                   recognized accounting literature in the
                                   United States.

Gross written premium ("GWP")...   The total of all premium received or to be
                                   received for insurance underwritten and for reinsurance assumed during a given period.

Incurred losses.................   The total of all losses sustained by an
                                   insurance or reinsurance company under a policy or policies, whether paid or unpaid.
                                   Incurred losses include a provision for
                                   claims that have occurred but have not yet been reported to the insurer or reinsurer.

Loss adjustment expense
("LAE").........................   The expense of settling claims, including
                                   legal and other fees and the portion of
                                   general expense allocated to claim settlement costs.

Loss ratio......................   The ratio of incurred loss and loss
                                   adjustment expense to net earned premium.

Loss reserves...................   Liabilities established by insurers and
                                   reinsurers to reflect the estimated cost of claim payments and the related expense that the insurer or reinsurer will ultimately be required to pay in respect of policies it has written.

Net earned premium..............   The portion of NWP during or prior to a given
                                   period which is actually earned during such period.

Net written premium ("NWP").....   The total of all premium received or to be
                                   received for insurance underwritten and
                                   reinsurance assumed during a given period less the total premium paid or to be paid for reinsurance ceded to others during such period.

Policyholders' surplus..........   Total assets less total liabilities
                                   determined in accordance with SAP.

Pool............................   An organization of insurers or reinsurers
                                   through which particular types of risks are underwritten with premiums, losses, and expense shared in agreed upon ratios.

Primary insurer.................   An insurance company that contracts with the
                                   consumer to provide insurance coverage.

Proportional reinsurance........   All forms of reinsurance in which the
                                   reinsurer shares a proportional part of the original premiums and losses of the reinsured
                                   (also known as pro rata reinsurance or quota share reinsurance).

Reinsurance.....................   A procedure whereby a primary insurer
                                   transfers (cedes) a portion of its risk to a reinsurer in consideration of a payment of premium by the primary insurer to the reinsurer for its assumption of such portion of the risk. Reinsurance can be effected by a treaty or facultatively. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.

Reinsurance intermediary........   A reinsurance broker who negotiates contracts
                                   of reinsurance on behalf of the reinsured, usually with those reinsurers who recognize brokers and pay them commissions on reinsurance premiums ceded.

Retention.......................   The amount or portion of risk which the
                                   primary insurer retains for its own account.
                                   Losses in excess of the retention level are paid by the reinsurer. In proportional treaties, the retention is usually a percent of the original policy limit. In excess of loss reinsurance, the retention is usually a dollar amount of loss, a loss ratio, or a percentage.

Retrocession....................   A reinsurance of reinsurance.

Statutory accounting principles
("SAP").........................   Rules and procedures prescribed or permitted
                                   by state insurance regulatory authorities and the National Association of Insurance
                                   Commissioners. As used herein, statutory, when used to describe a financial statement item, means that the described item is presented on a SAP basis. The principal differences between SAP and GAAP, the method by which HCCH and AVEMCO report their financial results to their shareholders in accordance with Commission requirements, are:
                                   (i) under SAP, policy acquisition costs are expensed as incurred and under GAAP such costs are deferred and amortized to expense as the related premium is earned; (ii) deferred taxes are not provided under

                                   SAP; (iii) certain assets which are
                                   considered "non-admitted assets" are
                                   eliminated from a balance sheet prepared in accordance with SAP and included in a balance sheet prepared in accordance with GAAP; (iv) certain reserves are recognized under SAP but not under GAAP; and (v) reinsurance balances are recorded on a gross basis under GAAP and on a net basis under SAP. All SAP data presented herein by HCCH is as filed with the Texas and Oklahoma Departments of Insurance. All SAP data presented herein by AVEMCO is as filed with the Maryland and Missouri Departments of Insurance.

Stop-loss or excess coverage....   The insurance or reinsurance of losses over
                                   and above an agreed-upon amount.

Surplus lines insurance.........   Specialized property and casualty insurance
                                   provided by a nonadmitted (unlicensed)
                                   insurer and not available from a licensed insurer.

Treaty reinsurance..............   The reinsurance of a specified type or
                                   category of risks defined in a reinsurance contract ("treaty") between the primary insurer and reinsurer. Typically, the primary insurer is obligated to offer and the reinsurer is obligated to accept a specified portion of all such type or category of risks originally underwritten by the primary insurer for a specified period.

Underwriting....................   The insurer's process of reviewing
                                   applications submitted for insurance or
                                   reinsurance coverage, deciding whether to accept all or part of the coverage requested, and determining the applicable rates, terms, and conditions.

Underwriting expense............   The aggregate of policy acquisition costs,
                                   including commissions, premium tax and the portion of general and administrative expense attributable to underwriting operations.

Unearned premium................   The portion of written premium representing
                                   the unexpired policy term as of a certain date.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
HCCH FINANCIAL STATEMENTS...................................   F-2
  Reports of Independent Accountants........................   F-3
  Consolidated Balance Sheets...............................   F-5
  Consolidated Statements of Earnings.......................   F-6
  Consolidated Statements of Changes in Shareholders'
     Equity.................................................   F-7
  Consolidated Statements of Cash Flows.....................   F-8
  Notes to Consolidated Financial Statements................   F-9
AVEMCO FINANCIAL STATEMENTS.................................  F-31
  Report of Independent Accountants.........................  F-32
  Consolidated Balance Sheets...............................  F-33
  Consolidated Statements of Income.........................  F-34
  Consolidated Statements of Changes in Shareholders'
     Equity.................................................  F-35
  Consolidated Statements of Cash Flows.....................  F-36
  Notes to Consolidated Financial Statements................  F-37

                           HCCH FINANCIAL STATEMENTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
HCC Insurance Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of HCC Insurance Holdings, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of HCC Insurance Holdings, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994 financial statements of LDG Management Company Incorporated and Affiliates, which statements reflect total revenues constituting 30 percent and net earnings constituting 12 percent of the related consolidated financial statement totals for the year ended December 31, 1994. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for LDG Management Company Incorporated and Affiliates for 1994, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HCC Insurance Holdings, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Houston, Texas
March 27, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
LDG Management Company Incorporated and Affiliates
Wakefield, Massachusetts

     We have audited the combined statements of earnings, changes in shareholders' equity, and cash flows of LDG Management Company Incorporated (an S corporation) and Affiliates (S corporations) for the year ended December 31, 1994. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations of LDG Management Company Incorporated and Affiliates and their cash flows for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            TONNESON & COMPANY C.P.A.'s P.C.

Wakefield, Massachusetts
April 6, 1995

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1996            1995
                                                              ------------    ------------
Investments:
  Securities available for sale:
     Fixed income securities, at market (cost: 1996
       $262,667,000; 1995 $231,807,000).....................  $264,727,000    $234,881,000
     Marketable equity securities, at market (cost: 1996
       $2,481,000; 1995 $10,097,000)........................     2,433,000      13,812,000
  Mortgage loans, at unpaid principal balance, net..........            --          81,000
  Short-term investments, at cost, which approximates
     market.................................................    53,100,000      56,513,000
                                                              ------------    ------------
          Total investments.................................   320,260,000     305,287,000
Cash........................................................     3,212,000       3,574,000
Restricted cash and cash investments........................    44,363,000      23,495,000
Reinsurance recoverables....................................   123,181,000     103,408,000
Premium, claims and other receivables.......................   139,109,000     130,384,000
Ceded unearned premium......................................    65,845,000      73,282,000
Deferred policy acquisition costs...........................    16,843,000      16,431,000
Property and equipment, net.................................     9,135,000       9,440,000
Deferred income tax.........................................    11,524,000       2,921,000
Other assets, net...........................................    12,307,000      13,454,000
                                                              ------------    ------------
          Total assets......................................  $745,779,000    $681,676,000
                                                              ============    ============
                                       LIABILITIES
Loss and loss adjustment expense payable....................  $185,822,000    $158,451,000
Reinsurance balances payable................................    43,900,000      68,463,000
Unearned premium............................................   114,758,000     118,732,000
Deferred ceding commissions.................................    15,418,000      17,497,000
Premium and claims payable..................................   119,524,000      96,122,000
Notes payable...............................................    16,500,000      16,661,000
Accounts payable and accrued liabilities....................     9,167,000      10,291,000
                                                              ------------    ------------
          Total liabilities.................................   505,089,000     486,217,000
                                   SHAREHOLDERS' EQUITY
Common Stock, $1.00 par value; 100,000,000 shares
  authorized; (issued and outstanding: 1996 35,850,832
  shares; 1995 13,838,802 shares)...........................    35,851,000      13,839,000
Additional paid-in capital..................................   131,240,000     123,257,000
Retained earnings...........................................    72,169,000      53,950,000
Unrealized investment gain, net.............................     1,303,000       4,417,000
Foreign currency translation adjustment.....................       127,000          (4,000)
                                                              ------------    ------------
          Total shareholders' equity........................   240,690,000     195,459,000
                                                              ------------    ------------
          Total liabilities and shareholders' equity........  $745,779,000    $681,676,000
                                                              ============    ============

                See Notes to Consolidated Financial Statements.

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS


                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                          1996           1995           1994
                                                      ------------   ------------   ------------
REVENUE
Net earned premium..................................  $ 93,314,000   $ 80,011,000   $ 46,834,000
Fee and commission income...........................    38,462,000     32,887,000     28,456,000
Net investment income...............................    15,372,000     13,250,000      9,533,000
Net realized investment gain........................     5,097,000      1,061,000        682,000
                                                      ------------   ------------   ------------
          Total revenue.............................   152,245,000    127,209,000     85,505,000
EXPENSE
Loss and loss adjustment expense....................    51,242,000     49,769,000     29,588,000
Operating expense:
  Policy acquisition costs..........................    34,110,000     29,748,000     21,729,000
  Compensation expense..............................    20,353,000     26,790,000     23,900,000
  Other operating expense...........................    12,855,000     12,591,000      8,660,000
  Compensatory stock grant and merger related
     expenses.......................................    26,160,000             --             --
  Ceding commissions................................   (30,268,000)   (27,228,000)   (20,210,000)
                                                      ------------   ------------   ------------
          Net operating expense.....................    63,210,000     41,901,000     34,079,000
Interest expense....................................     1,166,000      2,247,000      1,972,000
                                                      ------------   ------------   ------------
          Total expense.............................   115,618,000     93,917,000     65,639,000
                                                      ------------   ------------   ------------
          Earnings before income tax provision......    36,627,000     33,292,000     19,866,000
Income tax provision................................     7,329,000      8,955,000      4,598,000
                                                      ------------   ------------   ------------
          Net earnings..............................  $ 29,298,000   $ 24,337,000   $ 15,268,000
                                                      ============   ============   ============
EARNINGS PER SHARE DATA:
  Earnings per share................................  $       0.81   $       0.75   $       0.55
                                                      ============   ============   ============
  Weighted average shares outstanding...............    35,965,000     32,667,000     27,910,000
                                                      ============   ============   ============
PRO FORMA INFORMATION (SEE NOTE 2):
  Net earnings......................................  $ 41,505,000
                                                      ============
  Earnings per share................................  $       1.15
                                                      ============


                See Notes to Consolidated Financial Statements.

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                                        FOREIGN
                                                            ADDITIONAL                  UNREALIZED     CURRENCY         TOTAL
                                               COMMON        PAID-IN       RETAINED     INVESTMENT    TRANSLATION   SHAREHOLDERS'
                                                STOCK        CAPITAL       EARNINGS     GAIN (LOSS)   ADJUSTMENT       EQUITY
                                             -----------   ------------   -----------   -----------   -----------   -------------
BALANCE AS OF DECEMBER 31, 1993............  $10,691,000   $ 61,721,000   $18,029,000   $ 3,035,000    $(25,000)     $ 93,451,000
  128,588 shares of Common Stock issued for
    exercise of options, including tax
    benefit of $659,000....................      128,000      1,216,000            --            --          --         1,344,000
  947,619 shares of Common Stock issued to
    acquire subsidiaries, net of 64,950
    shares of Common Stock acquired as
    treasury stock.........................      948,000     11,983,000            --            --          --        12,931,000
  Capital contributions to LDG prior to
    merger.................................           --        313,000            --            --          --           313,000
  Net earnings.............................           --             --    15,268,000            --          --        15,268,000
  Dividends to shareholders of LDG prior to
    merger.................................           --             --    (1,855,000)           --          --        (1,855,000)
  Unrealized investment loss on fixed
    income securities, net of deferred tax
    benefit of $4,270,000..................           --             --            --    (8,017,000)         --        (8,017,000)
  Unrealized investment loss on marketable
    equity securities, net of deferred tax
    benefit of $148,000....................           --             --            --      (319,000)         --          (319,000)
  Sale of 64,950 shares of treasury
    stock..................................           --      1,247,000            --            --          --         1,247,000
  Other....................................           --             --            --            --      11,000            11,000
                                             -----------   ------------   -----------   -----------    --------      ------------
BALANCE AS OF DECEMBER 31, 1994............  $11,767,000   $ 76,480,000   $31,442,000   $(5,301,000)   $(14,000)     $114,374,000
  58,876 shares of Common Stock issued for
    exercise of options, including tax
    benefit of $252,000....................       59,000        770,000            --            --          --           829,000
  2,012,500 shares of Common Stock issued
    in public offering, net of costs.......    2,013,000     45,957,000            --            --          --        47,970,000
  Capital contribution to LDG prior to
    merger.................................           --         50,000            --            --          --            50,000
  Net earnings.............................           --             --    24,337,000            --          --        24,337,000
  Dividends to shareholders of LDG prior to
    merger.................................           --             --    (1,829,000)           --          --        (1,829,000)
  Unrealized investment gain on fixed
    income securities, net of deferred tax
    charge of $4,293,000...................           --             --            --     7,973,000          --         7,973,000
  Unrealized investment gain on marketable
    equity securities, net of deferred tax
    charge of $934,000.....................           --             --            --     1,745,000          --         1,745,000
  Other....................................           --             --            --            --      10,000            10,000
                                             -----------   ------------   -----------   -----------    --------      ------------
BALANCE AS OF DECEMBER 31, 1995............  $13,839,000   $123,257,000   $53,950,000   $ 4,417,000    $ (4,000)     $195,459,000
  20,758,172 shares of Common Stock issued
    for 150% stock dividend (see note 1)...   20,758,000    (20,758,000)           --            --          --                --
  117,458 shares of Common Stock issued for
    exercise of options, including tax
    benefit of $366,000....................      118,000        725,000            --            --          --           843,000
  Net earnings.............................           --             --    29,298,000            --          --        29,298,000
  Cash dividends declared, $0.06 per
    share..................................           --             --    (2,104,000)           --          --        (2,104,000)
  Compensatory grant of LDG stock prior to
    merger.................................           --     23,682,000            --            --          --        23,682,000
  Dividends to shareholders of LDG prior to
    merger.................................           --             --    (3,683,000)           --          --        (3,683,000)
  Capitalize undistributed earnings of LDG
    upon conversion from S Corporation.....           --      3,840,000    (3,840,000)           --          --                --
  1,136,400 shares of Common Stock issued
    for NASRA combination..................    1,136,000             --    (1,452,000)           --          --          (316,000)
  Unrealized investment loss on fixed
    income securities, net of deferred tax
    benefit of $355,000....................           --             --            --      (659,000)         --          (659,000)
  Unrealized investment loss on marketable
    equity securities, net of deferred tax
    benefit of $1,307,000..................           --             --            --    (2,455,000)         --        (2,455,000)
  Other....................................           --        494,000            --            --     131,000           625,000
                                             -----------   ------------   -----------   -----------    --------      ------------
BALANCE AS OF DECEMBER 31, 1996............  $35,851,000   $131,240,000   $72,169,000   $ 1,303,000    $127,000      $240,690,000
                                             ===========   ============   ===========   ===========    ========      ============

                See Notes to Consolidated Financial Statements.

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                        1996           1995            1994
                                                    ------------   -------------   ------------
Cash flows from operating activities:
  Net earnings....................................  $ 29,298,000   $  24,337,000   $ 15,268,000
  Adjustments to reconcile net earnings to net
     cash provided by operating activities:
     Change in reinsurance recoverables...........   (19,773,000)     (3,946,000)   (25,233,000)
     Change in premium, claims and other
       receivables................................    (8,725,000)    (16,680,000)   (56,061,000)
     Change in ceded unearned premium.............     7,437,000     (12,611,000)   (34,926,000)
     Change in deferred policy acquisition costs,
       net........................................    (2,491,000)       (419,000)     1,115,000
     Change in deferred income tax, net of tax
       effect of unrealized gain or loss..........    (6,941,000)     (1,545,000)    (1,181,000)
     Change in loss and loss adjustment expense
       payable....................................    27,371,000      28,696,000     28,746,000
     Change in reinsurance balances payable.......   (24,563,000)        403,000     32,922,000
     Change in unearned premium...................    (3,974,000)     31,386,000     47,786,000
     Change in premium and claims payable, net of
       restricted cash............................     2,534,000       7,577,000     21,258,000
     Change in accounts payable and accrued
       liabilities................................    (1,841,000)      4,027,000        645,000
     Net realized investment gain.................    (5,097,000)     (1,061,000)      (682,000)
     Noncash compensation expense.................    24,176,000              --             --
     Depreciation and amortization expense........     2,318,000       1,700,000      1,284,000
     Other, net...................................     3,126,000         767,000        328,000
                                                    ------------   -------------   ------------
          Cash provided by operating activities...    22,855,000      62,631,000     31,269,000
Cash flows from investing activities:
  Sales of fixed income securities................     3,465,000      21,388,000     24,002,000
  Maturity or call of fixed income securities.....     8,285,000       8,162,000         25,000
  Sales of equity securities......................    18,211,000       9,458,000      9,104,000
  Net cash (paid) received in combinations........    (1,753,000)             --      1,979,000
  Cost of investments acquired....................   (48,807,000)   (107,639,000)   (73,738,000)
  Purchases of property and equipment.............    (1,724,000)     (3,269,000)    (1,438,000)
  Other, net......................................        81,000       1,229,000        826,000
                                                    ------------   -------------   ------------
          Cash used by investing activities.......   (22,242,000)    (70,671,000)   (39,240,000)
Cash flows from financing activities:
  Proceeds from notes payable.....................       250,000              --     20,110,000
  Sale of Common Stock, net of costs..............       843,000      48,799,000      1,344,000
  Sales of treasury stock.........................            --              --      1,247,000
  Capital contributions to LDG....................            --              --        313,000
  Payments on notes payable.......................      (411,000)    (28,247,000)    (4,146,000)
  Dividends paid..................................    (5,070,000)     (1,507,000)    (1,855,000)
                                                    ------------   -------------   ------------
          Cash provided (used) by financing
            activities............................    (4,388,000)     19,045,000     17,013,000
                                                    ------------   -------------   ------------
          Net change in cash and short-term
            investments...........................    (3,775,000)     11,005,000      9,042,000
          Cash and short-term investments at
            beginning of year.....................    60,087,000      49,082,000     40,040,000
                                                    ------------   -------------   ------------
          Cash and short-term investments at end
            of year...............................  $ 56,312,000   $  60,087,000   $ 49,082,000
                                                    ============   =============   ============

                See Notes to Consolidated Financial Statements.

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) GENERAL INFORMATION AND SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

     HCC Insurance Holdings, Inc. and its subsidiaries (collectively, "the Company" or "HCCH""), include domestic and foreign property and casualty insurance companies and managing general agents, surplus lines insurance brokers and wholesale insurance and reinsurance brokers. HCCH, through its subsidiaries, provides specialized property and casualty insurance to commercial customers worldwide, underwritten on both a direct and reinsurance basis, in the areas of aviation, marine, property, offshore energy and accident and health. The principal insurance company subsidiaries are Houston Casualty Company ("HCC") and Trafalgar Insurance Company ("TIC") in Houston, Texas and IMG Insurance Company Ltd. ("IMG") in Amman, Jordan. The agency subsidiaries provide underwriting management and intermediary services for insurance and reinsurance companies, primarily in the accident and health area, but also in the same lines of business that the insurance subsidiaries operate. The principal agency subsidiaries are LDG Management Company Incorporated ("LDG") in Wakefield, Massachusetts, HCC Underwriters, A Texas Corporation ("HCCU") in Houston, Texas; North American Special Risk Associates, Inc. ("NASRA") in Northbrook, Illinois and Middle East Insurance Brokers, Ltd. ("MEIB") in Amman, Jordan.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. This affects amounts reported in the financial statements and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     A description of the significant accounting and reporting policies utilized by the Company in preparing the consolidated financial statements is as follows:

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The business combinations with LDG and NASRA have been recorded as poolings-of-interests. The Company's financial statements have been restated to include the accounts and operations of LDG for all periods presented. The financial statements have not been restated to include NASRA due to immateriality. (see note 2).

  Investments

     Fixed income securities and marketable equity securities are classified as available for sale and are carried at quoted market value, if readily marketable, or at management's estimated fair value, if not readily marketable. The change in unrealized gain or loss with respect to these securities is recorded as a direct increase or decrease to shareholders' equity, net of related deferred income tax, if any. Fixed income securities available for sale are purchased with the original intent to hold to maturity, but which may be available for sale if market conditions warrant, or if the Company's investment policies dictate, in order to maximize the Company's investment yield. Mortgage loans on real estate are stated at the aggregate unpaid principal balance less unamortized fees. Short-term investments and restricted short-term investments are carried at cost which approximates market value.

     The realized gain or loss on investment transactions is determined on an average cost basis and included in earnings on the trade date. When impairment of the value of an investment is considered other than temporary, the decrease in value is reported in earnings as a realized investment loss and a new cost basis is established.

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(1) GENERAL INFORMATION AND SIGNIFICANT ACCOUNTING AND REPORTING
    POLICIES -- (CONTINUED)

  Property and Equipment

     Property and equipment are carried at cost, net of accumulated depreciation. Depreciation expense is provided using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is provided using the straight-line method over the term of the respective lease. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in earnings.

     Costs incurred in developing or purchasing management information systems are capitalized and included in property and equipment. These costs are amortized over their estimated useful lives from the dates the systems are placed in service.

  Earned Premium, Deferred Policy Acquisition Costs and Ceding Commissions of Insurance Company Subsidiaries

     Written premium, net of reinsurance, is generally included in earnings on a pro rata basis over the lives of the related policies. Policy acquisition costs related to unearned premium, which include commissions, taxes, fees and other direct costs of underwriting policies and ceding commissions allowed by reinsurers, which include expense allowances, are deferred and charged or credited to earnings on the same basis. Historical and current loss and loss adjustment expense experience are considered in determining the recoverability of deferred policy acquisition costs.

  Fee and Commission Income

     Fee and commission income is recognized on the revenue recognition date, which is the later of the effective date of the policy, the date when the premium can be reasonably estimated, or the date when substantially all required services relating to the insurance placement have been rendered to the client. Commission income relating to additional or return premiums or other policy adjustments is recognized when the events occur and the amounts become known or can be estimated.

  Premium and Other Receivables

     The Company has adopted the gross method for reporting receivables and payables on brokered transactions.

     Management considers all premium and other receivables to be collectable and, therefore, has not recorded an allowance for doubtful accounts.

  Loss and Loss Adjustment Expense of Insurance Company Subsidiaries

     Loss and loss adjustment expense is based on undiscounted estimates of payments to be made for reported and incurred but not reported losses ("IBNR"), net of reinsurance and anticipated salvage and subrogation receipts. Estimates for reported losses are based on all available information, including reports received from ceding companies on assumed business. Estimates for IBNR are based both on the Company's and industry experience. While management believes that amounts included in the accompanying financial statements are adequate, such estimates may be more or less than the amounts ultimately paid when the claims are settled. The estimates are continually reviewed and any changes are reflected in current operations.

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(1) GENERAL INFORMATION AND SIGNIFICANT ACCOUNTING AND REPORTING
    POLICIES -- (CONTINUED)
  Reinsurance

     The Company records all reinsurance recoverables and ceded unearned premiums as assets and deferred ceding commissions as a liability. All such amounts are estimated and recorded in a manner consistent with the underlying reinsured contracts. Management has recorded a reserve for uncollectible reinsurance based on estimates of collectability.

  Goodwill

     In connection with the Company's acquisitions of subsidiaries during 1994, the excess of cost over fair value of net assets acquired is being amortized using the straight-line method over forty years. Management of the acquired businesses have successfully operated in the Companies' insurance markets for a number of years and, with the additional capital provided by the Company, will be positioned to take advantage of increased underwriting opportunities.

     The Company has no reason to expect major changes in the business conditions in which the acquired companies operate which might affect the recoverability of the recorded intangibles. However, in the event business conditions change, the recoverability will be re-evaluated based upon revised projections of future undiscounted operating income and cash flows and, if impaired, the balances will be adjusted accordingly. Amortization charged to income for the years ended December 31, 1996, 1995 and 1994, was $289,000, $289,000 and $72,000, respectively.

  Cash and Cash Equivalents


     For purposes of the consolidated statements of cash flows, the Company considers certificates of deposit, corporate demand notes receivable and commercial paper with original maturities of three months or less and money market funds as cash equivalents. These amounts are shown as short-term investments in the consolidated balance sheets. There are no short-term investments which are not cash equivalents.


     The Company generally invests its excess cash with major banks and in investment grade commercial paper and repurchase agreements. These securities typically mature within 90 days and, therefore, bear minimal risk. The Company has not experienced any losses on these investments.

  Restricted Cash and Cash Investments

     In conjunction with the management of reinsurance pools, the Company's agency subsidiaries withhold premium funds for the payment of claims which are shown as restricted cash and cash investments on the consolidated balance sheets. The corresponding liability is included within premium and claims payable in the consolidated balance sheets. These amounts are considered fiduciary funds, and interest earned on these funds accrues to the benefit of the members of the reinsurance pools. Therefore, HCCH does not include these amounts as cash or cash equivalents in the consolidated statements of cash flows.

  Foreign Currency Translation

     The functional currency of most foreign subsidiaries is the United States dollar. Assets and liabilities recorded in foreign currencies are translated into United States dollars at exchange rates in effect at the balance sheet date. Transactions in foreign currencies are translated at the rates of exchange in effect on the date the transaction occurs. The Company's foreign currency transactions are principally denominated in British Pound Sterling. From time to time the Company enters into foreign currency forward contracts as a hedge against foreign currency fluctuations. Gains or losses in the market value of foreign currency forward

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(1) GENERAL INFORMATION AND SIGNIFICANT ACCOUNTING AND REPORTING
    POLICIES -- (CONTINUED)

contracts are recognized in the statements of earnings concurrently with the gains and losses on the hedged balances. For the years ended December 31, 1996, 1995 and 1994, the gain (loss) from currency conversion was ($181,000), ($209,000) and $203,000, respectively.

     One subsidiary has a functional currency of the British Pound Sterling ("GBP"). Cumulative translation adjustment, representing the effect of translating this subsidiary's assets and liabilities into United States dollars is included in the foreign currency translation adjustment within shareholders' equity.

  Income Tax

     The domestic companies and the foreign insurance company subsidiaries (which have all elected to be taxed as domestic companies) file a single consolidated Federal income tax return and include the foreign subsidiaries' income to the extent required by law. Deferred income tax is accounted for using the liability method, which reflects the tax impact of temporary differences between the bases of assets and liabilities for financial reporting purposes and such bases as measured by tax laws and regulations. LDG was an S Corporation prior to its reorganization and merger with the Company. Therefore, Federal income tax expense was not provided for LDG's earnings until the S Corporation election was terminated. LDG is included in the Company's consolidated Federal income tax return beginning May 24, 1996.

  Earnings Per Share

     Earnings per share are based on the weighted average number of common and common equivalent shares outstanding during the year divided into net earnings. The shares issued in connection with the combination with LDG are included in outstanding shares for all periods presented. Outstanding common stock options, when dilutive, are considered to be common stock equivalents for the purpose of this calculation. The treasury stock method is used to calculate common stock equivalents due to options. The difference between primary and fully diluted earnings per share is not material.

  Stock Splits

     In February, 1994, the Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend on its shares of $1.00 par value Common Stock payable to shareholders of record March 15, 1994. This stock split was recorded retroactively as of December 31, 1993. In April, 1996, the Board of Directors declared a five-for-two stock split in the form of a 150% stock dividend on the Company's $1.00 par value Common Stock, payable to shareholders of record April 30, 1996. The par value of the Company's Common Stock remains unchanged. All per share, weighted average shares outstanding and option data presented in the consolidated financial statements and the notes thereto have been retroactively adjusted to reflect the effects of the splits.

  Effects of Recent Accounting Pronouncements

     In February, 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share". SFAS No. 128 is effective for fiscal years ending after December 15, 1997. Early application is not permitted. SFAS No. 128 modifies the denominator to be used in the earnings per share calculations, and requires additional disclosures of the calculations. However, the statement will have no effect on the Company's net earnings, shareholders' equity or cash flows.

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(1) GENERAL INFORMATION AND SIGNIFICANT ACCOUNTING AND REPORTING
    POLICIES -- (CONTINUED)
  Reclassifications

     Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentation. Such reclassifications had no effect on the Company's shareholders' equity, net earnings or cash flows.

(2) ACQUISITIONS

  IMG and MEIB

     Effective January 1, 1994, the Company acquired a 25% interest in MEIB. Concurrent with the purchase of IMG on October 1, 1994, the Company acquired the remaining 75% interest, thereby making MEIB a wholly-owned subsidiary of the Company. To acquire 100% interest of MEIB the Company issued 109,524 shares (pre split) of its Common Stock and paid a total of $3.9 million. During the first nine months of 1994, the Company accounted for its 25% interest using the equity method and beginning October 1, 1994, MEIB's results of operations have been included in the consolidated statements of earnings.

     Effective October 1, 1994, the Company acquired 100% of the stock of IMG. IMG specializes in insuring large commercial risks, with an emphasis on energy related business. In exchange for IMG's stock, the Company issued 838,095 shares (pre split) of its Common Stock and paid $4.4 million. IMG's results of operations have been included in the consolidated statements of earnings beginning October 1, 1994.

     Both acquisitions were accounted for using the purchase method. In each case the purchase price was allocated to assets acquired based on their estimated fair values. On a combined basis, the fair value of assets acquired was approximately $29.0 million and the fair value of liabilities assumed was approximately $18.3 million. This resulted in a combined total cost in excess of net assets acquired (goodwill) of approximately $11.6 million from both acquisitions. The resulting goodwill is being amortized on a straight-line basis over forty years.

     The following unaudited pro forma summary presents information for the year ended December 31, 1994, as if the acquisitions of IMG and MEIB had occurred at the beginning of the year after giving effect to certain adjustments including amortization of goodwill, increased interest expense from debt issued to fund the acquisitions and Federal income taxes. The pro forma summary is for information purposes only, does not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of the combined Company.

  Unaudited Pro forma Information


                                                                 1994
                                                              -----------
Total revenue...............................................  $89,110,000
Net earnings................................................   15,892,000
Earnings per share..........................................         0.54


  LDG

     On May 24, 1996, the Company issued 6,250,000 shares of its Common Stock to acquire all of the outstanding common stock of LDG. The former principal shareholder of LDG is a director of the Company. This business combination has been accounted for as a pooling-of-interests. The Company's consolidated financial statements have been restated to include the accounts and operations of LDG for all periods presented.

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(2) ACQUISITIONS -- (CONTINUED)
     The consolidated financial statements include adjustments made to conform LDG's accounting policies for fee and commission income to that of HCCH. HCCH's policy is to recognize fee and commission income on the revenue recognition date (the later of the effective date of the policy, the date when premium can be reasonably estimated, or the date when substantially all required services relating to the placement have been rendered to the client), and subsequent policy adjustments and contingent profit commissions are recognized when events occur and amounts are known or can be reasonably estimated. LDG previously recognized fee and commission income on the later of the effective date or the reporting date, subsequent adjustments were recognized when they became due, and contingent profit commission was recognized when received. For the years ended December 31, 1995 and 1994, these adjustments decreased net income $119,000 and $844,000, respectively.

     Separate total revenue and net earnings (loss) amounts of the merged entities are presented for the periods prior to merger in the following table:

                                         FOR THE FIVE MONTHS    FOR THE YEAR ENDED DECEMBER 31,
                                            ENDED MAY 31,       -------------------------------
                                                1996                 1995             1994
                                         -------------------    --------------    -------------
Total revenue:
  HCCH.................................      $48,771,000          $ 99,197,000      $59,869,000
  LDG..................................       12,893,000            28,012,000       25,636,000
                                             -----------          ------------      -----------
          Total revenue................      $61,664,000          $127,209,000      $85,505,000
                                             ===========          ============      ===========
Net earnings (loss):
  HCCH.................................      $12,144,000          $ 22,273,000      $13,409,000
  LDG..................................       (9,919,000)            2,064,000        1,859,000
                                             -----------          ------------      -----------
          Net earnings.................      $ 2,225,000          $ 24,337,000      $15,268,000
                                             ===========          ============      ===========


     Certain nonrecurring expenses were incurred during the first six months of 1996. Of the nonrecurring expenses, approximately $24.0 million was related to the compensatory grant of LDG stock to certain key employees by LDG's majority shareholder immediately prior to the combination. The duties and responsibilities of the individuals benefiting from the one-time stock grant have not been diminished nor will other costs be incurred to offset the pro forma adjustment shown below. Other nonrecurring expenses, which totalled approximately $2.1 million, included legal, accounting and investment banking fees in connection with the merger. The following table presents pro forma net income and earnings per share amounts which reflect the elimination of nonrecurring compensatory stock grant expenses in 1996 and pro forma adjustments to all years to present Federal income taxes on LDG's earnings prior to its reorganization and merger with the Company. The pro forma information is shown as a result of changed circumstances following the merger and is needed to assess the impact of the combination.



                                                  1996           1995           1994
                                              ------------    -----------    -----------
Net earnings................................  $ 29,298,000    $24,337,000    $15,268,000
Nonrecurring compensatory stock grant
  expenses..................................    24,010,000          --             --
Pro forma Federal income tax................   (11,803,000)      (722,000)      (651,000)
                                              ------------    -----------    -----------
          Pro forma net earnings............  $ 41,505,000    $23,615,000    $14,617,000
                                              ============    ===========    ===========
          Pro forma earnings per share......  $       1.15    $      0.72    $      0.52
                                              ============    ===========    ===========

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(2) ACQUISITIONS -- (CONTINUED)
  NASRA

     On November 27, 1996, the Company acquired all of the outstanding shares of NASRA by issuing 1,136,400 shares of its Common Stock and a payment of $1.7 million in cash to one dissenting shareholder. This combination has been accounted for as a pooling-of-interests. However, the Company's consolidated financial statements have not been restated due to immateriality.

  TRM

     On November 11, 1996, the Company announced that it had agreed to acquire all of the occupational accident business of the TRM International, Inc. group of companies ("TRM") in exchange for 266,667 shares of its Common Stock and $6.55 million in cash. The acquisition was finalized on January 24, 1997 and will be accounted for as a purchase.


  AVEMCO


     On January 17, 1997, HCCH and AVEMCO Corporation ("AVEMCO") jointly announced that the Companies had signed a letter of intent to merge in a stock for stock transaction, each share of AVEMCO common stock to be exchanged for one share of HCCH's Common Stock. The Companies executed definitive agreements on February 28, 1997. This transaction will be accounted for as a pooling-of-interests. The merger is still subject to approval by the shareholders of both Companies and to certain regulatory approvals. As of March 1, 1997, there were 8.4 million shares of AVEMCO common stock outstanding.


  INTERWORLD



     On April 30, 1997, the Company acquired all of the outstanding shares of Interworld Inc. group ("Interworld") in exchange for 725,000 shares of its Common Stock. The transaction will be accounted for as a pooling-of-interests.

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(3) INVESTMENTS

     Substantially all of the Company's fixed income securities are investment grade; most are A rated or better. No high-yield corporate bonds are owned or contemplated. The amortized cost, gross unrealized gain or loss and estimated market value of securities available for sale are as follows:

                                                            GROSS         GROSS       ESTIMATED
                                            AMORTIZED     UNREALIZED   UNREALIZED       MARKET
                                               COST          GAIN         LOSS          VALUE
                                           ------------   ----------   -----------   ------------
December 31, 1996:
  Marketable equity securities...........  $  2,481,000   $  256,000   $  (304,000)  $  2,433,000
  US Treasury securities.................     3,527,000       83,000        (6,000)     3,604,000
  Obligations of states, municipalities
     and political subdivisions..........   259,140,000    3,078,000    (1,095,000)   261,123,000
                                           ------------   ----------   -----------   ------------
          Total securities available for
            sale.........................  $265,148,000   $3,417,000   $(1,405,000)  $267,160,000
                                           ============   ==========   ===========   ============
December 31, 1995:
  Marketable equity securities...........  $ 10,097,000   $3,866,000   $  (151,000)  $ 13,812,000
  US Treasury securities.................     3,914,000       44,000       (10,000)     3,948,000
  Obligations of states, municipalities
     and political subdivisions..........   227,893,000    3,872,000      (832,000)   230,933,000
                                           ------------   ----------   -----------   ------------
          Total securities available for
            sale.........................  $241,904,000   $7,782,000   $  (993,000)  $248,693,000
                                           ============   ==========   ===========   ============

     The amortized cost and estimated market value of fixed income securities available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                            ESTIMATED
                                                            AMORTIZED         MARKET
                                                               COST           VALUE
                                                           ------------    ------------
Due in 1 year or less....................................  $  4,229,000    $  4,276,000
Due after 1 year through 5 years.........................    66,362,000      67,383,000
Due after 5 years through 10 years.......................    80,119,000      80,876,000
Due after 10 years through 15 years......................    60,990,000      61,408,000
Due after 15 years.......................................    50,967,000      50,784,000
                                                           ------------    ------------
          Total fixed income securities available for
            sale.........................................  $262,667,000    $264,727,000
                                                           ============    ============

     As of December 31, 1996, the Company's insurance company subsidiaries had deposited fixed income securities available for sale with an amortized cost of approximately $9.1 million (market: $9.1 million) to meet the deposit requirements of the insurance departments of certain states.

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(3) INVESTMENTS -- (CONTINUED)

     The sources of net investment income for the years ended December 31, 1996, 1995 and 1994, are detailed below:

                                                              1996          1995          1994
                                                           -----------   -----------   ----------
Fixed income securities..................................  $12,524,000   $10,172,000   $7,604,000
Short-term investments...................................    2,817,000     2,952,000    1,633,000
Equity securities........................................      130,000       136,000      308,000
Other....................................................       18,000       152,000      317,000
                                                           -----------   -----------   ----------
          Total investment income........................   15,489,000    13,412,000    9,862,000
Investment expense.......................................     (117,000)     (162,000)    (329,000)
                                                           -----------   -----------   ----------
          Net investment income..........................  $15,372,000   $13,250,000   $9,533,000
                                                           ===========   ===========   ==========

     There were no investments in fixed income securities available for sale that were non-income producing for the twelve months preceding December 31, 1996.

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(3) INVESTMENTS -- (CONTINUED)
     Realized pre-tax gain (loss) on the sale of investments is as follows:

                                                    GAIN          LOSS           NET
                                                 ----------    -----------    ----------
For the year ended December 31, 1996:
  Fixed income securities available for sale...  $   20,000    $  (221,000)   $ (201,000)
  Equity securities available for sale.........   5,635,000       (337,000)    5,298,000
                                                 ----------    -----------    ----------
          Realized gain (loss).................  $5,655,000    $  (558,000)   $5,097,000
                                                 ==========    ===========    ==========
For the year ended December 31, 1995:
  Fixed income securities available for sale...  $  513,000    $  (524,000)   $  (11,000)
  Equity securities available for sale.........   1,767,000       (697,000)    1,070,000
  Other........................................       2,000             --         2,000
                                                 ----------    -----------    ----------
          Realized gain (loss).................  $2,282,000    $(1,221,000)   $1,061,000
                                                 ==========    ===========    ==========
For the year ended December 31, 1994:
  Fixed income securities available for sale...  $  152,000    $  (241,000)   $  (89,000)
  Equity securities available for sale.........   1,156,000       (381,000)      775,000
  Other........................................          --         (4,000)       (4,000)
                                                 ----------    -----------    ----------
          Realized gain (loss).................  $1,308,000    $  (626,000)   $  682,000
                                                 ==========    ===========    ==========

(4) PROPERTY AND EQUIPMENT

     The following table summarizes property and equipment at December 31, 1996 and 1995:

                                                                             ESTIMATED
                                                 1996           1995        USEFUL LIFE
                                              -----------    -----------    ------------
Building and improvements...................  $ 6,150,000    $ 6,067,000      31.5 years
Furniture, fixtures and equipment...........    5,753,000      4,875,000    3 to 5 years
Management information systems..............    5,356,000      4,847,000    3 to 7 years
                                              -----------    -----------
          Total property and equipment......   17,259,000     15,789,000
Less accumulated depreciation and
  amortization..............................   (8,124,000)    (6,349,000)
                                              -----------    -----------
  Property and equipment, net...............  $ 9,135,000    $ 9,440,000
                                              ===========    ===========

(5) NOTES PAYABLE

     Notes payable at December 31, 1996 and 1995 are shown in the table below. The estimated fair value of the notes payable at December 31, 1996 and 1995, which is based on current rates offered to the company for debt with similar terms, approximates the carrying value.

                                                               1996           1995
                                                            -----------    -----------
First note................................................  $16,250,000    $16,250,000
Second note...............................................           --        411,000
Line of credit............................................      250,000             --
                                                            -----------    -----------
          Total notes payable.............................  $16,500,000    $16,661,000
                                                            ===========    ===========

     The first note is payable to a bank in quarterly installments of $1.5 million plus interest increasing to quarterly installments of $1.75 million plus interest as of October 1, 1997. Interest is payable quarterly at the prime rate (8 1/4% at December 31, 1996). During February, 1994, the first note was amended changing the interest rate to a fixed rate of 6 1/2% until February 7, 1997. The rate reverts back to the prime rate after such

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(5) NOTES PAYABLE -- (CONTINUED)
date or can be set at London Interbank Offering Rate ("LIBOR") plus 2 1/4% at the Company's discretion. The note is collateralized by all of the Common Stock of HCC. The loan agreement contains certain restrictive covenants, including restrictions on certain transactions in the Company's capital stock or the capital stock of HCC and the maintenance of required financial ratios. Additionally, the loan agreement prohibits the payment of dividends by the Company without the bank's approval. The bank has approved the Company's current dividend policy. During 1995, the Company prepaid the first two installments of $1.5 million due in 1996. The bank deferred the second two installments due in 1996 until maturity on October 1, 1998. The Company paid the first 1997 quarterly payment of $1.5 million in January, 1997.

     The second note was payable to a bank in monthly installments of $21,000 plus interest. This note was repaid in full during 1996.

     The outstanding advance at December 31, 1996, on a revolving line of credit, is owed to a bank and represents the maximum available on that line of credit. Interest is payable quarterly beginning March 20, 1997, at a variable rate which is the bank's prime rate plus one percent (9 1/4% at December 31, 1996). The principal is due in one payment upon maturity on December 20, 1998. The loan is collateralized by a certificate of deposit.

     At December 31, 1996, HCC maintained a revolving line of credit with a bank in the maximum amount of $12 million available through April 30, 1997. Advances under the line of credit are limited to amounts required to fund draws, if any, on letters of credit issued by the bank on behalf of HCC and short-term direct cash advances. The line of credit is collateralized by securities having an aggregate market value of up to $15 million, the actual amount of collateral at any one time being 125% of the aggregate amount outstanding. Interest on the line is payable at the bank's prime rate of interest (8 1/4% at December 31, 1996). At December 31, 1996, letters of credit totaling $4.6 million had been issued to insurance companies by the bank on behalf of HCC, with total securities collateralizing the line of $5.8 million. As of December 31, 1996, there were no cash advances outstanding under this line of credit, therefore, $7.4 million is available for short-term borrowings under this facility.

     Principal payments due on the note payable and the line of credit at December 31, 1996, are shown in the table below:

  FOR THE
YEARS ENDED
DECEMBER 31,                                                       AMOUNT DUE
------------                                                       -----------
  1997         ..................................................  $ 6,250,000
  1998         ..................................................   10,250,000
                                                                   -----------
          Total principal payments due...........................  $16,500,000
                                                                   ===========

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(6) INCOME TAX

     Several of the Company's foreign subsidiaries are not subject to foreign income taxes and no foreign income tax expense was incurred for the three years ended December 31, 1996. United States Federal income taxes are provided on all foreign earnings. As of December 31, 1996 and 1995, the Company had income taxes payable of $1.9 million and $702,000, respectively. For Federal income tax purposes, LDG has approximately $19.1 million of net operating loss carryforwards which will expire in the year 2010. The components of the income tax provision for the years ended December 31, 1996, 1995 and 1994, are as follows:

                                                 1996           1995           1994
                                              -----------    -----------    -----------
Current.....................................  $14,655,000    $10,500,000    $ 5,782,000
Deferred:
  Change in net deferred tax at current
     enacted tax rate.......................   (7,326,000)    (1,528,000)    (1,201,000)
  Change in deferred tax valuation
     allowance..............................           --        (17,000)        17,000
                                              -----------    -----------    -----------
          Total income tax provision........  $ 7,329,000    $ 8,955,000    $ 4,598,000
                                              ===========    ===========    ===========

     The composition of deferred tax assets and liabilities and the related tax effects as of December 31, 1996 and 1995, are as follows:

                                                                1996           1995
                                                             -----------    ----------
Tax net operating loss carryforward........................  $ 7,820,000    $       --
Excess of financial unearned premium over tax..............    3,930,000     3,714,000
Effect of loss reserve discounting and salvage and
  subrogation accrual for tax..............................    3,199,000     2,746,000
Bad debt expense, deducted for financial over tax..........      845,000       838,000
Accrued expenses and other items deductible when paid for
  tax......................................................      510,000       677,000
                                                             -----------    ----------
          Total assets.....................................   16,304,000     7,975,000
Excess of financial over currently taxable earnings from
  foreign subsidiaries.....................................      421,000            --
Unrealized gain on increase in value of securities
  available for sale (shareholders' equity)................      707,000     2,372,000
Deferred policy acquisition costs, net of ceding
  commissions, deductible for tax..........................    3,027,000     2,240,000
Property and equipment depreciation and other items........      625,000       442,000
                                                             -----------    ----------
          Total liabilities................................    4,780,000     5,054,000
                                                             -----------    ----------
          Net deferred tax asset...........................  $11,524,000    $2,921,000
                                                             ===========    ==========

     Changes in the valuation allowance account applicable to the net deferred tax asset are as follows:

                                                          1996       1995      1994
                                                         -------   --------   -------
Balance, beginning of year.............................  $    --   $ 17,000   $    --
Increase charged (decrease credited) to income.........       --    (17,000)   17,000
Valuation allowance acquired...........................   54,000         --        --
                                                         -------   --------   -------
          Balance, end of year.........................  $54,000   $      0   $17,000
                                                         =======   ========   =======

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(6) INCOME TAX -- (CONTINUED)
     During 1994, the Company's statutory Federal income tax rate changed from 34% to 35%. This change resulted in a deferred tax benefit of approximately $70,000. The rate change also resulted in an increase in the current income tax provision of approximately $135,000. The following table summarizes the differences between the Company's effective tax rate for financial statement purposes and the Federal statutory rate:

                                                   1996          1995          1994
                                                -----------   -----------   -----------
Statutory tax rate............................         35.0%         35.0%         35.0%
Federal tax at statutory rate.................  $12,819,000   $11,652,000   $ 6,953,000
Nontaxable municipal bond interest and
  dividends received deduction................   (3,670,000)   (2,624,000)   (2,176,000)
State income taxes............................     (234,000)      397,000       349,000
Tax exempt status of S Corporation............   (1,617,000)     (722,000)     (651,000)
Deferred taxes at date of S Corporation
  conversion..................................     (680,000)           --            --
Other, net....................................      711,000       252,000       123,000
                                                -----------   -----------   -----------
          Income tax provision................  $ 7,329,000   $ 8,955,000   $ 4,598,000
                                                ===========   ===========   ===========
          Effective tax rate..................         20.0%         26.9%         23.1%
                                                ===========   ===========   ===========

(7) SEGMENT AND GEOGRAPHIC DATA

     The Company classifies its activities into two core business segments: 1) property and casualty insurance company operations and 2) insurance agency and brokerage operations. Corporate includes general corporate items and intersegment eliminations. Geographic location is determined by physical location of the Company's offices, and does not represent the location of insureds or reinsureds from whom the business was generated. The following table shows information by business segment and geographic location:

                                           COMPANY        AGENCY       CORPORATE       TOTAL
                                         ------------   -----------   -----------   ------------
For the year ended December 31, 1996:
Revenue:
  Domestic.............................  $ 94,507,000   $36,418,000   $    41,000   $130,966,000
  Jordan...............................    17,836,000     1,219,000            --     19,055,000
  United Kingdom.......................            --     2,224,000            --      2,224,000
  Intersegment.........................       600,000       763,000    (1,363,000)            --
                                         ------------   -----------   -----------   ------------
          Total revenue................  $112,943,000   $40,624,000   $(1,322,000)  $152,245,000
                                         ============   ===========   ===========   ============
Net earnings:
  Domestic.............................  $ 28,340,000   $  (766,000)  $(2,853,000)  $ 24,721,000
  Jordan...............................     5,254,000       874,000            --      6,128,000
  United Kingdom.......................            --    (1,551,000)           --     (1,551,000)
                                         ------------   -----------   -----------   ------------
          Total net earnings...........  $ 33,594,000   $(1,443,000)  $(2,853,000)  $ 29,298,000
                                         ============   ===========   ===========   ============
Depreciation and amortization..........  $  1,509,000   $   780,000   $    29,000   $  2,318,000
                                         ============   ===========   ===========   ============
Capital expenditures...................  $    598,000   $ 1,126,000   $        --   $  1,724,000
                                         ============   ===========   ===========   ============

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(7) SEGMENT AND GEOGRAPHIC DATA -- (CONTINUED)

                                           COMPANY        AGENCY       CORPORATE       TOTAL
                                         ------------   -----------   -----------   ------------
For the year ended December 31, 1995:
Revenue:
  Domestic.............................  $ 79,209,000   $30,766,000   $    36,000   $110,011,000
  Jordan...............................    13,889,000     1,524,000            --     15,413,000
  United Kingdom.......................            --     1,785,000            --      1,785,000
  Intersegment.........................       474,000       383,000      (857,000)            --
                                         ------------   -----------   -----------   ------------
          Total revenue................  $ 93,572,000   $34,458,000   $  (821,000)  $127,209,000
                                         ============   ===========   ===========   ============
Net earnings:
  Domestic.............................  $ 17,192,000   $ 3,608,000   $(1,824,000)  $ 18,976,000
  Jordan...............................     4,508,000       602,000            --      5,110,000
  United Kingdom.......................            --       251,000            --        251,000
                                         ------------   -----------   -----------   ------------
          Total net earnings...........  $ 21,700,000   $ 4,461,000   $(1,824,000)  $ 24,337,000
                                         ============   ===========   ===========   ============
Depreciation and amortization..........  $    932,000   $   758,000   $    10,000   $  1,700,000
                                         ============   ===========   ===========   ============
Capital expenditures...................  $  2,399,000   $   684,000   $   186,000   $  3,269,000
                                         ============   ===========   ===========   ============
For the year ended December 31, 1994:
Revenue:
  Domestic.............................  $ 54,060,000   $28,552,000   $        --   $ 82,612,000
  Jordan...............................     1,996,000        93,000            --      2,089,000
  United Kingdom.......................            --       804,000            --        804,000
  Intersegment.........................       674,000       376,000    (1,050,000)            --
                                         ------------   -----------   -----------   ------------
          Total revenue................  $ 56,730,000   $29,825,000   $(1,050,000)  $ 85,505,000
                                         ============   ===========   ===========   ============
Net earnings:
  Domestic.............................  $ 12,475,000   $ 3,959,000   $(1,377,000)  $ 15,057,000
  Jordan...............................       725,000       (17,000)           --        708,000
  United Kingdom.......................            --      (497,000)           --       (497,000)
                                         ------------   -----------   -----------   ------------
          Total net earnings...........  $ 13,200,000   $ 3,445,000   $(1,377,000)  $ 15,268,000
                                         ============   ===========   ===========   ============
Depreciation and amortization..........  $    632,000   $   652,000   $        --   $  1,284,000
                                         ============   ===========   ===========   ============
Capital expenditures...................  $  1,033,000   $   405,000   $        --   $  1,438,000
                                         ============   ===========   ===========   ============

     Identifiable assets by business segment and geographic location are shown in the following table:

                                        COMPANY          AGENCY        CORPORATE        TOTAL
                                      ------------    ------------    -----------    ------------
December 31, 1996:
  Domestic..........................  $494,870,000    $119,628,000    $14,418,000    $628,916,000
  Jordan............................    92,033,000       4,405,000             --      96,438,000
  United Kingdom....................            --      20,425,000             --      20,425,000
                                      ------------    ------------    -----------    ------------
          Total identifiable
            assets..................  $586,903,000    $144,458,000    $14,418,000    $745,779,000
                                      ============    ============    ===========    ============
December 31, 1995:
  Domestic..........................  $466,366,000    $ 95,917,000    $11,917,000    $574,200,000
  Jordan............................    89,078,000       4,675,000             --      93,753,000
  United Kingdom....................            --      13,723,000             --      13,723,000
                                      ------------    ------------    -----------    ------------
          Total identifiable
            assets..................  $555,444,000    $114,315,000    $11,917,000    $681,676,000
                                      ============    ============    ===========    ============

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(7) SEGMENT AND GEOGRAPHIC DATA -- (CONTINUED)
     During 1996 and 1995, one broker in London, England, produced gross written premium to the Company of approximately $25.7 million and $31.2 million, respectively. This represents 11% and 13% of the Company's total gross written premium for those years.

     The Company has insureds and/or reinsureds in approximately 100 countries world-wide. The following table shows the geographical distribution of gross premium written by the domestic insurance company subsidiaries based on location of the insureds and reinsureds:


                                     1996                   1995                   1994
                              -------------------    -------------------    -------------------
                                  GWP          %         GWP          %         GWP          %
                              ------------    ---    ------------    ---    ------------    ---
United States...............  $ 94,755,000     45%   $ 93,897,000     42%   $ 82,584,000     43%
Europe......................    35,110,000     17      44,052,000     20      33,527,000     17
South America...............    26,033,000     12      30,093,000     13      28,507,000     15
Central America.............    19,253,000      9      22,241,000     10      14,490,000      8
Other.......................    36,525,000     17      33,269,000     15      32,719,000     17
                              ------------    ---    ------------    ---    ------------    ---
                              $211,676,000    100%   $223,552,000    100%   $191,827,000    100%
                              ============    ===    ============    ===    ============    ===


(8) REINSURANCE

     In the normal course of business the Company's insurance company subsidiaries cede a substantial portion of their premium to unrelated domestic and foreign reinsurers through quota share, surplus, excess of loss and facultative reinsurance agreements. Although the ceding of reinsurance does not discharge the primary insurer from liability to its policyholder, the subsidiaries participate in such agreements for the purpose of limiting their loss exposure and diversifying their business. Substantially all of the reinsurance assumed by the Company's insurance company subsidiaries was underwritten directly by the subsidiaries but issued by other unrelated companies in order to satisfy local licensing or other requirements, predominantly on foreign business or as reinsurance of captives. The following table represents the effect of such reinsurance transactions on net premium and loss and loss adjustment expense:

                                                                            LOSS AND LOSS
                                              WRITTEN          EARNED        ADJUSTMENT
                                              PREMIUM         PREMIUM          EXPENSE
                                            ------------    ------------    -------------
For the year ended December 31, 1996:
  Direct business.........................  $ 84,166,000    $ 99,436,000     $ 57,768,000
  Reinsurance assumed.....................   146,589,000     135,294,000       97,305,000
  Reinsurance ceded.......................  (133,979,000)   (141,416,000)    (103,831,000)
                                            ------------    ------------     ------------
          Net amounts.....................  $ 96,776,000    $ 93,314,000     $ 51,242,000
                                            ============    ============     ============
For the year ended December 31, 1995:
  Direct business.........................  $111,466,000    $ 97,675,000     $ 81,425,000
  Reinsurance assumed.....................   127,492,000     110,344,000       65,061,000
  Reinsurance ceded.......................  (140,172,000)   (128,008,000)     (96,717,000)
                                            ------------    ------------     ------------
          Net amounts.....................  $ 98,786,000    $ 80,011,000     $ 49,769,000
                                            ============    ============     ============
For the year ended December 31, 1994:
  Direct business.........................  $ 97,585,000    $ 68,174,000     $ 45,386,000
  Reinsurance assumed.....................    95,293,000      76,895,000       60,837,000
  Reinsurance ceded.......................  (133,184,000)    (98,235,000)     (76,635,000)
                                            ------------    ------------     ------------
          Net amounts.....................  $ 59,694,000    $ 46,834,000     $ 29,588,000
                                            ============    ============     ============

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(8) REINSURANCE -- (CONTINUED)
     The table below represents the composition of reinsurance recoverables in the accompanying consolidated balance sheets:

                                                               1996            1995
                                                           ------------    ------------
Reinsurance recoverable on paid losses...................  $ 21,708,000    $ 13,678,000
Reinsurance recoverable on outstanding losses............    96,247,000      83,847,000
Reinsurance recoverable on IBNR..........................     7,641,000       8,278,000
Reserve for uncollectible reinsurance....................    (2,415,000)     (2,395,000)
                                                           ------------    ------------
          Total reinsurance recoverables.................  $123,181,000    $103,408,000
                                                           ============    ============

     The insurance company subsidiaries require reinsurers not authorized by their respective states of domicile to collateralize their reinsurance obligations to the Company with letters of credit or cash deposits. At December 31, 1996, the Company held letters of credit and cash deposits in the amounts of $67.9 million and $9.1 million, respectively, to collateralize certain reinsurance balances. The Company has established a reserve of $2.4 million as of December 31, 1996, to reduce the effects of any recoverable problem.

     In order to minimize their exposure to reinsurance credit risk, the Company evaluates the financial condition of their reinsurers and place their reinsurance with a diverse group of financially sound companies. The following table shows reinsurance balances relating to the reinsurers with a total recoverable balance greater than $10.0 million and the collateral and potential offsets held by the Company as of each year end:

                                                                    REINSURANCE
                                                                  RECOVERABLES AND   LETTERS OF CREDIT,
                                                                   CEDED UNEARNED    CASH DEPOSITS AND
REINSURER                                          LOCATION           PREMIUM          OTHER PAYABLES
---------                                          --------       ----------------   ------------------
December 31, 1996:
  Underwriters at Lloyd's....................  London, England      $28,962,000          $18,446,000
  GIO Insurance Limited......................  Sydney, Australia     25,204,000           26,106,000
  Reinsurance Australia Corporation, Ltd.....  Sydney, Australia     20,562,000           19,332,000
  Underwriters Indemnity Company.............  Houston, TX           12,531,000            5,934,000
  SCOR Reinsurance Company...................  New York, NY          11,105,000            2,428,000
  AXA Reinsurance Company....................  Wilmington, DE        10,402,000            2,759,000
December 31, 1995:
  GIO Insurance Limited......................  Sydney, Australia    $30,160,000          $31,202,000
  Underwriters at Lloyd's....................  London, England       24,518,000           25,916,000
  Reinsurance Australia Corporation, Ltd.....  Sydney, Australia     16,620,000           14,198,000
  AXA Reinsurance Company....................  Wilmington, DE        13,096,000            5,586,000

     Approximately $1.9 million in recoverables is due from reinsurers that are either under regulatory supervision or insolvent. The Company holds letters of credit and cash deposits totaling $1.9 million to collateralize these balances plus other credits of $1.1 million available for potential offset. The Company is involved in a dispute with two reinsurers over coverage and other issues. The Company believes the reinsurers' positions are without merit and all amounts due from the reinsurers will be recovered. The total amount in dispute is approximately $3.4 million.

(9) COMMITMENTS AND CONTINGENCIES

  Litigation

     The Company is a party to numerous lawsuits arising in the normal course of business. All pending lawsuits involve claims under policies underwritten or reinsured by the Company, which management believes have been adequately included in its established loss reserves. The Company believes the resolution of these lawsuits will not have a material adverse effect on its financial condition, results of operations or cash flows.

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(9) COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
  Foreign Currency Forward Contracts

     From time to time the Company enters into foreign currency forward contracts as a hedge against foreign currency fluctuations, primarily British Pound Sterling. The Company's balances denominated in foreign currency fluctuate as transactions are recorded and settled. During 1996, the average Sterling liability, for subsidiaries whose functional currency was the United States dollar, was approximately L907,000 ($1.6 million at the December 31, 1996, rate of exchange) which was hedged by an average open forward contract balance of approximately L460,000 ($785,000 at the December 31, 1996, rate of exchange). There was one open foreign currency forward contract as of December 31, 1996 to purchase L500,000 ($856,000 at the December 31, 1996, rate of exchange) with a maturity of January, 1997. As of December 31, 1996, the open foreign currency contract had a gain of $37,000. During January, 1997, the Company entered into a foreign currency forward contract for L500,000 ($856,000 at December 31, 1996, rate of exchange). The Company expects to continue to limit its exposure to currency fluctuations through the use of foreign currency forward contracts.

     The Company utilizes these foreign currency forward contracts strictly as a hedge against existing exposure to foreign currency fluctuations and it does not do so as any form of speculative or trading investment.

  Leases

     The Company leases administrative office facilities under long-term noncancelable operating lease agreements expiring at various dates through October, 2001. The agreements generally require the payment of utilities, real estate taxes, insurance and repairs. The Company has recognized rent expense on a straight-line basis over the terms of these leases. In addition, the Company leases computer equipment and automobiles under operating leases expiring at various dates through the year 1999. Rent expense under these leases amounted to $1,495,000, $1,095,000 and $895,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     At December 31, 1996, future minimum annual rental payments required under the long-term noncancelable operating leases, excluding certain expenses payable by the Company, are as follows:

                          FOR THE
                        YEARS ENDED
                        DECEMBER 31,                          AMOUNT DUE
                        ------------                          ----------
  1997......................................................  $1,125,000
  1998......................................................     877,000
  1999......................................................     815,000
  2000......................................................     789,000
  2001......................................................     575,000
                                                              ----------
          Total future minimum annual rental payments due...  $4,181,000
                                                              ==========

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(10) RELATED PARTY TRANSACTIONS

     Certain of the Company's directors are officers, directors or owners of business entities with which the Company transacts business. Balances with these business entities and other related parties included in the accompanying consolidated balance sheets are as follows:

                                                                 1996          1995
                                                              ----------    ----------
Marketable equity securities................................  $  773,000    $       --
Reinsurance recoverables....................................   3,472,000       590,000
Ceded unearned premium......................................   9,059,000     4,786,000
Reinsurance balances payable................................   3,780,000     3,903,000
Premium payable.............................................   1,532,000            --
Loss and loss adjustment expense payable....................     663,000         9,000
Accounts payable and accrued liabilities....................          --         7,000

     Transactions with these business entities and other related parties included in the accompanying consolidated statements of earnings are as follows:

                                                     1996          1995         1994
                                                  -----------   ----------   ----------
Gross earned premium............................  $   871,000   $       --   $       --
Commission income...............................    1,249,000           --           --
Ceded earned premium............................   12,050,000    1,194,000    1,017,000
Gross loss and loss adjustment expense..........      661,000      106,000      157,000
Ceded loss and loss adjustment expense..........    5,852,000      185,000      866,000
Other operating expense.........................    1,011,000      758,000      104,000

     During 1995, $63,000 was paid to a related party for construction management services related to improvements to the Company's offices in Houston, Texas. Also, during 1994, real estate acquired with the acquisition of IMG was sold to a related party for $788,000. There was no gain or loss recorded on this sale.

(11) EMPLOYEE BENEFIT PLANS

     The Company has defined contribution retirement plans under Section 401(k) of the Internal Revenue Code which cover substantially all of the domestic employees who meet specified service requirements. The Company's contributions of these plans are based on varying percentages of the employees' contributions, up to varying maximum levels. The Company contributed $506,000, $693,000 and $646,000 to the plans for the years ended December 31, 1996, 1995 and 1994, respectively, which is included in compensation expense in the accompanying consolidated statements of earnings.

(12) SHAREHOLDERS' EQUITY

     Under the Texas Insurance Code, HCC must maintain minimum statutory capital of $1,000,000 and minimum statutory surplus of $1,000,000, and can only pay dividends out of surplus funds. In addition, HCC is limited in the amount of dividends which it may pay in any twelve month period, without prior regulatory approval, to the greater of statutory net investment income for the prior calendar year or ten percent (10%)of statutory capital and surplus as of the prior calendar year end. During 1997, HCC's ordinary dividend capacity will be approximately $15.1 million. As of December 31, 1996, HCC's and TIC's total adjusted capital greatly exceeded the NAIC authorized control level risk-based capital.

     Under Jordanian Law, IMG and MEIB must transfer 10% of their earnings before income tax each year to a statutory reserve until the reserve balance equals the paid up capital balance. This reserve is not available for the payment of dividends. As of December 31, 1996, IMG and MEIB had combined capital plus statutory reserves totaling $17.0 million included as part their combined shareholders' equity totaling $61.1 million.

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(13) STOCK OPTIONS

     The Company has four option plans, the 1994 Nonemployee Director Stock Option Plan, the 1996 Nonemployee Director Stock Option Plan, the 1992 Incentive Stock Option Plan, and the 1995 Flexible Incentive Plan. All plans are administered by the Compensation Committee of the Board of Directors. Each option may be used to purchase one share of Common Stock of the Company. As of December 31, 1996, 4,004,669 shares of Common Stock were reserved for issuance of options, of which 1,748,276 shares were reserved for future issuances of options.

     Options generally vest over a one, three or five year period and expire ten years after grant date. All options have been granted at fixed exercise prices, generally at the market price of the Company's Common Stock on the grant date. Any excess of the market price on the grant date over the exercise price is recognized as compensation expense in the accompanying financial statements. During 1996, such compensation expense amounted to $494,000. If the fair value method of valuing compensation related to options would have been used, pro forma net earnings and pro forma earnings per share would have been $28.3 million, or $0.79 per share, for the year ended December 31, 1996. The pro forma compensation cost for the year ended December 31, 1995, is immaterial. The fair value of each option grant was estimated on the grant date using the Black-Scholes single option pricing model with the following assumptions: a) risk free interest rate of 5.6% for 1996 and 6.6% for 1995, b) expected volatility factor of .3, c) dividend yield of .3% for 1996 and 0% for 1995, and
d) expected option life of six years.

     Stock option activity is shown below after adjustment for the effects of the three-for-two stock split payable as a 50% stock dividend to shareholders of record March 15, 1994, and for the effects of the five-for-two stock split payable as a 150% stock dividend to shareholders of record April 30, 1996. (See note 1).

                                                       1996                             1995                        1994
                                          ------------------------------   ------------------------------   --------------------
                                                      AVERAGE    AVERAGE               AVERAGE    AVERAGE               AVERAGE
                                           NUMBER     EXERCISE    FAIR      NUMBER     EXERCISE    FAIR      NUMBER     EXERCISE
                                          OF SHARES    PRICE      VALUE    OF SHARES    PRICE      VALUE    OF SHARES    PRICE
                                          ---------   --------   -------   ---------   --------   -------   ---------   --------
Outstanding, beginning of year..........  2,036,563    $ 9.29              1,166,187    $ 5.75              1,146,562    $3.77
Granted at market value.................   292,500      23.63    $ 9.87    1,078,751     12.29     $4.99     371,250      7.87
Granted above market value..............        --         --        --          --         --        --      59,000      8.47
Granted below market value..............    60,000      13.01     11.51      16,000       7.70      5.70          --        --
Cancelled...............................   (12,250)     11.51               (77,184)      7.54               (89,155)     3.93
Exercised...............................  (120,420)      4.52              (147,191)      3.92              (321,470)     2.14
                                          ---------    ------              ---------    ------              ---------    -----
Outstanding, end of year................  2,256,393    $11.49              2,036,563    $ 9.29              1,166,187    $5.75
                                          =========    ======              =========    ======              =========    =====
Exercisable, end of year................   722,142     $ 8.12               420,142     $ 4.49               387,021     $3.87
                                          =========    ======              =========    ======              =========    =====

     Options outstanding at December 31, 1996, are shown on the following schedule:

                                                                            OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                                                     ----------------------------------   --------------------
                                                                                   AVERAGE
   RANGE OF                                                                       REMAINING    AVERAGE                AVERAGE
   EXERCISE                                                           NUMBER     CONTRACTUAL   EXERCISE    NUMBER     EXERCISE
    PRICES                                                           OF SHARES      LIFE        PRICE     OF SHARES    PRICE
---------------                                                      ---------   -----------   --------   ---------   --------
    Under $4.00 ...................................................   239,842    3.33 years     $ 3.73     225,782     $3.73
 $4.00 - $10.00 ...................................................   619,050    6.33             7.19     200,927      6.90
$10.01 - $15.00 ...................................................  1,105,001   8.78            12.37     295,433     12.31
$15.01 - $21.00 ...................................................        --    --                 --          --        --
    Over $21.00 ...................................................   292,500    8.98            23.63          --        --
                                                                     ---------   ----------     ------     -------     -----
        Total Options..............................................  2,256,393   7.55 years     $11.49     722,142     $8.12
                                                                     =========   ==========     ======     =======     =====

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(14) STATUTORY TO GAAP RECONCILIATIONS

     Reconciliations of statutory policyholders' surplus as of December 31, 1996 and 1995, and net income for the years ended December 31, 1996, 1995 and 1994, of the Company's insurance company subsidiaries included in those companies' respective filings with regulatory authorities to the amounts shown in the accompanying consolidated financial statements on the basis of generally accepted accounting principles ("GAAP") are as follows:

                                                               1996           1995
                                                           ------------   ------------
Statutory policyholders' surplus.........................  $212,194,000   $177,317,000
Difference in carrying value of fixed income
  securities.............................................     1,652,000      2,467,000
Assets non-admitted for statutory reporting..............     2,174,000      2,973,000
Deferred policy acquisition costs and deferred ceding
  commissions capitalized for GAAP.......................       820,000     (1,569,000)
Deferred income taxes recorded for GAAP..................     4,519,000      3,199,000
Statutory provisions for reinsurance, net of GAAP reserve
  for uncollectible reinsurance..........................     1,587,000      4,224,000
Other....................................................      (133,000)            --
                                                           ------------   ------------
          Shareholder's equity of insurance company
            subsidiaries on basis of GAAP................   222,813,000    188,611,000
Equity attributable to non-insurance company parent and
  subsidiaries, net of elimination entries in
  consolidation..........................................    17,877,000      6,848,000
                                                           ------------   ------------
          Total shareholders' equity per accompanying
            consolidated financial statements............  $240,690,000   $195,459,000
                                                           ============   ============

                                                 1996           1995           1994
                                              -----------    -----------    -----------
Statutory net income........................  $34,640,000    $23,004,000    $15,711,000
Deferred income tax benefit (expense) not
  recorded for statutory purposes...........     (250,000)     1,650,000      1,318,000
Change in deferred policy acquisition costs
  and deferred ceding commissions
  capitalized for GAAP......................    2,390,000       (165,000)    (1,065,000)
Provision for reinsurance not expensed for
  statutory purposes........................      100,000       (900,000)      (600,000)
Other, net..................................      (18,000)       (10,000)        (4,000)
                                              -----------    -----------    -----------
          Net income of insurance company
            subsidiaries on basis of GAAP...   36,862,000     23,579,000     15,360,000
Net income (loss) attributable to
  non-insurance parent and subsidiaries.....   (7,564,000)       758,000        (92,000)
                                              -----------    -----------    -----------
          Net earnings per accompanying
            consolidated financial
            statements......................  $29,298,000    $24,337,000    $15,268,000
                                              ===========    ===========    ===========

(15) SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information for the three years ended December 31, 1996, is summarized below:

                                                    1996           1995          1994
                                                 -----------    ----------    ----------
Interest paid..................................  $ 1,109,000    $2,313,000    $1,876,000
Income tax paid................................   13,740,000     9,803,000     5,139,000

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(15) SUPPLEMENTAL CASH FLOW INFORMATION -- (CONTINUED)
     The unrealized gain or loss on securities available for sale, deferred taxes related thereto, and the issuance of the Company's Common Stock for the purchase of subsidiaries are noncash transactions which have been included as direct increases or decreases in shareholders' equity. During the year ended December 31, 1995, non-cash contributions to LDG's additional paid-in capital of $50,000 was recorded by a reduction in certain payable balances.

(16) LIABILITY FOR UNPAID LOSS AND LOSS ADJUSTMENT EXPENSE

     The following table provides a reconciliation of the liability of loss and loss adjustment expense, for the years ended December 31, 1996, 1995 and 1994:

                                                1996            1995            1994
                                            ------------    ------------    ------------
Reserves for loss and loss adjustment
  expense at beginning of the year........  $158,451,000    $129,755,000    $ 98,399,000
Less reinsurance recoverables.............    92,125,000      85,214,000      66,468,000
                                            ------------    ------------    ------------
          Net reserves at beginning of the
            year..........................    66,326,000      44,541,000      31,931,000
Net reserves acquired with purchase of
  subsidiary..............................            --              --       1,769,000
Provision for loss and loss adjustment
  expense for claims occurring in the
  current year............................    55,045,000      51,387,000      28,871,000
Increase (decrease) in estimated loss and
  loss adjustment expense for claims
  occurring in prior years................    (3,803,000)     (1,618,000)        717,000
                                            ------------    ------------    ------------
          Incurred loss and loss
            adjustment expense, net of
            reinsurance...................    51,242,000      49,769,000      29,588,000
                                            ------------    ------------    ------------
Loss and loss adjustment expense payments
  for claims occurring during:
  Current year............................    15,903,000      12,268,000       6,386,000
  Prior years.............................    19,731,000      15,716,000      12,361,000
                                            ------------    ------------    ------------
          Loss and loss adjustment expense
            payments, net of
            reinsurance...................    35,634,000      27,984,000      18,747,000
                                            ------------    ------------    ------------
Net reserves at end of the year...........    81,934,000      66,326,000      44,541,000
Plus reinsurance recoverables.............   103,888,000      92,125,000      85,214,000
                                            ------------    ------------    ------------
          Reserves for loss and loss
            adjustment expense at end of
            the year......................  $185,822,000    $158,451,000    $129,755,000
                                            ============    ============    ============

                 HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

(17) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                         FOURTH QUARTER   THIRD QUARTER   SECOND QUARTER   FIRST QUARTER
                                              1996            1996             1996            1996
                                         --------------   -------------   --------------   -------------
Net earned premium.....................   $27,212,000      $20,145,000     $22,459,000      $23,498,000
Fee and commission income..............     8,428,000        9,981,000      10,536,000        9,517,000
Total revenue..........................    41,424,000       35,569,000      37,768,000       37,484,000
Loss and loss adjustment expense.......    14,367,000       10,508,000      12,128,000       14,239,000
Total expense..........................    23,683,000       19,308,000      47,430,000       25,197,000
Earnings (loss) before income tax
  provision............................    17,741,000       16,261,000      (9,662,000)      12,287,000
Income tax provision (benefit).........     5,177,000        4,931,000      (5,602,000)       2,823,000
                                          -----------      -----------     -----------      -----------
Net earnings (loss)....................   $12,564,000      $11,330,000     $(4,060,000)     $ 9,464,000
                                          ===========      ===========     ===========      ===========
Earnings per share data:
Earnings per share.....................   $      0.35      $      0.31     $     (0.11)     $      0.27
                                          ===========      ===========     ===========      ===========
Weighted average shares outstanding....    36,387,000       35,993,000      35,785,000       35,638,000
                                          ===========      ===========     ===========      ===========

                                         FOURTH QUARTER   THIRD QUARTER   SECOND QUARTER   FIRST QUARTER
                                              1995            1995             1995            1995
                                         --------------   -------------   --------------   -------------
Net earned premium.....................   $21,160,000      $20,254,000     $20,532,000      $18,065,000
Fee and commission income..............     9,437,000        7,860,000       8,182,000        7,408,000
Total revenue..........................    35,000,000       31,535,000      32,186,000       28,488,000
Loss and loss adjustment expense.......    12,749,000       12,517,000      13,227,000       11,276,000
Total expense..........................    23,445,000       23,566,000      24,232,000       22,674,000
Earnings before income tax provision...    11,555,000        7,969,000       7,954,000        5,814,000
Income tax provision...................     3,208,000        2,333,000       1,987,000        1,427,000
                                          -----------      -----------     -----------      -----------
Net earnings...........................   $ 8,347,000      $ 5,636,000     $ 5,967,000      $ 4,387,000
                                          ===========      ===========     ===========      ===========
Earnings per share data:
Earnings per share.....................   $      0.24      $      0.16     $      0.20      $      0.15
                                          ===========      ===========     ===========      ===========
Weighted average shares outstanding....    35,156,000       34,999,000      30,506,000       29,906,000
                                          ===========      ===========     ===========      ===========

     All amounts have been restated to include the accounts and operations of LDG (see note 2). All share and per share data have been retroactively adjusted to reflect the effects of the five-for-two stock split and the shares issued in connection with the combination with LDG (see note 1). Nonrecurring expenses of $25.0 million were incurred in the second quarter of 1996. (see note 2).

                          AVEMCO FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
AVEMCO Corporation:

     We have audited the accompanying consolidated balance sheets of AVEMCO Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related financial statement schedules incorporated in the registration statement by reference. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AVEMCO Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     The Company changed its method of accounting for fixed maturity investments in 1994 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                                /s/ KPMG PEAT MARWICK LLP

Washington, D.C.
January 31, 1997
(February 28, 1997, as to Note 12)

                      AVEMCO CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                  1996            1995
                                                              ------------    ------------
Investments (note 2):
  Fixed maturities, at fair value (amortized cost
     $109,177,000; $107,068,000 in 1995)....................  $112,828,000    $112,136,000
  Equity securities, at fair value (cost $10,953,000;
     $20,199,000 in 1995)...................................    10,817,000      22,524,000
  Short-term investments, at cost which approximates fair
     value..................................................    25,593,000      14,884,000
                                                              ------------    ------------
          Total investments.................................   149,238,000     149,544,000
Cash........................................................     5,959,000       3,466,000
Receivables:
  Premiums..................................................    21,267,000      16,406,000
  Reinsurance recoverable (note 9)..........................     9,503,000      14,292,000
  Other, net................................................     8,341,000       8,231,000
                                                              ------------    ------------
          Total receivables.................................    39,111,000      38,929,000
Deferred policy acquisition costs...........................     6,071,000       5,511,000
Prepaid reinsurance premiums (note 9).......................     5,913,000       5,178,000
Property and equipment, at cost, less accumulated
  depreciation (note 3).....................................     7,886,000       8,051,000
Other assets, net...........................................     3,488,000       3,123,000
                                                              ------------    ------------
          Total assets......................................  $217,666,000    $213,802,000
                                                              ============    ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Unpaid losses and loss adjustment expenses (note 4).......  $ 43,227,000    $ 42,305,000
  Unearned premiums.........................................    37,201,000      32,363,000
  Accounts payable, accrued expenses, and other
     liabilities............................................    17,797,000      16,009,000
  Ceded reinsurance premiums payable........................     1,549,000       5,047,000
  Deferred income tax liabilities (note 6)..................       653,000       1,352,000
  Debt (note 7).............................................    56,667,000      54,967,000
                                                              ------------    ------------
          Total liabilities.................................   157,094,000     152,043,000
                                                              ------------    ------------
Stockholders' Equity (notes 2, 5, 7, and 10):
  Preferred stock, par value, $10.00 per share; 500,000
     shares authorized; none issued.........................            --              --
  Common stock, par value, $.10 per share; 20,000,000 shares
     authorized; 11,565,811 issued; 11,551,161 in 1995......     1,157,000       1,155,000
Additional paid-in capital..................................    19,140,000      18,293,000
Net unrealized appreciation on investments..................     2,320,000       4,879,000
Foreign currency translation adjustments....................      (218,000)       (182,000)
Retained earnings...........................................    94,843,000      88,184,000
                                                              ------------    ------------
                                                               117,242,000     112,329,000
Less treasury stock, 3,301,741 shares in 1996 and 2,901,741
  in 1995, at cost..........................................   (56,670,000)    (50,570,000)
                                                              ------------    ------------
          Total stockholders' equity........................    60,572,000      61,759,000
                                                              ------------    ------------
Contingent liabilities (note 9)
          Total liabilities and stockholders' equity........  $217,666,000    $213,802,000
                                                              ============    ============

          See accompanying notes to consolidated financial statements.

                      AVEMCO CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                         1996           1995           1994
                                                     ------------   ------------   ------------
Revenues:
  Premiums earned (note 9).........................  $ 86,170,000   $ 80,458,000   $ 75,518,000
  Commissions......................................     8,819,000      7,046,000      6,418,000
  Net investment income (note 2)...................     8,223,000      8,498,000      8,245,000
  Computer products and services...................     9,913,000     10,188,000      9,185,000
  Realized gain (loss) on sale of investments (note
     2)............................................     3,244,000        575,000       (248,000)
  Realized gain on subsidiary sale (note 11).......     3,307,000             --             --
  Other revenues...................................     8,214,000      6,439,000      5,472,000
                                                     ------------   ------------   ------------
          Total revenues...........................   127,890,000    113,204,000    104,590,000
                                                     ------------   ------------   ------------
Expenses:
  Losses and loss adjustment expenses (notes 4 and
     9)............................................    62,866,000     55,605,000     46,310,000
  Commissions (note 11)............................     7,092,000      6,513,000      7,159,000
  Interest (note 7)................................     3,827,000      4,224,000      3,725,000
  Cost of computer hardware sold...................     1,442,000      1,961,000      1,032,000
  Selling, general and administrative expenses.....    36,701,000     35,799,000     32,825,000
                                                     ------------   ------------   ------------
          Total expenses...........................   111,928,000    104,102,000     91,051,000
                                                     ------------   ------------   ------------
Earnings before income taxes.......................    15,962,000      9,102,000     13,539,000
Income taxes (note 6):
  Current provision................................     3,054,000      1,287,000      2,679,000
  Deferred provision (benefit).....................       620,000       (103,000)        27,000
                                                     ------------   ------------   ------------
          Total income taxes.......................     3,674,000      1,184,000      2,706,000
                                                     ------------   ------------   ------------
          Net earnings.............................  $ 12,288,000   $  7,918,000   $ 10,833,000
                                                     ============   ============   ============
Earnings per common and common equivalent share
  (note 10):
          Net earnings.............................  $       1.45   $        .90   $       1.20
                                                     ============   ============   ============
Weighted average number of common and common
  equivalent shares................................     8,478,393      8,845,857      9,019,322
                                                     ============   ============   ============

          See accompanying notes to consolidated financial statements.

                      AVEMCO CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1996

                                                                                        NET
                                               COMMON STOCK                         UNREALIZED        FOREIGN
                                          -----------------------   ADDITIONAL     APPRECIATION/     CURRENCY
                                            SHARE                     PAID-IN     (DEPRECIATION)    TRANSLATION     RETAINED
                                            ISSUED     PAR VALUE      CAPITAL      ON INVESTMENT    ADJUSTMENT      EARNINGS
                                          ----------   ----------   -----------   ---------------   -----------   ------------
YEAR ENDED DECEMBER 31, 1994
  Balance at beginning of year..........  11,534,861   $1,153,000   $18,136,000     $  284,000      $ (169,000)   $ 77,381,000
  Net earnings..........................          --           --            --             --              --      10,833,000
  Dividends declared ($.44 per share)...          --           --            --             --              --      (3,929,000)
  Cumulative net unrealized appreciation
    on fixed maturities at January 1,
    1994................................          --           --            --      4,922,000              --              --
  Change in net unrealized appreciation
    (depreciation) on investments.......          --           --            --     (6,048,000)             --              --
  Exercise of common stock options......       8,500        1,000        70,000             --              --              --
  Repurchase of common stock............          --           --            --             --              --              --
  Foreign currency translation
    adjustments.........................          --           --            --             --         (36,000)             --
                                          ----------   ----------   -----------     ----------      -----------   ------------
  Balance at end of year................  11,543,361    1,154,000    18,206,000       (842,000)       (205,000)     84,285,000
                                          ----------   ----------   -----------     ----------      -----------   ------------
YEAR ENDED DECEMBER 31, 1995
  Net earnings..........................          --           --            --             --              --       7,918,000
  Dividends declared ($.46 per share)...          --           --            --             --              --      (4,019,000)
  Change in net unrealized appreciation
    on investments......................          --           --            --      5,721,000              --              --
  Exercise of common stock options......       7,800        1,000        87,000             --              --              --
  Repurchase of common stock............          --           --            --             --              --              --
  Foreign currency translation
    adjustments.........................          --           --            --             --          23,000              --
                                          ----------   ----------   -----------     ----------      -----------   ------------
  Balance at end of year................  11,551,161    1,155,000    18,293,000      4,879,000        (182,000)     88,184,000
                                          ----------   ----------   -----------     ----------      -----------   ------------
YEAR ENDED DECEMBER 31, 1996
  Net earnings..........................          --           --            --             --              --      12,288,000
  Dividends declared ($.48 per share)...          --           --            --             --              --      (4,022,000)
  Change in net unrealized appreciation
    on investments......................          --           --                   (2,559,000)             --              --
  Issuance of common stock..............     120,000       12,000       913,000             --              --              --
  Exercise of common stock options......      14,650        2,000       124,000             --              --              --
  Repurchase of common stock............          --           --            --             --              --              --
  Retirement of treasury stock..........    (120,000)     (12,000)     (190,000)            --              --      (1,607,000)
  Foreign currency translation
    adjustments.........................          --           --            --             --         (36,000)             --
                                          ----------   ----------   -----------     ----------      -----------   ------------
  Balance at end of year................  11,565,811   $1,157,000   $19,140,000     $2,320,000      $ (218,000)   $ 94,843,000
                                          ==========   ==========   ===========     ==========      ===========   ============


                                                             TOTAL
                                            TREASURY     STOCKHOLDERS'
                                             STOCK          EQUITY
                                          ------------   -------------
YEAR ENDED DECEMBER 31, 1994
  Balance at beginning of year..........  $(42,855,000)  $ 53,930,000
  Net earnings..........................            --     10,833,000
  Dividends declared ($.44 per share)...            --     (3,929,000)
  Cumulative net unrealized appreciation
    on fixed maturities at January 1,
    1994................................            --      4,922,000
  Change in net unrealized appreciation
    (depreciation) on investments.......            --     (6,048,000)
  Exercise of common stock options......            --         71,000
  Repurchase of common stock............    (4,133,000)    (4,133,000)
  Foreign currency translation
    adjustments.........................            --        (36,000)
                                          ------------   ------------
  Balance at end of year................   (46,988,000)    55,610,000
                                          ------------   ------------
YEAR ENDED DECEMBER 31, 1995
  Net earnings..........................            --      7,918,000
  Dividends declared ($.46 per share)...            --     (4,019,000)
  Change in net unrealized appreciation
    on investments......................            --      5,721,000
  Exercise of common stock options......            --         88,000
  Repurchase of common stock............    (3,582,000)    (3,582,000)
  Foreign currency translation
    adjustments.........................            --         23,000
                                          ------------   ------------
  Balance at end of year................   (50,570,000)    61,759,000
                                          ------------   ------------
YEAR ENDED DECEMBER 31, 1996
  Net earnings..........................            --     12,288,000
  Dividends declared ($.48 per share)...            --     (4,022,000)
  Change in net unrealized appreciation
    on investments......................            --     (2,559,000)
  Issuance of common stock..............            --        925,000
  Exercise of common stock options......            --        126,000
  Repurchase of common stock............    (7,909,000)    (7,909,000)
  Retirement of treasury stock..........     1,809,000             --
  Foreign currency translation
    adjustments.........................            --        (36,000)
                                          ------------   ------------
  Balance at end of year................  $(56,670,000)  $ 60,572,000
                                          ============   ============

          See accompanying notes to consolidated financial statements.

                      AVEMCO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1996            1995            1994
                                                   ------------    ------------    ------------
OPERATING ACTIVITIES:
Net earnings.....................................  $ 12,288,000    $  7,918,000    $ 10,833,000
Adjustments to reconcile net earnings to cash
  flows from operating activities:
  Depreciation and amortization..................     1,679,000       1,604,000       1,348,000
  Deferred tax expense (benefit).................       620,000        (103,000)         27,000
  Realized (gain) loss on sale of investments....    (3,244,000)       (575,000)        248,000
  Realized (gain) loss on sale of property and
     equipment...................................      (128,000)         14,000          (4,000)
  Realized gain on sale of subsidiary............    (3,307,000)             --              --
  Change in:
     Receivables.................................       (22,000)     (1,994,000)      5,329,000
     Deferred policy acquisition costs...........      (560,000)       (589,000)         70,000
     Prepaid reinsurance premiums................      (735,000)        254,000       1,626,000
     Unpaid losses and loss adjustment
       expenses..................................       922,000       1,103,000      (4,577,000)
     Unearned premiums...........................     4,838,000       5,362,000      (3,737,000)
     Ceded reinsurance premiums payable..........    (3,498,000)       (484,000)     (1,617,000)
     Accounts payable, accrued expenses and
       other.....................................    (3,071,000)     (1,448,000)      2,249,000
                                                   ------------    ------------    ------------
     Net cash flows provided from operating
       activities................................     5,782,000      11,062,000      11,795,000
                                                   ------------    ------------    ------------
INVESTMENT ACTIVITIES:
Proceeds from sale of fixed maturities...........    20,934,000      23,318,000      22,747,000
Proceeds from redemption of fixed maturities.....     9,288,000      13,227,000      13,036,000
Proceeds from sale of equity securities..........    22,991,000      14,692,000       7,711,000
Purchase of fixed maturities.....................   (38,372,000)    (45,225,000)    (26,673,000)
Purchase of equity securities....................   (10,729,000)     (5,181,000)    (14,270,000)
Net purchase of short-term investments...........   (10,709,000)     (4,614,000)     (1,494,000)
Proceeds from sale of subsidiary.................    13,957,000              --              --
Proceeds from sale of property and equipment.....       185,000           9,000          11,000
Purchase of property, equipment, and long-term
  assets.........................................      (728,000)     (1,867,000)     (2,699,000)
                                                   ------------    ------------    ------------
          Net cash flows provided from (used by)
            investment activities................     6,817,000      (5,641,000)     (1,631,000)
                                                   ------------    ------------    ------------
FINANCING ACTIVITIES:
Proceeds from borrowings.........................    44,000,000      11,700,000      12,700,000
Principal payments on debt.......................   (42,300,000)    (11,333,000)    (12,600,000)
Proceeds from exercise of common stock options...       125,000          88,000          71,000
Dividends to stockholders........................    (4,022,000)     (4,019,000)     (3,929,000)
Repurchase of common stock.......................    (7,909,000)     (3,582,000)     (4,133,000)
                                                   ------------    ------------    ------------
          Net cash flows used by financing
            activities...........................   (10,106,000)     (7,146,000)     (7,891,000)
                                                   ------------    ------------    ------------
Net increase (decrease) in cash..................     2,493,000      (1,725,000)      2,273,000
Cash, beginning of year..........................     3,466,000       5,191,000       2,918,000
                                                   ------------    ------------    ------------
Cash, end of year................................  $  5,959,000    $  3,466,000    $  5,191,000
                                                   ============    ============    ============

          See accompanying notes to consolidated financial statements.

                      AVEMCO CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation

     The consolidated financial statements include the accounts of AVEMCO Corporation and all of its subsidiaries ("the company"). All material intercompany accounts and transactions have been eliminated in consolidation.

     The company's insurance subsidiaries underwrite aviation and other specialty insurance products. Non-aviation lines include lenders single interest, short-term health and pleasure marine. The insurance service businesses complement the insurance operations and are concentrated in claims management, specialty insurance administration, reinsurance brokerage, worldwide emergency assistance, and software systems for the property/casualty insurance industry.

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (b) Insurance Premiums and Commissions

     Premiums on insurance policies written are recognized, net of ceded premiums, principally on a monthly pro rata basis over the terms of individual policies. Commissions on reinsurance are included in the computation of deferred policy acquisition costs and thereby are partially deferred (see note 1(e)).

  (c) Computer Products and Services

     Revenue from custom software products is recognized using the percentage of completion method of accounting. Other software contracts are recognized when delivery has occurred, other remaining vendor obligations are no longer significant, and collectibility is probable. Computer hardware is recognized when delivery has occurred. Maintenance support is recognized pro rata over the term of the maintenance agreement.

  (d) Unpaid Losses and Loss Adjustment Expenses

     The liability for insurance losses is determined by aggregating the estimated liability on both individually reported and incurred but not reported claims. The liability for adjustment expenses on losses incurred but not settled is determined on the basis of historical experience of adjustment expenses in relation to losses incurred. Estimated amounts of salvage recoverable on paid and unpaid losses are recorded as a reduction of unpaid losses. Claims are continually monitored and management believes that the liability for losses and loss adjustment expenses at December 31, 1996 and 1995, is adequate to cover the ultimate liability. However, such estimates may be more or less than the amount ultimately paid when the claims are settled (see note 4).

  (e) Deferred Policy Acquisition Costs

     Policy acquisition costs (such as premium taxes, commissions paid on reinsurance assumed, and a portion of other underwriting expenses) incurred in the writing of insurance business are deferred and amortized over the terms of the insurance policies. Anticipated losses and loss expenses, based on historical and current experience, are considered in determining the recoverability of deferred acquisition costs.

                      AVEMCO CORPORATION AND SUBSIDIARIES

  (f) Investments

     Investments in fixed maturities (bonds and redeemable preferred stock) are considered as available for sale and are carried at fair value, as determined by quoted market prices. The company has the ability to hold all fixed maturity investments until their maturity. However, securities may be sold to take advantage of market and economic conditions or as part of the company's investment strategy. Equity securities (common stock and nonredeemable preferred stock) are classified as available for sale and are carried at fair value, as determined by quoted market prices. Gain or loss on securities transactions are recognized as realized, or when other than temporary declines occur, and are determined by the identified certificate method. Unrealized appreciation or depreciation of equity securities and fixed maturity investments, net of deferred tax effect, if any, are excluded from net earnings and credited or charged directly to stockholders' equity (see note 2).

  (g) Depreciation and Amortization

     Property and equipment are depreciated by straight-line and accelerated methods over their useful lives, which range from three years for certain equipment to 45 years for certain buildings. Intangible costs of acquisitions, included in other assets, are amortized on a straight-line basis over their useful lives ranging from three to 15 years.

  (h) Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (i) Earnings Per Share

     Earnings per share are based on the weighted average number of common and common equivalent shares outstanding during the year. Outstanding common stock options, when dilutive, are considered to be common stock equivalents for the purpose of this calculation. The weighted average number of common and common equivalent shares has been impacted by the company's continuing common stock repurchase program implemented in 1987.

                      AVEMCO CORPORATION AND SUBSIDIARIES

(2) INVESTMENTS

     The following summarizes the amortized cost, unrealized gains and losses, and fair value of investments in fixed income securities at December 31, 1996, 1995, and 1994. Bonds consist primarily of debt securities issued by states and political subdivisions.

                                                       UNREALIZED
                                --------------------------------------------------------
                                 AMORTIZED
                                    COST          GAINS         LOSSES       FAIR VALUE
                                ------------    ----------    ----------    ------------
December 31, 1996:
  Bonds.......................  $101,117,000    $3,910,000    $  309,000    $104,718,000
  Redeemable preferred
     stocks...................     8,060,000        81,000        31,000       8,110,000
                                ------------    ----------    ----------    ------------
          Total...............  $109,177,000    $3,991,000    $  340,000    $112,828,000
                                ============    ==========    ==========    ============
December 31, 1995:
  Bonds.......................  $102,376,000    $5,219,000    $  276,000    $107,319,000
  Redeemable preferred
     stocks...................     4,692,000       145,000        20,000       4,817,000
                                ------------    ----------    ----------    ------------
          Total...............  $107,068,000    $5,364,000    $  296,000    $112,136,000
                                ============    ==========    ==========    ============
December 31, 1994:
  Bonds.......................  $ 96,114,000    $2,830,000    $2,794,000    $ 96,150,000
  Redeemable preferred
     stocks...................     8,487,000        10,000       158,000       8,339,000
                                ------------    ----------    ----------    ------------
          Total...............  $104,601,000    $2,840,000    $2,952,000    $104,489,000
                                ============    ==========    ==========    ============

     The amortized cost and estimated fair value of fixed income securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                               DECEMBER 31, 1996
                                                          ----------------------------
                                                           AMORTIZED          FAIR
                        MATURITY                              COST           VALUE
                        --------                          ------------    ------------
Less than one year......................................  $  3,344,000    $  3,356,000
1 to 3 years............................................     6,215,000       6,366,000
3 to 5 years............................................    12,519,000      12,881,000
5 to 10 years...........................................    45,986,000      47,661,000
Over 10 years...........................................    41,113,000      42,564,000
                                                          ------------    ------------
          Total.........................................  $109,177,000    $112,828,000
                                                          ============    ============

     The company has $7,268,000 of fixed income securities at December 31, 1996, pledged with regulators and treasurers of various states and the Canadian national government for protection of its policyholders and creditors as required by various state and Canadian national government insurance regulations.

                      AVEMCO CORPORATION AND SUBSIDIARIES

(2) INVESTMENTS -- (CONTINUED)
     The following summarizes the cost, unrealized gains and losses, and fair value of investments in equity securities at December 31, 1996, 1995, and 1994:

                                                          UNREALIZED
                                      ---------------------------------------------------
                                         COST         GAINS        LOSSES     FAIR VALUE
                                      -----------   ----------   ----------   -----------
December 31, 1996:
  Common stocks.....................  $        --   $       --   $       --   $        --
  Preferred stocks..................   10,953,000      122,000      258,000    10,817,000
                                      -----------   ----------   ----------   -----------
          Total.....................  $10,953,000   $  122,000   $  258,000   $10,817,000
                                      ===========   ==========   ==========   ===========
December 31, 1995:
  Common stocks.....................  $ 6,158,000   $2,609,000   $   14,000   $ 8,753,000
  Preferred stocks..................   14,041,000      243,000      513,000    13,771,000
                                      -----------   ----------   ----------   -----------
          Total.....................  $20,199,000   $2,852,000   $  527,000   $22,524,000
                                      ===========   ==========   ==========   ===========
December 31, 1994:
  Common stocks.....................  $ 6,871,000   $  371,000   $  180,000   $ 7,062,000
  Preferred stocks..................   15,912,000        6,000    1,361,000    14,557,000
                                      -----------   ----------   ----------   -----------
          Total.....................  $22,783,000   $  377,000   $1,541,000   $21,619,000
                                      ===========   ==========   ==========   ===========

     Below are the changes, as reflected in stockholders' equity, in net unrealized appreciation (depreciation) in fair value, net of applicable income taxes, of investments in fixed maturities and equity securities for the years ended December 31, 1996, 1995, and 1994:

                                                     1996          1995         1994
                                                  -----------   ----------   -----------
Fixed maturities................................  $  (936,000)  $3,419,000   $(4,995,000)
Equity securities...............................   (1,623,000)   2,302,000    (1,053,000)
                                                  -----------   ----------   -----------
Net change for year.............................   (2,559,000)   5,721,000    (6,048,000)
Cumulative net unrealized appreciation on fixed
  maturities at January 1, 1994.................           --           --     4,922,000
Net unrealized appreciation, beginning of
  year..........................................    4,879,000     (842,000)      284,000
                                                  -----------   ----------   -----------
Net unrealized appreciation (depreciation), end
  of year.......................................  $ 2,320,000   $4,879,000   $  (842,000)
                                                  ===========   ==========   ===========

     Net investment income consists of the following for the years ended December 31, 1996, 1995, and 1994:

                                                       1996         1995         1994
                                                    ----------   ----------   ----------
Fixed maturities..................................  $6,616,000   $6,496,000   $7,125,000
Equity securities.................................     984,000    1,225,000      998,000
Short-term investments............................   1,083,000    1,177,000      522,000
                                                    ----------   ----------   ----------
Gross investment income...........................   8,683,000    8,898,000    8,645,000
Investment expenses...............................    (460,000)    (400,000)    (400,000)
                                                    ----------   ----------   ----------
Net investment income.............................  $8,223,000   $8,498,000   $8,245,000
                                                    ==========   ==========   ==========

                      AVEMCO CORPORATION AND SUBSIDIARIES

(2) INVESTMENTS -- (CONTINUED)
     Realized gains (losses), before taxes, on the sale of investment securities are as follows for the years ended December 31, 1996, 1995, and 1994:

                                                        1996        1995       1994
                                                     ----------   --------   ---------
Fixed maturities..................................   $  230,000   $382,000   $(147,000)
Equity securities.................................    3,014,000    193,000    (101,000)
                                                     ----------   --------   ---------
Net realized gains (losses).......................   $3,244,000   $575,000   $(248,000)
                                                     ==========   ========   =========

     Proceeds from the sale and redemption of fixed income securities during 1996, 1995, and 1994, were $30,222,000, $36,545,000, and $35,783,000, respectively. Gross gains of $523,000, $492,000, and $452,000 in 1996, 1995, and
1994, respectively, and gross losses of $293,000, $110,000, and $599,000, in 1996, 1995, and 1994, respectively, were realized from these transactions.

(3) PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1996 and 1995, consist of the following:

                                                                1996           1995
                                                             -----------    -----------
Buildings and improvements.................................  $ 6,583,000    $ 6,128,000
Furniture, fixtures, and equipment.........................    9,841,000      9,819,000
                                                             -----------    -----------
                                                              16,424,000     15,947,000
Less accumulated depreciation..............................   (8,538,000)    (7,896,000)
                                                             -----------    -----------
Property and equipment, net................................  $ 7,886,000    $ 8,051,000
                                                             ===========    ===========

     For the years ended December 31, 1996, 1995, and 1994, depreciation expense was $1,284,000, $1,221,000, and $1,091,000, respectively.

                      AVEMCO CORPORATION AND SUBSIDIARIES

(4) UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     The following table presents the net liability for unpaid losses and loss adjustment expenses as originally estimated at December 31, 1987 through 1996, the cumulative amounts paid with respect to the liability for each subsequent year, the re-estimated liability at each subsequent year-end, the resulting development of original liability estimates for 1987 through 1995, and supplemental gross unpaid losses and loss adjustment expense information.

                                         1987          1988          1989          1990          1991          1992
                                      -----------   -----------   -----------   -----------   -----------   -----------
Net unpaid losses and loss
  adjustment expenses...............  $41,170,000   $37,846,000   $38,955,000   $33,146,000   $24,957,000   $26,663,000
Cumulative paid losses and loss
  adjustment expenses:
  One year later....................   20,932,000    17,689,000    17,145,000    16,350,000    14,137,000    12,263,000
  Two years later...................   26,950,000    25,364,000    26,118,000    22,766,000    17,524,000    19,262,000
  Three years later.................   29,483,000    30,043,000    30,015,000    24,516,000    21,791,000    21,298,000
  Four years later..................   31,463,000    32,107,000    30,671,000    27,415,000    23,063,000    22,557,000
  Five years later..................   32,538,000    31,822,000    33,300,000    27,969,000    23,952,000
  Six years later...................   31,844,000    33,580,000    33,803,000    28,373,000
  Seven years later.................   33,485,000    33,862,000    34,128,000
  Eight years later.................   33,739,000    33,940,000
  Nine years later..................   33,801,000
Net unpaid losses and loss
  adjustment expenses re-estimated
  as of:
  One year later....................   37,447,000    36,147,000    36,145,000    27,373,000    23,624,000    24,299,000
  Two years later...................   36,000,000    35,483,000    32,946,000    27,728,000    24,066,000    22,903,000
  Three years later.................   34,884,000    34,013,000    33,464,000    27,904,000    23,886,000    22,949,000
  Four years later..................   33,817,000    34,531,000    33,458,000    28,277,000    24,061,000    23,284,000
  Five years later..................   34,365,000    34,106,000    33,958,000    28,384,000    24,443,000
  Six years later...................   33,985,000    34,178,000    34,092,000    28,669,000
  Seven years later.................   34,069,000    34,050,000    34,401,000
  Eight years later.................   33,927,000    34,179,000
  Nine years later..................   34,039,000
Net cumulative redundancy
  (deficiency)......................  $ 7,131,000   $ 3,667,000   $ 4,554,000   $ 4,477,000   $   514,000   $ 3,379,000
                                      -----------   -----------   -----------   -----------   -----------   -----------
Gross unpaid losses and loss
  adjustment expenses...............
Reinsurance recoverable on unpaid
  losses and loss adjustment
  expenses..........................
Net unpaid losses and loss
  adjustment expenses...............
Re-estimated gross unpaid losses and
  loss adjustment expenses..........
Re-estimated reinsurance recoverable
  on unpaid losses and loss
  adjustment expenses...............
Re-estimated net unpaid losses and
  loss adjustment expenses..........
Gross cumulative redundancy.........

                                         1993          1994          1995          1996
                                      -----------   -----------   -----------   -----------
Net unpaid losses and loss
  adjustment expenses...............  $29,958,000   $31,137,000   $32,933,000   $35,349,000
Cumulative paid losses and loss
  adjustment expenses:
  One year later....................   16,897,000    20,786,000    22,216,000
  Two years later...................   22,805,000    27,052,000
  Three years later.................   25,676,000
  Four years later..................
  Five years later..................
  Six years later...................
  Seven years later.................
  Eight years later.................
  Nine years later..................
Net unpaid losses and loss
  adjustment expenses re-estimated
  as of:
  One year later....................   27,011,000    29,989,000    31,799,000
  Two years later...................   27,535,000    31,520,000
  Three years later.................   28,614,000
  Four years later..................
  Five years later..................
  Six years later...................
  Seven years later.................
  Eight years later.................
  Nine years later..................
Net cumulative redundancy
  (deficiency)......................  $ 1,344,000   $  (383,000)  $ 1,134,000
                                      -----------   -----------   -----------
Gross unpaid losses and loss
  adjustment expenses...............                $41,202,000   $42,305,000   $43,227,000
Reinsurance recoverable on unpaid
  losses and loss adjustment
  expenses..........................                 10,065,000     9,372,000     7,878,000
                                                    -----------   -----------   -----------
Net unpaid losses and loss
  adjustment expenses...............                $31,137,000   $32,933,000   $35,349,000
                                                    -----------   -----------   -----------
Re-estimated gross unpaid losses and
  loss adjustment expenses..........                $39,067,000   $38,997,000
Re-estimated reinsurance recoverable
  on unpaid losses and loss
  adjustment expenses...............                  7,547,000     7,198,000
                                                    -----------   -----------
Re-estimated net unpaid losses and
  loss adjustment expenses..........                $31,520,000   $31,799,000
                                                    -----------   -----------
Gross cumulative redundancy.........                $ 2,135,000   $ 3,308,000
                                                    ===========   ===========

     The development of unpaid losses and loss adjustment expenses refers to the difference between original estimates for unpaid losses and loss adjustment expenses and the re-evaluation of these estimates in subsequent years as loss payments are made and open claims adjusted to reflect current information. Redundant or favorable development occurs when original estimates are higher than subsequently indicated, whereas deficient development occurs when original estimates are lower than subsequently indicated.

                      AVEMCO CORPORATION AND SUBSIDIARIES

(4) UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES -- (CONTINUED)

     The following table sets forth a reconciliation of beginning and ending net unpaid losses and loss adjustment expenses and additional supplemental gross unpaid loss and loss adjustment expense information. Net unpaid losses and loss adjustment expenses reflect unpaid losses and loss adjustment expenses after reinsurance arrangements have been considered.

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1996           1995           1994
                                                      -----------    -----------    -----------
Net unpaid losses and loss adjustment expenses,
  beginning of year.................................  $32,933,000    $31,137,000    $29,958,000
                                                      -----------    -----------    -----------
Losses and loss adjustment expenses:
  Provision for insured events of the current
     year...........................................   64,000,000     56,753,000     49,257,000
  Decrease in provision for insured events of prior
     years..........................................   (1,134,000)    (1,148,000)    (2,947,000)
                                                      -----------    -----------    -----------
          Total losses and loss adjustment
            expenses................................   62,866,000     55,605,000     46,310,000
                                                      -----------    -----------    -----------
Payments:
  Losses and loss adjustment expenses attributable
     to insured events of the current year..........   38,234,000     33,023,000     28,234,000
  Losses and loss adjustment expenses attributable
     to insured events of prior years...............   22,216,000     20,786,000     16,897,000
                                                      -----------    -----------    -----------
          Total payments............................   60,450,000     53,809,000     45,131,000
                                                      -----------    -----------    -----------
Net unpaid losses and loss adjustment expenses, end
  of year...........................................   35,349,000     32,933,000     31,137,000
Reinsurance recoverable on unpaid losses and loss
  adjustment expenses, end of year..................    7,878,000      9,372,000     10,065,000
                                                      -----------    -----------    -----------
Gross unpaid losses and loss adjustment expenses,
  end of year.......................................  $43,227,000    $42,305,000    $41,202,000
                                                      ===========    ===========    ===========

(5) STOCK OPTIONS

     The stockholders approved a 375,000 share non-statutory stock option plan in 1991 and a 1,350,000 share incentive stock option plan in 1982. Both plans are administered by the Compensation and Stock Option Committee of the Board of Directors.

     Under the non-statutory stock option plan, options may be granted to employees to purchase shares of the company's common stock. Options are granted at the fair market value on the date of the grant and, generally, expire ten years from the date of grant. Generally, options cannot be exercised earlier than one year after the date on which granted and become exercisable at a rate of 25% per year provided, however, that an option may be exercised in full in the event of, among other things, a change in control of the company.

     The incentive stock option plan expired December 1992 and no additional grants can be made under this plan. Major provisions are similar to the non-statutory stock option plan, except that upon the exercise of an option, an incentive stock option participant agrees not to voluntarily terminate employment without the consent of the company for a period of at least two years from the date of such exercise. The actual options that any participant may annually receive or exercise, including any that may be accelerated due to a change in control, are limited, however, to the maximum amount allowable under the Internal Revenue Code.

                      AVEMCO CORPORATION AND SUBSIDIARIES

(5) STOCK OPTIONS -- (CONTINUED)
     The following table summarizes stock option activity under these plans for the years ended December 31, 1996, 1995, and 1994:

                                            1996                  1995                  1994
                                     -------------------   -------------------   -------------------
                                               WEIGHTED-             WEIGHTED-             WEIGHTED-
                                                AVERAGE               AVERAGE               AVERAGE
                                               EXERCISE              EXERCISE              EXERCISE
                                     SHARES      PRICE     SHARES      PRICE     SHARES      PRICE
                                     -------   ---------   -------   ---------   -------   ---------
Outstanding at beginning of year...  899,300    $17.19     910,025    $ 17.18    877,925    $ 17.33
Granted............................   45,600     15.25       9,000    16.4375     51,000     13.625
Exercised..........................  (14,650)     8.54      (7,800)     11.15     (8,500)      8.42
Cancelled..........................  (61,850)    20.02     (11,925)     20.10    (10,400)     19.51
                                     -------               -------               -------
Outstanding at year-end............  868,400    $17.03     899,300    $ 17.19    910,025    $ 17.18
                                     =======               =======               =======
Exercisable at year-end............  769,650    $17.03     747,200    $ 16.67    629,725    $ 16.07
                                     =======               =======               =======

     The fair value of options granted during 1996, 1995, and 1994 were $4.69, $4.91, and $5.39, respectively.

     Outstanding options at December 31, 1996, consist of the following:

                                                       OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                              -------------------------------------   -----------------------
                                                             WEIGHTED-
                                                              AVERAGE     WEIGHTED-                 WEIGHTED-
   RANGE OF                                     NUMBER       REMAINING     AVERAGE      NUMBER       AVERAGE
   EXERCISE                                   OUTSTANDING   CONTRACTUAL   EXERCISE    EXERCISABLE   EXERCISE
    PRICES                                    AT 12/31/96      LIFE         PRICE     AT 12/31/96     PRICE
--------------                                -----------   -----------   ---------   -----------   ---------
$10.00 - 13.99 .............................    234,075        1.94        $11.95       215,075      $11.80
 14.00 - 17.99 .............................    407,575        3.84         16.12       355,675       16.22
 18.00 - 21.99 .............................     52,600        6.92         18.50        39,250       18.50
$22.00 - 26.00 .............................    174,150        5.25         25.55       159,650       25.53
                                                -------                                 -------
                                                868,400        3.80        $17.03       769,650      $17.03
                                                =======                                 =======

     The intrinsic value method was applied in accounting for stock option activity. Accordingly, no compensation cost is recognized in the consolidated statements of income. Had compensation cost been determined consistent with the fair value method, the proforma net earnings and earnings per share impact, if any, would have been immaterial.

(6) INCOME TAXES

     The following is a reconciliation of the expected federal income tax rate with the company's effective tax rate on earnings:

                                                              1996     1995     1994
                                                              -----    -----    -----
Expected tax rate...........................................   35.0%    35.0%    35.0%
Effect on tax rate resulting from:
  Tax exempt income on securities...........................  (11.3)   (18.8)   (13.7)
  Allowable dividend exclusion..............................   (2.0)    (3.7)    (2.3)
  Other.....................................................    1.3       .5      1.0
                                                              -----    -----    -----
Effective tax rate..........................................   23.0%    13.0%    20.0%
                                                              =====    =====    =====

                      AVEMCO CORPORATION AND SUBSIDIARIES

(6) INCOME TAXES -- (CONTINUED)
     Deferred income tax assets and liabilities are comprised of the following at December 31:

                                                      1996         1995          1994
                                                   ----------   -----------   ----------
Deferred income tax assets:
  Discounted unpaid loss and loss adjustment
     expenses....................................  $  841,000   $ 1,120,000   $1,059,000
  Unearned premiums reduction....................   2,151,000     1,849,000    1,501,000
  California Proposition 103 deferral............     105,000       132,000    1,016,000
  Alternative minimum tax credit carryforwards...     653,000       927,000      121,000
  Unrealized depreciation on investments.........          --            --      434,000
  Other..........................................     172,000       262,000      254,000
                                                   ----------   -----------   ----------
          Gross deferred income tax assets.......   3,922,000     4,290,000    4,385,000
                                                   ==========   ===========   ==========
Deferred income tax liabilities:
  Deferred policy acquisition costs..............   2,064,000     1,874,000    1,674,000
  Property and equipment.........................     856,000       859,000      860,000
  Investments....................................     459,000       395,000      359,000
  Unrealized appreciation on investments.........   1,196,000     2,514,000           --
                                                   ----------   -----------   ----------
          Gross deferred income tax
            liabilities..........................   4,575,000     5,642,000    2,893,000
                                                   ----------   -----------   ----------
          Net deferred income tax assets
            (liabilities)........................  $ (653,000)  $(1,352,000)  $1,492,000
                                                   ==========   ===========   ==========

     A valuation allowance as of December 31, 1996 and 1995, has not been recognized as it appears more likely than not that the combination of carryback potential and estimated future taxable income should be sufficient to allow for the realization of the deferred income tax assets.

     State income taxes, which are included in the current income tax provisions, were $780,000, $405,000, and $395,000 in 1996, 1995, and 1994,
respectively. Federal and state income taxes paid in 1996, 1995, and 1994 were $2,686,000, $944,000, and $2,801,000, respectively.

(7) DEBT

     The company has an unsecured revolving credit facility with a bank that allows it to borrow up to $60,000,000 through April 30, 1997. Interest is payable at the lower of the bank's floating prime rate or the daily London Interbank Offered Rate for three month U.S. dollar deposits (LIBOR) plus 1.45%. The interest rate at December 31, 1996, was 7.08%. The company also has the option, at any time, to convert any portion of the outstanding principal balance of the loan into term notes, which may be amortized over any period not to extend beyond December 31, 2000. Interest would be based on the revolving credit facility's fluctuating rate. However, the company may, at its option, convert the fluctuating rate to a negotiated fixed rate by executing an interest rate swap agreement. The revised credit agreement provides for a commitment fee of one half of 1% per annum of the average daily unused credit. $53,000,000 was drawn under this credit facility at December 31, 1996.

     The revised credit facility requires the company to maintain a consolidated net worth, as defined, of $48,895,000. Dividends to stockholders in any one year may not exceed 53% of the prior year's net earnings. Other significant covenants in the credit facility provide for certain limitations on the company's liability to net worth ratio, cash flow to current portion of long term debt, the acquisition, disposition and pledging of assets, incurring of indebtedness, and require its insurance subsidiary to maintain a certain statutory policyholders' surplus and net premium written to policyholders' surplus ratio.

                      AVEMCO CORPORATION AND SUBSIDIARIES

(7) DEBT -- (CONTINUED)
     The company also has a $10,000,000 unsecured five-year term loan with a bank. The loan will be repaid in 60 monthly principal installments of $166,667, plus interest. Interest is payable on a fluctuating basis equal to LIBOR plus 1.65%. The company may, however, at its option, convert the fluctuating rate to a negotiated fixed rate by executing an interest rate swap agreement. The interest rate at December 31, 1996, was 7.28%. At December 31, 1996, the outstanding principal amount of the loan was $3,667,000. Principal payments for the next two years ending December 31, 1998, are $2,167,000 in 1997, and $1,500,000 in 1998.

     Interest paid on all debt in 1996, 1995, and 1994, was $3,918,000, $4,031,000, and $3,915,000, respectively.

(8) EMPLOYEE BENEFITS

     The company has a non-contributory defined benefit retirement plan covering substantially all employees who meet specified age and service requirements. Benefits are based on years of service, final average compensation and are integrated with the provisions of the Federal Insurance Compensation Act (Social Security), as provided for in the plan. Pension plan assets are primarily invested in immediate participation guaranteed contracts and pooled separate investment accounts of a life insurance company. The company's funding policy is to contribute amounts that meet minimum funding requirements, but which do not exceed the maximum funding limits as currently determined under applicable tax regulations.

     Total pension expense (credit) amounted to $(590,000), $512,000, and $430,000 in 1996, 1995, and 1994, respectively. A curtailment gain of $1,044,000 was recognized in 1996 as a result of the company's decision to eliminate certain future service time credits. The following summarizes the plan's status at December 31:

     Actuarial present value of pension benefit obligations:

                                                   1996          1995          1994
                                                -----------   -----------   -----------
Vested benefit obligation.....................  $(4,352,000)  $(4,383,000)  $(3,930,000)
Non-vested benefit obligation.................     (277,000)     (191,000)      (93,000)
                                                -----------   -----------   -----------
Accumulated benefit obligation................   (4,629,000)   (4,574,000)   (4,023,000)
Effect of projected future compensation
  increases...................................     (458,000)   (2,013,000)   (1,414,000)
                                                -----------   -----------   -----------
Projected benefit obligation..................   (5,087,000)   (6,587,000)   (5,437,000)
Fair value of plan assets.....................    6,995,000     5,613,000     4,296,000
Unrecognized net prior obligation.............       53,000       209,000       236,000
Unrecognized prior service cost...............       27,000       497,000       557,000
Unrecognized net (gain) loss..................   (1,423,000)      147,000       248,000
                                                -----------   -----------   -----------
Prepaid (accrued) pension cost................  $   565,000   $  (121,000)  $  (100,000)
                                                ===========   ===========   ===========

                      AVEMCO CORPORATION AND SUBSIDIARIES

(8) EMPLOYEE BENEFITS -- (CONTINUED)
     Net periodic pension expense (credit) for the years ended December 31,

                                                      1996         1995        1994
                                                   -----------   ---------   ---------
Service cost.....................................  $   459,000   $ 378,000   $ 328,000
Interest cost....................................      481,000     422,000     376,000
Actual return on plan assets.....................     (534,000)   (376,000)   (362,000)
Amortization of prior service cost...............       21,000      61,000      61,000
Amortization of net prior obligation.............       27,000      27,000      27,000
Gain from curtailment............................   (1,044,000)         --          --
                                                   -----------   ---------   ---------
Net periodic pension expense (credit)............  $  (590,000)  $ 512,000   $ 430,000
                                                   ===========   =========   =========

     Rate assumptions:

                                                              1996   1995   1994
                                                              ----   ----   ----
Average discount rate.......................................  8.0%   7.25%  7.5%
Expected long-term rate of return...........................  8.5%   8.5%   8.5%
Compensation increase rate..................................  5.0%   5.0%   5.0%

     The company also has a trusteed defined contribution profit sharing plan covering substantially all employees who meet specified service requirements. Under the plan, the company contributes 5% of defined net earnings before income taxes. The company's contribution is limited, however, to the maximum amount allowable as a tax deduction under the Internal Revenue Code. For the years ended December 31, 1996, 1995, and 1994, the company's contribution to the plan was $491,000, $420,000, and $709,000 respectively.

(9) REINSURANCE

     In the normal course of business, AVEMCO Insurance Company and subsidiaries, the company's principal insurance subsidiary, assumes and cedes reinsurance as a party to quota share, surplus share, excess of loss, facultative, and catastrophe reinsurance agreements. These reinsurance arrangements are utilized to limit maximum loss, provide greater diversification of risk and to minimize exposures on larger risks. Accounts in the accompanying consolidated statements of income are reflected net of the reinsurance ceded.

     A summary of reinsurance activity follows:

                                                      YEARS ENDED DECEMBER 31,
                                             ------------------------------------------
                                                 1996           1995           1994
                                             ------------   ------------   ------------
Direct premiums written....................  $ 94,487,000   $ 79,602,000   $ 74,850,000
Assumed premiums written...................    12,478,000     20,546,000     15,802,000
Ceded premiums written.....................   (14,719,000)   (14,608,000)   (17,202,000)
                                             ------------   ------------   ------------
Net premiums written.......................  $ 92,246,000   $ 85,540,000   $ 73,450,000
                                             ============   ============   ============
Direct earned premiums.....................  $ 90,093,000   $ 76,218,000   $ 77,521,000
Assumed earned premiums....................    12,070,000     18,580,000     16,806,000
Ceded earned premiums......................   (15,993,000)   (14,340,000)   (18,809,000)
                                             ------------   ------------   ------------
Net earned premiums........................  $ 86,170,000   $ 80,458,000   $ 75,518,000
                                             ============   ============   ============
Losses and loss adjustment expenses........  $ 72,607,000   $ 64,418,000   $ 57,668,000
Reinsurance recoveries.....................    (9,741,000)    (8,813,000)   (11,358,000)
                                             ------------   ------------   ------------
Net losses and loss adjustment expenses....  $ 62,866,000   $ 55,605,000   $ 46,310,000
                                             ============   ============   ============

                      AVEMCO CORPORATION AND SUBSIDIARIES

(9) REINSURANCE -- (CONTINUED)
     The ceding or transfer of business to reinsurers does not discharge the primary liability of AVEMCO Insurance Company; therefore, the insurance subsidiary is contingently liable for the estimated amounts recoverable from reinsurers should reinsurers be unable to meet their obligations. AVEMCO Insurance Company held $9,285,000 and $8,498,000 of irrevocable letters of credit and other funds from reinsurers at December 31, 1996 and 1995, respectively.

(10) STOCKHOLDERS' EQUITY AND CAPITAL TRANSACTIONS

     The company's stock repurchase program, initially approved by the Board of Directors in October 1987 and subsequently revised to reflect current conditions, allows the company to buy back shares of AVEMCO Corporation common stock from time to time on the open market at prevailing prices and through private block transactions as may become available. At December 31, 1996, the company had repurchased 6,727,380 common shares under the stock repurchase program at prices ranging from $9.75 to $22.00. As a result of the company's stock repurchase program, there were 8,264,070 shares of its common stock outstanding on December 31, 1996.

     AVEMCO Insurance Company is restricted on paying dividends, loans, or advances by minimum statutory surplus requirements. In addition, state regulatory restrictions were revised, effective July 1993, to limit the amount of distribution that may be paid without prior approval by regulatory authorities. At December 31, 1996, the maximum dividend payout which could be made during 1997 without prior approval is $7,667,000. During 1996 and 1995, the company received annual dividends of $7,400,000 and $7,200,000, respectively, from the principal subsidiary. These dividends have been eliminated in the accompanying consolidated financial statements.

     Policyholders' surplus (stockholder's equity as determined in accordance with statutory accounting practices) of AVEMCO Insurance Company and subsidiaries, at December 31, 1996 and 1995, was $76,669,000 and $73,808,000,
respectively.

(11) SUMMARY SUPPLEMENTAL FINANCIAL DATA WITH RESPECT TO INSURANCE SUBSIDIARY

     Following are the consolidated financial summaries of the AVEMCO Insurance Company and subsidiaries, which is the principal subsidiary of AVEMCO Corporation.

                      AVEMCO CORPORATION AND SUBSIDIARIES

(11) SUMMARY SUPPLEMENTAL FINANCIAL DATA WITH RESPECT TO INSURANCE SUBSIDIARY -- (CONTINUED)
                   AVEMCO INSURANCE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED SUMMARIES OF OPERATIONS

                                                              YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                         1996           1995           1994
                                                     ------------    -----------    -----------
Revenues:
  Premiums earned..................................  $ 86,170,000    $80,458,000    $75,518,000
  Net investment income............................     6,638,000      6,988,000      6,952,000
  Commissions on reinsurance ceded.................     3,969,000      3,586,000      4,624,000
  Realized investment gains (losses)...............     2,218,000        390,000       (301,000)
  Realized gain on subsidiary sale.................     3,307,000             --             --
  Other revenues...................................       145,000        152,000         65,000
                                                     ------------    -----------    -----------
Total revenues.....................................   102,447,000     91,574,000     86,858,000
                                                     ------------    -----------    -----------
Expenses:
  Losses and loss adjustment expenses..............    62,866,000     55,605,000     46,310,000
  Commissions......................................     9,599,000      8,495,000      9,142,000
  Other expenses...................................    15,179,000     15,882,000     16,480,000
                                                     ------------    -----------    -----------
Total expenses.....................................    87,644,000     79,982,000     71,932,000
                                                     ------------    -----------    -----------

Earnings before income taxes.......................    14,803,000     11,592,000     14,926,000
Income taxes.......................................     3,705,000      2,426,000      3,251,000
                                                     ------------    -----------    -----------
Net earnings.......................................  $ 11,098,000    $ 9,166,000    $11,675,000
                                                     ============    ===========    ===========

                   AVEMCO INSURANCE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED SUMMARY BALANCE SHEETS

                                                                    DECEMBER 31,
                                                     ------------------------------------------
                                                         1996           1995           1994
                                                     ------------   ------------   ------------
Assets:
  Investments......................................  $125,555,000   $125,399,000   $114,104,000
  Cash.............................................       895,000         86,000        460,000
  Premiums and other receivables...................    28,723,000     23,113,000     17,488,000
  Reinsurance recoverable..........................     9,503,000     14,292,000     16,903,000
  Deferred policy acquisition costs................     6,071,000      5,511,000      4,922,000
  Prepaid reinsurance premiums.....................     5,913,000      5,178,000      4,924,000
  Other assets.....................................       183,000        137,000      2,217,000
                                                     ------------   ------------   ------------
          Total assets.............................  $176,843,000   $173,716,000   $161,018,000
                                                     ============   ============   ============
Liabilities and Stockholder's Equity:
  Unpaid losses and expenses.......................  $ 43,227,000   $ 42,305,000   $ 41,202,000
  Unearned premiums................................    37,201,000     32,363,000     27,001,000
  Ceded reinsurance payable........................     1,549,000      5,045,000      5,503,000
  Other liabilities................................     4,208,000      4,977,000      4,855,000
                                                     ------------   ------------   ------------
Total liabilities..................................    86,185,000     84,690,000     78,561,000
Total stockholder's equity.........................    90,658,000     89,026,000     82,457,000
                                                     ------------   ------------   ------------
          Total liabilities and stockholder's
            equity.................................  $176,843,000   $173,716,000   $161,018,000
                                                     ============   ============   ============

                      AVEMCO CORPORATION AND SUBSIDIARIES

(11) SUMMARY SUPPLEMENTAL FINANCIAL DATA WITH RESPECT TO INSURANCE
     SUBSIDIARY -- (CONTINUED)
     Policy acquisition costs amortized for the years ended December 31, 1996, 1995, and 1994, were $16,421,000, $14,722,000, and $15,488,000, respectively, which includes $2,782,000, $1,982,000, and $1,983,000 of commission expense paid to affiliates which were eliminated in consolidation.

     Net earnings as determined in accordance with statutory accounting practices for AVEMCO Insurance Company and subsidiaries were $10,439,000, $8,098,000, and $11,751,000 for the years ended December 31, 1996, 1995, and
1994, respectively. Net earnings as determined in accordance with statutory accounting practices differ from net earnings as prepared in accordance with generally accepted accounting principles primarily because of deferred policy acquisition costs.

     AVEMCO Insurance Company sold its National Assurance Underwriters, Inc., subsidiary during 1996 while retaining all that subsidiary's insurance business. The sale generated a $3.3 million realized gain.

     AVEMCO Insurance Company and U.S. Specialty Insurance Company settled their outstanding Proposition 103 matters with the California Department of Insurance during 1995. The company had previously provided for a potential rollback impact in prior years. Refund payments were made in 1996.

(12) SUBSEQUENT EVENT

     On January 17, 1997, AVEMCO and HCC Insurance Holdings, Inc., ("HCCH") jointly announced that they had signed a Letter of Intent to merge AVEMCO with a wholly-owned subsidiary of HCCH in a stock-for-stock transaction, with AVEMCO becoming a wholly-owned subsidiary of HCCH. On February 28, 1997, AVEMCO and HCCH jointly announced that the Boards of Directors of AVEMCO and HCCH had executed an Agreement and Plan of Reorganization (the "Agreement"). Pursuant to the terms of the Agreement, each share of AVEMCO's common stock will be exchanged for one share of HCCH's common stock.

     The proposed transaction is intended to be accounted for as a pooling of interests and to be a nontaxable exchange to AVEMCO's shareholders. It is subject to various conditions, including receipt of required regulatory approvals and the approval of the transaction by shareholders of both AVEMCO and HCCH. A special shareholders' meeting is anticipated to be held in the second quarter of 1997, and a proxy statement describing the transaction in detail is expected to be submitted to the shareholders shortly. There can be no assurance that the conditions to the proposed merger will be satisfied or that the shareholders will approve the transaction.

                      AVEMCO CORPORATION AND SUBSIDIARIES

(13) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The quarterly results for the three years ended December 31, 1996, are set forth in the following tables:

                                                            EARNINGS (LOSS)                 EARNINGS
                                                                BEFORE            NET         PER
                                               REVENUES      INCOME TAXES      EARNINGS      SHARE
                                             ------------   ---------------   -----------   --------
1996 BY QUARTER
First......................................  $ 28,378,000     $ 3,409,000     $ 2,687,000    $ .31
Second.....................................    33,146,000       6,420,000       4,702,000      .55
Third......................................    34,391,000       3,059,000       2,419,000      .29
Fourth.....................................    31,975,000       3,074,000       2,480,000      .30
                                             ------------     -----------     -----------    -----
          Annual...........................  $127,890,000     $15,962,000     $12,288,000    $1.45
                                             ============     ===========     ===========    =====
1995 BY QUARTER
First......................................  $ 26,004,000     $ 3,461,000     $ 2,814,000    $ .32
Second.....................................    29,859,000       3,442,000       2,669,000      .30
Third......................................    29,085,000        (652,000)         74,000      .01
Fourth.....................................    28,256,000       2,851,000       2,361,000      .27
                                             ------------     -----------     -----------    -----
          Annual...........................  $113,204,000     $ 9,102,000     $ 7,918,000    $ .90
                                             ============     ===========     ===========    =====
1994 BY QUARTER
First......................................  $ 22,004,000     $ 2,898,000     $ 2,399,000    $ .26
Second.....................................    29,710,000       5,014,000       3,570,000      .39
Third......................................    27,369,000       2,603,000       2,287,000      .26
Fourth.....................................    25,507,000       3,024,000       2,577,000      .29
                                             ------------     -----------     -----------    -----
  Annual...................................  $104,590,000     $13,539,000     $10,833,000    $1.20
                                             ============     ===========     ===========    =====

                                                                      APPENDIX A
================================================================================

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  DATED AS OF

                               FEBRUARY 28, 1997

                                  BY AND AMONG

                         HCC INSURANCE HOLDINGS, INC.,
                              MERGER SUB #4, INC.,

                                      AND

                               AVEMCO CORPORATION

================================================================================

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
ARTICLE I DEFINITIONS..........................................................
     Section 1.1   Definitions.................................................

ARTICLE II THE MERGER..........................................................
     Section 2.1   The Closing.................................................
     Section 2.2   The Merger..................................................
     Section 2.3   Conversion of Shares........................................
     Section 2.4   Exchange of Certificates....................................
     Section 2.5   Stock Options...............................................

ARTICLE III THE SURVIVING CORPORATION..........................................
     Section 3.1   Certificate of Incorporation................................
     Section 3.2   Bylaws......................................................
     Section 3.3   Directors and Officers......................................

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF AVEMCO............................
     Section 4.1   Corporate Existence, Power and Documentation................
     Section 4.2   Reciprocal Exchange.........................................
     Section 4.3   Corporate Authorization.....................................
     Section 4.4   Governmental Authorization..................................
     Section 4.5   Non-Contravention...........................................
     Section 4.6   Capitalization..............................................
     Section 4.7   Subsidiaries and Joint Ventures.............................
     Section 4.8   SEC and NYSE Filings........................................
     Section 4.9   AVEMCO Financial Statements.................................
     Section 4.10  No Undisclosed Liabilities..................................
     Section 4.11  SAP Statements..............................................
     Section 4.12  Absence of Certain Changes..................................
     Section 4.13  Litigation..................................................
     Section 4.14  Accounting Matters..........................................
     Section 4.15  Taxes.......................................................
     Section 4.16  Employee Benefit Plans, ERISA...............................
     Section 4.17  Material Agreements.........................................
     Section 4.18  Properties and Leases.......................................
     Section 4.19  Condition of AVEMCO's Assets................................
     Section 4.20  Voting Requirements.........................................
     Section 4.21  Suppliers and Customers.....................................
     Section 4.22  Employee Matters............................................
     Section 4.23  Environmental Matters.......................................
     Section 4.24  Compliance With Law; Permits................................
     Section 4.25  Interests in Clients, Suppliers, Etc........................
     Section 4.26  Transactions With Related Parties...........................
     Section 4.27  Statements are True and Correct.............................
     Section 4.28  Broker's and Other Fees.....................................
     Section 4.29  Trademarks, Tradenames, Etc.................................
     Section 4.30  Disclosure..................................................
     Section 4.31  Opinion of Financial Advisor................................
     Section 4.32  Insurance Issued by AVEMCO Insurer Subsidiaries.............
     Section 4.33  Examination Reports.........................................

ARTICLE V REPRESENTATIONS AND WARRANTIES OF HCCH AND
               MERGER SUB......................................................
     Section 5.1   Corporate Existence, Power and Documentation................
     Section 5.2   Corporate Authorization.....................................
     Section 5.3   Governmental Authorization..................................

     Section 5.4   Non-Contravention...........................................
     Section 5.5   Capitalization of HCCH......................................
     Section 5.6   Organization and Capitalization of Merger Sub...............
     Section 5.7   Subsidiaries and Joint Ventures.............................
     Section 5.8   SEC and NYSE Filings........................................
     Section 5.9   Financial Statements........................................
     Section 5.10  No Undisclosed Liabilities..................................
     Section 5.11  SAP Statements..............................................
     Section 5.12  Absence of Certain Changes..................................
     Section 5.13  Litigation..................................................
     Section 5.14  Accounting Matters..........................................
     Section 5.15  Taxes.......................................................
     Section 5.16  Employee Benefit Plans; ERISA...............................
     Section 5.17  Material Agreements.........................................
     Section 5.18  Properties and Leases.......................................
     Section 5.19  Voting Requirements.........................................
     Section 5.20  Environmental Matters.......................................
     Section 5.21  Statements are True and Correct.............................
     Section 5.22  Disclosure..................................................
     Section 5.23  Labor Matters...............................................
     Section 5.24  Compliance with Laws........................................
     Section 5.25  Trademarks, Tradenames, Etc.................................
     Section 5.26  Broker's Fees...............................................
     Section 5.27  Opinion of Financial Advisor................................
     Section 5.28  Insurance Issued by HCCH Insurer Subsidiaries...............
     Section 5.29  Examination Reports.........................................

ARTICLE VI PRE-CLOSING COVENANTS...............................................
     Section 6.1   Cooperation and Commercially Reasonable Efforts.............
     Section 6.2   Registration Statement and Joint Proxy Statement; Special
                   Meetings....................................................
     Section 6.3   Conduct of Business By Both Parties Prior to the Closing
                   Date........................................................
     Section 6.4   Conduct of Business of Merger Sub...........................
     Section 6.5   Conduct of Business By AVEMCO Prior to the Closing Date.....
     Section 6.6   No Solicitations............................................
     Section 6.7   Press Releases..............................................
     Section 6.8   Access to Information and Confidentiality...................
     Section 6.9   Consultation and Reporting..................................
     Section 6.10  Notice and Cure.............................................
     Section 6.11  Update Schedules............................................
     Section 6.12  Merger Sub Shareholder Approval.............................
     Section 6.13  Affiliates' Agreement.......................................
     Section 6.14  Necessary Consents..........................................
     Section 6.15  Regulatory Approval.........................................
     Section 6.16  Actions Contrary to Stated Intent...........................
     Section 6.17  Satisfaction of Conditions Precedent........................
     Section 6.18  Tax Cooperation.............................................
     Section 6.19  Standstill..................................................
     Section 6.20  Stock Exchange Listing......................................
     Section 6.21  Exercise of Stock Options...................................

ARTICLE VII CLOSING CONDITIONS.................................................
     Section 7.1   Conditions to Obligations of HCCH and Merger Sub............
     Section 7.2   Conditions to Obligations of AVEMCO.........................
     Section 7.3   Conditions Applicable to All Parties........................

ARTICLE VIII POST-CLOSING COVENANTS............................................
     Section 8.1   Use of AVEMCO Name..........................................
     Section 8.2   Indemnification and Insurance Coverage of Directors and
                   Officers of the AVEMCO Group................................

     Section  8.3  Publication of Post-Merger Results..........................
     Section  8.4  Employee Benefits...........................................
     Section  8.5  Stock Offerings.............................................
     Section  8.6  Registration Rights.........................................

ARTICLE IX TERMINATION OF AGREEMENT............................................
     Section  9.1  Termination.................................................
     Section  9.2  Effect of Termination.......................................

ARTICLE X MISCELLANEOUS........................................................
     Section 10.1  Further Assurances..........................................
     Section 10.2  Fees and Expenses...........................................
     Section 10.3  Notices.....................................................
     Section 10.4  Governing Law...............................................
     Section 10.5  Binding upon Successors and Assigns, Assignment.............
     Section 10.6  Severability................................................
     Section 10.7  Entire Agreement............................................
     Section 10.8  Amendment and Modification..................................
     Section 10.9  Extension; Waiver...........................................
     Section 10.10 Construction of Agreement...................................
     Section 10.11 Counterparts................................................
     Section 10.12 Gender and Certain Definitions..............................
     Section 10.13 Survival of Representations and Warranties..................
     Section 10.14 Effect of Due Diligence.....................................

Schedules to Agreement

AVEMCO Disclosure Schedule
HCCH Disclosure Schedule

Appendices to Agreement

Appendix A  -- Form of Certificate of Merger
Appendix B  -- Form of Affiliates' Agreement
Appendix C  -- Form of HCCH Affiliates' Agreement
Appendix D  -- Form of Opinion of Piper & Marbury L.L.P.
Appendix E  -- Form of Opinion of Thomas H. Chero
Appendix F  -- Form of Opinion of Winstead Sechrest & Minick P.C.

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of the 28th day of February, 1997 by and among HCC Insurance Holdings, Inc., a Delaware corporation ("HCCH"), Merger Sub #4, Inc., a Delaware corporation and a wholly owned subsidiary of HCCH ("Merger Sub"), and AVEMCO Corporation ("AVEMCO"), a Delaware corporation.

                                   RECITALS:

     A. The Boards of Directors of each of HCCH, Merger Sub and AVEMCO deem it desirable to merge Merger Sub into AVEMCO (the "Merger") with the result that AVEMCO shall become a wholly owned subsidiary of HCCH pursuant to the terms and conditions hereof and have approved the Merger in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL").

     B. It is the parties' mutual intent that the Merger constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement constitute a plan of reorganization thereunder.

     C. For accounting purposes, the Merger shall be accounted for as a pooling-of-interests.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 DEFINITIONS. As used in this Agreement, the following terms when capitalized have the meanings indicated, except as otherwise provided herein:

     "Affiliate" shall have the meaning ascribed by Rule 12b-2 promulgated under the Exchange Act.

     "Agreement" shall mean this Agreement and Plan of Reorganization, including the Schedules and Appendices hereto, all as amended or otherwise modified from time-to-time.

     "AVEMCO Audited Financial Statements" shall mean the audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows, and the related notes thereto of AVEMCO as of and for the years ended December 31, 1993, 1994 and 1995.

     "AVEMCO Common Stock" means the shares of AVEMCO common stock, $.10 par value per share.

     "AVEMCO Financial Statements" shall mean the AVEMCO Audited Financial Statements and the AVEMCO Interim Financial Statements, if any, collectively.

     "AVEMCO Group" shall mean AVEMCO and any entity in which AVEMCO directly or indirectly owns at least 20% of its equity interest.

     "AVEMCO Incentive Stock Options" shall mean any and all outstanding qualified options granted to employees, officers and directors under the AVEMCO Incentive Stock Option Plan.

     "AVEMCO Insurer Subsidiaries" shall mean AVEMCO Insurance Company, U.S. Specialty Insurance Company and National Insurance Underwriters and any other Insurer Subsidiary of the AVEMCO Group.

     "AVEMCO Interim Financial Statement" shall mean the unaudited balance sheet and the related unaudited statements of income and cash flows of AVEMCO as of and for the nine-month period ended September 30, 1996.

     "AVEMCO Latest Balance Sheet" shall mean the most current balance sheet of AVEMCO included in the AVEMCO Financial Statements.

     "AVEMCO Nonstatutory Stock Options" shall mean any and all outstanding non-qualified options granted to employees, officers, directors and others under the AVEMCO Stock Option Plans.

     "AVEMCO Stock Options" shall mean the AVEMCO Nonstatutory Stock Options and the AVEMCO Incentive Stock Options.

     "AVEMCO Stock Option Plans" shall mean collectively AVEMCO's Nonstatutory Stock Option Plan adopted in 1990, AVEMCO's Incentive Stock Option Plan, which expired in December 1992 with respect to new grants, and any other AVEMCO stock option plan.

     "Average Market Price" shall mean the average of the daily closing prices of a share of HCCH Common Stock or AVEMCO Common Stock, as the case may be, on the NYSE as reported in The Wall Street Journal for any ten consecutive trading days (with respect to the right of termination described in Section 7.2(h)).

     "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, Code Section cafeteria plan benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than the Employee Plans.

     "Business Day" shall mean a day other than a Saturday, a Sunday or a day on which national banks or the NYSE is closed.

     "Closing Date" shall have the meaning ascribed to it in Section 2.1(a).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended.

     "Effective Date" shall have the meaning ascribed to it in Section 2.1(b) hereof.

     "Effective Time" shall have the meaning ascribed to it in Section 2.1(b) hereof.

     "Employee Plan" means a plan or arrangement as defined in Section 3(3) of ERISA, that (A) is subject to any provision of ERISA, (B) is maintained, administered or contributed to by any member of the AVEMCO Group or HCCH ERISA Affiliate, as the case may be, and (C) covers any employee or former employee of any such member.

     "Environmental Laws" shall have the meaning ascribed to it in Section 4.23

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

     "Exchange Ratio" shall mean one-to-one (i.e., one share of HCCH Common Stock for each share of AVEMCO Common Stock).

     "HCCH Audited Financial Statements" shall mean the audited balance sheets, and the related statements of earnings, stockholders' equity and cash flows, and the related notes thereto of HCCH as of and for the years ended December 31, 1993, 1994 and 1995.

     "HCCH Balance Sheet" shall mean the most current balance sheet of HCCH included in the HCCH Financial Statements.

     "HCCH Common Stock" shall mean shares of the common stock of HCCH, $1.00 par value per share.

     "HCCH ERISA Affiliate" shall mean HCCH and any person treated, together with HCCH, as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

     "HCCH Financial Statements" shall mean the HCCH Audited Financial Statements and the HCCH Interim Financial Statements, if any, collectively.

     "HCCH Group" shall mean HCCH, Merger Sub and any entity in which HCCH directly or indirectly owns at least 20% of its equity interest.

     "HCCH Insurer Subsidiaries" shall mean Houston Casualty Company, Trafalgar Insurance Company, IMG Insurance Company Ltd., Houston Reinsurance Company Ltd. and any other Insurer Subsidiary of the HCCH Group.

     "HCCH Interim Financial Statements" shall mean the unaudited balance sheet, and the related unaudited statements of earnings and cash flows of HCCH as of and for the nine-month period ended September 30, 1996.

     "HCCH Stock Option Plans" shall mean HCCH's 1992 Incentive Stock Option Plan, HCCH's 1995 Flexible Incentive Plan, HCCH's 1994 and 1996 Non-Employee Director Stock Option Plans, and any other HCCH stock option plan.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HSR Report" shall mean the premerger notification and report form to be filed under the HSR Act.

     "Insurer Subsidiary" shall mean any subsidiary organized as a domestic insurer under the laws of the state or other jurisdiction of the United States.

     "IRS" shall mean the Internal Revenue Service.

     "Joint Proxy Statement" shall mean the proxy statement of AVEMCO to be included in the Registration Statement for the purpose of obtaining approval by the shareholders of AVEMCO of this Agreement and the proxy statement/prospectus of HCCH to be included in the Registration Statement for the purposes of obtaining approval by the shareholders of HCCH of this Agreement and offering the HCCH Common Stock to the AVEMCO shareholders upon consummation of the Merger.

     "Liens" shall mean pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, chattel mortgages, mortgages or deeds of trust, of any kind or nature whatsoever.

     "Material Adverse Effect" shall mean a quantifiable loss, cost or expense to or impact on the financial condition, results of operations, business or prospects of, with respect to the HCCH Group, at least $14,000,000 and, with respect to the AVEMCO Group, at least $4,000,000; provided, however, that a general economic decline or a decline experienced by the United States insurance industry generally (excluding catastrophic losses resulting from natural disasters) shall not constitute a Material Adverse Effect; and provided further that those acts, events or occurrences the effects or reasonably likely effects of which are not susceptible to being measured or reduced to a quantifiable loss, cost or expense, but which can nonetheless be demonstrated to have had or be reasonably likely to have a material negative impact on or to have caused or be reasonably likely to cause a material deterioration of the financial condition, results of operations, business or prospects of the party and its subsidiaries taken as a whole may nevertheless constitute a Material Adverse Effect with respect to such party and the absence of a quantifiable loss, cost or expense shall not preclude HCCH or AVEMCO from asserting that such acts or events or occurrences, individually or in the aggregate, have caused or resulted in or are reasonably likely to cause or result in such a Material Adverse Effect.

     "Multiemployer Plan" means a plan or arrangement as defined in Section 4001(a)(3) and 3(37) of ERISA.

     "NYSE" means the New York Stock Exchange.

     "Permitted Liens" shall mean any mechanic's, worker's, materialmen's, operator's, or other liens arising as a matter of law in the ordinary course of business.

     "Person" shall mean an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental authority or body, association, unincorporated organization or other entity.

     "Pre-Closing Periods" shall mean all Tax periods ending at or before the Effective Time and, with respect to any Tax period that includes but does not end at the Effective Time, the portion of such period that ends at and includes the Effective Time.

     "Registration Statement" shall mean the registration statement on Form S-4 to be filed by HCCH with the SEC for the purpose, among other things, of registering the HCCH Common Stock which will be issued to the holders of AVEMCO Common Stock upon consummation of the Merger.

     "Returns" shall mean all returns, reports, estimates, declarations and statements of any nature regarding Taxes for any Pre-Closing Period required to be filed by the taxpayer relating to its income, properties or operations.

     "SAP" shall mean the accounting practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authority in the state in which each Insurer Subsidiary is domiciled, as the case may be, consistently applied throughout the specified period and in the immediately prior comparable period.

     "SAP Statements" shall mean any annual statements, quarterly statements and other financial statements and presentations of any Insurer Subsidiary prepared in accordance with SAP and filed with or submitted to the insurance regulatory authority in the state in which such Insurer Subsidiary is domiciled on forms prescribed or permitted by such authority.

     "SEC" shall mean the Securities and Exchange Commission.

     "SEC Documents" shall mean all reports, schedules, forms, statements and other documents filed with the SEC since January 1, 1994.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Special Meeting" shall have the meaning ascribed in Section 6.2 hereof.

     "Surviving Corporation" shall mean AVEMCO following the Effective Time.

     "Taxes" shall mean any federal, state, local, foreign or other taxes (including, without limitation, income, alternative minimum, franchise, property, sales, use, lease, excise, premium, payroll, wage, employment or withholding taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties and additions to tax).

     "Title IV Plan" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.1 THE CLOSING. (a) The closing of the transactions contemplated herein (the "Closing") will take place, assuming satisfaction or waiver of each of the conditions set forth in Article VII hereof, at the offices of Winstead Sechrest & Minick P.C., 910 Travis, Suite 1700, Houston, Texas at 9:00 A.M. (Houston time) on a date (the "Closing Date") to be mutually agreed upon between the parties, or if no date has been agreed to, on the fifth business day after the last to occur of the conditions set forth in Article VII hereof (other than the delivery of officer's certificates or closing opinions). At the option of the parties, documents to be delivered at Closing may be delivered by facsimile transmission, and the delivery of the original documents shall be made on the first business day following the Closing Date.

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     (b) At the Closing, the parties shall (i) deliver the documents, certificates and opinions required to be delivered by Article VII hereof, (ii) provide proof or indication of the satisfaction or waiver of each of the conditions set forth in Article VII hereof, (iii) cause the appropriate officers of AVEMCO and Merger Sub to execute and deliver the Certificate of Merger (in substantially the form attached as Appendix "A," the "Certificate of Merger") and (iv) consummate the Merger by causing to be filed the properly executed Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. The Merger shall be effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware (such date and time being hereinafter referred to respectively as the "Effective Date" and the "Effective Time").

     SECTION 2.2 THE MERGER. Subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into AVEMCO at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and AVEMCO shall be the Surviving Corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 2.3 CONVERSION OF SHARES. (a) At the Effective Time, by virtue of the Merger and without any further action on the part of HCCH, Merger Sub, AVEMCO or the Surviving Corporation, or any holder of any of the following securities:

     (i) each share of common stock of Merger Sub issued and outstanding at the Effective Time shall be converted into one share of the common stock, $.10 par value per share, of the Surviving Corporation;

     (ii) each issued share of AVEMCO Common Stock that is held in treasury by AVEMCO or held by any subsidiary of AVEMCO shall be cancelled and no stock of HCCH or other consideration shall be delivered in exchange therefor;

     (iii) each share of AVEMCO Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive the Exchange Ratio of a fully paid and nonassessable share of HCCH Common Stock;

     As used herein, the "Merger Consideration" shall mean the rights of holders of AVEMCO Common Stock to receive HCCH Common Stock, or, in certain circumstances as set forth in Section 2.4 hereof, cash.

     (b) Upon conversion of the shares of AVEMCO Common Stock into the Merger Consideration in the manner described in Section 2.3(a)(iii) above, each record holder of issued and outstanding AVEMCO Common Stock immediately prior to the Effective Time shall have the right to receive a certificate representing such number of shares of HCCH Common Stock (rounded down to the nearest whole share) equal to the product of (A) the Exchange Ratio, and (B) the number of issued and outstanding shares of AVEMCO Common Stock of which such Person is the record holder immediately prior to the Effective Time.

     SECTION 2.4 EXCHANGE OF CERTIFICATES. (a) As of the Effective Date, HCCH shall deposit with KeyCorp Shareholder Services, Inc., or such company as may be designated by HCCH and reasonably acceptable to AVEMCO (the "Exchange Agent"), for the benefit of the holders of shares of AVEMCO Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of HCCH Common Stock (such shares of HCCH Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.3 in exchange for outstanding shares of AVEMCO Common Stock. Except as contemplated by Section 2.3, the Exchange Fund shall not be used for any other purpose. HCCH agrees to make available to the Exchange Agent, from time-to-time as needed, cash sufficient to pay cash in lieu of fractional shares.

     (b) As soon as reasonably practicable after the Effective Time, HCCH shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of AVEMCO Common Stock (the "Certificates") whose shares were converted into the right to receive shares of HCCH Common Stock pursuant to
Section 2.3, (i) a letter of

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

transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as HCCH may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HCCH Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to promptly receive in exchange therefor a certificate representing that number of shares of HCCH Common Stock (rounded down to the nearest whole share) which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of AVEMCO Common Stock then held by such holder under all such Certificates so surrendered and/or cash in lieu of fractional shares of HCCH Common Stock to which such holder is entitled pursuant to Section 2.3, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of AVEMCO Common Stock which is not registered in the transfer records of AVEMCO, a certificate representing the proper number of shares of HCCH Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such transfer shall pay any transfer or other taxes required by reason of the issuance of shares of HCCH Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of HCCH that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of HCCH Common Stock and cash in lieu of any fractional shares of HCCH Common Stock as contemplated by this
Section 2.4. No interest will be paid or will accrue on any cash payable pursuant to this Article II.

     (c) No dividends or other distributions with respect to HCCH Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HCCH Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4(e) until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of HCCH Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of HCCH Common Stock to which such holder is entitled pursuant to Section 2.4(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HCCH Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of HCCH Common Stock.

     (d) All shares of HCCH Common Stock issued upon the surrender for exchange of shares of AVEMCO Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(c) or 2.4(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of AVEMCO Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of AVEMCO Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) (i) No certificates or scrip representing fractional shares of HCCH Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of HCCH.

         (ii) In lieu of the issuance of fractional shares of HCCH Common Stock, each holder of record of issued and outstanding shares of AVEMCO Common Stock, as of the Effective Time shall be entitled to receive a cash payment (without interest) (each a "Fractional Payment" and, collectively, the "Fractional Payments") equal to the fair market value of the fractional share of HCCH Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such cash payment, the fair market

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

value of a fraction of a share of HCCH Common Stock shall be such fraction multiplied by the Average Market Price.

     (f) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered to HCCH, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to HCCH for payment of their claim for HCCH Common Stock, any cash in lieu of fractional shares of HCCH Common Stock, and any dividends or distributions with respect to HCCH Common Stock.

     (g) None of HCCH, Merger Sub, AVEMCO or the Exchange Agent shall be liable to any person in respect of any shares of HCCH Common Stock (or dividends or distributions with respect thereto) or cash that the Exchange Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or HCCH, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or HCCH may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of HCCH Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of HCCH Common Stock deliverable in respect thereof, pursuant to this Agreement.

     SECTION 2.5 STOCK OPTIONS. (a) As soon as practicable following the date of this Agreement, the Board of Directors of AVEMCO (or, if appropriate, any committee administering the AVEMCO Stock Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the following with respect to all options to purchase shares of AVEMCO Common Stock granted under the AVEMCO Stock Option Plans or otherwise ("Options") not exercised prior to the Closing Date:

          (i) adjust the terms of all such Options to purchase shares of AVEMCO Common Stock to provide that, at the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on substantially the same terms and conditions, as were applicable to such Option under the terms of such Option and the applicable AVEMCO Stock Option Plans, the same number of shares of HCCH Common Stock (rounded down to the nearest whole share) as the holder of such Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of AVEMCO Common Stock otherwise purchasable pursuant to such Option divided by (z) the number of shares of HCCH Common Stock deemed purchasable pursuant to such Option; provided, however, that
     (i) no certificate or scrip representing fractional shares of HCCH Common Stock shall be issued in respect of any Option as adjusted pursuant to this
     Section 2.5 and (ii) any such fractional share will not entitle the owner thereof to vote or to any rights of a shareholder of HCCH; provided, further, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Section 422 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and

          (ii) make such other changes to the AVEMCO Stock Option Plans as it deems appropriate to give effect to the Merger (subject to the approval of HCCH, which shall not be unreasonably withheld).

     (b) Any provisions in the AVEMCO Stock Option Plans providing for the issuance, transfer or grant of any capital stock of AVEMCO or any interest in respect of any capital stock of AVEMCO shall be deleted as of the Effective Time, and AVEMCO shall use commercially reasonable efforts to ensure that following the Effective Time no holder of an Option or any participant in any AVEMCO Stock Option Plan shall have any right thereunder to acquire any capital stock of AVEMCO, HCCH or the Surviving Corporation, except as contemplated in this Section 2.5.

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

     (c) As soon as practicable after the Effective Time, HCCH shall deliver to the holders of Options appropriate notices setting forth such holder's rights pursuant to the respective AVEMCO Stock Option Plans and the agreements evidencing the grants of such Options shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 2.5 after giving effect to the Merger). Except as otherwise provided in this Section 2.5, HCCH shall comply with the terms of the AVEMCO Stock Option Plans and ensure, to the extent required by, and subject to the provisions of such AVEMCO Stock Option Plans, that the Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

     (d) HCCH agrees to use commercially reasonable efforts to take such actions as are necessary for the conversion of the Options in accordance with this
Section 2.5, including:

          (i) the reservation, issuance and listing of HCCH Common Stock as is necessary to effectuate the transactions contemplated by Section 2.5;

          (ii) entering into such agreements as are necessary to assume such Options; and

          (iii) the filing of a registration statement or statements pursuant to
     Section 8.6 hereof, to facilitate the public sale of stock issuable upon the exercise of such Options.

     (e) A holder of an Option adjusted in accordance with this Section 2.5 may exercise such adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to HCCH, together with the consideration therefor and the federal withholding tax amount, if any, required in accordance with the related AVEMCO Stock Option Plans.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

     SECTION 3.1 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

     SECTION 3.2 BYLAWS. At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

     SECTION 3.3 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Merger Sub at the Effective Time shall become directors and the officers of the Surviving Corporation. Nothing in this Section 3.3 shall be construed to terminate or otherwise affect the status of any such officer or director as an employee of the Surviving Corporation.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF AVEMCO

     Except as disclosed in the disclosure schedule heretofore delivered by AVEMCO to HCCH which makes reference to this Agreement or in a document, exhibit or appendix filed with the SEC which has been filed on or before the date hereof and which has been delivered to HCCH on or before the date hereof (collectively referred to herein as the "AVEMCO Disclosure Schedule"), AVEMCO represents and warrants to HCCH as set forth below (it being agreed that the disclosure on the AVEMCO Disclosure Schedule of the existence of any document or fact or circumstance or situation relating to any representations, warranties, covenants or agreements in any section of this Agreement shall be automatically deemed to be disclosure of such document

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

or fact or circumstance or situation for purposes of all other representations, warranties, covenants and agreements in this Agreement):

     SECTION 4.1 CORPORATE EXISTENCE, POWER AND DOCUMENTATION. Each member of the AVEMCO Group is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals (collectively, "Governmental Authorizations") required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect on AVEMCO. Each member of the AVEMCO Group is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on AVEMCO. AVEMCO has delivered to HCCH true and complete copies of the Certificate of Incorporation or Articles of Incorporation, as the case may be, and Bylaws as currently in effect of AVEMCO and each other member of the AVEMCO Group. The minute books of each member of the AVEMCO Group contain, in all material respects, complete and accurate records of all corporate actions of the equity owners of the various entities and of the boards of directors or other governing bodies thereof, including committees of such boards or governing bodies. To the knowledge of AVEMCO, the stock transfer records of AVEMCO are maintained by its transfer agent and registrar and contain complete and accurate records of all issuances and redemptions of stock by AVEMCO. Except for outstanding AVEMCO Stock Options, neither AVEMCO nor any of its Affiliates' is a party to any agreement with respect to the capital stock of AVEMCO other than this Agreement.

     SECTION 4.2 RECIPROCAL EXCHANGE. Specialty Insurance Underwriters, Inc., a subsidiary of AVEMCO and a Missouri corporation, is the duly authorized attorney-in-fact of National Insurance Underwriters, a reciprocal insurance exchange organized under the laws of the State of Missouri. National Insurance Underwriters is under the control of the AVEMCO Group, but is not owned by the AVEMCO Group.

     SECTION 4.3 CORPORATE AUTHORIZATION. Subject to obtaining approval of the holders of not less than a majority of the outstanding AVEMCO Common Stock with respect to the Merger, AVEMCO has the requisite corporate power and authority to enter into this Agreement and the documents contemplated hereby and to consummate the transactions described herein and therein. The execution and delivery by AVEMCO of this Agreement and the documents contemplated hereby and the consummation by AVEMCO of the transactions described herein and therein have been duly authorized by all necessary corporate action on the part of AVEMCO, except for the affirmative vote of the holders of not less than a majority of the outstanding AVEMCO Common Stock with respect to the Merger. This Agreement and the documents contemplated hereby have been duly executed and delivered by AVEMCO and constitute, or upon execution and delivery will constitute, valid and binding obligations of AVEMCO, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity and except that the Merger may not be effected without the affirmative vote of the holders of not less than a majority of the outstanding AVEMCO Common Stock.

     SECTION 4.4 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by AVEMCO of this Agreement and the documents contemplated hereby and the consummation of the Merger by AVEMCO require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

          (a) the filing of a Certificate of Merger in accordance with the DGCL;

          (b) compliance with any applicable requirements of the HSR Act;

          (c) compliance with any applicable requirements of the Exchange Act;

          (d) compliance with any applicable foreign or state securities or "blue sky" laws and the rules and regulations of The NYSE;

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

          (e) compliance with any applicable requirements of the Missouri, California and Maryland or other insurance regulatory agency having authority over any member of the AVEMCO Group or the transactions described herein;

          (f) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain (i) would not have a Material Adverse Effect on AVEMCO or the Surviving Corporation or (ii) would not materially adversely affect the ability of AVEMCO, HCCH or Merger Sub to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

     SECTION 4.5 NON-CONTRAVENTION. The execution, delivery and performance by AVEMCO of this Agreement and the documents contemplated hereby and the consummation by AVEMCO of the transactions contemplated hereby and thereby do not and will not:

          (a) contravene or conflict with the certificate or articles of incorporation or Bylaws of any member of the AVEMCO Group;

          (b) assuming compliance with the matters referred to in Section 4.4 and assuming the requisite approval by the holders of AVEMCO Common Stock of the Merger and effectiveness of the Registration Statement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to any member of the AVEMCO Group;

          (c) conflict with or result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a material benefit under, or right to accelerate, any material agreement, contract or other instrument binding upon any member of the AVEMCO Group or any material license, franchise, permit or other similar authorization held by any member of the AVEMCO Group; or

          (d) result in the creation or imposition of any Lien on any material asset of any member of the AVEMCO Group.

except with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses, that in the aggregate would not reasonably be expected to have a Material Adverse Effect on AVEMCO.

     SECTION 4.6 CAPITALIZATION. The authorized, issued and outstanding capital stock of each member of the AVEMCO Group as of December 31, 1996 is set forth in the AVEMCO Disclosure Schedule. All outstanding shares of each member of the AVEMCO Group have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except for changes since December 31, 1996 resulting from the exercise of employee and director stock options and stock repurchases by AVEMCO, with respect to AVEMCO and each member of the AVEMCO Group, there are outstanding (i) no shares of capital stock or other voting securities, (ii) no securities convertible into or exchangeable for shares of its capital stock or voting securities, (iii) no options or other rights to acquire, and no obligation to issue, any capital stock, voting securities or securities convertible into or exchangeable for its capital stock or other voting securities, (iv) no obligations to repurchase, redeem or otherwise acquire any of its outstanding securities and (v) no contractual rights of any person or entity to include any such securities in any registration statement proposed to be filed under the Securities Act.

     SECTION 4.7  SUBSIDIARIES AND JOINT VENTURES.

     (a) For purposes of this Agreement, (i) "Subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity, and (ii) "Joint Venture" means, with respect to any entity, any corporation or organization (other than such entity and any Subsidiary thereof) of which such entity or any Subsidiary thereof is, directly or indirectly, the beneficial owner of 20% or more of any class of equity securities or equivalent profit participation interests.

     (b) The only Subsidiaries of AVEMCO are the members, other than AVEMCO, of the AVEMCO Group, and their respective jurisdictions of incorporation or organization and the ownership interest of AVEMCO or a Subsidiary of AVEMCO therein are identified in the schedules and filings that comprise the AVEMCO Disclosure Schedule. Other than such investments and investments in AVEMCO's investment portfolio reflected in the AVEMCO Latest Balance Sheet or arising thereafter in the ordinary course of business, neither AVEMCO nor any other member of the AVEMCO Group owns, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, Joint Venture, other Person or other entity.

     (c) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary that is or may be owned, directly or indirectly, by a member of the AVEMCO Group on the Effective Date and all of the outstanding stock of each member of the AVEMCO Group other than AVEMCO is owned, directly or indirectly by AVEMCO, free and clear of any material Lien and free of any other material limitation or restriction on its rights as owner thereof (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than those imposed by applicable law or this Agreement.

     SECTION 4.8  SEC AND NYSE FILINGS.

     (a) AVEMCO has since January 1, 1991 filed all forms, proxy statements, schedules, reports and other documents required to be filed by it with the SEC pursuant to the Exchange Act and with the NYSE pursuant to its rules and regulations.

     (b) AVEMCO has delivered, and will promptly deliver in the case of any of the following (collectively the "AVEMCO SEC Documents") filed with the SEC on or after the date hereof and prior to the Effective Date, to HCCH:

          (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1995 and 1994;

          (ii) its quarterly reports on Form 10-Q for its fiscal quarters ending March 31, June 30, and September 30, 1996;

          (iii) any current reports on Form 8-K since January 1, 1995 and its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of AVEMCO held since January 1, 1996; and

          (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1995. No other member of the AVEMCO Group is required to file any forms, reports or other documents with the SEC.

     (c) As of its filing date, no such report or statement filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) No registration statement, or amendment thereto, filed pursuant to the Securities Act, if declared effective by the SEC, as of the date such statement or amendment became effective or on the date such statement or amendment was supplemented, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 4.9 AVEMCO FINANCIAL STATEMENTS. The AVEMCO Financial Statements included in the AVEMCO SEC Documents have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with prior periods (except as may be indicated in the notes thereto), and present fairly the consolidated financial position of AVEMCO and its consolidated subsidiaries and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements). To the knowledge of AVEMCO, the statements of income included in the AVEMCO Financial Statements do not contain any income or revenue realized from services that the Surviving Corporation would be prohibited or restricted from offering after the

Effective Time pursuant to any covenant or provision in any contract to which any member of the AVEMCO Group is a party.

     SECTION 4.10 NO UNDISCLOSED LIABILITIES. There are no liabilities of any member of the AVEMCO Group of any kind whatsoever that are, individually or in the aggregate, material to AVEMCO, other than:

     (a) liabilities disclosed or provided for in the AVEMCO Balance Sheet (including the notes thereto);

     (b) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1996 (the "AVEMCO Balance Sheet Date"); and

     (c) liabilities under this Agreement or as indicated in the schedules and filings that comprise the AVEMCO Disclosure Schedule.

     SECTION 4.11 SAP STATEMENTS. AVEMCO has delivered to HCCH true and complete copies of the following SAP Statements for the AVEMCO Insurer
Subsidiaries: SAP Statements for each AVEMCO Insurer Subsidiary for the years ended December 31, 1993, 1994 and 1995, and for the third quarter ended September 30, 1996, and the notes related thereto ("SAP Financial Statements"). Each of the SAP Financial Statements complied in all material respects with all applicable laws when so filed, all material deficiencies known to AVEMCO and each AVEMCO Insurer Subsidiary with respect to any such SAP Financial Statements have been cured or corrected. Each such SAP Financial Statement (and the notes related thereto) including without limitation each balance sheet and each of the statements of income, capital and surplus account, and cash flow contained in the respective SAP Financial Statement, was prepared in accordance with SAP, is true and complete in all material respects, and fairly presents the financial condition, assets and properties and liabilities of each AVEMCO Insurer Subsidiary as of the respective dates thereof, and the results of operations and changes in capital and surplus and in the cash flow of each such AVEMCO Insurer Subsidiary for and during the respective periods covered thereby. All reserves with respect to insurance written or assumed by each AVEMCO Insurer Subsidiary as established or reflected on such SAP Financial Statements were determined in accordance with generally accepted actuarial principles and practices and are in all material respects in accordance with the related insurance, coinsurance and reinsurance contracts of the AVEMCO Insurer Subsidiaries, and meet in all material respects the requirements of the insurance laws of the jurisdictions in which such contracts were issued or delivered.

     SECTION 4.12 ABSENCE OF CERTAIN CHANGES. Since the date of the AVEMCO Latest Balance Sheet, AVEMCO has, in all material respects, conducted its business in the ordinary course and there has not been:

          (a) any event or circumstance resulting in a Material Adverse Effect with respect to AVEMCO, or any event, occurrence or development of a state of circumstances or facts known to any member of the AVEMCO Group, which as of the date hereof could reasonably be expected to have a Material Adverse Effect on AVEMCO;

          (b) any action by any member of the AVEMCO Group which, if taken after the date hereof, would constitute a breach of any provision of Sections 6.3 or 6.5;

          (c) any damage, destruction or other property or casualty loss (whether or not covered by insurance) affecting the business, assets, liabilities, earnings or prospects of AVEMCO or any other member of the AVEMCO Group which, individually or in the aggregate, has had or would have a Material Adverse Effect on AVEMCO or any other member of the AVEMCO Group;

          (d) any amendment, termination or waiver by AVEMCO or any other member of the AVEMCO Group of any material right under any agreement, contract or other written commitment to which it is a party or by which it is bound and which is required to be disclosed in the schedule delivered pursuant to
     Section 4.17;

          (e) any material reduction in the amounts of coverage provided by existing casualty and liability insurance policies with respect to the business or properties of AVEMCO or any other member of the AVEMCO Group;

          (f) any (i) grant of any severance or termination pay to any director, officer or, other than in the ordinary course of business consistent with past practice, any employee of AVEMCO or any other member of the AVEMCO Group or (ii) increase in benefits payable to any director, officer or, other than in the ordinary course of business consistent with past practice, any employee under any existing severance or termination pay policies or employment agreements;

          (g) any new or amendment to or alteration of any existing bonus, incentive, compensation, severance, stock option, stock appreciation right, pension, matching gift, profit-sharing, employee stock ownership, retirement, pension group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement adopted or implemented by AVEMCO or any other member of the AVEMCO Group, excluding individual actions with respect to non-officer employees in the ordinary course of business consistent with past practice;

          (h) other than in the ordinary course of business consistent with past practice, the cancellation, waiver, release or other compromise of any material debt, claim or right;

          (i) any change in any accounting principle or practice or method or application thereof;

          (j) the termination, lapse, suspension, revocation of, amendment of, limitation upon, disposal of or failure to renew any license or permit necessary for the operation of the business of AVEMCO or any other member of the AVEMCO Group which would be material to AVEMCO and the other members of the AVEMCO Group as a whole;

          (k) any transaction other than on an arm's-length basis;

          (l) other than in the ordinary course of business consistent with past practice, any change in any underwriting, actuarial, investment, or financial reporting practice or policy followed by AVEMCO or any AVEMCO Insurer Subsidiary or method or application thereof, or any assumption underlying such principle, practice or policy;

          (m) other than in the ordinary course of business consistent with past practice, any termination, amendment, or execution by any Insurer Subsidiary of any reinsurance, coinsurance or similar contract or treaty, as ceding or assuming insurer;

          (n) any sale, transfer, or conveyance of Assets or Properties of any AVEMCO Insurer Subsidiary (other than investment securities) with an individual book value or with any aggregate book value in excess of $250,000;

          (o) any purchase of any investment securities by any AVEMCO Insurer Subsidiary other than purchases of investment grade, tax exempt fixed income securities, commercial paper or cash equivalents since the date of this Agreement.

     SECTION 4.13 LITIGATION. There is no action, suit, proceeding, claim or investigation pending or, to the knowledge of AVEMCO, overtly threatened against AVEMCO or any other member of the AVEMCO Group or any of their assets or against or involving any of their officers, directors or employees in connection with the business or affairs of AVEMCO or any other member of the AVEMCO Group, including, without limitation, any such claims for indemnification arising under any agreement to which AVEMCO or any other member of the AVEMCO Group is a party, other than claims in the ordinary course of business with respect to which an AVEMCO Insurer Subsidiary provides or has provided indemnification, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AVEMCO. Neither AVEMCO nor any other member of the AVEMCO Group is subject, or in default with respect, to any writ, order, judgment, injunction or decree which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AVEMCO.

     SECTION 4.14 ACCOUNTING MATTERS. Neither AVEMCO nor any other member of the AVEMCO Group or an Affiliate thereof has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by HCCH or any of its Affiliates') would prevent HCCH from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

     SECTION 4.15  TAXES.

     (a) Each member of the AVEMCO Group (i) has filed when due (taking into account extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all tax returns, estimates and reports required to be filed by it, (ii) either paid when due and payable or established adequate reserves or otherwise, accrued on the AVEMCO Financial Statements, all Taxes, and there are no material tax deficiencies claimed in writing by any Taxing authority and received by a member of the AVEMCO Group that, in the aggregate, would result in any tax liability in excess of the amount of the reserves or accruals and (iii) has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time. The AVEMCO Disclosure Schedule sets forth those tax returns of each member of the AVEMCO Group (or any predecessor entities) for all periods that currently are the subject of audit by any federal, state, local or foreign taxing authority.

     (b) There are no material Taxes, interest, penalties, assessments or deficiencies claimed in writing by any Taxing authority and received by any member of the AVEMCO Group to be due in respect of any tax returns filed by any member of the AVEMCO Group (or any predecessor corporations). Neither any member of the AVEMCO Group nor any predecessor corporation, has executed or filed with the IRS or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

     (c) (i) No member of the AVEMCO Group is a party to any agreement, plan, contract or arrangement that could result in the payment of any amount of compensation the deduction of which would be prohibited pursuant to Section 162(m) of the Code.

         (ii) No member of the AVEMCO Group is a party to any agreement, plan, contract or arrangement that could result in the payment of any amount of compensation the deduction of which would be prohibited pursuant to Section 280G of the Code.

         (iii) There are no Tax liens (other than for current Taxes not yet due and payable) upon the assets of any member of the AVEMCO Group.

         (iv) All material Taxes that the AVEMCO Group is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

         (v) The AVEMCO Disclosure Schedule sets forth (A) the taxable years of each member of the AVEMCO Group as to which the respective statutes of limitations (as defined in Code Section 6501(a) without application of exceptions contained in other provisions of Code Section 6501) with respect to Taxes (limited, however, to Taxes imposed by the Code) have not expired, and (B) with respect to such taxable years, those years for which examinations have not been completed, those years for which examinations are currently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. The AVEMCO Disclosure Schedule lists each state in which any member of the AVEMCO Group has, at any time within the three-year period ending on the date hereof, filed a Return.

         (vi) All Tax deficiencies which have been claimed, proposed or asserted against any member of the AVEMCO Group have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles to the same or a similar factual situation or practice, can be expected to result in the proposal or assertion of a material Tax deficiency for any other year not so examined.

         (vii) Since 1990, no member of the AVEMCO Group has ever been a member of an affiliated group (used herein as defined in Section 1504 of the Code) other than an affiliated group of which AVEMCO is the parent corporation.

         (viii) No member of the AVEMCO Group has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of
Section 368(a) of the Code.

         (ix) Since 1990, no member of the AVEMCO Group is (or has ever been) a party to any tax sharing agreement that includes a party other than AVEMCO and its subsidiaries nor has any such member assumed the tax liability of any other person under contract.

     SECTION 4.16  EMPLOYEE BENEFIT PLANS, ERISA.

     (a) To the knowledge of AVEMCO, neither AVEMCO nor any other member of the AVEMCO Group is a party to any oral or written (i) employment, severance, collective bargaining or consulting agreement not terminable on 90 days' or less notice, (ii) agreement with any executive officer or other key employee of AVEMCO or any other member of the AVEMCO Group (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving AVEMCO or any other member of the AVEMCO Group of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than one year, or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment, (iii) agreement, plan or arrangement under which any person may receive payments subject to the tax imposed by Section 4999 of the Code, or (iv) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated, other than pursuant to
Section 2.5 above, on the basis of any of the transactions contemplated by this Agreement.

     (b) The AVEMCO Disclosure Schedule lists each Employee Plan that each member of the AVEMCO Group maintains, administers, contributes to, or has any contingent liability with respect thereto. AVEMCO has provided a true and complete copy to HCCH of each such Employee Plan, current summary plan description, (and, if applicable, related trust documents) and all amendments thereto, together with (i) the three most recent annual reports, if any, prepared in connection with each such Employee Plan (Form 5500 including, if applicable, Schedule B thereto); (ii) the most recent actuarial report, if any, and trust financial statement prepared in connection with each Employee Plan;
(iii) to the knowledge of AVEMCO, all material communications concerning each Employee Plan received from or sent to the IRS or the Department of Labor ("DOL") within the last two years (including a written description of any material oral communications relating to the IRS Voluntary Compliance Resolution or Closing Agreement Programs); (iv) the most recent IRS determination letter with respect to each Employee Plan and the most recent application for a determination letter, both as applicable; (v) all insurance contracts or other funding arrangements, currently in force; and (vi) an actuarial study of any post-employment life or medical benefits provided, if any. Each Employee Plan has been maintained and administered in material compliance with its terms and with the requirements (including reporting requirements if any) prescribed by any and all statutes, orders, rules and regulations which are applicable to such Employee Plan.

     (c) The AVEMCO Disclosure Schedule identifies each Benefit Arrangement that each member of the AVEMCO Group maintains, administers, contributes to, or to the knowledge of AVEMCO has any contingent liability with respect thereto. AVEMCO has furnished to HCCH copies or descriptions of each Benefit Arrangement and any of the information set forth in Section 4.16(b) applicable to any such Benefit Arrangement.

     (d) Benefits under any Employee Plan or Benefit Arrangement are as represented in said documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. Each Benefit Arrangement has been maintained and administered in material compliance with its terms and with the requirements (including reporting requirements, if any) prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement. To the knowledge of AVEMCO, no member of the AVEMCO Group has communicated to any employee or former employee any intention or commitment to modify any Employee Plan or Benefit Arrangement or to establish or implement any other employee or retiree benefit or compensation arrangement.

     (e) To the knowledge of AVEMCO, no Employee Plan or Benefit Arrangement is currently subject to an audit or other investigation by the IRS, the DOL, the Pension Benefit Guaranty Corporation or any other governmental agency or office nor is any such Employee Plan or Benefit Arrangement subject to any lawsuits or legal proceedings of any kind or to any pending disputed material claims by employees or beneficiaries covered under any such Employee Plan or Benefit Arrangement or by any other parties.

     (f) To the knowledge of AVEMCO, no "prohibited transaction," as defined in
Section 406 of ERISA or Section 4975 of the Code, resulting in liability to AVEMCO, or any other member of the AVEMCO Group has occurred with respect to any Employee Plan.

     (g) No current or former member of the AVEMCO Group, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan."

     (h) No member of the AVEMCO Group has any knowledge that the qualified status of any Employee Plan listed on the AVEMCO Disclosure Schedule or the tax exempt status of each trust created thereunder is jeopardized.

     (i) To the knowledge of AVEMCO, full payment has been made of all amounts which any member of the AVEMCO Group is or has been required to have made as contributions to or benefits due under any Employee Plan or Benefit Arrangement under applicable law or under the terms of any such plan or any arrangement.

     (j) To the knowledge of AVEMCO, no member of the AVEMCO Group has any current or projected liability in respect of post-retirement or post-employment welfare benefits for retired, current or former employees, except as required to avoid excise tax under Section 4980B of the Code or to avoid a violation of
Section 601 of ERISA, relating to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

     (k) To the knowledge of AVEMCO, all group health plans (as defined in Code
Section 5000(b)(1)) of any member of the AVEMCO Group have at all times materially complied with all applicable notification and continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA, and the regulations promulgated thereunder. Further, no Employee Plan provides health, medical, death or survivor benefits to any shareholders or directors who are not employees, former employees or beneficiaries thereof, except to the extent otherwise required by the continuation requirements of Section 4980B(f) of the Code and Section 601 of ERISA, and there are no claims by terminated employees with respect thereto.

     (l) To the knowledge of AVEMCO, no employee or former employee, officer or director of any member of the AVEMCO Group is or will, on or after the date of this Agreement, become entitled to receive any award under discretionary or other bonus plans of any member of the AVEMCO Group.

     SECTION 4.17  MATERIAL AGREEMENTS.

     (a) The AVEMCO Disclosure Schedule includes a complete and accurate list of all contracts, agreements, leases (other than AVEMCO Property Leases, as hereinafter defined), and instruments to which any member of the AVEMCO Group is a party or by which it or its properties or assets are bound which individually involve net payments or receipts in excess of $250,000 per annum, inclusive of contracts entered into with customers and suppliers in the ordinary course of business, or that pertain to employment or severance benefits for any officer, director or employee of any member of the AVEMCO Group, whether written or oral, but exclusive of contracts, agreements, leases and instruments (i) terminable without penalty upon 90 days' or less prior written notice to the other party or parties thereto or (ii) relating to insurance or reinsurance policies issued or investments made in the ordinary course of business (the "Material AVEMCO Agreements").

     (b) No member of the AVEMCO Group nor, to the knowledge of AVEMCO, any other party is in default under any Material AVEMCO Agreement and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of any Material AVEMCO Agreement or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of any member of the AVEMCO Group which, in any such case, has had or would reasonably be expected to have a Material Adverse Effect on AVEMCO.

     (c) To the knowledge of AVEMCO, each such Material AVEMCO Agreement is in full force and effect and is valid and legally binding and there are no material unresolved disputes involving or with respect to any Material AVEMCO Agreement. No party to a Material AVEMCO Agreement has advised any member of the AVEMCO Group that it intends either to terminate a Material AVEMCO Agreement or to refuse to renew a Material AVEMCO Agreement upon the expiration of the term thereof.

     (d) No member of the AVEMCO Group is, to its knowledge, in violation of, or in default with respect to, any term of its Articles or Certificate of Incorporation, as the case may be, or Bylaws.

     SECTION 4.18 PROPERTIES AND LEASES. (a) All of the properties and assets which are owned by any member of the AVEMCO Group are owned by each of them, respectively, free and clear of any material Lien. Each member of the AVEMCO Group has good and indefeasible title with respect to such owned properties and assets subject to no material Liens, other than those permitted under this
Section 4.18, to all of the properties and assets necessary for the conduct of their business other than to the extent that the failure to have such title would not have a Material Adverse Effect on AVEMCO.

     (b) With respect to each lease of any real property, or a material amount of other personal property, to which a member of the AVEMCO Group is a party (the "AVEMCO Property Leases"), to AVEMCO's knowledge, (i) such member of the AVEMCO Group has a valid leasehold interest in such real property or personal property; (ii) such lease is in full force and effect in accordance with its terms; (iii) all rents and other monetary amounts that have become due and payable thereunder have been paid in full; (iv) no waiver, indulgence or postponement of the obligations thereunder has been granted by the other party thereto; (v) there exists no material default (or an event that with notice or lapse of time or both would constitute a material default) under such lease;
(vi) such member of the AVEMCO Group has not violated any of the material terms or conditions under any such lease and there has been no (A) material condition or covenant to be observed or performed by any other party under any such lease that has not been fully observed and performed and (B) in the case of each lease concerning demised premises subleased to any member of the AVEMCO Group, material condition or covenant to be observed or performed by any other party thereto that has not been fully observed and performed and there does not exist any event of default or event, occurrence, condition or act that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under any such lease; and (vii) the transactions described in this Agreement will not constitute a default under or cause for termination or modification of any such lease.

     (c) The AVEMCO Disclosure Schedule contains a list of all real property owned by members of the AVEMCO Group and a list of all leases to which the members of the AVEMCO Group are parties.

     SECTION 4.19 CONDITION OF AVEMCO'S ASSETS. All of the tangible assets of the AVEMCO Group which are being used in the business of the AVEMCO Group are currently in good and usable condition, ordinary wear and tear excepted. There are no defects in such assets or other conditions that have or would be reasonably likely to have a Material Adverse Effect on AVEMCO.

     SECTION 4.20 VOTING REQUIREMENTS. The affirmative vote of a majority of the outstanding shares of AVEMCO Common Stock entitled to vote on the Merger is the only vote of the holders of any class or series of AVEMCO's capital stock necessary to approve this Agreement and the transactions described herein.

     SECTION 4.21 SUPPLIERS AND CUSTOMERS. To the knowledge of AVEMCO except as would not have a Material Adverse Effect on AVEMCO, (a) no supplier providing products, materials or services to any member of the AVEMCO Group intends to cease providing such products, materials or services to any member of the AVEMCO Group or to limit or reduce such sales to any member of the AVEMCO Group or alter the terms or conditions of any such sales and (b) no customer of any member of the AVEMCO Group intends to terminate, limit or reduce its or their business relations with any member of the AVEMCO Group. Gross written premiums by the AVEMCO Insurer Subsidiaries have not declined, in the aggregate, by more than 5% in any fiscal quarter of 1997 when compared to the same fiscal quarter of 1996, nor have the gross written premiums by any member of the AVEMCO Group producing insurance premiums declined, in the aggregate, by more than 5% over any such comparative period.

     SECTION 4.22 EMPLOYEE MATTERS. (a) The AVEMCO Disclosure Schedule sets forth the name, title, current annual compensation rate (including bonus and commissions), current base salary rate, accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits of each officer of each member of the AVEMCO Group as of January 1, 1997. Copies of organizational charts, any employee handbook(s), and any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended, have been provided to HCCH.

     (b) Each of the following is true with respect to the AVEMCO Group:

          (i) each such member is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and is not engaged in any material unfair labor practice within the meaning of
     Section 8 of the National Labor Relations Act, and there is no proceeding pending or threatened or any investigation pending or threatened against it relating to any thereof;

          (ii) no member of the AVEMCO Group is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by a member of the AVEMCO Group nor does AVEMCO know of any efforts being made to unionize any of such employees; and

          (iii) to the knowledge of AVEMCO, there are no charges of, formal, informal or internal complaints of, or proceedings involving, discrimination or harassment (including without limitation discrimination or harassment based upon sex, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status) pending or threatened, nor, to the knowledge of AVEMCO, is there any investigation pending or threatened, including without limitation investigations before the Equal Employment Opportunity Commission or any federal, state or local agency or court, with respect to any such member.

     SECTION 4.23  ENVIRONMENTAL MATTERS.

     (a) For the purposes of this Agreement, the following terms have the following meanings:

          "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, licenses, agreements and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances (as hereinafter defined) or wastes into the environment or otherwise relating to the processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof or relating to the presence of asbestos or presumed asbestos containing material in any building or other structure.

          "Environmental Liabilities" shall mean all liabilities, whether vested, or unvested, contingent or fixed, actual or potential, which (i) arise under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time.

          "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics that are regulated under the Environmental Laws, including but not limited to, asbestos.

          "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

     (b) Each member of the AVEMCO Group possesses all necessary licenses, permits and other approvals and authorizations that are required under, and is, and at all times in the past has been in material compliance with all Environmental Laws.

     (c) No notice, notification, demand, request for information, citation, summons, complaint or order has been received by any member of the AVEMCO Group and to the knowledge of AVEMCO, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or has been threatened by any governmental entity or other party, with respect to any (i) alleged violation of any Environmental Law by any member of the AVEMCO Group or any person or entity whose liability any member of the AVEMCO Group has or may have retained or assumed, (ii) alleged failure to have any environmental permit, certificate, license, approval, registration or authorization required under the Environmental Laws in connection with the conduct of the business of any member of the AVEMCO Group, or any person or entity whose liability any member of the AVEMCO Group has or may have retained or assumed, or (iii) Regulated Activity involving any member of the AVEMCO Group, or any person or entity whose liability any member of the AVEMCO Group has or may have retained or assumed.

     (d) To the knowledge of AVEMCO, no member of the AVEMCO Group has any material Environmental Liabilities and there have been no material releases of Hazardous Substances into the environment by any member of the AVEMCO Group except in material compliance with applicable Environmental Laws, or, to AVEMCO's knowledge, with respect to any of their respective properties which has had, or would reasonably be expected to have, a Material Adverse Effect on AVEMCO.

     (e) To the knowledge of AVEMCO, there are no underground tanks of any type (including tanks storing gasoline, diesel fuel, oil or other petroleum products) or disposal sites for hazardous substances, hazardous wastes or any other waste, located on or under the real estate currently owned, leased or used by any member of the AVEMCO Group and, to AVEMCO's knowledge, there were no such disposal sites located on or under the real estate previously owned, leased or used by any member of the AVEMCO Group on the date of the sale thereof by any member of the AVEMCO Group or during the period of lease for use by any member of the AVEMCO Group.

     (f) Except in the ordinary course of business, and in all cases in material compliance with Environmental Laws, no member of the AVEMCO Group has engaged any third party to handle, transport or dispose of hazardous substances or wastes (including for this purpose, gasoline, diesel fuel, oil or other petroleum products, or bilge waste) on its behalf.

     (g) AVEMCO Group has delivered to HCCH or otherwise made available for inspection by HCCH true, complete, and correct copies of any material reports, studies, analyses, tests or monitoring in its possession or control pertaining to the environmental condition of any property currently or formerly owned, operated or leased by any member of the AVEMCO Group any other person or entity whose liability any member of the AVEMCO Group may have retained or assumed, or pertaining to any member of the AVEMCO Group's compliance with Environmental Laws.

     SECTION 4.24 COMPLIANCE WITH LAW; PERMITS. Other than compliance with Environmental Laws and except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AVEMCO, (a) the operations and activities of each member of the AVEMCO Group comply with all applicable laws, regulations, ordinances, rules or orders of any federal, state or local court or any governmental authority, and (b) each member of the AVEMCO Group possesses all governmental licenses, certificates of authority, permits and other governmental authorizations that are (i) required under all federal, state and local laws and regulations for the ownership, use and operation of its assets or (ii) otherwise necessary to permit the conduct of its business without interruption, and such licenses, certificates of authority, permits and authorizations are in full force and effect and have been and are being fully complied with by it. No member of the AVEMCO Group has received any notice of any violation of any of the terms and conditions of any such license, certificate of authority, permit or authorization and no facts or circumstances exist that would form the reasonable basis of a revocation, claim, citation or allegation against it for a violation of any such license, permit or authorization. To the knowledge of AVEMCO, no such license, permit or authorization or any renewal thereof will be terminated, revoked, suspended, modified or limited in any respect as a result of the transactions contemplated by this Agreement.

     SECTION 4.25 INTERESTS IN CLIENTS, SUPPLIERS, ETC. To AVEMCO's knowledge, no officer or director of any member of the AVEMCO Group possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation or business organization that is a supplier, customer, lessor, lessee, or competitor or potential competitor of the AVEMCO Group or that has entered into any material contract with any member of the AVEMCO Group. Ownership of less than 1% of any class of securities of a company whose securities are registered under the Exchange Act will not be deemed to be a financial interest for purposes of this Section 4.25.

     SECTION 4.26 TRANSACTIONS WITH RELATED PARTIES. (a) The AVEMCO Disclosure Schedule lists all transactions between January 1, 1995 and the date of this Agreement involving or for the benefit of any member of the AVEMCO Group, on the one hand, and any director or officer of any member of the AVEMCO Group or Affiliate of such director or officer, on the other hand, including (i) any debtor or creditor relationship, (ii) any transfer or lease of real or personal property, (iii) agreements relating to employment currently in effect and (iv) purchases or sales of products or services.

     (b) Except with respect to claims pursuant to Employee Plans and wages, salaries, commissions and bonuses, the AVEMCO Disclosure Schedule lists (i) all agreements and claims of any nature that any officer or director of any member of the AVEMCO Group or any Affiliate (other than another member of the AVEMCO Group) of such officer or director has with or against any member of the AVEMCO Group as of the date of this Agreement that are not identified on the AVEMCO Latest Balance Sheet and (ii) all agreements and claims of any nature that any member of the AVEMCO Group has with or against any officer or director of any member of the AVEMCO Group or any Affiliate (other than another member of the AVEMCO Group) of such officer or director as of the date of this Agreement that are not identified on the AVEMCO Latest Balance Sheet.

     SECTION 4.27 STATEMENTS ARE TRUE AND CORRECT. None of the information that has been or will be supplied by the AVEMCO Group included in (i) the Registration Statement to be filed by HCCH with the SEC in connection with the HCCH Common Stock to be issued in the Merger, (ii) the Joint Proxy Statement to be mailed to the shareholders of AVEMCO and HCCH in connection with the shareholders meetings, and (iii) any other documents to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when first mailed to the shareholders of AVEMCO and HCCH, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the AVEMCO shareholders' meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that AVEMCO is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will comply in all material respects with the provisions of applicable law.

     SECTION 4.28 BROKER'S AND OTHER FEES. No agent, broker, Person or firm acting on behalf of AVEMCO is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated herein, except fees to Alex. Brown & Sons Incorporated to be paid by AVEMCO that are disclosed in the AVEMCO Disclosure Schedule. Fees and expenses to Alex. Brown & Sons Incorporated and to AVEMCO's attorneys and accountants in connection with the transactions contemplated hereunder will not exceed, in the aggregate $2,700,000, including all costs and expenses.

     SECTION 4.29 TRADEMARKS, TRADENAMES, ETC. Each member of the AVEMCO Group owns or possesses, or holds a valid right or license to use, all intellectual property, patents, trademarks, tradenames, service marks, copyrights and licenses, and all rights with respect to the foregoing (collectively the "IP Rights"), necessary for the conduct of its business as now conducted, without any known conflict with the rights of others.

     SECTION 4.30 DISCLOSURE. (a) No representation or warranty by AVEMCO in this Agreement and no statement contained in the schedules or exhibits or in any certificate to be delivered pursuant to this Agreement, or in the AVEMCO Disclosure Schedule, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     (b) HCCH has been furnished with, or given access to, complete and correct copies of all agreements, instruments and documents, together with any amendments or supplements thereto, set forth on, or underlying a disclosure set forth on, the AVEMCO Disclosure Schedule. The AVEMCO Disclosure Schedule is complete and correct in all material respects.

     SECTION 4.31 OPINION OF FINANCIAL ADVISOR. The financial advisor of AVEMCO, Alex. Brown & Sons Incorporated, has delivered to AVEMCO an opinion dated within five days before the date of this Agreement to the effect that as of such date the Exchange Ratio is fair from a financial point of view to AVEMCO's shareholders.

     SECTION 4.32 INSURANCE ISSUED BY AVEMCO INSURER SUBSIDIARIES. To AVEMCO's knowledge:

          (a) all material insurance contract benefits payable by the AVEMCO Insurer Subsidiaries and by any other Person that is a party to or bound by any reinsurance, coinsurance or other similar contract with such AVEMCO Insurer Subsidiaries, have in all material respects been paid or are in the course of settlement in accordance with the terms of the insurance, reinsurance or coinsurance contracts under which they arose, except for such benefits which the AVEMCO Insurer Subsidiaries reasonably believe there is a reasonable basis to contest payment;

          (b) no material outstanding insurance contract issued, reinsured, underwritten or assumed by any AVEMCO Insurer Subsidiary entitles the holder thereof or any other Person to receive dividends, distributions or other benefits based upon the revenues or earnings of such AVEMCO Insurer Subsidiary or any other Person;

          (c) the underwriting standards utilized and ratings applied by the AVEMCO Insurer Subsidiaries and by any other Person that is a party to or bound by any insurance, reinsurance, coinsurance or other similar contract with any of the AVEMCO Insurer Subsidiaries conform as to such contracts in all material respects to the standards and ratings required pursuant to the terms of the respective insurance, reinsurance, coinsurance or other similar contracts;

          (d) all amounts to which each AVEMCO Insurer Subsidiary is entitled under reinsurance, coinsurance or similar contracts (including without limitation amounts based on paid and unpaid losses) are fully collectible, in accordance with the terms of such contracts; and

          (e) each insurance agent, broker, producer, or representative, at the time such Person wrote, sold, or produced business for any AVEMCO Insurer Subsidiary, was duly licensed under state insurance laws for the type of business written, sold or produced by such Person in the particular jurisdiction in which such Person wrote, sold or produced such business for the AVEMCO Insurer Subsidiary.

     SECTION 4.33 EXAMINATION REPORTS. AVEMCO has delivered to HCCH copies of the most recent examination reports, including related management letters, of each of the AVEMCO Insurer Subsidiaries conducted by any state insurance department examiners, and reflecting the results of the most recent examinations of the affairs of such AVEMCO Insurer Subsidiaries, and will furnish promptly to HCCH any additional such reports or drafts of such reports received by AVEMCO or any AVEMCO Insurer Subsidiary prior to Closing. All material deficiencies or violations noted in such examination reports for the periods examined have either been resolved or are being resolved to the satisfaction of or accepted by the insurance regulatory authorities of the states conducting such examinations, without any enforcement action taken against any such AVEMCO Insurer Subsidiary. There are no examinations by any state insurance department examiners in progress at any AVEMCO Insurer Subsidiary, nor, to the knowledge of AVEMCO, pending or scheduled with respect to any AVEMCO Insurer Subsidiary.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF HCCH AND MERGER SUB

     Except as disclosed in the disclosure schedule heretofore delivered by HCCH to AVEMCO which makes reference to this Agreement or in a document, exhibit or appendix filed with the SEC which has been filed on or before the date hereof (collectively referred to herein as the "HCCH Disclosure Schedule") which has been delivered to AVEMCO on or before the date hereof, each of HCCH and Merger Sub, jointly and severally, represents and warrants to AVEMCO as set forth below (it being agreed that the disclosure on the HCCH Disclosure Schedule of the existence of any document or fact or circumstance or situation relating to any representations, warranties, covenants or agreements in any section of this Agreement shall be automatically deemed to be disclosure of such document or fact or circumstance or situation for purposes of all other representations, warranties, covenants and agreements in this Agreement):

     SECTION 5.1 CORPORATE EXISTENCE, POWER AND DOCUMENTATION. Each member of the HCCH Group is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and has all corporate powers and all material Governmental Authorizations required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect on HCCH. Each member of the HCCH Group is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on HCCH. HCCH has delivered to AVEMCO true and complete copies of HCCH's and Merger Sub's Certificate of Incorporation and Bylaws, each as currently in effect.

     SECTION 5.2 CORPORATE AUTHORIZATION. Subject to obtaining approval of the holders of not less than a majority of the HCCH Common Stock present in person or by proxy at a meeting at which holders of at least 50% of the outstanding HCCH Common Stock entitled to vote with respect to the Merger are present in person or by proxy (the "Required Vote"), the execution, delivery and performance by HCCH and Merger Sub of this Agreement and the documents contemplated hereby and the consummation by HCCH and Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of HCCH and Merger Sub and have been duly authorized by all necessary corporate action, except for the Required Vote. This Agreement and the documents contemplated hereby have been duly executed and delivered by HCCH or Merger Sub and constitute, or upon execution and delivery will constitute, valid and binding obligations of HCCH and Merger Sub, respectively, enforceable in each case against each in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity and except that the Merger may not be effected without the Required Vote.

     SECTION 5.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by HCCH and Merger Sub of this Agreement and the documents contemplated hereby and the consummation of the Merger by HCCH and Merger Sub, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

          (a) the filing of the Certificate of Merger in accordance with the DGCL;

          (b) compliance with any applicable requirements of the HSR Act;

          (c) compliance with any applicable requirements of the Exchange Act;

          (d) compliance with any applicable requirements of the Securities Act;

          (e) compliance with any applicable foreign or state securities or "blue sky" laws and the rules and regulations of the NYSE;

          (f) compliance with any applicable requirements of the California, Missouri, Maryland, or other insurance regulatory agency having authority over HCCH or the transactions described herein; and

          (g) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain (i) would not have a Material Adverse Effect on HCCH or (ii) would not materially adversely affect the ability of the AVEMCO Group, HCCH or Merger Sub to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

     SECTION 5.4 NON-CONTRAVENTION. The execution, delivery and performance by HCCH and Merger Sub of this Agreement and the documents contemplated hereby and the consummation by HCCH and Merger Sub of the transactions contemplated hereby and thereby do not and will not:

          (a) contravene or conflict with the Certificates of Incorporation or Bylaws of HCCH or Merger Sub;

          (b) assuming compliance with the matters referred to in Section 5.3 and assuming the requisite approval by the holders of HCCH Common Stock of the Merger and subject to obtaining clearance under the HSR Act and effectiveness of the Registration Statement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to any member of the HCCH Group;

          (c) conflict with or result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a material benefit under, or right to accelerate, any material agreement, contract or other instrument binding upon any member of the HCCH Group or any material license, franchise, permit or other similar authorization held by any member of the HCCH Group; or

          (d) result in the creation or imposition of any Lien on any material asset of any member of the HCCH Group,

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that in the aggregate would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on HCCH.

     SECTION 5.5  CAPITALIZATION OF HCCH.

     (a) The authorized capital stock of HCCH consists of 100,000,000 shares of HCCH Common Stock. As of December 31, 1996, there were 35,850,832 shares of HCCH Common Stock issued and outstanding. All outstanding shares of HCCH Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as otherwise contemplated by this Agreement, and except for changes since December 31, 1996 resulting from the exercise of employee and director stock options, there are outstanding (i) no shares of capital stock or other voting securities, (ii) no securities convertible into or exchangeable for shares of its capital stock or voting securities (iii) no options or other rights to acquire and no obligation to issue, any capital stock, voting securities or securities convertible into or exchangeable for its capital stock or other voting securities, (iv) no obligations to repurchase, redeem or otherwise acquire any of its outstanding securities, and (v) no contractual rights of any person or entity to include any such securities in any registration statement proposed to be filed under the Securities Act.

     (b) All shares of HCCH Common Stock issued in the Merger and the shares issuable upon exercise of options issued under the AVEMCO Stock Option Plans shall, upon issuance, be duly authorized and fully paid, validly issued and nonassessable and free from any preemptive rights. HCCH has reserved sufficient shares of HCCH Common Stock for issuance pursuant to the Merger.

     SECTION 5.6 ORGANIZATION AND CAPITALIZATION OF MERGER SUB. The authorized capital stock of Merger Sub consists of 3,000 shares of common stock, par value $1.00 per share, all of which are issued and outstanding. All the issued and outstanding capital stock of Merger Sub is owned by HCCH. Merger Sub has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

     SECTION 5.7  SUBSIDIARIES AND JOINT VENTURES.

     (a) All Subsidiaries and Joint Ventures of HCCH which constitute significant subsidiaries under applicable SEC rules and regulations ("HCCH Subsidiaries") and their respective jurisdictions of incorporation or organization and HCCH's ownership interest therein are identified in the schedules and filings that comprise the HCCH Disclosure Schedule. Other than its investments in its Subsidiaries and Joint Ventures, and shares of stock in publicly held companies aggregating less than 10% of such public company's outstanding stock, HCCH does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, Joint Venture or other entity.

     (b) All of the outstanding capital stock of, or other ownership interests in, each HCCH Subsidiary that is owned by any member of the HCCH Group on the Effective Time, directly or indirectly, and all of the outstanding stock of each member of the HCCH Group other than HCCH, is owned directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction on its rights as owner thereof (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than those imposed by applicable law. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities or equity interests (collectively, "HCCH Subsidiary Securities") of any HCCH Subsidiary.

     SECTION 5.8  SEC AND NYSE FILINGS.

     (a) HCCH has since October 28, 1992 filed all forms, proxy statements, schedules, reports and other documents required to be filed by it with the SEC pursuant to the Exchange Act and with the NYSE pursuant to its rules and regulations.

     (b) HCCH has delivered, and will promptly deliver in the case of any of the following (collectively, the "HCCH SEC Documents") filed with the SEC on or after the date hereof and prior to the Effective Date, to AVEMCO:

          (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1995 and 1994;

          (ii) its quarterly reports on Form 10-Q for its fiscal quarters ending March 31, June 30, and September 30, 1996;

          (iii) any current reports on Form 8-K since January 1, 1995 and its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of HCCH held since January 1, 1996; and

          (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1995. No other member of the HCCH Group is required to file any forms, reports or other documents with the SEC.

     (c) As of its filing date, no such report or statement filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) No registration statement, or any amendment thereto, filed pursuant to the Securities Act, if declared effective by the SEC, as of the date such statement or amendment became effective or on the date such statement or amendment was supplemented, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 5.9 FINANCIAL STATEMENTS. The HCCH Financial Statements included in the HCCH SEC Documents have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis with prior periods (except as may be indicated in the notes thereto), and present fairly the consolidated financial position of HCCH and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements).

     SECTION 5.10 NO UNDISCLOSED LIABILITIES. There are no liabilities of any member of the HCCH Group of any kind whatsoever that are, individually or in the aggregate, material to HCCH other than:

          (a) liabilities disclosed or provided for in the HCCH Balance Sheet (including the notes thereto);

          (b) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1996 (the "HCCH Balance Sheet Date"); and

          (c) liabilities under this Agreement or as indicated in the schedules and filings that comprise the HCCH Disclosure Schedule.

     SECTION 5.11 SAP STATEMENTS. HCCH has delivered to AVEMCO true and complete copies of the following SAP Statements for the HCCH Insurer
Subsidiaries: SAP Statements for each HCCH Insurer Subsidiary for the years ended December 31, 1993, 1994 and 1995, and for the third quarter ended September 30, 1996, and the notes related thereto ("SAP Financial Statements"). Each of the SAP Financial Statements complied in all material respects with all applicable laws when so filed, all material deficiencies known to HCCH and each HCCH Insurer Subsidiary with respect to any such SAP Financial Statements have been cured or corrected. Each such SAP Financial Statement (and the notes related thereto) including without limitation each balance sheet and each of the statements of income, capital and surplus account, and cash flow contained in the respective SAP Financial Statement, was prepared in accordance with SAP, is true and complete in all material respects, and fairly presents the financial condition, assets and properties and liabilities of each HCCH Insurer Subsidiary as of the respective dates thereof, and the results of operations and changes in capital and surplus and in the cash flow of each such HCCH Insurer Subsidiary for and during the respective periods covered thereby. All reserves with respect to insurance written or assumed by each HCCH Insurer Subsidiary as established or reflected on such SAP Financial Statements were determined in accordance with generally accepted actuarial principles and practices and are in all material respects in accordance with the related insurance, coinsurance and reinsurance contracts of the HCCH Insurer Subsidiaries, and meet in all material respects the requirements of the insurance laws of the jurisdictions in which such contracts were issued or delivered.

     SECTION 5.12 ABSENCE OF CERTAIN CHANGES. Since the date of the HCCH Balance Sheet, each member of the HCCH Group has in all material respects conducted its business in the ordinary course and there has not been:

          (a) any event or circumstance resulting in a Material Adverse Effect with respect to HCCH or any event, occurrence or development of a state of circumstances or facts known to HCCH, which as of the date hereof could reasonably be expected to have a Material Adverse Effect on HCCH;

          (b) any action by any member of the HCCH Group which, if taken after the date hereof, would constitute a breach of any provision of Sections 6.3 or 6.4; or

          (c) the entering into of any agreement by HCCH or any person on behalf of HCCH to take any of the foregoing actions.

     SECTION 5.13 LITIGATION. There is no action, suit, proceeding, claim or investigation pending or, to the knowledge of HCCH, overtly threatened, against HCCH or any other member of the HCCH Affiliated Group or any of their assets or against or involving any of its officers, directors or employees in connection with the business or affairs of HCCH or any other member of the HCCH Group, including, without limitation, any such claims for indemnification arising under any agreement to which HCCH or any other member of the HCCH Group is a party, which could, individually or in the aggregate, have a Material Adverse Effect on HCCH. No member of the HCCH Group is subject to or in default with respect to any writ, order, judgment, injunction or decree which could, individually or in the aggregate, have a Material Adverse Effect on HCCH.

     SECTION 5.14 ACCOUNTING MATTERS. Neither HCCH nor any member of the HCCH Group or an Affiliate thereof has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by AVEMCO or any of its Affiliates') would prevent HCCH from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

     SECTION 5.15  TAXES.

     (a) HCCH and each of its Subsidiaries (i) has filed when due (taking into account extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all material tax returns, estimates and reports required to be filed by it, (ii) either paid when due and payable or established adequate reserves or otherwise accrued on the HCCH Balance Sheet all material Taxes, and there are no material tax deficiencies claimed in writing by any Taxing authority and received by HCCH that, in the aggregate, would result in any tax liability in excess of the amount of the reserves or accruals, and (iii) has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time. The HCCH Disclosure Schedule sets forth those tax returns of HCCH (or any predecessor entities) for all periods that currently are the subject of audit by any federal, state, local or foreign Taxing authority.

     (b) There are no material Taxes, interest, penalties, assessments or deficiencies claimed in writing by any Taxing authority and received by HCCH or any of its Subsidiaries to be due in respect of any tax returns filed by HCCH (or any predecessor corporations) or any of its Subsidiaries. Neither HCCH nor any predecessor corporation, nor any of their respective Subsidiaries, has executed or filed with the IRS or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

     (c) HCCH is not a party to or bound by (or will prior to the Effective Date become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or other similar arrangement which includes a party other than HCCH and its Subsidiaries. Neither HCCH nor any of its Subsidiaries has been a member of an affiliated group other than one of which HCCH was the common parent, or filed or been included in a combined, consolidated or unitary Tax return other than one filed by HCCH (or a return for a group consisting solely of its Subsidiaries and predecessors).

     (d) No member of the HCCH Group has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code.

     SECTION 5.16  EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Neither HCCH nor any HCCH ERISA Affiliate maintains or within the past five years has maintained, contributed to, or been obligated to contribute to, any Employee Plan. Each Employee Plan as disclosed in the HCCH Disclosure Schedule (complete copies of which have been heretofore delivered to AVEMCO) has been maintained in all material respects in compliance with their terms and all provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto.

     (b) Neither HCCH nor any HCCH ERISA Affiliate maintains or has maintained or contributed to any Title IV plan or any other Employee Plan that is or was subject to Section 302 of ERISA or Section 412 of the Code. HCCH has made available to AVEMCO, for each Employee Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and HCCH is unaware of any fact or circumstances that would jeopardize the qualified status of any such Employee Plan or the tax exempt status of any trust created thereunder.

     (c) To the knowledge of HCCH, no Employee Plan is currently subject to an audit or other investigation by the IRS, the DOL, the Pension Benefit Guaranty Corporation or any other governmental agency or office nor is any such Employee Plan subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such Employee Plan or by any other parties.

     (d) No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in liability to HCCH or any HCCH ERISA Affiliate has occurred with respect to any Employee Plan. HCCH has no knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA

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which has resulted in liability of HCCH, any HCCH ERISA Affiliate, any trustee, administrator or fiduciary of any Employee Plan.

     (e) Neither HCCH nor any current or former HCCH ERISA Affiliate, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a Multiemployer Plan.

     (f) The HCCH Disclosure Schedule lists each Employee Plan and Benefit Arrangement that HCCH and/or an HCCH ERISA Affiliate maintains, administers, contributes to, or has any liability with respect thereto.

     SECTION 5.17  MATERIAL AGREEMENTS.

     (a) The HCCH Disclosure Schedule includes a complete and accurate list of all contracts, agreements, leases (other than HCCH Property Leases, as hereinafter defined) and instruments to which any member of the HCCH Group is a party or by which it or its properties or assets are bound which individually involve net payments or receipts in excess of $1,000,000 per annum, inclusive of contracts that pertain to employment or severance benefits for any officer, director or employee of HCCH, whether written or oral, but exclusive of contracts entered into with customers and suppliers in the ordinary course of business or contracts, agreements, leases and instruments terminable without penalty by HCCH upon 60 days or less prior written notice to the other party or parties thereto (the "Material HCCH Agreements").

     (b) No member of the HCCH Group nor, to the knowledge of HCCH, any other party is in default under any material HCCH Agreement and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of any Material HCCH Agreement or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of HCCH which, in any such case, has had or would reasonably be expected to have a Material Adverse Effect on HCCH.

     (c) To the knowledge of HCCH, each such Material HCCH Agreement is in full force and effect and is valid and legally binding and there are no material unresolved disputes involving or with respect to any Material HCCH Agreement. No party to a Material HCCH Agreement has advised any member of the HCCH Group that it intends either to terminate a Material HCCH Agreement or to refuse to renew a Material HCCH Agreement upon the expiration of the term thereof.

     (d) No member of the HCCH Group is in violation of, or in default with respect to, any term of its Certificate of Incorporation or Bylaws.

     SECTION 5.18 PROPERTIES AND LEASES. To the knowledge of HCCH, all leases of real property to which any member of the HCCH Group is a party or by which any member of the HCCH Group is bound ("HCCH Property Leases") which are material to the business of HCCH are in full force and effect. To the knowledge of HCCH, there exists no default under such HCCH Property Leases, nor any event which with notice or lapse of time or both would constitute a default thereunder by any member of the HCCH Group, which default would have a Material Adverse Effect on HCCH. All of the properties and assets which are owned by any member of the HCCH Group are owned by each of them, respectively, free and clear of any material Lien. Each member of the HCCH Group has good and indefeasible title with respect to such owned properties and assets subject to no Liens, other than those permitted under this Section 5.18, to all of the properties and assets necessary for the conduct of their business other than to the extent that the failure to have such title would not have a Material Adverse Effect on HCCH.

     SECTION 5.19 VOTING REQUIREMENTS. The affirmative vote of a majority of the shares of HCCH Common Stock present at a meeting at which holders of at least 50% of the outstanding shares of HCCH Common Stock entitled to vote on the Merger are present in person or by proxy is the only vote of the holders of any class or series of the capital stock of HCCH necessary to approve this Agreement and the transactions described herein.

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     SECTION 5.20  ENVIRONMENTAL MATTERS.

     (a) Each member of the HCCH Group possesses all necessary licenses, permits and other approvals and authorizations that are required under, and is, and at all times in the past has been in material compliance with all Environmental Laws.

     (b) To the knowledge of HCCH, there are no underground tanks of any type (including tanks storing gasoline, diesel fuel, oil or other petroleum products) or disposal sites for hazardous substances, hazardous wastes or any other waste, located on or under the real estate currently owned, leased or used by any member of the HCCH Group and, to HCCH's knowledge, there were no such disposal sites located on or under the real estate previously owned, leased or used by any member of the HCCH Group on the date of the sale thereof by any member of the HCCH Group or during the period of lease for use by any member of the HCCH Group.

     (c) Except in the ordinary course of business, and in all cases in material compliance with Environmental Laws, no member of the HCCH Group has engaged any third party to handle, transport or dispose of hazardous substances or wastes (including for this purpose, gasoline, diesel fuel, oil or other petroleum products, or bilge waste) on its behalf.

     (d) HCCH Group has delivered to AVEMCO or otherwise made available for inspection by AVEMCO true, complete, and correct copies of any material reports, studies, analyses, tests or monitoring in its possession or control pertaining to the environmental condition of any property currently or formerly owned, operated or leased by any member of the HCCH Group any other person or entity whose liability any member of the HCCH Group may have retained or assumed, or pertaining to any member of the HCCH Group's compliance with Environmental Laws.

     (e) No notice, notification, demand, request for information, citation, summons, complaint or order has been received by any member of the HCCH Group, and to the knowledge of HCCH, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to HCCH's knowledge, has been threatened by any governmental entity or other party with respect to any
(i) alleged violation of any Environmental Law by any member of the HCCH Group or any person or entity whose liability any member of the HCCH Group has or may have retained or assumed, (ii) alleged failure by any member of the HCCH Group or any person or entity whose liability any member of the HCCH Group to have any environmental permit, certificate, license, approval, registration or authorization required under the Environmental Laws in connection with the conduct of its business or (iii) Regulated Activity any member of the HCCH Group or any person or entity whose liability any member of the HCCH Group has or may have retained or assumed.

     (f) To the knowledge of HCCH, no member of the HCCH Group has any material Environmental Liabilities and there has been no material release of Hazardous Substances into the environment by any member of the HCCH Group except in material compliance with applicable Environmental Laws or, to HCCH's knowledge, with respect to any of their respective properties which has had, or would be reasonably expected to have, a Material Adverse Effect on HCCH.

     SECTION 5.21 STATEMENTS ARE TRUE AND CORRECT. None of the information that has been or will be supplied by the HCCH Group included in (i) the Registration Statement to be filed by HCCH with the SEC in connection with the HCCH Common Stock to be issued in the Merger, (ii) the Joint Proxy Statement to be mailed to the shareholders of AVEMCO and HCCH in connection with the shareholder meetings, and (iii) any other documents to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when first mailed to the shareholders of AVEMCO and HCCH, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the shareholders' meetings, be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that HCCH is responsible for filing with the SEC or any other regulatory authority

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in connection with the transactions contemplated hereby, will comply in all material respects with the provisions of applicable law.

     SECTION 5.22 DISCLOSURE. (a) No representation or warranty by HCCH or Merger Sub in this Agreement and no statement contained in the schedules or exhibits or in any certificate to be delivered pursuant to this Agreement or in the HCCH Disclosure Schedule contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     (b) AVEMCO has been furnished with complete and correct copies of all agreements, instruments and documents, together with any amendments or supplements thereto, set forth on, or underlying a disclosure set forth on, the HCCH Disclosure Schedule. The HCCH Disclosure Schedule is complete and correct in all material respects.

     SECTION 5.23 LABOR MATTERS. No member of the HCCH Group is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any member of the HCCH Group nor does HCCH know of any activities or proceedings of any labor union to organize any such employees.

     SECTION 5.24 COMPLIANCE WITH LAWS. Except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HCCH, no member of the HCCH Group is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

     SECTION 5.25 TRADEMARKS, TRADENAMES, ETC. Each member of the HCCH Group owns or possesses, or holds a valid right or license to use, all intellectual property, patents, trademarks, tradenames, service marks, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others.

     SECTION 5.26 BROKER'S FEES. Neither HCCH nor Merger Sub, nor anyone acting on the behalf or at the request thereof has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Merger except fees to Smith Barney Inc. to be paid by HCCH that are disclosed in the HCCH Disclosure Schedule.

     SECTION 5.27 OPINION OF FINANCIAL ADVISOR. The financial advisor of HCCH, Smith Barney Inc. has delivered to HCCH an opinion dated the date of this Agreement to the effect that as of such date the Exchange Ratio is fair from a financial point of view to HCCH.

     SECTION 5.28 INSURANCE ISSUED BY HCCH INSURER SUBSIDIARIES. To the knowledge of HCCH:

          (a) all material insurance contract benefits payable by the HCCH Insurer Subsidiaries and by any other Person that is a party to or bound by any reinsurance, coinsurance or other similar contract with such HCCH Insurer Subsidiaries, have in all material respects been paid or are in the course of settlement in accordance with the terms of the insurance, reinsurance or coinsurance contracts under which they arose, except for such benefits which the HCCH Insurer Subsidiaries reasonably believe there is a reasonable basis to contest payment;

          (b) no material outstanding insurance contract issued, reinsured, underwritten or assumed by any HCCH Insurer Subsidiary entitles the holder thereof or any other Person to receive dividends, distributions or other benefits based upon the revenues or earnings of such HCCH Insurer Subsidiary or any other Person;

          (c) the underwriting standards utilized and ratings applied by the HCCH Insurer Subsidiaries and by any other Person that is a party to or bound by any insurance, reinsurance, coinsurance or other similar contract with any of the HCCH Insurer Subsidiaries conform as to such contracts in all material respects to the standards and ratings required pursuant to the terms of the respective insurance, reinsurance, coinsurance or other similar contracts;

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

          (d) all amounts to which each HCCH Insurer Subsidiary is entitled under reinsurance, coinsurance or similar contracts (including without limitation amounts based on paid and unpaid losses) are fully collectible, in accordance with the terms of such contracts; and

          (e) each insurance agent, broker, producer, or representative, at the time such Person wrote, sold, or produced business for any HCCH Insurer Subsidiary, was duly licensed under state insurance laws for the type of business written, sold or produced by such Person in the particular jurisdiction in which such Person wrote, sold or produced such business for the HCCH Insurer Subsidiary.

     SECTION 5.29 EXAMINATION REPORTS. HCCH has delivered to AVEMCO copies of the most recent examination reports, including related management letters, of each of the HCCH Insurer Subsidiaries conducted by any state insurance department examiners, and reflecting the results of the most recent examinations of the affairs of such HCCH Insurer Subsidiaries, and will furnish promptly to HCCH any additional such reports or drafts of such reports received by HCCH or any HCCH Insurer Subsidiary prior to Closing. All material deficiencies or violations noted in such examination reports for the periods examined have either been resolved or are being resolved to the satisfaction of or accepted by the insurance regulatory authorities of the states conducting such examinations, without any enforcement action taken against any such HCCH Insurer Subsidiary. There are no examinations by any state insurance department examiners in progress at any HCCH Insurer Subsidiary, nor, to the knowledge of HCCH, pending or scheduled with respect to any HCCH Insurer Subsidiary.

                                   ARTICLE VI

                             PRE-CLOSING COVENANTS

     SECTION 6.1 COOPERATION AND COMMERCIALLY REASONABLE EFFORTS. (a) AVEMCO and HCCH shall cooperate in good faith and take all actions reasonably necessary or appropriate to file within ten days of the date hereof, and expeditiously and diligently prosecute to a favorable conclusion, the HSR Reports required to be filed by each of them in connection herewith with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") pursuant to the HSR Act; provided that HCCH shall not be required to accept any conditions that may be imposed by the FTC or the DOJ in connection with such filings that would require the divestiture of any HCCH or AVEMCO assets or otherwise have a Material Adverse Effect on such party.

     (b) AVEMCO and HCCH agree that from the date of this Agreement through the Effective Time, neither party shall enter into any transaction with a third party or recapitalization that would have the effect of impeding the ability to obtain HSR Act clearance; provided however, that the provisions of Section 6.6 hereof shall be effective notwithstanding this Section 6.1(b).

     (c) Each party shall cooperate with the other and use commercially reasonable efforts to (i) receive all necessary and appropriate consents of third parties to the transactions contemplated hereunder, (ii) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger, and (iii) effect the Merger in accordance with this Agreement at the earliest practicable date.

     SECTION 6.2 REGISTRATION STATEMENT AND JOINT PROXY STATEMENT; SPECIAL MEETINGS. (a) As promptly as practical, after the execution of this Agreement, HCCH and AVEMCO shall prepare and file with the SEC the Joint Proxy Statement to be sent to the shareholders of HCCH and AVEMCO in connection with the meeting of HCCH's shareholders (the "HCCH's shareholders' meeting") and AVEMCO's shareholders (the "AVEMCO's shareholders' meeting") to consider the Merger and HCCH shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the shares of HCCH common stock to be issued as a result of the Merger will be registered with the SEC (the "Registration Statement") in which the Joint Proxy Statement will be included as a prospectus. HCCH and AVEMCO shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing is practical. The Joint Proxy Statement shall include the recommendation of the Board of Directors of AVEMCO in favor of this Agreement and the Merger and the recommendation of the Board of Directors of HCCH in favor of the issuance of shares of HCCH Common Stock pursuant to the Merger, provided that the Board of Directors of AVEMCO may

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

withdraw such recommendation, after consultation with its outside legal counsel and compliance with any applicable requirements of Section 6.6 hereof, if it determines in good faith that the withdrawal of such recommendation is necessary for the Board of Directors to comply with its fiduciary duties under applicable law. HCCH and AVEMCO shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

     (b) Each of the parties will cooperate in the preparation of the Registration Statement and the Joint Proxy Statement. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it as the other may reasonably request for the purpose of including such data and information in the Registration Statement and Joint Proxy Statement. Each party shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement or the Joint Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence to and from the SEC with respect to the Registration Statement or the Joint Proxy Statement. HCCH shall give AVEMCO and its counsel the opportunity to review the Registration Statements and the Joint Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each party agrees to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause (x) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (y) the Joint Proxy Statement to be mailed to the holders of HCCH Common Stock and AVEMCO Common Stock entitled to vote at the meetings of the stockholders of HCCH and AVEMCO at the earliest practicable time.

     (c) Each of the parties shall, as soon as practicable following effectiveness of the Registration Statement, take all action necessary under the DGCL and its respective Certificate of Incorporation and Bylaws to convene a special meeting of its respective shareholders (the "Special Meetings") for the purpose of approving the transactions contemplated by this Agreement. The parties shall coordinate and cooperate with respect to the timing of the Special Meetings and shall use commercially reasonable efforts to cause the Special Meetings to be held on the same day and as soon as practicable after the date hereof.

     (d) AVEMCO shall take such action as may be necessary to insure that (i) the information to be supplied by AVEMCO for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by AVEMCO for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to shareholders of AVEMCO or HCCH, at the time of the AVEMCO Shareholders' Meeting and HCCH Shareholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the AVEMCO Shareholders' Meeting or HCCH Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to AVEMCO or any of its Affiliates', officers, or directors is discovered by AVEMCO which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, AVEMCO shall promptly so inform HCCH.

     (e) HCCH shall take such action as may be necessary to insure that (i) the information supplied by HCCH for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by HCCH for inclusion in the Joint Proxy Statement shall not on the date the Joint Proxy Statement is first mailed to shareholders of HCCH or AVEMCO, at the time of the HCCH

Shareholders' Meeting and AVEMCO Shareholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the HCCH Shareholders' Meeting or AVEMCO Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to HCCH or any of its Affiliates', officers, or directors is discovered by HCCH which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, HCCH shall promptly so inform AVEMCO.

     SECTION 6.3  CONDUCT OF BUSINESS BY BOTH PARTIES PRIOR TO THE CLOSING
DATE. During the period from the date of this Agreement to the Effective Time, each member of the AVEMCO Group and the HCCH Group shall each use its commercially reasonable efforts to preserve, in all material respects, the goodwill of employees, suppliers, customers, landlords, contractors, bankers, and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger each member of the AVEMCO Group and the HCCH Group shall not, without the prior written consent of the other:

          (a) conduct their business outside of the ordinary course consistent with past practice;

          (b) adopt a plan of complete or partial liquidation or declare, set aside, increase or pay any dividend (including any stock dividends), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of, or, issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock or effect any stock split or reverse stock split or other recapitalization, except (i) dividends consistent with past practice (except that AVEMCO shall not declare a dividend with a record date before June 1, 1997 without the written consent of HCCH and shall not declare a dividend with a record date of June 1, 1997 or subsequently if on or before such date the date of the AVEMCO Shareholders Meeting to consider the Merger has been fixed and announced by the AVEMCO Board of Directors and the Joint Proxy Statement has been distributed to the shareholders of AVEMCO), (ii) the issuance of any shares upon the exercise of any stock options outstanding on the date of this Agreement issued pursuant to any HCCH Stock Option Plan and pursuant to its existing terms, (iii) the acceptance by HCCH of any shares in consideration of the exercise of such stock options, HCCH Stock Option or in satisfaction of any tax or tax withholding obligations of the holders of such options; (iv) the issuance of any shares upon the exercise of any AVEMCO Stock Options outstanding on the date of this Agreement; (v) the acceptance by AVEMCO of any shares of AVEMCO Common Stock in consideration of the exercise of AVEMCO Stock Options or in satisfaction of any tax or tax withholding obligations of the holders of such AVEMCO Stock Options; or
     (vi) HCCH may issue and deliver shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock pursuant to any acquisition by HCCH subject to a determination by the board of directors of HCCH that such acquisition is fair to its shareholders and if such issuance requires shareholder approval, HCCH shall obtain a fairness opinion from a nationally recognized investment banking firm in connection therewith.

          (c) amend its certificate or articles of incorporation or by-laws, or adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

          (d) pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, or any other voting securities or convertible securities;

          (e) commit or omit to do any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

          (f) violate any applicable law, statute, rule, governmental regulation or order that would have a Material Adverse Effect on such party;

          (g) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed or change any accounting method, policy, practice or application previously employed;

          (h) fail to pay, or to make adequate provision in all material respects for the payment of, all Taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, parish, state, the United States, foreign or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established, or make any elections with respect to Taxes;

          (i) make any material tax election that is inconsistent with any corresponding election made on a prior return or settle or compromise any income tax liability for an amount materially in excess of the liability therefor that is reflected on the AVEMCO Financial Statements or HCCH Financial Statements, as the case may be;

          (j) take any action that would prevent the accounting for the business combination to be effected by the Merger as a pooling-of-interests;

          (k) authorize any of, or agree or commit to do any of, the foregoing actions.

     SECTION 6.4 CONDUCT OF BUSINESS OF MERGER SUB. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, HCCH shall cause Merger Sub to (a) perform its obligations under this Agreement in accordance with its terms, (b) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger and the other transactions contemplated hereby,
(c) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

     SECTION 6.5  CONDUCT OF BUSINESS BY AVEMCO PRIOR TO THE CLOSING
DATE. During the period from the date of this Agreement to the Effective Time, in addition to its covenants set forth in Section 6.3, each member of the AVEMCO Group shall use commercially reasonable efforts to preserve the possession and control of all of its assets other than those permitted to be disposed of pursuant to the terms of this Agreement, shall conduct its business only in the ordinary course consistent with past practice, and, except as otherwise provided herein, shall not, without the prior written consent of HCCH:

          (a) except for normal compensation increases, hirings and promotions in the ordinary course of business consistent with past practice, enter into or modify any written or oral employment, severance or similar agreement or arrangement with any director, executive officer or employee or grant any increase in the rate of wages, salaries, bonuses or other compensation or benefits of any such person;

          (b) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the AVEMCO Group, except purchases of investments and other assets in the ordinary course of business consistent with past practice and for a fair and adequate consideration;

          (c) other than in the ordinary course of business consistent with past practice, and for a fair and adequate consideration, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its other properties or assets;

          (d) other than in the ordinary course of business consistent with past practice, and for a fair and adequate consideration, incur any indebtedness for borrowed money, or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of such party or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other Person, or alter any credit terms;

          (e) make or agree to make any new capital expenditures other than those made in the ordinary course of business and consistent with past practices;

          (f) other than in the ordinary course of business consistent with past practice, and for a fair and adequate consideration, place or suffer to exist on any of its assets or properties any Lien, other than Liens listed on the AVEMCO Disclosure Schedule and Permitted Liens, or forgive any material indebtedness owing to it or any claims which it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

          (g) other than in the ordinary course of business consistent with past practice, grant or pay to any salaried employee or former salaried employee, officer or director of any member of the AVEMCO Group any award under any AVEMCO discretionary or other bonus plans or under any AVEMCO Stock Option Plans;

          (h) fail to maintain in all material respects all licenses, certificates of authority, qualifications and Governmental Authorizations to do business in which it is so licensed, qualified or authorized;

          (i) other than in the ordinary course of business consistent with past practice, fail to maintain in full force and effect, other than those that expire in accordance with their terms, all material contracts, including all reinsurance, coinsurance and similar agreements of each AVEMCO Insurer Subsidiary, and not permit or effect any material amendment thereof without the prior written consent of HCCH;

          (j) fail to cause each AVEMCO Insurer Subsidiary to properly prepare and timely file all financial statements, reports and Tax returns required to be filed by such AVEMCO Insurer Subsidiaries with any Governmental Authorities with respect to the business, operations or affairs of such AVEMCO Insurer Subsidiary, and pay duly and fully all Taxes indicated as due on such Tax returns, and all required filing fees;

          (k) fail to cause all reserves with respect to insurance contracts issued by each AVEMCO Insurer Subsidiary to be established or reflected on the books and records of such AVEMCO Insurer Subsidiaries on a basis consistent with those reserves and reserving methods followed by the AVEMCO Insurer Subsidiaries at December 31, 1996, and to continue to own investment assets that qualify under state insurance laws and regulations as admitted assets in an amount at least equal to all of the required reserves of such AVEMCO Insurer Subsidiaries, established in accordance with generally accept actuarial principles and practices consistently applied; or

          (l) authorize any of, or agree or commit to do any of, the foregoing actions.

     SECTION 6.6 NO SOLICITATIONS. (a) No member of the AVEMCO Group shall directly or indirectly, through any officer, director, employee, representative or agent of any member of the AVEMCO Group, solicit or encourage the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, take-over bid, sale of all or substantially all of the assets or 20% or more of the outstanding shares of capital stock of AVEMCO, whether or not in writing and whether or not delivered to the shareholders of AVEMCO generally (including without limitation by way of a tender offer) (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of AVEMCO from referring any third party to this Section 6.6. Nothing contained in this Section 6.6 or any other provision of this Agreement shall prevent the Board of Directors of AVEMCO from considering or negotiating an unsolicited bona fide Acquisition Proposal. If the Board of Directors of AVEMCO, after duly considering advice, written or otherwise, of

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

outside counsel and financial advisors to AVEMCO, determines in good faith that it would be inconsistent with its fiduciary responsibilities to not approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement, and the transactions contemplated hereby) a Superior Proposal (as defined below), then, notwithstanding any such approval or recommendation (x) AVEMCO shall not enter into any agreement with respect to the Superior Proposal and (y) any other obligation of AVEMCO under this Agreement shall not be affected, unless this Agreement is terminated pursuant to Section 9.1(h) hereof prior to or simultaneously with the grant of such approval or the making of such recommendation and AVEMCO, within six Business Days following such termination resulting from such Superior Proposal, pays HCCH the Termination Fee (as defined in Section 9.1(h)). As used herein the term "Superior Proposal" means an unsolicited bona fide proposal made by a third party to acquire AVEMCO pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of its assets or otherwise that the AVEMCO Board of Directors determines in its good faith judgment to be more favorable to the holders of the AVEMCO Common Stock than the transactions contemplated by this Agreement (after considering the advice, written or otherwise, of AVEMCO's professional advisors).

     (b) AVEMCO shall immediately notify HCCH after receipt of any formal, informal, written or oral Acquisition Proposal or any request for nonpublic information relating to any member of the AVEMCO Group in connection with an Acquisition Proposal or for access to the properties, books or records of any member of the AVEMCO Group that informs the Board of Directors or any member of the AVEMCO Group that some other Person is considering making, or has made, an Acquisition Proposal. To the extent not prohibited by confidentiality provisions imposed by the offering party or by applicable law or fiduciary duty, such notice to HCCH shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     (c) If AVEMCO has determined to terminate this Agreement pursuant to subparagraph (a) above, prior to the time AVEMCO gives such notice to HCCH of such termination, AVEMCO shall give written notice to HCCH of its intent to terminate and, thereafter HCCH shall have five (5) business days in which to propose additional terms to this Agreement (the "New Proposal"); provided, however, if HCCH's New Proposal is equal to the Superior Proposal, AVEMCO shall be obligated to reject the Superior Proposal and accept HCCH's New Proposal.

     (d) If the Board of Directors of AVEMCO receives a request for material nonpublic information by a Person who makes or who states in writing that it intends, subject to satisfactory review of such nonpublic information, to make a bona fide Acquisition Proposal, AVEMCO may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between AVEMCO and HCCH, provide such Person with access to information regarding AVEMCO.

     (e) Nothing contained in this Section 6.6 shall prevent AVEMCO from complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, if applicable, with regard to an Acquisition Proposal made in the form of a tender offer by a third party.

     SECTION 6.7 PRESS RELEASES. HCCH and AVEMCO shall jointly prepare any press release with respect to the transactions described in this Agreement. Except with respect to the issuance of a press release by HCCH with respect to its 1996 year-end earnings, each of HCCH and AVEMCO will provide to the other at least 24 hours before issuing any press release a copy of such press release and an opportunity to provide comments thereon. HCCH and AVEMCO, as applicable, shall give due consideration to any such comments, but shall retain final authority with respect to any such press release, and shall not issue any such press releases or make any such public statement before complying with the terms hereof, except as may be and only when required by applicable law, court process or by obligations pursuant to a listing agreement with the NYSE.

     SECTION 6.8 ACCESS TO INFORMATION AND CONFIDENTIALITY. (a) Prior to the Closing Date, each of AVEMCO and HCCH shall afford to the other party and to the officers, employees. accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours to their respective premises, books and records and will furnish to the other party (i) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) such other information with respect to its business and properties as such other party reasonably requests.

     (b) Each of AVEMCO and HCCH will, and will use its commercially reasonable efforts to cause its officers, directors, employees, agents and representatives to, (i) hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, or unless disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person), (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors, and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this Agreement. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.8(b) that constitutes "Confidential Information" (as such term is defined in the letter agreement dated as of November 14, 1996 between AVEMCO and HCCH (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement. In the event of termination of this Agreement for any reason, AVEMCO and HCCH will promptly return or destroy all documents containing nonpublic information so obtained from the other party and any copies made of such documents and any summaries, analyses or compilations made therefrom.

     SECTION 6.9 CONSULTATION AND REPORTING. During the period from the date of this Agreement to the Closing Date, each party will, subject to any applicable legal or contractual restrictions, confer on a regular and frequent basis with the other party to report material operational matters and to report on the general status of ongoing operations including profits margin options, cost increases and material adverse trends. Each party will notify the other party of any unexpected emergency or other material change in the normal course of its business or in the operation of its properties and of any material governmental complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep the other party fully informed of such events and permit representatives of the other party prompt access to all materials prepared by or on behalf of such party or served on of the other party, in connection therewith. Each party shall further, upon obtaining knowledge of any of the following, promptly notify the other party of: (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger, and (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against any member of the AVEMCO Group or the HCCH Group which relate to the consummation of the Merger; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

     SECTION 6.10 NOTICE AND CURE. Each party will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of either party under this Agreement to be breached or that renders or will render untrue any representation or warranty of either party contained in this Agreement. Each party also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by either party. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreement contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     SECTION 6.11 UPDATE SCHEDULES. Each party hereto will promptly disclose to the other any information contained in its representations and warranties and on the related disclosure schedules that, because of an event occurring after the date hereof, is incomplete or no longer correct; provided, however, that none of such disclosures will be deemed to modify, amend or supplement the representations and warranties of such party, unless the other party consents to such modification, amendment or supplement in writing.

     SECTION 6.12 MERGER SUB SHAREHOLDER APPROVAL. HCCH, as the sole shareholder of Merger Sub, shall take all action necessary to effect the necessary shareholder approval by Merger Sub of this Agreement.

     SECTION 6.13 AFFILIATES" AGREEMENT. The AVEMCO Disclosure Schedule sets forth a list which in AVEMCO's judgment represents all of AVEMCO's "affiliates" (as that term is used in paragraph (c) and (d) of Rule 145 under the Securities
Act). To facilitate the treatment of the Merger for accounting purposes as a pooling-of-interests, AVEMCO shall, and shall cause each other member of the AVEMCO Group to, use commercially reasonable efforts to deliver to HCCH within ten days of the date of this Agreement a written agreement from each of its affiliates (the "Affiliates' Agreement") in form and substance attached hereto as Appendix "B". HCCH shall, within ten days of the date of this Agreement, use commercially reasonable efforts to cause to be executed by each person HCCH believes to be an "affiliate" (as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act) of HCCH, a written agreement in form and substance attached hereto as Appendix "C" and shall deliver copies thereof to AVEMCO.

     SECTION 6.14 NECESSARY CONSENTS. Each of HCCH and AVEMCO shall, and shall cause each other member of the HCCH Group or AVEMCO Group, as applicable, to, use commercially reasonable efforts to obtain such written consent and take such other actions as may be necessary or appropriate for HCCH or AVEMCO and each other member of the HCCH Group or AVEMCO Group, as applicable, to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow HCCH to carry on the acquired business after the Closing Date.

     SECTION 6.15 REGULATORY APPROVAL. Each of HCCH and AVEMCO shall, and shall cause each other member of the HCCH Group and the AVEMCO Group respectively to, where required pursuant to the HSR Act or the rules or regulations of any regulatory agency, including all required insurance regulatory agencies, execute and file, or join in the execution and filing, with any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, in connection with the consummation of the transaction provided for in this Agreement. Each of AVEMCO and HCCH shall, and shall cause each other member of the AVEMCO Group and HCCH Group, respectively, to use commercially reasonable efforts to obtain or assist HCCH in obtaining all such authorizations, approvals and consents.

     SECTION 6.16 ACTIONS CONTRARY TO STATED INTENT. Subject to the terms and conditions of this Agreement, neither AVEMCO nor HCCH shall, from or after the date hereof and either before or after the Effective Time, take or fail to take the extent such action or omission any action would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code or prevent the business combination to be effected by the Merger from being accounted for as a pooling-of-interests under generally accepted accounting principles. Each of HCCH and AVEMCO shall use commercially reasonable efforts to cause its affiliates not to take any action that would preclude the ability of HCCH to account for the business combination to be effected by the Merger as a pooling-of-interests.

     SECTION 6.17 SATISFACTION OF CONDITIONS PRECEDENT. Subject to the terms and conditions of this Agreement, HCCH and AVEMCO will each use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     SECTION 6.18 TAX COOPERATION. Subject to the terms and conditions of this Agreement, HCCH and AVEMCO shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Each of HCCH and AVEMCO shall not take or fail to take any action if such action or omission would cause HCCH, AVEMCO or their respective shareholders (except to the extent that any shareholder of AVEMCO may receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the exchange of HCCH Common Stock for AVEMCO Common Stock in the Merger.

     SECTION 6.19 STANDSTILL. If this Agreement is terminated, no member of the AVEMCO Group or the HCCH Group nor any Affiliate (whether or not such person or entity is an Affiliate thereof on the date hereof) of the AVEMCO Group or the HCCH Group shall for a period of two years following such termination (i) acquire, offer to acquire or agree to acquire directly or indirectly by purchase or otherwise any voting securities of any member of the other group, (ii) make or in any way participate directly or indirectly in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the SEC) or seek to advise or influence any person or entity with respect to the voting of any voting securities of any member of the other group, (iii) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the other party or (iv) otherwise act alone or in concert with others to seek to control or influence the management, board of directors or policies of any member of the other party, provided, however, that if AVEMCO terminates this Agreement pursuant to Section 9.1(g) in connection with the receipt of a Superior Proposal, no member of the HCCH Group shall be bound by the terms of this Section and provided further that the terms of this Section shall not apply to any member of the AVEMCO Group if this Agreement cannot be consummated because HCCH has willfully and intentionally failed, on or before the Closing Date, to satisfy those conditions to be satisfied by HCCH that are within its control to satisfy nor to any member of the HCCH Group if this Agreement cannot be consummated because AVEMCO has willfully and intentionally failed, on or before the Closing Date, to satisfy the conditions to be satisfied by AVEMCO that are within its control to satisfy.

     SECTION 6.20 STOCK EXCHANGE LISTING. HCCH shall use commercially reasonable efforts to cause the shares of HCCH Common Stock to be issued in the Merger in accordance with this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     SECTION 6.21 EXERCISE OF STOCK OPTIONS. AVEMCO shall provide to HCCH a schedule, as of a date within five days of the date hereof and the Closing Date, setting forth the name of each person who since December 31, 1996 has exercised an option for the purchase of shares of AVEMCO Common Stock, together with the number of shares received pursuant to such exercise.

                                  ARTICLE VII

                               CLOSING CONDITIONS

     SECTION 7.1 CONDITIONS TO OBLIGATIONS OF HCCH AND MERGER SUB. The obligations of HCCH and Merger Sub hereunder are also subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by HCCH, but only in a writing signed by HCCH):

          (a) The representations and warranties of AVEMCO contained in Article IV shall be true and accurate on and as of the Effective Date with the same force and effect as if they had been made on the Effective Date or, in the case of representations and warranties made as of a specified date earlier than the Effective Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement and except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifiers contained therein) which, individually or in the aggregate, are not having and are not reasonably expected to have a Material Adverse Effect on AVEMCO, and AVEMCO shall have provided HCCH with a certificate executed by the Chief Executive Officer or the President and the Chief Financial Officer of AVEMCO, dated as of the Effective Date, to such effect.

          (b) AVEMCO shall have performed and complied with all of its covenants, agreements and obligations contained herein, in all material respects, on or before the Effective Date, and HCCH shall receive a certificate to such effect signed by the Chief Executive Officer or the President and Chief Financial Officer of AVEMCO.

          (c) Except as set forth in the AVEMCO Disclosure Schedule, there shall not have occurred any event or circumstance resulting in a Material Adverse Effect with respect to AVEMCO from the date of this Agreement through the Closing Date.

          (d) HCCH shall have received from each person or entity who may be deemed pursuant to Section 6.13 to be an affiliate of AVEMCO or any other member of the AVEMCO Group a duly executed Affiliates' Agreement and such agreements shall remain in full force and effect.

          (e) HCCH shall have received a written opinion from Winstead Sechrest & Minick P.C. to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In preparing such opinion, counsel may rely on (and to the extent reasonably required, the parties and their shareholders shall make) reasonable representations related thereto.

          (f) HCCH shall have received the opinions of Piper & Marbury L.L.P., counsel to AVEMCO and Thomas H. Chero, Senior Vice President of AVEMCO, in the form and substance as attached hereto as Appendix "D" and Appendix "E" respectively.

          (g) The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and no condition shall have been imposed on AVEMCO or HCCH to obtain such termination that would require the divestiture of any of either of such party's assets or otherwise have a Material Adverse Effect on such party.

          (h) Smith Barney Inc. shall have confirmed as of a date within five days before the mailing of the Joint Proxy Statement to the shareholders of HCCH the opinion to which Section 5.27 refers, and such opinion shall not have been withdrawn as of the date of the Closing.

          (i) AVEMCO shall have filed with the SEC its annual report on Form 10-K for the fiscal year ending December 31, 1996, which shall contain an unqualified report from its independent auditors.

          (j) HCCH shall have received all regulatory approvals of insurance regulatory authorities with respect to the acquisition of control of the AVEMCO Insurer Subsidiaries.

          (k) AVEMCO will have delivered to HCCH such other documents and certificates as HCCH may reasonably request.

     SECTION 7.2 CONDITIONS TO OBLIGATIONS OF AVEMCO. AVEMCO's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived, but only in a writing signed by AVEMCO):

          (a) The representations and warranties of HCCH set forth herein shall be true and accurate on and as of the Effective Date with the same force and effect as if they had been made on the Effective Date or, in the case of representations and warranties made as of a specified date earlier than the Effective Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement and except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifiers contained therein) which, individually or in the aggregate, are not having and are not reasonably expected to have a Material Adverse Effect on HCCH, and HCCH shall have provided AVEMCO with a certificate executed by the Chief Executive Officer or the President and the Chief Financial Officer of HCCH, dated as of the Effective Date, to such effect.

          (b) HCCH shall have performed and complied with all of its covenants, agreements and obligations contained herein in all material respects on or before the Effective Date, and AVEMCO shall receive a certificate to such effect signed by HCCH's Chief Executive Officer or President and Chief Financial Officer.

          (c) Except as set forth in the HCCH Disclosure Schedule, there shall not have occurred any event or circumstance resulting in a Material Adverse Effect with respect to HCCH from the date of this Agreement through the Closing Date.

          (d) AVEMCO shall have received a written opinion from Piper & Marbury L.L.P. to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In preparing such opinion, counsel may rely on (and to the extent reasonably required, AVEMCO shall make) reasonable representations as to facts related thereto.

          (e) AVEMCO shall have received from Winstead Sechrest & Minick P.C., counsel to HCCH, an opinion in form and substance as attached hereto as Appendix "F."

          (f) HCCH shall have filed with the SEC its annual report on Form 10-K for the fiscal year ending December 31, 1996, which shall contain an unqualified report from its independent auditors.

          (g) Alex. Brown & Sons Incorporated shall have confirmed as of a date within five days before the mailing of the Joint Proxy Statement to the shareholders of AVEMCO the opinion to which Section 4.31 refers, and such opinion shall not have been withdrawn as of the date of the Closing.

          (h) The Average Market Price of HCCH Common Stock shall not be, or have been, at any time between the date of this Agreement and the Closing Date, below $23 per share (the "Minimum Acceptable Price"); provided, however, if such Average Market Price is below the Minimum Acceptable Price per share prior to the Closing Date, AVEMCO shall be required to notify HCCH of AVEMCO's election to terminate this Agreement within 72 hours of any time such Average Market Price is below the Minimum Acceptable Price. Failure of AVEMCO to so notify HCCH within the time period set forth herein shall act as a waiver of AVEMCO's right to terminate this Agreement pursuant to this subparagraph 7.2(h) with respect to such ten-day period, but shall not act as a waiver with respect to any subsequent ten-day period, which period may contain days from any other such period.

     SECTION 7.3 CONDITIONS APPLICABLE TO ALL PARTIES. The respective obligations of each of the parties hereto to effect the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, on and as of the Effective Date of each of the following conditions (any one or more of which may be waived by the other party, but only in a writing signed by the other party).

     (a) The Registration Statement shall have become effective with the SEC (and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted by the SEC). The Joint Proxy Statement included therein shall have been mailed to the shareholders of HCCH and AVEMCO. The shares of HCCH Common Stock to be issued pursuant to the Merger and the shares issuable under the AVEMCO Option Plans shall have been approved for listing on the NYSE, subject to official notice of issuance, and the required approval of this Agreement by the shareholders of HCCH and AVEMCO, under applicable law and the applicable regulations of the NYSE, as the case may be, shall have been obtained at the Special Meetings.

     (b) No action, suit, or proceeding before any court or governmental or regulatory authority will be pending, no investigation by any governmental or regulatory authority will have been commenced, and no action, suit or proceeding by any governmental or regulatory authority will have been threatened, against AVEMCO, HCCH or any of the principals, officers or directors of either of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

     (c) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (d) HCCH and AVEMCO shall have received letters from Coopers & Lybrand L.L.P., each dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time and addressed to HCCH and AVEMCO, respectively, stating that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board in accordance with generally accepted accounting principles and all published rules, regulations and policies of the SEC.

     (e) HCCH and AVEMCO shall have received letters from KPMG Peat Marwick, LLP, each dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time and addressed to HCCH and AVEMCO, respectively, stating that AVEMCO qualifies as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available.

     (f) All governmental and third party consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement will have been received.

     (g) Neither party shall take any action that would have the effect of preventing or materially delaying the Merger without the consent of the other party.

                                  ARTICLE VIII

                             POST-CLOSING COVENANTS

     SECTION 8.1 USE OF AVEMCO NAME. HCCH shall be entitled to use the AVEMCO name and any abbreviation thereof and any associated trade or service marks.

     SECTION 8.2 INDEMNIFICATION AND INSURANCE COVERAGE OF DIRECTORS AND OFFICERS OF THE AVEMCO GROUP.

     (a) From and after the Effective Time of the Merger, HCCH and the Surviving Corporation shall indemnify, defend and hold harmless, each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of any member of the AVEMCO Group on the date of this Agreement (an "Indemnified Person") from and against: (i) all losses, damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising in whole or in part out of the fact that such Indemnified Person is or was a director or officer of a member of the AVEMCO Group and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be. Subject to an Indemnified Person's obligation to refund any advances in accordance with the DGCL, HCCH shall advance all expenses reasonably incurred by such Indemnified Person.

     (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of HCCH.

     (c) The rights to indemnification granted by this Section 8.2 are subject to the following limitations: (i) amounts otherwise required to be paid by HCCH to an Indemnified Person pursuant to this Section 8.2 shall be reduced by any amounts that such Indemnified Person has recovered by virtue of the claim for which indemnification is sought and HCCH shall be reimbursed for any amounts paid by HCCH that such Indemnified Person subsequently recovers by virtue of such claim; (ii) any claim for indemnification pursuant to this Section 8.2 must be submitted in writing to the Chief Executive Officer of HCCH promptly upon such Indemnified Person becoming aware of such claim, but the failure so to notify shall not relieve HCCH or the Surviving Corporation from any liability under this paragraph except to the extent such failure materially prejudices HCCH or the Surviving Corporation; and (iii) an Indemnified Person shall not settle any claim for which indemnification is provided herein without the prior written consent of HCCH, which consent shall not be unreasonably withheld.

     (d) Except to the extent prohibited by law, HCCH will keep in effect and guarantee performance of the provisions for indemnification of directors or officers contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be those maintained by AVEMCO and its Subsidiaries on the date hereof) in such a manner as would not adversely affect the rights of any individual who shall have served as a director or officer of any member of the AVEMCO Group prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

     (e) HCCH shall, to the extent and for so long as it provides indemnification (and insurance therefor) to officers and directors of members of the HCCH Group, provide such indemnification (and insurance) to Indemnified Persons who continue as officers and directors of the Surviving Corporation or any of its subsidiaries on and after the Effective Date.

     (f) HCCH and the Surviving Corporation shall, until the sixth anniversary of the Effective Time, cause to be maintained in effect, the policies of directors' and officers' liability insurance maintained by all members of the AVEMCO Group as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that the total aggregate amount with respect to which HCCH and the Surviving Corporation shall maintain insurance pursuant to this Section 8.2(f) shall not exceed, as to all Indemnified Persons described herein as a group, the amount of $10 million.

     (g) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and his or her heirs and legal representatives, and shall be in addition to any other rights any Indemnified Person may have under the certificate or articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under the DGCL or otherwise.

     SECTION 8.3 PUBLICATION OF POST-MERGER RESULTS. HCCH shall use commercially reasonable efforts to cause financial results covering at least thirty days of post Merger combined operations to be published in its first report of quarterly financial statements as soon as practicable and by the date after such information is required to be filed with the SEC.

     SECTION 8.4 EMPLOYEE BENEFITS. Following the consummation of the Merger, as soon as reasonably practicable, HCCH shall arrange to make generally available to the employees of AVEMCO the benefits generally applicable to employees of HCCH.

     SECTION 8.5 STOCK OFFERINGS. HCCH shall not participate in a primary or secondary offering of securities during the period in which HCCH Affiliates' are prevented from disposing of securities pursuant to the terms of the HCCH Affiliates' Agreements.

     SECTION 8.6 REGISTRATION RIGHTS. HCCH shall use commercially reasonable efforts to cause a Registration Statement or Registration Statements on Form S-8 or S-3 to be filed with the SEC within thirty days after Closing and covering the shares of HCCH Common Stock to be issued upon exercise of the AVEMCO Stock Options (provided that no representation is made by HCCH that any such Form S-8 Registration Statement will in all cases be available to permit resales of HCCH Common Stock).

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

     SECTION 9.1 TERMINATION. This Agreement may be terminated and the Merger contemplated herein abandoned at any time before the Effective Time whether before or after the approval by the shareholders of HCCH and AVEMCO:

          (a) By the mutual written consent of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors.

          (b) By either HCCH or AVEMCO upon written notification to the non-terminating party if there has been a material breach by the other of any representation or warranty or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

          (c) By either HCCH or AVEMCO upon written notification to the non-terminating party if (i) all conditions of Closing required by Article VII hereof have not been met or waived by August 31, 1997, or (ii) the Merger has not occurred by such date; provided, however, that neither HCCH nor AVEMCO, shall be entitled to terminate this Agreement pursuant to this subparagraph
     (c) if such party is in willful and material violation of any of its representations, warranties or covenants in this Agreement.

          (d) If any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or shall refuse to enter an order approving the acquisition of control of any Insured Subsidiary by HCCH.

          (e) By either AVEMCO or HCCH upon written notification to the non-terminating party, if any required approval of the shareholders of AVEMCO or HCCH shall not have been obtained by reason of the failure to obtain the required vote of the shareholders of either AVEMCO or HCCH at their respective Special Meeting or at any adjournment thereof.

          (f) By AVEMCO if the Average Market Price falls below the Minimum Acceptable Price and HCCH is notified in accordance with Section 7.2(h).

          (g) By AVEMCO if it has received and accepts a Superior Proposal pursuant to Section 6.6.

          (h) If this Agreement is terminated by AVEMCO's Board of Directors in order to accept a Superior Proposal pursuant to Section 6.6, AVEMCO shall be obligated to pay to HCCH a fee (the "Termination Fee") in cash in an amount equal to $7.5 million, plus all reasonable expenses, including legal, accounting and tax expenses, incurred by HCCH in connection with the negotiation and preparation of this Agreement and the transactions contemplated herein. If this Agreement is terminated by either party because the other party's shareholders did not vote to approve this Agreement at the Special Meetings, then a Termination Fee equal to $3.75 million, plus all reasonable expenses, shall be paid by the party failing to get shareholder approval to the other party. Any party obligated to pay a Termination Fee shall be obligated to pay the applicable Termination Fee within six business days following such termination.

     SECTION 9.2 EFFECT OF TERMINATION. Upon termination of this Agreement pursuant to this Article IX, this Agreement shall be void and of no effect, other than the obligation to pay the Termination Fee and expenses referred to in
Section 9.1(h), if applicable, and the obligations set forth in Article X,
Section 6.8(b), Section 6.19 and the Confidentiality Agreement (except as modified by Section 6.19, if applicable), and shall result in no obligation of or liability to any party or their respective directors, officers, employees, agents or shareholders, unless such termination was the result of a willful and intentional breach of any representation, warranty or covenant in this Agreement, in which case, in addition to the Termination Fee, if any, to be paid hereunder, the party who breached the representation, warranty or covenant shall be liable to the other party for damages, and all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

                                   ARTICLE X

                                 MISCELLANEOUS

     SECTION 10.1 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     SECTION 10.2 FEES AND EXPENSES. Except as otherwise provided herein, each party shall bear its own fees and expenses, including counsel fees and fees of accountants, brokers and investment bankers contracted by such party, in connection with the transaction contemplated hereby.

     SECTION 10.3 NOTICES. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, or sent by prepaid overnight courier or confirmed telecopier, addressed as follows:

     HCCH and Merger Sub:

          HCC Insurance Holdings, Inc.
          13403 Northwest Freeway
          Houston, Texas 77040-6094
          Telecopy: (713) 462-2401
          Attention: Stephen L. Way, Chairman and Chief Executive Officer

     With copies to:

          Winstead Sechrest & Minick P.C.
          910 Travis, Suite 1700
          Houston, Texas 77002
          Telecopy: (713) 951-3800
          Attention: Arthur S. Berner, Esq.

     AVEMCO:

          AVEMCO Corporation
          Frederick Municipal Airport
          411 Aviation Way
          Frederick, MD 21701
          Telecopy: (301) 694-4242
          Attention: William P. Condon, Chairman and Chief Executive Officer

     With copies to:

          Piper & Marbury L.L.P.
          36 S. Charles Street
          Baltimore, MD 21201
          Telecopy: 410-576-1700
          Attention: R. W. Smith, Jr., Esq.

     Such communications shall be effective when they are received by the addressee thereof. Any party may change its address for such communications by giving notice thereof to other parties in conformity with this Section.

     SECTION 10.4 GOVERNING LAW. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

     SECTION 10.5 BINDING UPON SUCCESSORS AND ASSIGNS, ASSIGNMENT. This Agreement and the provisions hereof shall be binding upon each of the parties, their permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and to the extent provided in Section
8.2 the Indemnified Persons and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned by any party without the prior consent of the others, provided, however, that HCCH shall be permitted at any time prior to the Effective Time to cause the assignment of Merger Sub's rights and obligations under this Agreement to another wholly owned Subsidiary of HCCH (without in any way relieving HCCH of its obligations under this Agreement with respect to Merger Sub or the Merger).

     SECTION 10.6 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

     SECTION 10.7 ENTIRE AGREEMENT. This Agreement and the other agreements and instruments referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between parties with respect hereto, provided, however, that except as modified herein the terms of the Confidentiality Agreement shall remain in effect.

     SECTION 10.8 AMENDMENT AND MODIFICATION. This Agreement may be amended or modified only by written agreement of the parties hereto. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of AVEMCO and HCCH; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders.

     SECTION 10.9 EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement except for Sections 7.3(a) or 7.3(c). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Any waiver must be in writing.

     SECTION 10.10 CONSTRUCTION OF AGREEMENT. A reference to an Article, Section, Paragraph, subparagraph or an Appendix shall mean an Article of, a
Section in, Paragraph, subparagraph or Appendix to, this Agreement unless otherwise explicitly set forth. The table of contents and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

     SECTION 10.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the parties reflected hereon as signatories.

     SECTION 10.12 GENDER AND CERTAIN DEFINITIONS. All words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

     SECTION 10.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation, warranty, covenant or agreement shall survive the Closing Date, except those contained in Article II, Article III, Article VIII, Article X,
Section 6.8(b), Section 6.16, Section 6.18, Section 6.20, Section 6.21 and the agreement of "affiliates" of AVEMCO and HCCH contained in Section 6.13 or in the respective AVEMCO and HCCH Affiliates' Agreements.

     SECTION 10.14 EFFECT OF DUE DILIGENCE. No investigation by HCCH or AVEMCO into the business, operations and conditions of the other shall affect any representation or warranty made by either party in this Agreement or shall relieve such party of any of its obligations under this Agreement.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                            "AVEMCO CORPORATION"

                                            By:
                                              ----------------------------------
                                              Name:  William P. Condon
                                              Title: Chairman of the Board and
                                                     Chief Executive Officer

                                            "HCC INSURANCE HOLDINGS, INC."

                                            By:
                                              ----------------------------------
                                              Name:  Stephen L. Way
                                              Title: Chairman of the Board and
                                                     Chief Executive Officer

                                            "MERGER SUB #4, INC."

                                            By:
                                              ----------------------------------
                                              Name:  Stephen L. Way
                                              Title: President and Chief
                                                      Executive Officer

                                   APPENDIX B

                          OPINION OF SMITH BARNEY INC.

February 17, 1997

The Board of Directors
HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, Texas 77040

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to HCC Insurance Holdings, Inc. ("HCC") of the consideration proposed to be paid by HCC pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Reorganization (the "Reorganization Agreement") to be entered into by and among HCC, HCC Merger Sub #4, Inc., a wholly owned subsidiary of HCC ("Merger Sub"), and Avemco Corporation ("Avemco"). As more fully described in the Reorganization Agreement, (i) Merger Sub will be merged with and into Avemco (the "Merger") and (ii) each outstanding share of the common stock, par value $0.10 per share, of Avemco (the "Avemco Common Stock") will be converted into the right to receive one share (the "Exchange Ratio") of the common stock, par value $1.00 per share, of HCC (the "HCC Common Stock").

In arriving at our opinion, we reviewed a draft of the Reorganization Agreement and held discussions with certain senior officers, directors and other representatives and advisors of HCC and certain senior officers and other representatives and advisors of Avemco concerning the businesses, operations and prospects of HCC and Avemco. We examined certain publicly available business and financial information relating to HCC and Avemco as well as certain financial forecasts and other information and data for HCC and Avemco which were provided to or otherwise discussed with us by the respective managements of HCC and Avemco, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Reorganization Agreement in relation to, among other things: current and historical market prices and trading volumes of HCC Common Stock and Avemco Common Stock; the historical and projected earnings and other operating data of HCC and Avemco; and the capitalization and financial condition of HCC and Avemco. We considered, to the extent publicly available, the financial terms of similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of HCC and Avemco. We also evaluated the potential pro forma financial impact of the Merger on HCC. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. We also have assumed, with your consent, that the final terms of the Reorganization Agreement reviewed by us in draft form will not vary materially from the draft reviewed by us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of HCC and Avemco that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of HCC and Avemco as to the future financial performance of HCC and Avemco and the strategic implications and operational benefits anticipated to result from the Merger. We have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of HCC and Avemco. We are not expressing any opinion as to what the value of the HCC Common Stock actually will be when issued pursuant to the Merger or the price at which the HCC Common Stock will trade subsequent to the Merger. We have not made or, with the exception of certain reserve reports relating to Avemco, been provided with an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of HCC or Avemco nor have we made any physical inspection of the properties or assets of HCC or Avemco. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for HCC or the effect of any other transaction in which HCC might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to HCC in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of HCC and Avemco for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided financial advisory and investment banking services to HCC unrelated to the Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with HCC and Avemco.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of HCC in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to HCC.

Very truly yours,

SMITH BARNEY INC.

                                   APPENDIX C

                   OPINION OF ALEX. BROWN & SONS INCORPORATED

                                                               February 24, 1997

The Board of Directors
  of AVEMCO Corporation
411 Aviation Way
Frederick, MD 21701

Dear Members of the Board of Directors:

     We understand that AVEMCO Corporation ("AVEMCO"), HCC Insurance Holdings, Inc. ("HCCH") and Merger Sub #4, Inc. a Delaware Corporation and a wholly-owned subsidiary of HCCH (the "Merger Sub"), intend to enter into an Agreement and Plan of Reorganization (the "Plan of Reorganization"). Pursuant to the Plan of Reorganization and subject to the terms and conditions therein, Merger Sub will be merged into AVEMCO resulting in AVEMCO becoming a wholly owned subsidiary of HCCH (the "Merger"), and each share of the common stock, par value $0.10 per share (the "AVEMCO Common Stock"), issued and outstanding immediately prior to the effective time of the Merger will be converted into one share (the "Exchange Ratio") of common stock, par value $1.00 per share, of HCCH. We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax free transaction for federal income tax purposes. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to AVEMCO's stockholders.

     Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of AVEMCO in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger and a portion of which becomes payable upon the delivery of this opinion. Alex. Brown regularly publishes research reports regarding the insurance industry and the businesses and securities of publicly traded companies in the insurance industry. In the ordinary course of business, Alex. Brown may actively trade the securities of both AVEMCO and HCCH for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning AVEMCO and HCCH and certain internal analyses and other information furnished to us by AVEMCO and HCCH. We have also held discussions with the members of the senior managements of AVEMCO and HCCH regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of both AVEMCO and HCCH, (ii) compared certain financial and stock market information for the AVEMCO and HCCH with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable, in whole or in part, to the Merger, (iv) reviewed the terms of the February 16, 1997 draft of the Plan of Reorganization, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of AVEMCO and HCCH, we have assumed that such information reflects the best currently available judgments and estimates of the management of AVEMCO and HCCH as to the likely future financial performances of their respective companies. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets or liabilities of AVEMCO and HCCH, nor have we been furnished with any such evaluations or appraisals, except for certain reserve reports relating to AVEMCO.

Alex. Brown assumes no responsibility for the accuracy of such reports. With respect to all legal matters relating to AVEMCO and HCCH, we have relied on the advice of legal counsel to AVEMCO. We are not expressing our opinion as to the value of HCCH's common stock when issued pursuant to the Merger or the prices at which HCCH's common stock will trade subsequent to such issuance. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the AVEMCO or any of its assets.

     Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of AVEMCO and do not constitute a recommendation to any stockholder as to how such stockholder should vote. We hereby consent to the inclusion of this opinion in its entirety as an exhibit to any proxy or registration statement distributed in connection with the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to AVEMCO's stockholders.

                                            Very truly yours,

                                            ALEX. BROWN & SONS INCORPORATED

                                            By:      /s/ PETER F. DE VOS
                                              ----------------------------------

                                            Name:     /s/ PETER F. DE VOS
                                               ---------------------------------
                                                       Managing Director

                                   APPENDIX D

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          HCC INSURANCE HOLDINGS, INC.

     HCC INSURANCE HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

          1. The name of the Corporation is HCC INSURANCE HOLDINGS, INC. which was originally incorporated under the name HCC Holdings, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 27, 1991.

          2. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate is duly adopted by the Board of Directors without a vote of the shareholders. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation, as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation.

          3. The text of the Restated Certificate of Incorporation is hereby restated and integrated to read in its entirety as follows:

                                   ARTICLE I

     The name of the Corporation is HCC INSURANCE HOLDINGS, INC.

                                   ARTICLE II

     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     The total number of shares of all classes of stock which the Corporation shall be authorized to issue is one hundred million (100,000,000) shares of common stock, of the par value $1.00 per share ("Common Stock").

     (a) Voting Rights.

     (1) Common Stock. Except as set forth herein or as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the shareholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

     (b) Dividends. The Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Capital Stock out of funds legally available for the payment of dividends.

     (c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, all distributions on the Common Stock of the Corporation shall be payable to the holders of shares of Common Stock.

                                   ARTICLE V

     No shareholder of the Corporation shall have the right of cumulative voting at any election of directors or upon any other matter. No holder of securities of the Corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the Corporation now or hereafter authorized to be issued, or securities held in the treasury of the Corporation, whether issued or sold for cash or other consideration or as dividend or otherwise. Any such securities may be issued or disposed of by the Board of Directors to such persons on such terms as in its discretion it shall deem applicable.

                                   ARTICLE VI

     The Corporation is to have perpetual existence.

                                  ARTICLE VII

     The Board of Directors of the Corporation is expressly authorized to make, alter, or repeal the by-laws of the Corporation. Elections of directors need not be written by ballot.

                                  ARTICLE VIII

     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                   ARTICLE IX

     (a) Actions Not By or In the Right of the Corporation. The Corporation shall indemnify its officers and directors and may indemnify its other employees or agents to the fullest extent permitted by law if any such person was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another Corporation, partnership, joint venture, trust, or other enterprise, to the fullest extent authorized or permitted by the General Corporation Law of Delaware and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     (b) Action By or In the Right of the Corporation. The Corporation shall indemnify its officers and directors and may indemnify its other employees or agents to the fullest extent permitted by law if any such person was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, to the fullest extent authorized or permitted by the General Corporation Law of Delaware and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation. Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) Expenses Allowed. Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized herein or otherwise. Such expense incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     (d) Not Exclusive. Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under any by-law, agreement, vote of stockholders, or otherwise.

                                   ARTICLE X

     No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty or as a director, provided however, that the limitation of liability contained in this Article X shall not eliminate or limit the liability of a director:

     (1) For any breach of the director's duty of loyalty to the Corporation or its shareholders;

     (2) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (3) Under Section 174 of the General Corporation Law of Delaware; or

     (4) For any transaction from which the director derived an improper personal benefit.

     If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the personal liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of the provisions of this Article X by the shareholders of the Corporation shall not adversely effect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   APPENDIX E

                                     BYLAWS

                                       OF

                          HCC INSURANCE HOLDINGS, INC

                               TABLE OF CONTENTS


ARTICLE I -- OFFICES........................................    1
   1.1   Principal Office...................................    1
   1.2   Other Offices......................................    1
ARTICLE II -- MEETINGS OF STOCKHOLDERS......................    1
   2.1   Time and Place of Meetings.........................    1
   2.2   Annual Meetings....................................    1
   2.3   Special Meetings...................................    1
   2.4   Notice of Annual or Special Meeting................    1
   2.5   Quorum of Stockholders.............................    2
   2.6   Conduct of the Stockholders Meeting................    2
   2.7   Act of Stockholders................................    2
   2.8   Shares.............................................    2
   2.9   Proxies............................................    2
   2.10  Voting List........................................    2
   2.11  Action by Written Consent Without a Meeting........    3
ARTICLE III -- BOARD OF DIRECTORS...........................    3
   3.1   Powers.............................................    3
   3.2   Number of Directors................................    3
   3.3   Election and Term..................................    3
   3.4   Vacancies..........................................    4
   3.5   Resignation and Removal............................    4
   3.6   Compensation of Directors..........................    4
   3.7   Interested Directors...............................    4
   3.8   Committees.........................................    5
ARTICLE IV -- MEETINGS OF THE BOARD.........................    5
   4.1   General............................................    5
   4.2   First Meeting......................................    5
   4.3   Regular Meetings...................................    5
   4.4   Special Meetings...................................    5
   4.5   Business at Meeting................................    6
   4.6   Quorum of Directors................................    6
   4.7   Act of Directors' Meeting..........................    6
   4.8   Action by Written Consent Without a Meeting........    6
ARTICLE V -- NOTICES........................................    6
   5.1   Giving of Notice...................................    6
   5.2   Waiver of Notice...................................    6
ARTICLE VI -- TELEPHONE MEETINGS............................    6
ARTICLE VII -- OFFICERS.....................................    7
   7.1   Executive Officers.................................    7
   7.2   Election and Qualification.........................    7
   7.3   Other Officers and Agents..........................    7
   7.4   Salaries...........................................    7
   7.5   Term, Removal, and Vacancies.......................    7
   7.6   Chairman of the Board..............................    7
   7.7   President..........................................    7
   7.8   Vice Presidents....................................    7
   7.9   Secretary..........................................    7
   7.10  Assistant Secretaries..............................    8
   7.11  Treasurer..........................................    8


   7.12  Assistant Treasurers...............................    8
   7.13  Officer's Bond.....................................    8
ARTICLE VIII -- INDEMNIFICATION OF OFFICERS AND DIRECTORS...    8
   8.1   General............................................    8
   8.2   Determination......................................    9
   8.3   Reimbursement in Advance...........................    9
   8.4   Not Exclusive......................................    9
   8.5   Insurance..........................................    9
   8.6   Indemnification of Others..........................    9
   8.7   Miscellaneous......................................    9
ARTICLE IX -- SHARE CERTIFICATES............................   10
   9.1   Certificates Representing Shares...................   10
   9.2   Issuance of Fractional Shares or Scrip.............   10
   9.3   Lost, Stolen, or Destroyed Certificates............   10
   9.4   Transfer of Shares.................................   11
   9.5   Record Date........................................   11
   9.6   Dates for Consents to Action.......................   11
ARTICLE X -- VOTING TRUSTS AND VOTING AGREEMENTS............   11
  10.1   Voting Trusts......................................   11
  10.2   Voting Agreements..................................   12
ARTICLE XI -- GENERAL PROVISIONS............................   12
  11.1   Distributions......................................   12
  11.2   Reserves...........................................   12
  11.3   Checks.............................................   12
  11.4   Fiscal Year........................................   12
  11.5   Seal...............................................   12
  11.6   Books and Records..................................   12
  11.7   Covenants..........................................   12
ARTICLE XII -- AMENDMENTS...................................   13

                                     BYLAWS
                                       OF
                          HCC INSURANCE HOLDINGS, INC

                              ARTICLE I -- OFFICES

     1.1 Principal Office. The principal office of the corporation shall be located in Houston, Harris County, Texas.

     1.2 Other Offices. The corporation may also have offices at such other places both within and without the State of Texas as the Board of Directors may from time to time determine or the business of the corporation may require.

                     ARTICLE II -- MEETINGS OF STOCKHOLDERS

     2.1 Time and Place of Meetings. Meetings of stockholders for any purpose may be at such time and place within or without the State of Delaware as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

     2.2 Annual Meetings. Annual meetings of stockholders for the election of Directors and such other business as may properly be brought before the meeting shall be held at such place within or without the State of Delaware and at such date and time as shall be designated by the Board of Directors not later than December 31 of the immediately preceding year and stated in the notice of the meeting.

     2.3 Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called by the President, the Board of Directors, or the holders of record of a majority of all the shares entitled to vote at the proposed special meeting. A request for a special meeting shall state the purpose or purposes of the proposed meeting, and business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

     2.4 Notice of Annual or Special Meeting.

     (a) Written or printed notice stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by the Secretary to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the records of the corporation, with postage thereon prepaid. However, no notice need be given to a stockholder if (i) notice of two consecutive annual meetings and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between such two consecutive annual meetings, if any, or (ii) all (but in no event less than two) payments (if sent by first class mail) of distributions or interest on securities during a twelve
(12) month period have been mailed to that person, addressed at his address as shown on the records of the corporation, and have been returned undeliverable. Any action or meeting taken or held without notice to such person shall have the same force and effect as if the notice had been duly given and, if the action taken by the corporation is reflected in any certificate or document filed with the Secretary of State, that certificate or document may state that notice was duly given to all persons to whom notice was required to be given. If such a person delivers to the corporation a written notice setting forth his then current address, the requirement that notice be given to that person shall be reinstated.

     (b) When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned is announced at the meeting at which the adjournment is taken. If, after adjournment, the Board of Directors fixes a new record date for the adjourned meeting or if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder who is entitled to vote at such adjourned meeting. At any adjourned meeting, any business may be transacted that might have been transacted on the original date of the meeting.

     2.5 Quorum of Stockholders. Unless otherwise provided in the certificate of incorporation or by law, the holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders. Unless otherwise provided in the certificate of incorporation, once a quorum is present at a meeting of stockholders, the stockholders represented in person or by proxy at the meeting may conduct such business as may be properly brought before the meeting until it is adjourned, and the subsequent withdrawal from the meeting of any stockholder or the refusal of any stockholder represented in person or by proxy to vote shall not affect the presence of a quorum at the meeting. Unless otherwise provided in the certificate of incorporation, the stockholders represented in person or by proxy at a meeting of stockholders at which a quorum is not present may adjourn the meeting until such time and to such place as may be determined by a vote of the holders of a majority of the shares represented in person or by proxy at that meeting.

     2.6 Conduct of the Stockholders Meeting. At every meeting of the stockholders, the Chairman of the Board, if there is a person holding such position, or if not or in his absence, the President of the corporation, or, in his absence, the Vice President designated by the President, or, in the absence of the President or any Vice President, a chairman chosen by the majority of the voting shares represented in person or by proxy shall act as chairman. The Secretary of the corporation or a person designated by the chairman of the meeting shall act as secretary of the meeting.

     2.7 Act of Stockholders. With respect to any matter other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on the matter and present in person or represented by proxy at a meeting of stockholders at which a quorum is present shall be the act of the stockholders, unless the vote of a greater number is required by law or by the certificate of incorporation. Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present, unless the vote of a greater number is required by the certificate of incorporation.

     2.8 Shares. Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders, except to the extent that the certificate of incorporation provides for more or less than one vote per share or limits or denies voting rights to the holders of the shares of any class or series, or as otherwise provided by law. At each election for directors every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has the right to vote. Election of directors shall be by written ballot. The vote on any other matter before the meeting shall be by ballot only if so ordered by the person presiding at the meeting or if so requested by any Stockholder present, in person or by proxy, at the meeting and entitled to vote on such matter.

     2.9 Proxies. At any meeting of the stockholders, each stockholder having the right to vote shall be entitled to vote either in person or by proxy executed in writing by the stockholder. A telegram, telex, cablegram, or similar transmission by the stockholder, or a photographic, photostatic, facsimile, or similar reproduction of a writing executed by the stockholder, shall be treated as an execution in writing for purposes of this Section. If it is determined that such telegrams, cablegrams, or similar transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied. No proxy shall be valid after three (3) years from the date of its execution unless otherwise provided in the proxy. Each proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest or unless otherwise made irrevocable by law.

     2.10 Voting List. The officer or agent having charge of the stock ledger for shares of the corporation shall make, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each stockholder, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held, and shall be subject to inspection by any stockholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting. The original stock ledger shall be the only evidence as to who are the stockholders entitled to examine such list or stock ledger or to vote in person or by proxy at any such meeting of stockholders.

     2.11 Action by Written Consent Without a Meeting. Any action required by the Delaware General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent. No written consent shall be effective to take the action that is the subject of the consent unless, within sixty (60) days after the date of the earliest dated consent delivered to the corporation in the manner required by this Section, a consent or consents signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take the action that is the subject of the consent are delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery shall be by hand or certified or registered mail, return receipt requested. Delivery to the corporation's principal place of business shall be addressed to the President or principal executive officer of the corporation. A telegram, telex, cablegram, or similar transmission by a stockholder, or a photographic, photostatic, facsimile, or similar reproduction of a writing signed by a stockholder, shall be regarded as signed by the stockholder for purposes of this Section. Prompt notice of the taking of any action by stockholders without a meeting by less than unanimous written consent shall be given to those stockholders who did not consent in writing to the action.

                       ARTICLE III -- BOARD OF DIRECTORS

     3.1 Powers. The powers of the corporation shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of Directors of the corporation, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by law, the certificate of incorporation, or these bylaws directed or required to be exercised and done by the stockholders.

     3.2 Number of Directors.

     (a) The number of directors of the corporation constituting the Board of Directors shall be at least seven (7) and no more than fifteen (15) and shall otherwise be fixed from time to time by resolution of the Board of Directors. No decrease shall have the effect of shortening the term of any incumbent director.

     (b) The Board of Directors shall at all times contain a majority of members who are not present or former officers or employees of the corporation or family members of present or former officers or employees of the corporation, and each committee of the Board of Directors shall at all times contain a majority of members who are not present or former officers or employees of the corporation or family members of present or former officers or employees of the corporation. The Board of Directors shall be elected by the holders of the Common Stock who shall be entitled to one vote per share of Common Stock held by them. This
Section 3.2(b) may not be amended without the affirmative vote or written consent of stockholders holding at least eighty percent (80%) of the outstanding shares of Common Stock.

     3.3 Election and Term. Unless removed in accordance with the provisions of these bylaws, the initial Board of Directors shall hold office until the first annual meeting of stockholders and until their successors shall have been elected and qualified. At the first annual meeting of stockholders and at each annual meeting thereafter, the holders of shares entitled to vote in the election of directors as herein provided shall elect directors to hold office until the next succeeding annual meeting, except in case of the classification of directors as otherwise provided in these bylaws. Unless removed in accordance with the provisions of these bylaws, each director shall hold office for the term for which he is elected and until his successor shall have been elected and qualified. Directors need not be residents of the State of Delaware or stockholders of the corporation.

     3.4 Vacancies. Any vacancy occurring in the Board of Directors may be filled by election at an annual or special meeting of stockholders called for that purpose or by the affirmative vote of a majority of the remaining directors, although less than a quorum of the Board of Directors, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual or special meeting of stockholders called for that purpose or by the Board of Directors for a term of office continuing only until the next election of one or more directors by the stockholders. Notwithstanding the prior provisions of this Section, whenever the holders of any class or series of shares are entitled to elect one or more directors by the certificate of incorporation, any vacancies in such directorships and any newly created directorships of such class or series to be filled by reason of an increase in the number of such directors shall be filled by the affirmative vote of a majority of the directors elected by such class or series then in office or by a sole remaining director so elected then in office, or by the vote of the holders of the outstanding shares of such class or series. Such directorships shall not in any case be filled by the vote of the remaining directors or the holders of the outstanding shares as a whole, unless otherwise provided in the certificate of incorporation.

     3.5 Resignation and Removal.

     (a) Any director may resign at any time upon giving written notice to the corporation. Unless otherwise provided in the certificate of incorporation, when one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in these bylaws in the filling of other vacancies.

     (b) At any meeting of stockholders called expressly for the purpose of removing a director or directors, any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors, subject to any further restrictions on removal that may be contained in these bylaws. If the holders of any class or series of shares are entitled to elect one or more directors by the provisions of the certificate of incorporation, only the holders of shares of that class or series shall be entitled to vote for or against the removal of any director elected by the holders of shares of that class or series. If the stockholders of this corporation are entitled to cumulative voting in the election of directors and if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors, or if there be classes of directors, at an election of the class of directors of which he is a part.

     3.6 Compensation of Directors. As specifically prescribed from time to time by resolution of the Board of Directors, the directors of the corporation may be paid their expenses of attendance at each meeting of the board and may be paid a fixed sum for attendance at each meeting of the board or a stated salary in their capacity as directors. This provision shall not preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

     3.7 Interested Directors. No contract or transaction between the corporation and one or more of its directors or officers or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (i) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or
(ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     3.8 Committees. The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members one or more committees, each of which shall be comprised of one or more of its members, and may designate one or more of its members as alternate members of any committee, who may replace absent or disqualified members at any meeting of that committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in such resolution or in the certificate of incorporation or in these bylaws, shall have and may exercise all of the authority of the Board of Directors, except that no such committee shall have the authority of the Board of Directors in reference to the following matters: (a) amending the certificate of incorporation, except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the Delaware General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series; (b) adopting an agreement of merger or consolidation; (c) recommending to the stockholders the sale, lease, or exchange of all or substantially all of the property and assets of the corporation; (d) recommending to the stockholders a voluntary dissolution of the corporation or a revocation thereof; (e) amending, altering, or repealing the bylaws of the corporation or adopting new bylaws of the corporation; and (f) unless the resolution designating a particular committee, the certificate of incorporation, or the bylaws expressly so provide, no committee of the Board of Directors shall have the power or authority to declare a dividend, to authorize the issuance of shares of the corporation, or to adopt a certificate of ownership and merger. Any such committee shall keep regular minutes of its proceedings and report the same to the board when required. The designation of a committee of the Board of Directors and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed by law.

                      ARTICLE IV -- MEETINGS OF THE BOARD

     4.1 General. Meetings of the Board of Directors, regular or special, may be held either within or without the State of Delaware.

     4.2 First Meeting. The first meeting of each newly elected Board of Directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event that the stockholders fail to fix the time and place of such first meeting, it shall be held without notice immediately following the annual meeting of stockholders, and at the same place, unless by the unanimous consent of the directors then elected and serving such time or place shall be changed.

     4.3 Regular Meetings. Regular meetings of the Board of Directors may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the board.

     4.4 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by the President or Secretary on the written request of one director.

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Notice of each special meeting of the Board of Directors shall be given to each director at least forty-eight (48) hours before the date of the meeting.

     4.5 Business at Meeting. Except as may be otherwise provided by law or by the certificate of incorporation or by the bylaws, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

     4.6 Quorum of Directors. A majority of the number of directors fixed by, or in the manner provided in, the certificate of incorporation or these bylaws shall constitute a quorum for the transaction of business unless a greater number is required by law, the certificate of incorporation, or these bylaws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     4.7 Act of Directors' Meeting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the act of a greater number is required by law, the certificate of incorporation, or these bylaws.

     4.8 Action by Written Consent Without a Meeting. Any action required or permitted by law, the certificate of incorporation, or these bylaws to be taken at a meeting of the Board of Directors or any committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the Board of Directors or committee, as the case may be, and the written consent or consents are filed with the minutes of proceedings of the board or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting.

                              ARTICLE V -- NOTICES

     5.1 Giving of Notice. Any notice to directors or stockholders shall be in writing and shall be delivered personally or mailed to the directors or stockholders at their respective addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be deposited in the United States mail, postage prepaid. Notice to directors may also be given by telegram, cablegram, or other electronic transmission.

     5.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

                        ARTICLE VI -- TELEPHONE MEETINGS

     Unless otherwise restricted by the certificate of incorporation, members of the Board of Directors or members of any committee designated by such board may participate in and hold a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting conducted pursuant to this Article shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

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                            ARTICLE VII -- OFFICERS

     7.1 Executive Officers. The officers of the corporation shall consist of a President and a Secretary, each of whom shall be elected by the Board of Directors as provided in Section 7.2. Such other officers, including assistant officers, and agents as may be deemed necessary may be elected or appointed by the Board of Directors or chosen in such other manner as may be permitted by these bylaws. Two or more offices may be held by the same person.

     7.2 Election and Qualification. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall elect a President and a Secretary and may elect one or more other officers, none of whom need be a member of the board. The Board of Directors may also appoint a Chairman of the Board from among its members. The Board of Directors shall have the power to enter into contracts for the employment and compensation of officers for such terms as the board deems advisable.

     7.3 Other Officers and Agents. The Board of Directors may appoint such other officers and assistant officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall have such authority and exercise such powers and perform such duties as shall be determined from time to time by the board by resolution not inconsistent with these bylaws.

     7.4 Salaries. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

     7.5 Term, Removal, and Vacancies. The officers of the corporation shall hold office until their successors are elected or appointed and qualify, or until their death or until their resignation or removal from office. Any officer, agent, or member of a committee elected or appointed by the Board of Directors may be removed at any time by the board, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer, agent, or member of a committee shall not of itself create contract rights. Any vacancy occurring in any office of the corporation by death, resignation, removal, or otherwise shall be filled by the Board of Directors.

     7.6 Chairman of the Board. The Chairman of the Board, if one be elected, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors, upon written directions given to him pursuant to resolutions duly adopted by the Board of Directors.

     7.7 President. The President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the corporation. The President shall preside at all meetings of the stockholders of the corporation. The President shall be ex-officio member of all standing committees, shall have general and active management of the business of the corporation, and shall see that all orders and resolutions of the Board of Directors are carried into effect.

     7.8 Vice Presidents. The Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and have the authority and exercise the powers of the President. They shall perform such other duties and have such other authority and powers as the Board of Directors may from time to time prescribe or as the President may from time to time delegate.

     7.9 Secretary. The Secretary shall attend all meetings of stockholders and record all of the proceedings of the meetings of the stockholders in a minute book to be kept for that purpose and shall perform like duties for the Board of Directors and the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. He shall keep in safe custody the seal of the corporation and, when authorized by the Board of Directors, shall affix the same to any instrument requiring it and, when so affixed, it shall be attested by his signature or by the signature of an Assistant Secretary or of the Treasurer.

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

     7.10 Assistant Secretaries. The Assistant Secretaries in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary. They shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe or as the President may from time to time delegate.

     7.11 Treasurer. The Treasurer shall have custody of the corporate funds and securities and shall keep full and accurate accounts and records of receipts, disbursements, and other transactions in books belonging to the corporation, and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render the President and the Board of Directors, at its regular meetings, or when the President or Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation.

     7.12 Assistant Treasurers. The Assistant Treasurers in the order of their seniority unless otherwise determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer. They shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe or the President may from time to time delegate.

     7.13 Officer's Bond. If required by the Board of Directors, any officer so required shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement, or removal from office, of any and all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control belonging to the corporation.

                        ARTICLE VIII -- INDEMNIFICATION
                           OF OFFICERS AND DIRECTORS

     8.1 General

     (a) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly

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and reasonably entitled to indemnity for such expenses which the Court of
Chancery or such other court shall deem proper.

     (c) To the extent that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     8.2 Determination. The indemnification contained in Section 8.1 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 8.1. Such determination shall be made:

     (i) by a majority vote of a quorum consisting of directors who at the time of the vote are not parties to the proceeding;

     (ii) if such a quorum cannot be obtained, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (a)  by the stockholders.

     8.3 Reimbursement in Advance. Expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid or reimbursed by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed if it is ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this Article.

     8.4 Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     8.5 Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Article.

     8.6 Indemnification of Others. The corporation may indemnify to the extent of the provisions set forth herein, any person, other than an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Any such employee or agent desiring indemnification shall make written application for such indemnification to the Board of Directors of the corporation. A special meeting of the directors shall be called within ten (10) days after receipt of such application to determine if the person so applying shall be indemnified, and if so, to what extent.

     8.7 Miscellaneous. For purposes of this Article, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, and agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article with

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respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                        ARTICLE IX -- SHARE CERTIFICATES

     9.1 Certificates Representing Shares. The corporation shall deliver certificates representing all shares to which stockholders are entitled. Such certificates shall be numbered and shall be entered in the stock ledger of the corporation as they are issued, and shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary of the corporation, and may be sealed with the seal of the corporation or a facsimile thereof. The signatures of the President or Vice President and the Secretary or Assistant Secretary upon a certificate may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issuance. If the corporation is authorized to issue shares of more than one class or more than one series of any class, each certificate representing shares issued by such corporation (1) shall conspicuously set forth on the face or back of the certificate a full or summary statement of all of the designations, preferences, limitations, and relative rights of the shares of each class or series thereof authorized to be issued, or (2) shall conspicuously state on the face or back of the certificate that the corporation will furnish the powers, designations, preferences, and relative, participating, optional, or other special rights thereof and the qualifications, limitations, or restrictions of such preferences and rights to the record holder of the certificate without charge on written request to the corporation at its principal place of business or registered office. Each certificate representing shares shall state upon the face thereof that the corporation is organized under the laws of the State of Delaware, the name of the person to whom issued, the number and class of shares and the designation of the series, if any, which such certificate represents, and the par value of each share represented by such certificate or a statement that the shares are without par value.

     9.2 Issuance of Fractional Shares or Scrip. The corporation may (1) issue fractions of a share represented by a certificate, (2) arrange for the disposition of fractional interests by those entitled thereto, (3) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (4) issue scrip or warrants in registered form or in bearer form which shall entitle the holder to receive a certificate for a full share upon the surrender of scrip or warrants aggregating a full share. The holder of a certificate for a fractional share shall be entitled to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the corporation in the event of liquidation. The holder of scrip or warrants shall not be so entitled. The Board of Directors may cause scrip or warrants to be issued subject to such conditions which the Board of Directors may determine advisable.

     9.3 Lost, Stolen, or Destroyed Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the person claiming the certificate or certificates to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient and may require such indemnities as it deems adequate to protect the corporation from any claim that may be made against it with respect to any such certificate or certificates alleged to have been lost, stolen, or destroyed.

     9.4 Transfer of Shares. Upon surrender to the corporation or the transfer agent of the corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, a new certificate shall be issued to the person entitled thereto and the old certificate cancelled and the transaction recorded upon the books of the corporation.

     9.5 Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or in order to make a determination of stockholders for any other proper purpose (other than determining stockholders entitled to consent to action by stockholders proposed to be taken without a meeting of stockholders), the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, such date in any case to be not more than sixty (60) days and, in case of a meeting of stockholders, not less than ten (10) days, prior to the date on which the particular action requiring such determination of stockholders is to be taken. If no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, the record date shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise provided in these bylaws, a determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. If no record date is fixed for the determination of stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or in order to make a determination of stockholders for any other proper purpose (other than determining stockholders entitled to consent to action by stockholders proposed to be taken without a meeting of stockholders), the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

     9.6 Dates for Consents to Action. Whenever action by stockholders is proposed to be taken by consent in writing without a meeting of stockholders, the Board of Directors may fix a record date for the purpose of determining stockholders entitled to consent to that action, which record date shall not precede, and shall not be more than ten (10) days after, the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors and no prior action of the Board of Directors is required by law, the record date for determining stockholders entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office, its principal place of business, or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery shall be by hand or by certified or registered mail, return receipt requested. Delivery to the corporation's principal place of business shall be addressed to the President or the principal executive officer of the corporation. If no record date shall have been fixed by the Board of Directors and prior action of the Board of Directors is required by law, the record date for determining stockholders entitled to consent to action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts a resolution taking such prior action.

                ARTICLE X -- VOTING TRUSTS AND VOTING AGREEMENTS

     10.1 Voting Trusts. Any number of stockholders of the corporation may enter into a written voting trust agreement for the purpose of conferring upon a trustee or trustees the right to vote or otherwise represent shares of the corporation. The shares that are to be subject to the agreement shall be transferred to the trustee or trustees for purposes of the agreement, and a counterpart of the agreement shall be deposited with the corporation at its registered office in the State of Delaware. The counterpart of the voting trust agreement so deposited with the corporation shall be subject to the same right of examination by a stockholder of the corporation, in person or by agent or attorney, as are the books and records of the corporation, and shall be

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subject to examination by any holder of a beneficial interest in the voting trust, either in person or by agent or attorney, at any reasonable time for any proper purpose.

     10.2 Voting Agreements. Any number of stockholders of the corporation, or any number of stockholders of the corporation and the corporation itself, may enter into a written voting agreement for the purpose of providing that shares of the corporation shall be voted in the manner prescribed in the agreement. A counterpart of the agreement shall be deposited with the corporation at its registered office in the State of Delaware and shall be subject to the same right of examination by a stockholder of the corporation, in person or by agent or attorney, as are the books and records of the corporation.

                        ARTICLE XI -- GENERAL PROVISIONS

     11.1 Distributions. The Board of Directors from time to time may authorize and the corporation may make distributions in cash, in property, or in its own shares as the Board of Directors may determine, except when the authorization or payment thereof would be contrary to any restrictions contained in the certificate of incorporation. Such distributions may be declared at any regular or special meeting of the board, and the authorization and payment shall be subject to all applicable provisions of law, the certificate of incorporation, and these bylaws.

     11.2 Reserves. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, deem proper as a reserve fund for meeting contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the director shall deem conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

     11.3 Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

     11.4 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

     11.5 Seal. The corporate seal shall be in such form as may be prescribed by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced upon instruments of any nature required to be executed by its proper officers.

     11.6 Books and Records. The corporation shall keep books and records of account and shall keep minutes of the proceedings of its stockholders, its Board of Directors, and each committee of its Board of Directors. The corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of the original issuance of shares issued by the corporation and a record of each transfer of those shares that have been presented to the corporation for registration of transfer. Such records shall contain the names and addresses of all past and current stockholders of the corporation and the number and class of shares issued by the corporation held by each of them. Any books, records, minutes, and stock ledgers may be in written form or in any other form capable of being converted into written form within a reasonable time. Any stockholder, upon written demand under oath stating the purpose thereof, shall have the right to examine, in person or by agent, accountant, or attorney, at any reasonable time or times, for any proper purpose, the corporation's relevant books and records of account, minutes, and stock ledgers, and to make extracts therefrom.

     11.7 Covenants. Notwithstanding any provision herein to the contrary, and in addition to any other rights provided by law, so long as any Common Stock shall be outstanding, the corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than eighty percent (80%) of the outstanding shares of Common Stock:

     (i) effect any sale, lease, assignment, transfer or other conveyance of more than seventy-five percent (75%) of the corporation's assets in any transaction or integrated series of transactions;

     (ii) authorize or approve any merger or consolidation with or into any other corporation;

     (iii) effect any dissolution or liquidation of the corporation; or

     (iv) issue any Common Stock of the corporation after the Closing Date, as such term is defined in that certain Subscription and Exchange Agreement, dated December 31, 1990, other than pursuant to the Subscription and Exchange Agreement and/or the exercise of options, warrants or agreements to grant options to purchase up to 580,000 shares of such Common Stock which have been referred to in the Subscription and Exchange Agreement.

     This Section 11.7 may not be amended without the affirmative vote or written consent of stockholders holding at least eighty percent (80%) of the outstanding shares of Common Stock.

                           ARTICLE XII -- AMENDMENTS

     The initial bylaws of the corporation shall be adopted by its Board of Directors. Except for this Article XII, and Sections 3.2(b) and 11.7 which can only be altered, amended or repealed with the affirmative vote of written consent of the stockholders holding at least eighty percent (80%) of the outstanding shares of the Common Stock, and unless the certificate of incorporation or a bylaw adopted by the stockholders provides otherwise as to all or some other portion or portions of the corporation's bylaws, these bylaws may be altered, amended, or repealed, and new bylaws may be adopted, by a majority of the Board of Directors or by affirmative vote of a majority of the shares entitled to vote at any regular or special meeting of the stockholders at which a quorum is present and represented in person or by proxy subject to repeal or change by action of the stockholders. The bylaws may contain any provisions for the regulation and management of the affairs of the corporation not inconsistent with law or the certificate of incorporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     HCCH is incorporated under the laws of the State of Delaware. Section 145 of the DGCL ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who were or are parties, or are threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest except that no indemnification is permitted without judicial approval if the officer is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     Article IX of HCCH's Restated Certificate of Incorporation, as amended, requires HCCH to indemnify HCCH's directors and officers to the extent permitted under Section 145.

     Article VIII of HCCH's Bylaws provides that HCCH shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of HCCH), by reason of the fact that he is or was a director or officer of HCCH, or is or was serving at the request of HCCH as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of HCCH and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether an incumbent or former director or officer is entitled to indemnification because such officer or director has met the applicable standards of conduct set forth above is to be made, unless ordered by a court: (i) by a majority vote of a quorum consisting of directors who at the time of the vote are not parties to the proceeding; (ii) if such quorum cannot be obtained, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by a vote of shareholders of HCCH. The HCCH Bylaws further provide that the expenses (including attorneys' fees) incurred in any such action by a director of officer of HCCH may be paid or reimbursed by HCCH in advance of the final disposition of such action, suit or proceeding upon receipt of a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed if it is ultimately determined that he is not entitled to be indemnified by HCCH as authorized therein.

     HCCH's Bylaws also provide that HCCH may indemnify to the extent of the provisions set forth therein, any person, other than an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of HCCH, or was serving at the request of HCCH as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person makes written application for such indemnification to the HCCH Board and the HCCH Board so determines that indemnification is appropriate and the extent thereof.

     HCCH's Bylaws further provide that the indemnification described therein is not exclusive, and shall not exclude any other rights to which the person seeking to be indemnified may be entitled under statute, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and to his action in another capacity while holding such office.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
           2             -- Agreement and Plan of Reorganization -- Included as
                            Appendix "A" to the Proxy Statement/Prospectus
           3.1           -- Restated Certificate of Incorporation of HCC Holdings,
                            Inc. as filed with the Delaware Secretary of State on
                            July 23, 1996 -- Included as Appendix "D" to the Proxy
                            Statement/Prospectus
           3.2           -- Bylaws of HCC Insurance Holdings, Inc., as
                            amended -- Included as Appendix "E" to the Proxy
                            Statement/Prospectus
           4.1           -- Specimen Common Stock Certificate, $1.00 par value per
                            share, of HCC Insurance Holdings, Inc. -- Filed with the
                            SEC as Exhibit 4.1 to the Registrant's Registration
                            Statement on Form S-1, Reg. No. 33-48737, and
                            incorporated herein by reference
           5.1           -- Opinion and Consent of Winstead Sechrest & Minick P.C.
                            regarding legality -- Previously filed
           8.1           -- Opinion and Consent of Winstead Sechrest & Minick P.C.
                            regarding federal income tax matters -- Previously filed
           8.2           -- Opinion and Consent of Piper & Marbury L.L.P. regarding federal income tax matters -- Filed herewith
          23.1           -- Consent of Coopers & Lybrand L.L.P. -- Filed herewith
          23.2           -- Consent of KPMG Peat Marwick LLP -- Filed herewith
          23.3           -- Consent of Tonneson & Company, C.P.A.'s P.C. -- Filed
                            herewith
          23.4           -- Consent of Winstead Sechrest & Minick P.C. -- included in their opinions filed as Exhibits 5.1 and 8.1
          23.5           -- Consent of Piper & Marbury L.L.P. -- included in their
                            opinion filed as Exhibit 8.2
          24             -- Powers of Attorney -- Previously filed
          28             -- Information from reports furnished to the State Board of
                            Insurance for the State of Texas -- Filed with the SEC as
                            Exhibits to the Registrant's Form 10-K for the year ended
                            December 31, 1996
          99.1           -- Consent of Smith Barney Inc. -- Previously filed
          99.2           -- Consent of Alex. Brown & Sons Incorporated -- Previously
                            filed
          99.3           -- Proxy Card of HCC Insurance Holdings, Inc. -- Filed
                            herewith
          99.4           -- Proxy Card of AVEMCO Corporation -- Filed herewith


     The Disclosure Schedules and other appendices of the Registrant and AVEMCO Corporation are referred to in the Agreement and Plan of Reorganization, but are omitted from submission to the SEC in connection herewith. Upon request, the Registrant undertakes to furnish to the SEC a copy of any omitted schedule or appendix.

     (b) Financial Statement Schedules

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4.

          (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 12 day of May, 1997.


                                            HCC INSURANCE HOLDINGS, INC.

                                            By:      /s/ STEPHEN L. WAY
                                              ----------------------------------
                                                        Stephen L. Way
                                                    Chairman of the Board
                                                 and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.


                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                 /s/ STEPHEN L. WAY*                   Chairman of the Board and Chief
-----------------------------------------------------    Executive Officer (Principal
                   Stephen L. Way                        Executive Officer)

                /s/ FRANK J. BRAMANTI                  Executive Vice President,
-----------------------------------------------------    Secretary, Chief Financial
                  Frank J. Bramanti                      Officer (Principal Financial
                                                         Officer and Principal Accounting
                                                         Officer)

               /s/ STEPHEN J. LOCKWOOD*                President and Director
-----------------------------------------------------
                 Stephen J. Lockwood

                 /s/ JAMES M. BERRY*                   Director
-----------------------------------------------------
                   James M. Berry

               /s/ PATRICK B. COLLINS*                 Director                                May 12, 1997
-----------------------------------------------------
                 Patrick B. Collins

               /s/ J. ROBERT DICKERSON*                Director
-----------------------------------------------------
                 J. Robert Dickerson

               /s/ EDWIN H. FRANK, III*                Director
-----------------------------------------------------
                 Edwin H. Frank, III

                /s/ JOHN L. KAVANAUGH*                 Director
-----------------------------------------------------
                  John L. Kavanaugh

                 /s/ WALTER J. LACK*                   Director
-----------------------------------------------------
                   Walter J. Lack

                 /s/ HUGH T. WILSON*                   Director
-----------------------------------------------------
                   Hugh T. Wilson

             *By: /s/ FRANK J. BRAMANTI
  ------------------------------------------------
                  Frank J. Bramanti
                  Attorney-in-fact

                               INDEX TO EXHIBITS


  EXHIBIT
    NO.                                EXHIBIT
  -------                              -------
    2        -- Agreement and Plan of Reorganization -- Included as
                Appendix "A" to the Proxy Statement/Prospectus
    3.1      -- Restated Certificate of Incorporation of HCC Holdings,
                Inc. as filed with the Delaware Secretary of State on
                July 23, 1996 -- Included as Appendix "D" to the Proxy
                Statement/Prospectus
    3.2      -- Bylaws of HCC Insurance Holdings, Inc., as
                amended -- Included as Appendix "E" to the Proxy
                Statement/Prospectus
    4.1      -- Specimen Common Stock Certificate, $1.00 par value per
                share, of HCC Insurance Holdings, Inc. -- Filed with the
                SEC as Exhibit 4.1 to the Registrant's Registration
                Statement on Form S-1, Reg. No. 33-48737, and
                incorporated herein by reference
    5.1      -- Opinion and Consent of Winstead Sechrest & Minick P.C.
                regarding legality -- Previously filed
    8.1      -- Opinion and Consent of Winstead Sechrest & Minick P.C.
                regarding federal income tax matters -- Previously filed
    8.2      -- Opinion and Consent of Piper & Marbury L.L.P. regarding federal income tax matters -- Filed herewith
   23.1      -- Consent of Coopers & Lybrand L.L.P. -- Filed herewith
   23.2      -- Consent of KPMG Peat Marwick LLP -- Filed herewith
   23.3      -- Consent of Tonneson & Company, C.P.A.'s P.C. -- Filed
                herewith
   23.4      -- Consent of Winstead Sechrest & Minick P.C. -- included in their opinions filed as Exhibits 5.1 and 8.1
   23.5      -- Consent of Piper & Marbury L.L.P. -- included in their
                opinion filed as Exhibit 8.2
   24        -- Powers of Attorney -- Previously filed
   28        -- Information from reports furnished to the State Board of
                Insurance for the State of Texas -- Filed with the SEC as
                Exhibits to the Registrant's Form 10-K for the year ended
                December 31, 1996
   99.1      -- Consent of Smith Barney Inc. -- Previously filed
   99.2      -- Consent of Alex. Brown & Sons Incorporated -- Previously
                filed
   99.3      -- Proxy Card of HCC Insurance Holdings, Inc. -- Filed
                herewith
   99.4      -- Proxy Card of AVEMCO Corporation -- Filed herewith